Form 10KSB40, Exhibit 13
period 1999-12-31
M&F BANCORP INC /NC/
filed 2000-03-30
CIK 1094738

                                                                     EXHIBIT 13

                        M&F BANCORP, INC. AND SUBSIDIARY
                       CONSOLIDATED FINANCIAL HIGHLIGHTS


FOR THE YEAR                                 DECEMBER 31,     DECEMBER, 31,       INCREASE           PERCENT
ENDED                                            1999             1998           (DECREASE)          CHANGE
--------------------------------------------------------------------------------------------------------------
INCOME
Net Income                                   $ 1,070,517      $ 1,214,024      $  (143,507)           (11.82)%

Dividends Declared                           $   298,836      $   444,001      $  (145,165)           (32.69)%
Payout Ratio (Dividends/Net Income)                27.92%           36.57%           (8.65)%          (23.65)%
Return on Average Assets                            0.71%            0.87%           (0.16)%          (18.39)%
Return on Average Equity                            6.60%            7.64%           (1.04)%          (13.61)%
PER SHARE

Net Income                                   $      1.88      $      2.13      $      (.25)           (11.74)%
Cash Dividends Declared                      $     0.525      $      0.78      $     (.255)           (32.69)%
Book Value                                   $     28.64      $     28.98      $      (.34)            (1.17)%
Average Common Share Outstanding                 569,213          569,220               (7)                0
BALANCE SHEET DATA
AT YEAR END (THOUSANDS)
Assets                                       $   157,744      $   153,965      $     3,779              2.45%
Deposits                                     $   129,529      $   125,294      $     4,235              3.38%
Loans (net)                                  $   103,560      $    94,318      $     9,242              9.80%
Investment Securities                        $    32,477      $    34,162      $     1,685)            (4.93)%
Shareholders' Equity                         $    16,299      $    16,497      $      (198)            (1.20)%

ANNUAL MEETING: The Annual Meeting of Shareholders of M&F Bancorp, Inc. a North Carolina Corporation, will be held in the auditorium of the Sheraton Imperial Hotel and Towers, Imperial Center, I-40 exit at Page Road, Research Triangle Park, NC on Wednesday, May 3, 2000 at 10:00 a.m. All shareholders are cordially invited to attend.

TRANSFER AGENT: American Stock Transfer & Trust Company, 40 Wall Street, New York, N. Y. 10005, Telephone 1-800-937-5449.

FORM 10-KSB: ON THE WRITTEN REQUEST OF ANY SHAREHOLDER OF RECORD AS OF MARCH 17, 2000, THE COMPANY WILL PROVIDE TO SAID SHAREHOLDER, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB, INCLUDING THE FINANCIAL STATEMENTS AND ALL SCHEDULES AS REQUIRED TO BE FILED WITH THE SECURITY EXCHANGE COMMISSION UNDER THE SECURITIES EXCHANGE ACT OF 1934.

ALL REQUESTS SHOULD BE SENT TO: MS. J. W. TAYLOR, CHAIRMAN, PRESIDENT/CEO, M&F BANCORP, INC., POST OFFICE BOX 1932, DURHAM, NORTH CAROLINA 27702-1932. For additional information about M&F Bancorp, Inc., please contact Ms. J. W. Taylor, Chairman, President/CEO or Lee Johnson, Jr., Vice President at 919-683-1521.

                               TABLE OF CONTENTS




           A Message To Our Shareholders......................................

           Management's Discussion And Analysis...............................

           Report of Deloitte & Touche LLP....................................

           Financial Statements...............................................

           Board of Directors and Management..................................

A MESSAGE TO OUR SHAREHOLDERS


Nineteen ninety-nine was one of the most significant years in our history, particularly from the standpoint of our many accomplishments. In a year of widespread concerns about year 2000 ("Y2K") disruptions, we completed 1999 with no Y2K related problems and with minimal expenses. Additionally, we established a holding company, achieved solid financial results, moved into a new headquarters facility, upgraded existing facilities and expanded a number of service and product offerings.

ESTABLISHED HOLDING COMPANY

A significant event in 1999 was the creation of our holding company, M&F Bancorp, Inc. (the "Company"). Our shareholders accepted the Board of Directors' recommendation to establish a holding company for several reasons. First, it will enable the Company to offer certain nonbank services, such as investments and insurance. The holding company will also facilitate the implementation of certain shareholder value enhancement initiatives, such as stock repurchases, should we elect to adopt such strategy. Finally, it will enable the Company to expand, should it elect to pursue an external growth strategy.

ACHIEVED STRONG FINANCIAL RESULTS

Financially, 1999 was an excellent year. While 1999's reported net income declined relative to 1998's level, most of that shortfall resulted from the impact of the sale of our former headquarters facility which is located in downtown Durham. Excluding the impact of this sale, net earnings in 1999 would have been $1,268,000, net of federal income taxes, or $2.23 per share, versus $1,214,000, or $2.13 per share, in 1998. We attained solid growth in both net interest income and other income. We are pleased with our financial performance, particularly given the upgrade of facilities and the enhancement of the Bank's overall technological capabilities.

REINVESTED IN DOWNTOWN DURHAM

Our decision to sell our headquarters building was in some ways difficult. However, as Mechanics and Farmers Bank (the "Bank") grew, its space requirements expanded as well, and the old facility was simply not adequate to meet our growing needs. The building was sold to the North Carolina Institute of Minority Development, an organization that assists minority businesses through planning, capital formation and other advisory services. Mechanics and Farmers Bank made a significant contribution to the organization to help make this sale possible. While this contribution facilitated the sale and will support the efforts of the North Carolina Institute of Minority Development, we view it also as an investment in downtown Durham. As part of our agreement with the North Carolina Institute of Minority Development, we negotiated a lease allowing our branch to remain at that location and to retain our name on the facade of the building. We feel that by having the North Carolina Institute of Minority Development in our former location, it will support downtown Durham, provide a valuable resource to minority businesses and may even provide the Bank with a new source of commercial customers.

MOVED INTO OUR NEW HOME OFFICE AND UPGRADED OUR CHARLOTTE OFFICES

In October 1999, we moved into our new headquarters, located at 2634 Chapel Hill Boulevard in Durham, North Carolina. This building, purchased in early 1999, provides us with ample room for growth. We currently occupy approximately 40% of the building, with most of the remainder leased to other businesses. We anticipate that the building will be fully leased in the very near future. This building is located in a rapidly growing section of town and is very accessible. Our main office in Charlotte was remodeled in the latter part of the year, greatly enhancing the attractiveness and functionality of the facility. The feedback from customers and employees on the remodeling and renovation has been most gratifying.

DEVELOPED NEW TECHNOLOGY-BASED SERVICES

Nineteen ninety-nine was also a year in which we continued to expand many of our technology-based products and service offerings. Among the products that we introduced during the year was Internet banking, which can be used by customers to pay bills, transfer funds and view account information. We also introduced E-Statements, electronic versions of monthly statements with check images, which are delivered via e-mail. Additional products introduced in 1999 were Intercheck and Intracheck. Both of these products provide paid check images online for the previous twelve months. Intercheck gives the customer dynamic research capability, while Intracheck provides our staff members the necessary tools to respond quickly to customers' inquiries. Technology will also enable us to reduce fraud and improve account security. For example, Positive Pay, which is a check verification service, compares check data that has been transferred to the Bank by customers against actual checks presented to the Bank for payment. Finally, we have upgraded our telephone banking service and promoted our CD-ROM statement, which allows businesses to efficiently store and retrieve statements and checks, in addition to allowing for more efficient research capabilities.

SUPPORTED SHAREHOLDER VALUE

While bank equities in general were quite weak in 1999, we were gratified that our stock price remained stable throughout the year. We attribute our relatively strong performance to the confidence and loyalty of our shareholders, as well as our commitment to improving the fundamentals of the Bank. In support of building shareholder value, the Board of Directors of M&F Bancorp, Inc., declared a three-for-two stock split, accounted for as a 50 percent dividend. This action was taken by the Board at its December meeting and payment was made on January 21, 2000. We will continue to manage this Company with the maximization of long-term shareholder value as the overriding objective.

OUTLOOK

The new millennium truly brings with it a new way of conducting business - one that combines technology with service. Our strategy will continue to emphasize investing in technologies that enhance our service capabilities, increase employee productivity and improve product quality. This strategy has served us well, as we now have a diverse portfolio of technology-based products and services that are among the best offered by community banks. The breadth of our service offerings will also continue to expand, as evidenced by our plans to begin a full service brokerage operation during 2000. At the same time, we will continue to stress the importance of high quality-personalized service in each of our branches. We appreciate the confidence expressed through your investment and, as always, we welcome your thoughts and suggestions.


Sincerely,

/s/ J.W. Taylor

(Ms.) J. W. Taylor
Chairman, President and CEO

                               FIVE-YEAR SUMMARY

Financial Condition Data at December 31,

                                             1999             1998              1997              1996              1995

Assets                                   $157,744,370      $153,965,311      $130,900,038      $124,935,462      $124,885,904
Loans receivable, net                     103,559,855        94,317,569        89,237,575        80,099,979        72,542,172
Mortgage-Backed Securities                  5,960,507         4,263,843         2,846,138         3,328,901         3,926,092
Securities                                 26,516,707        29,898,459        28,265,093        26,956,868        29,032,870
Deposits                                  129,529,153       125,293,823       113,341,772       108,407,264       109,413,008
Other Borrowings                           10,000,000        10,000,000
Shareholders' Equity                       16,299,350        16,496,856        15,522,972        14,445,365        13,631,114


Operating Data for the Years Ended December 31,


                                             1999             1998              1997              1996              1995
Operating Income:
Interest and Fees on Loans               $  8,728,643      $  8,530,296      $  7,760,853      $  7,134,159      $  6,820,000
Interest on Federal Funds Sold                258,813           223,709           234,271           281,434           326,799
Interest and Dividends on Investments       1,871,187         1,685,786         1,704,379         1,820,025         1,638,155
Other Income                                1,622,680         1,560,954         1,468,354         1,404,665         1,296,043
                                         ------------      ------------      ------------      ------------      ------------
Total Operating Income                   $ 12,481,323      $ 12,000,745      $ 11,167,857      $ 10,640,283      $ 10,080,997
                                         ============      ============      ============      ============      ============

Operating Expense:
Interest on Deposits                     $  3,585,065      $  3,353,961      $  3,086,978      $  3,096,740      $  2,932,085
Personnel  Costs                            3,752,317         3,626,314         3,260,252         3,173,623         2,986,552
Provision for Loan Losses                     244,305           392,035           206,131           146,128           257,868
Other Expenses                              3,476,119         2,958,912         2,877,688         2,550,379         2,462,520
                                         ------------      ------------      ------------      ------------      ------------
Total Operating Expense                  $ 11,057,806      $ 10,331,222      $  9,431,049      $  8,966,870      $  8,639,025
                                         ============      ============      ============      ============      ============

Income Before Taxes                      $  1,423,517      $  1,669,523      $  1,736,808      $  1,673,413      $  1,441,972
Income Tax Expense                            353,000           455,499           533,000           475,000           388,000
                                         ------------      ------------      ------------      ------------      ------------

Net Income                               $  1,070,517      $  1,214,024      $  1,203,808      $  1,198,413      $  1,053,972
                                         ============      ============      ============      ============      ============

Per Share Data:
Net Income - basic and diluted           $       1.88      $       2.13      $       2.11      $       2.11          $ 1.85 1
Cash Dividends Declared                  $       0.53      $       0.78      $       0.74      $       0.74      $       0.74
Weighted-Average Common Shares
  Outstanding                                 569,213           569,220           569,220           569,220           569,220

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


DESCRIPTION OF BUSINESS

Based in Durham, North Carolina, M&F Bancorp, Inc. is the holding company for Mechanics and Farmers Bank, a state chartered commercial bank that was organized in 1907. The holding company was established in 1999 through a tax-free exchange of M&F Bancorp, Inc. common stock for existing shares of Mechanics and Farmers Bank common stock. The Bank provides a broad range of financial products and services through eight offices located in the markets below:

                                                              NUMBER OF
                  MARKET                                       BRANCHES
                  ------                                       --------
                  Durham                                           3
                  Raleigh                                          2
                  Charlotte                                        2
                  Winston-Salem                                    1

SUMMARY

The following discussion, analysis of earnings and related financial data should be read in conjunction with the audited financial statements and related notes to the consolidated statements. It is intended to assist you in understanding the financial condition and the results of operations for the years 1999, 1998, and 1997 for the Company and its subsidiary.

FORWARD-LOOKING STATEMENTS

When used in the Annual Report, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or other similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Bank's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Bank's market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Bank's financial performance and could cause the Bank's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or occurrences after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

ASSET LIABILITY MANAGEMENT

Asset Liability management activities are designed to ensure long-term profitability, minimize risk, and maintain adequate liquidity and capital levels. It is the responsibility of the Asset Liability Committee to set policy guidelines and to establish long-term strategies with respect to interest rate exposure and liquidity. The Committee, which is comprised of the Bank's executive management and one outside director, meets regularly to review the Bank's interest rate and liquidity risk exposures in relation to present and anticipated market and business conditions. The committee also establishes funding and balance sheet management strategies that are intended to assure that the potential impact on earnings and liquidity are within acceptable levels.

Asset Liability management is achieved through comprehensive planning processes, month-to-month analysis, yearly budgeting and long-range planning. Specific consideration is given to many variables, including but not limited to, interest rates, balance sheet volumes and maturities of both the earning assets and all deposit categories and borrowings.

The interest rate sensitivity schedule is reflected in Table 1, Rate Sensitivity Analysis. This table reflects the Bank's interest sensitivity analysis as of December 31, 1999 and describes, at various cumulative intervals, the gap ratios (ratios of rate-sensitive assets to rate-sensitive liabilities) for assets and liabilities that management considers rate sensitive. When interest sensitive assets exceed interest sensitive liabilities, a positive interest sensitive gap results. This gap shows the additional amount of assets being repriced over interest sensitive liabilities. The gap is negative when the reverse situation occurs. As of December 31, 1999, the one-year cumulative interest sensitivity gap was negative $55,590,000 versus negative $45,407,000 at December 31, 1998; the ratio of the cumulative interest sensitivity gap as a percent of total earning assets was a negative
37.81 percent as of December 31, 1999, compared with a negative 31.40 percent as of December 31, 1998. This incremental change was due to an increase in interest sensitive liabilities which exceeded the growth in interest sensitive assets with maturities within the twelve month period. Investment securities decreased $4,268,000 and Fed Funds declined $8,450,000. Increased loan demand resulted in the decrease in the securities portfolio. Federal funds are temporary funds and subject to increases or decreases at any time. Interest bearing liabilities increased $2,044,000 within the twelve month period compared with 1998.

LIQUIDITY

Liquidity reflects the Bank's ability to meet its funding needs, which include the extension of credit, meeting deposit withdrawals, and generally to sustain operations. In addition to its level of liquid assets, many other factors affect a bank's ability to meet liquidity needs, including access to additional funding sources, total capital position and general market conditions.

Because a large proportion of bank deposits are payable upon demand, banks must protect themselves against liquidity risk through the maintenance of adequate funds which are liquid, or can readily be converted into liquid assets. The Bank has not experienced a liquidity problem in the past, nor does it anticipate any problem in the future. The Bank will continue to rely primarily on deposits and funds provided from operations as its principal sources of funding. However, as competition for deposits increases, the Bank will seek other sources of funds to replace these deposits. The Bank will utilize the Federal Home Loan Bank as a secondary source of funds. This source of funds was very instrumental in assisting the Bank in maintaining its liquidity throughout much of 1999. The Bank received periodic advances from the Federal Home Loan Bank during the year. Total deposits were approximately $129,529,000 at December 31, 1999, with core deposits (deposits excluding certificates of deposits of $100,000 or more) of approximately $115,958,000. These figures compare to respective figures of $125,294,000 and $110,041,000 as of December 31, 1998.

On December 31, 1999, the Bank's liquidity ratio was 30.31 percent, which exceeds all regulatory requirements.

1999 COMPARED WITH 1998

OPERATING INCOME

Net interest income after the provision for possible loan losses was $7,029,273 for the year ended December 31, 1999, an increase of $335,478, or 5.01 percent, from the 1998 level of $6,693,795. Provisions for possible loan losses decreased $147,730 from the prior year's amount of $392,035 to $244,305, a decrease of 37.68 percent. This decrease is primarily attributable to the Bank's lower level of write-offs in 1999 relative to 1998. Interest and fees on loans increased $198,347, or 2.33 percent, resulting in total interest income of $10,858,643. Loan growth primarily contributed to this improvement. Interest and dividends on investment securities were $1,871,187, an 11.00 percent increase from the $1,685,786 earned in 1998. The increase was primarily attributable to an increase in the average balance on non-taxable securities. Interest on federal funds sold increased to $258,813 in 1999 from $223,709 in 1998, which represented growth of 15.69 percent.

Service charges on deposit accounts increased 3.49 percent to $1,226,591 from $1,185,246 in 1998. Income from other categories was $399,059, an increase of
6.22 percent from $375,708 in 1998. Changes in other miscellaneous income are included in this income category and, therefore, subject this account to wide fluctuations.


OPERATING EXPENSES

Interest expense from deposits decreased $112,903 to $3,104,429 in 1999, a 3.51 percent decrease from interest expense on deposits of $3,217,332 in 1998. Interest on borrowed funds increased $344,007 from the 1998 level of $l36,629 or 251.78 percent. The increase in this account compared with 1998 is due do a full twelve months of interest expense on the ten million dollar advance from the Federal Home Loan Bank at 4.64 percent with a scheduled maturity of October 8, 2008. Other Expenses, which are primarily comprised of noninterest expense items, increased 9.77 percent to $7,228,436 from $6,585,226 in 1998. Personnel costs, which include salaries, bonuses and employee benefits, increased 3.47 percent to $3,752,317 from $3,626,314 in 1998. Occupancy expense decreased $67,989 or 11.28 percent from the level in 1998. Equipment expense of $572,455 reflected an increase of 12.87 percent from $507,176 in 1998. Upgrades in equipment and ATM service contracts contributed to increased maintenance costs during the year. Data processing expense decreased 7.14 percent to $429,767 in 1999, with that decrease largely related to the Bank's decreased expenditures on technology-based products and services. Contributions increased $195,032 to $222,541 in 1999 from $27,509 in 1998. The increase in contributions was primarily attributable to a donation made to the North Carolina Institute of Minority Development to facilitate the sale of the Bank's former home office building located at 114-116 W. Parrish Street, Durham, North Carolina. Other expenses increased 17.84 percent to $1,346,939 in 1999 from $1,143,036 in 1998. This category is comprised of many other operating expense accounts that had minor increases or decreases, the net of which represents the increase in the other expense category. Several component accounts within this category had significant increases. The loss on the sale of the corporate building resulted in an expense of $97,000; losses from teller transactions and forged checks totaling $61,000 and other losses $25,000.

1998 COMPARED WITH 1997
OPERATING INCOME

Net interest income after the provision for possible loan losses was $6,693,795 for the year ended December 31, 1998, an increase of $287,401, or 4.49 percent, from the 1997 level of $6,406,394. Provisions for possible loan losses increased $185,904 from the prior year's amount of $206,131 to $392,035, an increase of 90.19 percent. This increase is attributable to the Bank's higher level of delinquencies and write-offs in 1998 relative to 1997, as well as to the growth in the loan portfolio in general. Interest and fees on loans increased $769,443, or 9.91 percent, resulting in total interest income of $10,439,791. Loan growth primarily contributed to this improvement. Interest and dividends on investment securities were $1,685,786, a 1.09 percent decrease from the $1,704,379 earned in 1997. The decrease was primarily attributable to a decline in rates earned on taxable securities and a decrease in the average balance on taxable securities. Interest on federal funds sold decreased to $223,709 in 1998 from $234,271 in 1997, due to a lower average balance of federal funds sold.

Service charges on deposit accounts decreased 2.34 percent to $1,185,246 from $1,213,618 in 1997. Income from other categories was $375,708, an increase of
50.12 percent from $250,273 in 1997. Changes in other miscellaneous income are included in this income category and, therefore, subject this account to wide fluctuations.

OPERATING EXPENSES

Interest expense from deposits increased $130,354 to $3,217,332 in 1998, a 4.22 percent increase from interest expense on deposits of $3,086,978 in 1997. Interest expense on other borrowings funds for 1998 was $136,629. There was no interest expense on other borrowings during 1997. Other Expenses, which are primarily comprised of noninterest expense items, increased 7.29 percent to $6,585,226 from $6,137,940 in 1997. Personnel costs, which include salaries, bonuses and employee benefits, increased 11.23 percent to $3,626,314 from $3,260,252 in 1997. Occupancy expense increased $32,974 or 5.79 percent from the level in

1997. Equipment expense of $507,176 reflected a decrease of 4.34 percent from $530,200 in 1997. Data processing expense increased 3.10 percent to $462,829 in 1998, with that increase largely related to the Bank's investment in technology-based products and services. Other expenses increased 4.35 percent to $1,143,036 in 1998 from $1,095,408 in 1997. This category is comprised of many other operating expense accounts which had minor increases or decreases, the net of which represents the increase in the other expense category.

During periods of rising interest rates, the Bank's rate-sensitive assets cannot be repriced as quickly as its rate sensitive liabilities. Thus, the Bank's net interest income will generally increase. In periods of declining interest rates, the opposite effect occurs.

                       TABLE 1. RATE SENSITIVITY ANALYSIS

                                                            3 MONTHS       4 TO 12     TOTAL WITHIN        OVER
    (Dollars In Thousands)                                  or Less         Months       12 Months       12 Months      Total
-------------------------------------------------------------------------------------------------------------------------------
INTEREST EARNING ASSETS
Loans                                                       $ 24,128       $  2,711       $ 26,839       $ 78,404      $105,243
Investment Securities                                                         1,718          1,718         30,759        32,477
Federal Funds Sold                                             5,100                         5,100                        5,100
Interest-Bearing Deposits                                      4,187                         4,187                        4,187
                                                            --------       --------       --------       --------      --------

Total Interest-Earning Assets                               $ 33,415       $  4,429       $ 37,844       $109,163      $147,007
                                                            ========       ========       ========       ========      ========

Percent of Total Interest-Earning Assets                       22.73%          3.01%         25.74%         74.26%       100.00%
Cumulative Percent of Total
Interest Earning-Assets                                        22.73%         25.74%         25.74%        100.00%

Interest-Bearing Liabilities

Time Deposits $100,000 or More                              $  7,562       $  4,441       $ 12,003       $  1,263      $ 13,266
Savings, Now and Money Market Deposits                        60,210                        60,210                       60,210

Other Time Deposits                                            8,249         12,972         21,221          6,249        27,470
Borrowed Funds                                                                                             10,000        10,000
                                                            --------       --------       --------       --------      --------

Total Interest-Bearing Liabilities                          $ 76,021       $ 17,413       $ 93,434       $ 17,512      $110,946
                                                            ========       ========       ========       ========      ========

Percent of Total Interest-Bearing Liabilities                  68.52%         15.70%         84.22%         15.78%       100.00%

Cumulative Percent of Total Interest-Bearing
Liabilities                                                    68.52%         84.22%         84.22%        100.00%
Ratio of Interest-Earning Assets to
Interest-Bearing Liabilities (Gap Ratio)                       43.95%         25.44%         40.50%        623.36%

Cumulative Ratio of Interest-Earning Assets to
Interest-Bearing Liabilities (Cumulative Gap Ratio)            43.95%         40.50%         40.50%        132.50%

Interest Sensitivity Gap                                    $(42,606)      $(12,984)      $(55,590)      $ 91,651      $ 36,061

Cumulative Interest Sensitivity Gap                         $(42,606)      $(55,590)      $(55,590)      $ 36,061      $

Cumulative Interest Sensitivity Gap as a
Percent of Total Interest-Earning Assets                      (28.98)%       (37.81)%       (37.81)%        24.53%

                         TABLE 2. AVERAGE BALANCES AND
                          NET INTEREST INCOME ANALYSIS


(Dollars in Thousands)                                                 Year Ended December 31,
-----------------------------------------------------------------------------------------------------------------------------
                                            1999                             1998                             1997
-----------------------------------------------------------------------------------------------------------------------------
                                                       Amount                         AMOUNT                           AMOUNT
                                  Average   Average   Paid or    Average    Average   Paid or    Average     Average   Paid or
                                  BALANCE    RATE      EARNED    BALANCE     RATE     EARNED     BALANCE      RATE     EARNED
ASSETS
LOANS (1)                        $ 97,472    8.96%    $ 8,729    $ 95,767    8.91%    $ 8,530    $ 85,465     9.08%    $7,761
TAXABLE SECURITIES                 22,654    5.97%      1,353      23,653    5.96%      1,409      26,398     5.84%     1,542
NON-TAXABLE SECURITIES (2)         11,428    4.53%        518       6,009    4.61%        277       3,498     4.63%       162
FEDERAL FUNDS SOLD                  3,694    4.76%        176       3,702    5.21%        193       4,486     5.24%       235
INTEREST-BEARING DEPOSITS           2,046    4.06%         83         597    5.19%         31           8     0.00%
                                 --------    ----     -------    --------    ----     -------    --------     ----     ------
TOTAL INTEREST-EARNING ASSETS     137,294    7.91%     10,859     129,728    8.05%     10,440     119,855     8.09%     9,700
                                 --------             -------    --------             -------    --------              ------

CASH AND DUE FROM BANKS             5,477                           4,976                           4,190
BANK PREMISES & EQUIPMENT, NET      4,959                           2,580                           2,341
OTHER ASSETS                        3,339                           2,247                           2,225
                                 --------             -------    --------             -------    --------              ------
TOTAL ASSETS                     $151,069             $10,859    $139,531             $10,440    $128,611              $9,700
                                 ========             =======    ========             =======    ========              ======

LIABILITIES AND
SHAREHOLDERS EQUITY
INTEREST-BEARING DEPOSITS        $ 97,264             $ 3,104    $ 93,444             $ 3,217    $ 88,857              $3,087
BORROWED FUNDS                     10,045                 481       2,786                 137
                                 --------             -------    --------             -------    --------              ------

TOTAL INTEREST-BEARING
  LIABILITIES                     107,309    3.34%      3,585      96,230    3.49%      3,354      88,857     3.47%     3,087

NONINTEREST-BEARING DEPOSITS       25,103                          24,598                          23,408
OTHER LIABILITIES                   2,437                           2,811                           1,429
SHAREHOLDERS EQUITY                16,220                          15,892                          14,917
                                 --------             -------    --------             -------    --------              ------
TOTAL LIABILITIES AND
  SHAREHOLDERS EQUITY            $151,069             $ 3,585    $139,531             $ 3,354    $128,611              $3,087
                                 --------             -------    --------             -------    --------              ------

NET INTEREST INCOME AND NET
 YIELD ON INTEREST-EARNING ASSETS            5.30%    $ 7,274                5.46%    $ 7,086                 5.59%    $6,697

INTEREST RATE SPREAD                         4.57%                           4.56%                            4.62%


1   Average loans, net of the allowance for possible loan losses and unearned income. These figures include non-accrual loans, the effect of which is to lower the average rates.

2   Yields on tax-exempt investments have been adjusted to a taxable-equivalent basis using prevailing federal and state rates.

                   TABLE 3. VOLUME AND RATE VARIANCE ANALYSIS



    (DOLLARS IN THOUSANDS)                    1999 COMPARED TO 1998                          1998 COMPARED TO 1997
---------------------------------------------------------------------------------------------------------------------------
                                      Volume           Rate           Total          Volume            Rate           Total
---------------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING ASSETS
LOANS                                 $ 806           $(608)          $ 198           $ 449           $ 320           $ 769
TAXABLE SECURITIES                     (102)             46             (56)            160            (294)           (134)
NON-TAXABLE SECURITIES                   38             203             241              55              60             115
FEDERAL FUNDS SOLD                       59             (24)             35             (10)             (1)            (11)
                                      -----           -----           -----           -----           -----           -----

INTEREST INCOME                       $ 801           $(383)          $ 418           $ 654           $  85           $ 739
                                      =====           =====           =====           =====           =====           =====

INTEREST-BEARING LIABILITIES

TIME DEPOSITS $100M OR MORE           $ (78)          $ 225           $ 147           $ 235           $(156)          $  79
SAVINGS, NOW, AND
  MONEY MARKET DEPOSIT                  106            (192)            (86)             64             (89)            (25)
OTHER TIME DEPOSITS                      48            (222)           (174)            (22)             98              76
OTHER BORROWINGS                        347              (3)            344              69              68             137
                                      -----           -----           -----           -----           -----           -----
TOTAL INTEREST-BEARING
  LIABILITIES                         $ 423           $(192)          $ 231           $ 346           $ (79)          $ 267
                                      =====           =====           =====           =====           =====           =====

The rate/volume variance for each category has been allocated on a consistent basis between rate and volume variances based on the percentage of the rate or volume variance to the sum of the two absolute variances.


INVESTMENT SECURITIES

The investment portfolio is managed to provide a balance between liquidity and attractive yields. An increasing amount of emphasis is being placed on managing the interest rate risk of the Bank. Therefore, future investment activity will be guided by the asset liability mix and maturity requirements of the Bank. The investment portfolio is categorized as "available for sale" and "held to maturity." The available for sale portion of the portfolio can be used to meet the liquidity needs of the Bank, while the held to maturity portion is intended primarily for investment. On December 31, 1999, $30,390,000 or 93.57 percent of the Bank's portfolio was classified as available for sale.

Bank policy prohibits trading within the portion of the bond portfolio classified as "securities to be held to maturity." Additionally, more of the bonds in the "available for sale" portfolio have maturities of five years or greater and, therefore these securities are subject to greater market volatility than similar securities with maturities of two years or less. Market value adjustment caused by increases or decreases in interest rates presents the potential for a greater amount of market value adjustment to the Bank's capital account. Tables 4 and 4.1 show maturities of investment securities held by the Bank at December 31, 1999, and 1998, respectively, along with weighted average yields.

LOAN PORTFOLIO

Total loans outstanding on December 31, 1999 were $105,243,103, an increase of
9.85 percent from the $95,804,295 in loans at December 31, 1998. Competition for loan originations remained intense in our markets in 1999, with many institutions targeting M&F's traditional markets because of their need to improve their community reinvestment ratings. M&F Bank's increase in total loans outstanding was due to marketing to small businesses, churches and loan participations with other banks.

The Bank maintains a diversified mix of loans, as can be seen in the table below. Commercial loans are spread throughout a variety of industries, with loans to churches accounting for approximately 46 percent of the commercial loan portfolio and no other particular industry group or related industries accounting for a significant portion of the commercial loan portfolio. Real estate loans consist of mortgages for construction, land development, residential and other properties.

              TABLE 4. INVESTMENT PORTFOLIO MATURITY SCHEDULE 1999



                                                         After One             After Five
      Amortized Cost                                     Year But              Years But
  (Dollars In Thousands)       Within One Year       Within Five Years      Within Ten Years       After Ten Years
-------------------------------------------------------------------------------------------------------------------
                              Amount      Yield      Amount      Yield      Amount     Yield      Amount      Yield
-------------------------------------------------------------------------------------------------------------------

US TREASURY                   $  500      6.18%     $   500      6.65%     $            .00%     $            .00%
US GOVERNMENT AGENCIES         1,000      5.08%       8,249      5.93%
MORTGAGE-BACKED
  SECURITIES                                                                                       6,035     6.23%
STATE AND POLITICAL
  SUBDIVISIONS (1)               226      6.99%       1,387      7.69%      3,807      7.62%       6,031     7.09%
CORPORATE                                                                                          4,133     7.59%
OTHER                                                                                                689
                              ------      ----      -------      ----      ------      ----      -------     ----

TOTAL                         $1,726      5.70%     $10,136      6.20%     $3,807      7.62%     $16,888     6.36%
                              ======      ====      =======      ====      ======      ====      =======     ====


(1) Yield on tax-exempt investments has been adjusted to a taxable-equivalent basis using prevailing federal and state rates.


              TABLE 4.1 INVESTMENT PORTFOLIO MATURITY SCHEDULE 1998



                                                             After One             After Five
      Amortized Cost                                         Year But              Years But
  (Dollars In Thousands)           Within One Year       Within Five Years      Within Ten Years      After Ten Years
---------------------------------------------------------------------------------------------------------------------
                                   Amount    Yield        Amount   Yield        Amount   Yield        Amount    Yield
---------------------------------------------------------------------------------------------------------------------

US TREASURY                        $ 4,501   6.44%        $ 1,998  6.69%       $                     $  0.00%
US GOVERNMENT AGENCIES               1,500   5.76%          5,752  6.65%
MORTGAGE-BACKED
  SECURITIES                                                                                           4,240   6.24%
STATE AND POLITICAL
  SUBDIVISIONS(1)                      226   6.80%            759  7.15%          3,980  7.43%         5,195   7.01%
CORPORATE                                                                                              4,107   6.69%
OTHER                                                                                                    514
                                   -------   ----         -------  ----        --------  ----        -------   ----

TOTAL                              $ 6,227   6.29%        $ 8,509  6.78%       $  3,980  7.43%       $14,056   6.42%
                                   =======   ====         =======  ====        ========  ====        =======   ====


(1) Yield on tax-exempt investments has been adjusted to a taxable-equivalent basis using prevailing federal and state rates.


         As of December 31, 1999, approximately $57,654,000, or 54.78 percent of the loan portfolio, was comprised of commercial, financial and agricultural loans, an increase from the 53.93 percent in the same category at the end of 1998. Real estate mortgages also represented a lower percentage, totaling 33.34 percent of the loan portfolio, down from 38.09 percent at the end of 1998. The remaining categories of loans, real estate construction and installment loans to individuals, represented 4.60 percent and 7.28 percent, respectively, of the loan portfolio as of December 31, 1999 (comparable respective figures for 1998 were 0.78 percent and 7.20 percent). The Bank has no foreign loans. Loans made to directors, officers and other related parties to the Bank totaled $1,090,000 at December 31, 1999. New loans to such parties totaled $370,000 while repayments totaled $22,000 during 1999.

         At December 31, 1999, the Bank had outstanding loan commitments of approximately $23,381,000, versus $18,277,000 at the end of 1998. Historically, only a small percentage of these lines have been activated. Management does not believe these lines will have any impact on the liquidity of the Bank. The amount of loans outstanding and the percentage that such loans represented of total loans at the indicated dates are shown in the following table according to the loan type. Total fixed rate loans maturing after one year on December 31, 1999 were $78,404,000 and total floating rate loans were $21,586,000.



                       TABLE 5. LOAN PORTFOLIO COMPOSITION


   (DOLLARS IN
    THOUSANDS)                                                      DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------
                       1999        %         1998        %         1997       %        1996         %         1995%       %

COMMERCIAL,
  FINANCIAL, AND
  AGRICULTURAL       $ 57,654    54.78%    $ 51,665    53.93%   $ 41,910    46.22%   $ 39,511     48.35%    $ 34,587    46.61%
REAL ESTATE-
  CONSTRUCTION          4,844     4.60%         747     0.78%      3,495     3.85%        473      0.58%       2,145     2.89%
REAL ESTATE-
  MORTGAGE             35,087    33.34%      36,493    38.09%     38,010    41.92%     34,599     42.34%      31,002    41.79%
INSTALLMENT
  LOANS TO
  INDIVIDUALS           7,658     7.28%       6,899     7.20%      7,261     8.01%      7,132      8.73%       6,464     8.71%
                     --------   ------     --------   ------    --------   ------    --------    ------     --------   ------

TOTAL                $105,243   100.00%    $ 95,804   100.00%   $ 90,676   100.00%   $ 81,715    100.00%    $ 74,198   100.00%
                     ========   ======     ========   ======    ========   ======    ========    ======     ========   ======



                      TABLE 6. LOAN MATURITIES-FIXED RATES



                                                                  AFTER
                                                                ONE YEAR
                                                 ONE YEAR        THROUGH           AFTER
FIXED RATES          (DOLLARS IN THOUSANDS)      OR LESS        FIVE YEARS       FIVE YEARS         TOTAL
----------------------------------------------------------------------------------------------------------

COMMERCIAL, FINANCIAL, AND AGRICULTURAL          $ 2,454         $31,540          $ 9,614          $43,608
REAL ESTATE-CONSTRUCTION                             317             317
REAL ESTATE-MORTGAGE                               1,390          14,623           18,863           34,876
INSTALLMENT LOANS TO INDIVIDUALS                   1,090           3,632              134            4,856
                                                 -------         -------          -------          -------

TOTALS                                           $ 5,251         $49,795          $28,611          $83,657
                                                 =======         =======          =======          =======


                    TABLE 6.1 LOAN MATURITIES-FLOATING RATES



                                                                  AFTER
                                                                ONE YEAR
                                                 ONE YEAR        THROUGH           AFTER
FLOATING RATES       (DOLLARS IN THOUSANDS)      OR LESS        FIVE YEARS       FIVE YEARS         TOTAL
----------------------------------------------------------------------------------------------------------

COMMERCIAL, FINANCIAL, AND AGRICULTURAL          $14,046         $    --          $    --          $14,046
REAL ESTATE-CONSTRUCTION                           4,527              --               --            4,527
REAL ESTATE-MORTGAGE                                 211              --               --              211
INSTALLMENT LOANS TO INDIVIDUALS                   2,802              --               --            2,802
                                                 -------         -------          -------          -------

TOTALS                                           $21,586         $    --          $    --          $21,586
                                                 =======         =======          =======          =======

NONACCRUAL, PAST DUE AND RESTRUCTURED LOANS

A loan is placed on non-accrual status when, in management's judgment, the collection of interest income becomes doubtful. Interest receivable that has been accrued in prior years and is subsequently determined to have doubtful collectability is charged to the appropriate interest income account. Interest on loans that are classified as non-accrual is recognized when received. Past due loans are loans whose principal or interest is past due 90 days or more. In some cases, where borrowers are experiencing financial difficulties, loans may be restructured to provide terms significantly different from the original terms. The following table summarizes the Bank's nonaccrual loans, past due loans and restructured loans (nonperforming loans) at the dates indicated.


              TABLE 7. NON-ACCRUAL, PAST DUE, & RESTRUCTURED LOANS



                                                                    DECEMBER 31,
                                        ----------------------------------------------------------------------
     (DOLLARS IN THOUSANDS)              1999            1998            1997            1996            1995
--------------------------------------------------------------------------------------------------------------

NON-ACCRUAL LOANS                       $  518          $  539          $  622          $   97          $  126
LOANS PAST DUE 90 DAYS OR MORE           1,300           1,163           1,790           1,122             646
RESTRUCTURED LOANS                         725              --              --              --              --
                                        ------          ------          ------          ------          ------

TOTAL                                   $2,543          $1,702          $2,412          $1,219          $  772
                                        ======          ======          ======          ======          ======


At December 31, 1999 and 1998, nonaccrual, past due, and restructured loans were approximately 2.42 percent and 1.78 percent, respectively, of the total loans outstanding on such dates. Nonaccrual loans declined slightly in 1999, although this decline was more than offset by increases in loans past due more than 90 days and restructured loans. Management continues to work towards reducing the level of delinquencies through collection efforts and adherence to sound loan underwriting procedures. However, due to the uncertainties regarding trends in consumer credit and credit worthiness, it is not possible for us to accurately estimate the future impact of charge-offs in any of our loan categories.

Charge-offs totaled $171,000 in 1999, or $52,000 net of recoveries. The amount of interest from non-accrual loans that would have been earned for 1999 and 1998, was $63,900 and $50,400, respectively. These amounts are not included in income.

Management considers the allowance for possible loan losses adequate to cover loan losses on the loans outstanding as of each reporting period. It must be emphasized, however, that the determination of the allowance using the Bank's procedures and methods rests upon various assumptions such as delinquency ratios, adversely classified loans, five year average charge-off history, loan growth, the current ratio of outstanding loans to the allowance for loan losses and future factors affecting loans. No assurance can be given that the Bank will not, in any particular period, sustain loan losses that are sizable in relation to the amount reserved or that subsequent evaluations of the loan portfolio, in light of conditions and factors then prevailing, will not require significant changes in the allowance for possible loan losses or future charges to earnings.

The following table summarizes the Bank's balances of loans outstanding, average loans outstanding, changes in the allowance arising from charge-offs and recoveries by category, and additions to the allowance that have been charged to expense for years 1995 through 1999.

                   TABLE 8. LOAN LOSS AND RECOVERY EXPERIENCE



                                                                                 YEAR ENDED DECEMBER 31,
                                                     -----------------------------------------------------------------------------
                (Dollars In Thousands)                 1999              1998             1997             1996             1995

TOTAL OUTSTANDING LOANS AT YEAR END                  $105,243          $ 95,804         $ 90,676         $ 81,715         $ 74,198
AVERAGE AMOUNT OF LOANS OUTSTANDING                  $ 97,472          $ 95,767         $ 85,465         $ 76,167         $ 72,273
ALLOWANCE FOR POSSIBLE LOAN LOSSES AT
  BEGINNING OF YEAR                                  $  1,150          $  1,089         $  1,304         $  1,334         $  1,137
LOANS CHARGED OFF:
  COMMERICAL, FINANCIAL & AGRICULTURAL                     41               116               93               50               31
  REAL ESTATE-MORTGAGE                                      3                                 20                                 3
  INSTALLMENT LOANS TO INDIVIDUALS                        127               283              326              164               67
                                                     --------          --------         --------         --------         --------
  TOTAL CHARGE-OFFS                                  $    171          $    399         $    439         $    214         $    101
                                                     ========          ========         ========         ========         ========
RECOVERIES OF LOANS PREVIOUSLY CHARGED OFF:
  COMMERICAL, FINANCIAL, AND AGRICULTURAL            $     13          $     26         $      5         $                $
  REAL ESTATE-MORTGAGE                                                                                                           1
  INSTALLMENT LOANS TO INDIVIDUALS                        106                42               13               38               39
                                                     --------          --------         --------         --------         --------
  TOTAL RECOVERIES                                   $    119          $     68         $     18         $     38         $     40
                                                     ========          ========         ========         ========         ========
NET CHARGE-OFFS                                      $     52          $    331         $    421         $    176         $     61
ADDITIONS TO THE ALLOWANCE CHARGED
  TO EXPENSE                                              244               392              206              146              258
                                                     --------          --------         --------         --------         --------
ALLOWANCE FOR POSSIBLE LOAN LOSSES AT
  END OF YEAR                                        $  1,342          $  1,150         $  1,089         $  1,304         $  1,334
                                                     ========          ========         ========         ========         ========
RATIOS OF NET-CHARGE OFFS DURING YEAR
 TO AVERAGE OUTSTANDING LOANS DURING YEAR                0.05%             0.35%            0.49%            0.23%            0.08%


              TABLE 9. ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES



                              % of Loans              % of Loans            % of Loans            % of Loans            % of Loans
                              in Category             in Category           in Category           in Category           in Category
    (Dollars in                to Total                to Total              to Total              to Total              to Total
     Thousands)       Amount     Loans      Amount       Loans      Amount     Loans     Amount      Loans      Amount     Loans
-----------------------------------------------------------------------------------------------------------------------------------

COMMERCIAL,          $  312      54.78%     $  503       53.93%    $  266      46.22%    $  378      48.35%    $  356      46.61%
  FINANCIAL, AND
  AGRICULTURAL
REAL ESTATE-             15       4.60%          2        0.78%        31       3.85%         5       0.58%        19       2.89%
  CONSTRUCTION
REAL ESTATE-
  MORTGAGE              299      33.34%        276       38.09%       333      41.92%       380      42.34%       286      41.79%
INSTALLMENT
  LOANS TO
  INDIVIDUALS           290       7.28%        261        7.20%       317       8.01%       147       8.73%       122       8.71%
UNALLOCATED             426       0.00%        108        0.00%       142       0.00%       394       0.00%       551       0.00%
                     ------     ------      ------      ------     ------     ------     ------     ------     ------     ------

TOTAL                $1,342     100.00%     $1,150      100.00%    $1,089     100.00%    $1,304     100.00%    $1,334     100.00%
                     ======     ======      ======      ======     ======     ======     ======     ======     ======     ======

DEPOSITS

Total deposits as of December 31, 1999 were approximately $129,529,153 compared to $125,293,823 at the end of 1998, an increase of $4,235,330 or 3.38 percent. Savings accounts, demand deposits, and time deposits of less than $100,000 are considered core deposits by the Bank. The Bank continued its marketing effort to increase this stable source of funds. Core deposits totaled $115,958,000 at the end of 1999, versus $110,041,000 at the end of 1998. Increased efforts to extend the maturities of our deposit structure had minimal impact during 1999. As reflected in Table 1, Rate Sensitivity Analysis, approximately 84.22 percent of interest bearing deposits can be repriced in one year or less. This maturity structure contributes greatly to the negative gap or mismatch of assets and liabilities. The net effect contributes to an increased interest rate risk for the Bank.

M&F Bank is committed to offering a wide range of competitively priced deposits. Our savings account rate remained one of the most attractive rates in the market. The average amount of deposits for the years ended December 31, 1999, 1998 and 1997 are summarized below. The Bank has no foreign deposits.


                           TABLE 10. AVERAGE DEPOSITS



                                                            YEAR ENDED DECEMBER 31,
                            ---------------------------------------------------------------------------------------
                                       1999                         1998                            1997
                            AVERAGE           AVERAGE      AVERAGE        AVERAGE         AVERAGE          AVERAGE
 (DOLLARS IN THOUSAND)       AMOUNT            RATE         AMOUNT          RATE          AMOUNT            RATE
-------------------------------------------------------------------------------------------------------------------

INTEREST-BEARING
  DEMAND DEPOSITS           $ 21,127           0.60%      $ 20,082            0.97%      $ 20,195             1.47%
SAVINGS DEPOSITS              34,024           3.09%        33,982            2.41%        32,349             3.05%
TIME DEPOSITS                 42,113           4.59%        39,380            4.98%        36,313             4.97%
                                                                           -------       --------          -------

TOTAL INTEREST-               97,264           3.19%        93,444            3.18%        88,857             3.47%
  BEARING DEPOSITS
NONINTEREST-
  BEARING DEPOSITS            25,103           0.00%        24,598            0.00%        23,408             0.00%
                            --------         ------       --------         -------       --------          -------

TOTAL DEPOSITS              $122,367           2.53%      $118,042            2.52%      $112,265             2.75%
                            ========         ======       ========         =======       ========          =======


A substantial portion of the Bank's deposit base is in time deposits with little dependence on deposits of $100,000 or more, which tend to be less stable. The time deposits are principally nonbusiness certificates of deposit and individual retirement accounts. Deposits of state and local governments and municipal entities are collateralized by investment securities. The Bank does not purchase brokered deposits.

The following table is a maturity schedule of time deposits as of December 31, 1999.


                    TABLE 11. TIME DEPOSIT MATURITY SCHEDULE



                                             3 MONTHS          4 TO 6         7 TO 12         OVER 12
                (DOLLARS IN THOUSANDS)        OR LESS          MONTHS          MONTHS          MONTHS          TOTAL
--------------------------------------------------------------------------------------------------------------------

TIME CERTIFICATES OF DEPOSIT                 $ 7,562          $ 2,155         $ 2,286         $ 1,263         $13,266
  OF $100,000 OR MORE
TIME CERTIFICATES OF
  DEPOSIT LESS THAN $100,000                   8,249            7,816           5,156           6,249          27,470
                                             -------          -------         -------         -------         -------

TOTAL                                        $15,811          $ 9,971         $ 7,442         $ 7,512         $40,736
                                             =======          =======         =======         =======         =======

SHAREHOLDERS' EQUITY AND DIVIDENDS

The Bank is subject to a North Carolina State banking capital requirement of at least five percent of total assets. In addition, the Bank is subject to the capital requirements of the Federal Deposit Insurance Corporation ("FDIC"). The FDIC requires the Bank to maintain a (i) Tier 1 capital to risk-weighted assets ratio of 4.00 percent, (ii) a total capital to risk-weighted assets ratio of
8.00 percent and (iii) a leverage ratio of 3.00 percent. At December 31, 1999 and December 31, 1998, the Bank had capital to total assets ratios of 10.33 percent and 10.71 percent, respectively, Tier 1 capital to risk-weighted assets ratio of 15.14 percent and 16.32 percent, respectively, total capital to risk-weighted assets ratios of 16.79 percent and 18.27 percent, respectively and leverage ratios of 10.54 percent and 10.47 percent, respectively. Shareholders' equity, which consists of common stock, surplus and retained earnings provides all of the Company's capital.

There are 853,725 shares of common stock outstanding which were held by approximately 1,253 shareholders of record on March 1, 2000, not including persons or entities whose stock is held in nominee or "street" name through various brokerage firms or banks. There is no established market for the Company's common stock, excluding limited sporadic quotations, although the Company's common stock is quoted over-the-counter through the National Daily Quotation System "pink sheets" published by the National Quotation Bureau, Inc.

The table below shows the stock prices of the Bank stock for the previous eight quarters. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. The stock prices noted below have been adjusted to reflect the three-for-two stock split effective January 21, 2000, which was announced in December 1999.


         1999                   QUARTER 1           QUARTER 2          QUARTER 3          QUARTER 4

         High                    $ 18.00             $ 16.50            $ 18.00            $ 17.17
         Low                     $ 15.00             $ 15.58            $ 16.00            $ 16.17
         Close                   $ 15.00             $ 16.50            $ 16.00            $ 17.17



         1998                   QUARTER 1           QUARTER 2          QUARTER 3          QUARTER 4
         High                    $ 11.50             $ 11.50            $ 14.33            $ 18.00
         Low                     $ 11.50             $ 11.50            $ 11.50            $ 14.33
         Close                   $ 11.50             $ 11.50            $ 14.33            $ 18.00


The dividends that may be paid by the Bank to its shareholder will be subject to legal limitations. Dividends may not be paid unless the Bank's capital surplus is at least fifty percent of its paid-in capital. The strength of the Bank's capital is sufficient to the extent that there are no restrictions on the payment of dividends under North Carolina State banking rules and regulations. The capital adequacy policy of the Bank limits the amount of the dividend payout ratio to the extent that payment of a dividend causes the Bank's capital to be less than adequate according to regulatory guidelines.

Dividends were declared semiannually each year until June 1997. The Board of Directors approved payment of quarterly dividends effective with the first payment in September 1997. The amount shown for June 1997 is based on semiannual declarations of dividends. Cash dividends declared per share for each period are shown in the table below. Dividends declared for the quarters ended September 30, 1999 and December 31, 1999 do not include amounts paid to the holding company and reflect only the amounts paid to the shareholders of M&F Bancorp, Inc. In each instance the amount paid to M&F Bancorp, Inc. was $0.24 and $0.18 respectively, per share.

                               DIVIDENDS DECLARED


                                                      1999                                   1998                             1997
         March                                      $0.195                                 $0.195                           $
         June                                        0.110                                  0.195                            0.350
         September                                   0.110                                  0.195                            0.195
         December                                    0.110                                  0.195                            0.195

The following table shows return on average assets (net income divided by average assets), return on average equity (net income divided by average shareholders' equity), dividend payout ratio (dividends declared per share divided by net income per share) and shareholders' equity to assets ratio (average shareholders' equity divided by average total assets) for each of the years listed below.


                      TABLE 12. RETURN ON ASSETS AND EQUITY



                                                                                1999             1998            1997
-----------------------------------------------------------------------------------------------------------------------

RETURN ON AVERAGE ASSETS                                                        0.71%            0.87%           0.94%
RETURN ON AVERAGE EQUITY                                                        6.60%            7.64%           8.07%
DIVIDEND PAYOUT                                                                27.92%           36.57%          34.97%
SHAREHOLDERS' EQUITY TO AVERAGE ASSETS                                         10.74%           11.39%          11.60%


The following table sets forth the percentage relationship of significant components of the Company's balance sheet at December 31, 1999 and 1998.

                 TABLE 13. DISTRIBUTION OF ASSETS & LIABILITIES



ASSETS             (DOLLARS IN THOUSANDS)           1999              PERCENT           1998             PERCENT
----------------------------------------------------------------------------------------------------------------

LOANS (NET)                                       $103,560             65.65%        $ 94,318             61.26%
INVESTMENT SECURITIES                               32,477             20.59%          34,162             22.19%
FEDERAL FUNDS SOLD                                   5,100              3.23%          13,550              8.80%
                                                  --------          --------         --------          --------
TOTAL EARNINGS ASSETS                             $141,137             89.47%        $142,030             92.25%
                                                  --------          --------         --------          --------

CASH & DUE FROM BANKS                             $  9,536              6.05%        $  7,412              4.81%
BANK PREMISES & EQUIPMENT                            5,013              3.18%           3,030              1.97%
OTHER ASSETS                                         2,058              1.30%           1,493              0.97%
                                                  --------          --------         --------          --------

TOTAL ASSETS                                      $157,744            100.00%        $153,965            100.00%
                                                  ========          ========         ========          ========

LIABILITIES AND SHAREHOLDERS' EQUITY
DEMAND DEPOSITS                                   $ 28,583             18.12%        $ 28,451             18.48%
SAVINGS, NOW & MMDA                                 60,210             38.17%          55,083             35.78%
TIME DEPOSITS $100,000 OR MORE                      13,266              8.41%          15,253              9.91%
OTHER TIME DEPOSITS                                 27,470             17.41%          26,507             17.22%
                                                  --------          --------         --------          --------
TOTAL DEPOSITS                                    $129,529             82.11%        $125,294             81.38%
                                                  --------          --------         --------          --------

BORROWED FUNDS                                    $ 10,000              6.34%        $ 10,000              6.49%
ACCRUED EXPENSES AND OTHER LIABILITIES               1,916              1.21%           2,174              1.41%
                                                  --------          --------         --------          --------
TOTAL LIABILITIES                                 $141,445             89.67%        $137,468             89.29%
                                                  --------          --------         --------          --------
SHAREHOLDERS' EQUITY                                16,299             10.33%          16,497             10.71%
                                                  --------          --------         --------          --------

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY          $157,744            100.00%        $153,965            100.00%
                                                  ========          ========         ========          ========


MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING

The management of the Company is responsible for the preparation of all financial statements, related financial data and other information in this report. The financial statements are prepared in accordance with generally accepted accounting principles and include amounts based on management's estimates and judgment where appropriate. Financial information appearing in this annual report is consistent with the financial statements.

The Company's accounting system and related internal accounting controls are designed to provide reasonable assurances that transactions are authorized and recorded in accordance with established procedures, that assets are safeguarded, and that proper and reliable records are maintained. Through these procedures we meet our responsibility for the fairness and integrity of these financial statements.

Our internal auditors constantly monitor internal controls and coordinate audit coverage with our independent certified public accountants.

The Audit Committee of the Board of Directors meets regularly with management, the internal auditor and the independent certified public accountants to review matters relating to financial reporting, internal accounting control and the nature, extent and results of our audit efforts.

Our financial statements have been audited by Deloitte & Touche LLP, independent auditors, who render an independent professional opinion on the Company's financial statements. Their appointment was recommended by the Audit Committee, approved by the Board of Directors, and ratified by the shareholders. Their audit provides an objective assessment of the degree to which the Company's management meets its responsibility for financial reporting.

YEAR 2000

The Year 2000 (Y2K) issue arose as a result of computer programs having been written using two digits (rather than four) to define the applicable year, among other problems. Any information technology ("IT") systems with time-sensitive software might recognize a date using "00" as the year 1900 rather than the year 2000, which could result in miscalculations and systems failures. The problem could also extend to many "non-IT" systems; that is, operating and control systems that rely on embedded chip systems. In addition, the Company was at risk from Year 2000 failures on the part of software providers for its core system.

Based upon guidance from the Financial Institutions Examination Counsel, the following five phases were identified to ensure Y2K readiness: 1) Awareness, 2) Assessment, 3) Renovation, 4) Validation and 5) Implementation.

The Company completed all five phases with respect to its computer systems, including its core processing systems and believes these systems are Y2K compliant. Given the nature of the industry, the Company is only minimally dependent upon non-IT systems such as telephone, security systems and time clocks. With respect to such non-IT systems, the Company completed the implementation phase and believes these systems are Y2K compliant.

The Company evaluated other potential Y2K issues. As part of this evaluation, the Company requested and received representations from certain correspondent banks and third-party vendors that indicated their progress toward Y2K compliance. The survey responses did not indicate any Y2K compliance issues that would have resulted in a material adverse effect on the Company's financial position or results of operations.

The Company incurred costs for outside consultants and capital expenditures in 1999, 1998 and 1997 related to Y2K, which aggregated approximately $142,000. Future consulting and capital acquisition costs are expected to be minimal. These costs have been funded from operations. The costs incurred through December 31, 1999 did not have a material affect on the Company's financial position or results of operations.

Because the Company experienced no major Year 2000-related issues internally or externally over the year 2000 transition, it does not currently believe that it will incur material costs or experience material disruptions in its business associated with the Year 2000. The Company has not experienced any problems, with the Company's ability to build and deliver its products and transact business with its suppliers and customers. The Company has receive no notification from customers regarding Year 2000 issues related to the Company. The Company continues to monitor its systems, suppliers and products for any unanticipated issues that may not yet have manifested.


                               * * * * * * * * * *

                                M&F BANCORP, INC.

BOARD OF DIRECTORS                                   OFFICERS                           GENERAL COUNSEL
                                                                                        William A. Marsh, Jr.
Julia W. Taylor                                      Julia W. Taylor                    SPECIAL COUNSEL
Chairman, President and CEO                          Chairman, President and CEO        Gerrish & McCreary, P.C.
M&F Bancorp, Inc.                                    M&F Bancorp, Inc.
Durham, N.C.                                                                            Womble, Carlyle, Sandridge & Rice, LLP
                                                     Lee Johnson, Jr.
Benjamin S. Ruffin                                   Vice President
President                                            M&F Bancorp, Inc.
The Ruffin Group                                     Durham, N.C.
Winston-Salem, N.C.
                                                     Fohliette W. Becote
Joseph M. Sansom                                     Secretary/Treasurer
Assistant to State Treasurer                         M&F Bancorp, Inc.
Department of State Treasurer                        Durham, N.C.
Raleigh, N.C.

Aaron L. Spaulding
Founder, President and CEO
Galaxy Travel Group, Inc.
Durham, N.C.




                           MECHANICS AND FARMERS BANK


BOARD OF DIRECTORS

Julia W. Taylor*
Chairman, President, and CEO
Mechanics and Farmers Bank
Durham, N.C.

Benjamin S Ruffin*
Vice Chairman, Board of Directors
Mechanics and Farmers Bank
President
The Ruffin Group
Winston-Salem, N.C.

Genevia Gee Fulbright, CPA
Vice President
Fulbright & Fulbright, CPA, PA
Durham, N.C.

Lee Johnson, Jr.
Executive Vice President, CFO
& Financial Group Executive
Mechanics and Farmers Bank
Durham, N.C.

Joseph M. Sansom*
Assistant to State Treasurer
Department of State Treasurer
Raleigh, N.C.

John C. Scarborough III
Mortician, Scarborough and Hargett Funeral Home
Durham, N.C.

                           MECHANICS AND FARMERS BANK


Maceo K. Sloan*
Chairman, President and CEO
Sloan Financial Group, Inc.
Durham, N.C.

Aaron L. Spaulding*
Founder, President and CEO
Galaxy Travel Group, Inc.
Durham, N.C.

Walter S. Tucker, Retired
Executive Vice President
Mechanics and Farmers Bank
Charlotte, N.C.

*Executive Committee

DIRECTORS EMERITI
William J. Kennedy III
Lem Long, Jr.
John W. Winters

CORPORATE
OFFICERS

Julia W. Taylor
Chairman, President and CEO

Lee Johnson, Jr.
Executive Vice President, Chief
Financial Officer and Financial
Group Executive

Fohliette W. Becote
Senior Vice President -
Comptroller and Corporate Secretary

W. Donald Harrington
Senior Vice President -
Credit Group Executive

Harold G. Sellars
Senior Vice President -
Banking Group Executive
Assistant Corporate Secretary

E. Elaine Small
Senior Vice President -
Operations Group Executive

James E. Sansom
Senior Vice President and
Senior Business Development Officer

Evelyn Acree
Senior Vice President -
City Executive, Winston-Salem

Deryle  J. Gantt
Senior Vice President -
City Executive, Durham

                           MECHANICS AND FARMERS BANK


Stanley Green, Jr.
Senior Vice President -
City Executive, Raleigh and Security Officer

Jacque Johnson, Jr.
Senior Vice President -
City Executive, Charlotte

Mary Harris
Vice President -
Loan Operations Manager

Lionell Parker
Vice President -
Branch Operations Support

Julia V. Banks
Vice President-Manager
Assistant Corporate Secretary
and Assistant Security Officer,
Winston-Salem

Helen L. Chavious
Vice President-Loan Review
Officer and Assistant Corporate
Secretary, Durham

Brendalyn Alexander
Assistant Vice President-
Manager and Assistant
Corporate Secretary, Raleigh
Hargett Street Branch,
Raleigh

Anne DeLoatch
Assistant Vice President-
Manager,
Parrish Street Branch,
Durham
BANKING OFFICERS

Ethel M. Clay
Executive Assistant/Marketing Officer

Tanya Dial-Bethune
Manager and Assistant Security Officer, Charlotte

Lisa C. Burston
Manager
Chapel Hill Boulevard Branch and Assistant Security Officer
Durham

William Fisher
Manager, Rock Quarry Road Branch and Assistant Security Officer, Raleigh

Sheila Winston-Graves
Operations Manager-Loan
Officer, Rock Quarry Road
Branch, Raleigh

INTERNAL AUDIT

                           MECHANICS AND FARMERS BANK


Anthony Powell
Internal Audit Manager and
Compliance Officer

Jimmie D. Cook
Internal Auditor and
EDP Security Officer

COMMITTEES

ASSET-LIABILITY
COMMITTEE
Aaron L. Spaulding, Chairman
Lee Johnson, Jr., Secretary
Fohliette W. Becote
W. Donald Harrington
Harold G. Sellars
E. Elaine Small
Julia W. Taylor

AUDIT & EXAMINING COMMITTEE
Benjamin S. Ruffin, Chairman
Maceo K. Sloan, Secretary
Genevia Gee Fulbright
Joseph M. Sansom
John C. Scarborough III
Walter S. Tucker

BUDGET COMMITTEE
Lee Johnson Jr., Chairman
Fohliette W. Becote, Secretary
Ethel M. Clay
W. Donald Harrington
Harold G. Sellars
E. Elaine Small
Julia W. Taylor


COMPENSATION & MANAGEMENT
DEVELOPMENT
COMMITTEE
Benjamin S. Ruffin, Chairman
Joseph M. Sansom, Secretary
Genevia Gee Fulbright
William J. Kennedy III
Lem Long, Jr.

YEAR 2000 COMMITTEE
Lee Johnson, Jr., Chairman
E. Elaine Small, Vice
Chairman
Lionell Parker, Secretary
Fohliette W. Becote
Ethel M. Clay
W. Donald Harrington
Mary Harris
William E. Hissong
Alice Lyon
Anthony Powell
Harold G. Sellars
Julia W. Taylor
Eldred White

                           MECHANICS AND FARMERS BANK


PERSONNEL COMMITTEE
Genevia Gee Fulbright,
Chairman
Fohliette W. Becote,
Secretary
W. Donald Harrington
Lee Johnson, Jr.
Harold G. Sellars
E. Elaine Small
Aaron L  Spaulding
Julia W. Taylor

EDP COMMITTEE
Joseph M. Sansom, Chairman
E. Elaine Small, Secretary
Ethel M. Clay
W. Donald Harrington
William E. Hissong
Lee Johnson, Jr.
Alice Lyon
Lionell Parker
Anthony Powell
Harold G. Sellars
Julia W. Taylor

STRATEGIC ISSUES
COMMITTEE
Aaron L. Spaulding, Chairman
Fohliette W. Becote, Secretary
W. Donald Harrington
Lee Johnson, Jr.
Benjamin S. Ruffin
Harold G. Sellars
E. Elaine Small
Julia W. Taylor







TRAINING COMMITTEE
Anthony Powell, Chairman
W. Donald Harrington,
Secretary
Julia V. Banks
Fohliette W. Becote
Ethel M. Clay
William E. Hissong
Alice Lyon
Lionell Parker
Harold G. Sellars

CITY
ADVISORY
BOARDS

DURHAM
Genevia Gee Fulbright,
Chairman

                           MECHANICS AND FARMERS BANK


Deryle J. Gantt, Secretary
Sherrod Banks
Lori S. Jones-Gibbs
Kenneth Ray Hammond
Harold G. Sellars
Carmelita Spicer
Julia W. Taylor
Annie S. Vample
Charles R. Welch, Jr.

CHARLOTTE
Lem Long, Jr., Chairman
Jacque Johnson, Jr.,
Secretary
George Cook
William H. Green
Sandra Heartley
C. V. Owens
Harold G. Sellars
Julia W. Taylor
Walter S. Tucker

RALEIGH
Joseph M. Sansom, Chairman
Stanley Green, Secretary
Elwood Becton
Leonard Farrar
Helga Greenfield
Lori Ann Harris
Archie Logan
Harold G. Sellars
Julia W. Taylor

WINSTON-SALEM
Benjamin S. Ruffin, Chairman
Evelyn Acree, Secretary
John P. Card
Billy D. Friende, Jr.
Sandra Miller Jones
Walter Mack
Cedric L. Russell
Harold G. Sellars
Janice Kennedy-Sloan
Julia W. Taylor

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholders
M&F Bancorp, Inc. and Subsidiary
Durham, North Carolina

We have audited the accompanying consolidated statements of condition of M&F Bancorp, Inc. and subsidiary (the "Company") as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of M&F Bancorp, Inc. and subsidiary at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche, L.L.P.

Raleigh, North Carolina
January 21, 2000

                      CONSOLIDATED STATEMENTS OF CONDITION



ASSETS                                                      DECEMBER 31,             1999                   1998

  Cash and amounts due from banks (Note B)                                      $   9,536,188           $   7,412,802
  Federal funds sold                                                                5,100,000              13,550,000
                                                                                -------------           -------------
TOTAL CASH AND CASH EQUIVALENTS                                                    14,636,188              20,962,802
                                                                                -------------           -------------

INVESTMENT SECURITIES (Note C):
  Securities to be held to maturity at amortized cost (fair
    value approximates $1,404,389 and $1,454,901 at
    December 31, 1999 and 1998, respectively)                                       1,411,883               1,411,481
  Securities available for sale at fair market value
    (amortized cost of $30,469,643 and $30,860,559 at
    December 31, 1999 and 1998, respectively)                                      30,390,331              32,250,821
  Federal Home Loan Bank Stock, at cost                                               675,000                 500,000
                                                                                -------------           -------------
TOTAL INVESTMENT SECURITIES                                                        32,477,214              34,162,302
                                                                                -------------           -------------

LOANS (Notes D and M)                                                             105,243,103              95,804,295

Less:
  Allowance for possible loan losses (Note E)                                       1,342,095               1,149,857
  Deferred loan fees                                                                  341,153                 336,869
                                                                                -------------           -------------
NET LOANS                                                                         103,559,855              94,317,569
                                                                                -------------           -------------

INTEREST RECEIVABLE                                                                   900,775                 886,680

INCOME TAXES RECEIVABLE (Note I)                                                      122,771                 148,915

Premises and equipment, net (Note F)                                                5,012,836               3,029,959
Foreclosed real estate, net                                                            59,410                  45,754
Deferred income taxes, net (Note I)                                                   650,000                  90,001
Prepaid expenses and other assets                                                     325,321                 321,329
                                                                                -------------           -------------

TOTAL                                                                           $ 157,744,370           $ 153,965,311
                                                                                =============           =============


LIABILITIES AND SHAREHOLDERS' EQUITY                                                 1999                    1998

LIABILITIES:
DEPOSITS (Note G):
  Demand                                                                        $  59,907,708           $  55,684,371
  Passbook savings                                                                 28,885,602              27,849,876
  Certificates                                                                     40,735,843              41,759,576
                                                                                -------------           -------------
TOTAL DEPOSITS                                                                    129,529,153             125,293,823

OTHER BORROWINGS (Note K)                                                          10,000,000              10,000,000

ACCRUED EXPENSES AND OTHER LIABILITIES (Note J)                                     1,915,867               2,174,632
                                                                                -------------           -------------
TOTAL LIABILITIES                                                                 141,445,020             137,468,455
                                                                                -------------           -------------

SHAREHOLDERS' EQUITY (Note N and O):
Common stock, no par and $5.00 par value at December 31,
  1999 and 1998, respectively, authorized 1,000,000 shares; issued and outstanding 569,200 and 569,220 shares
  at December 31, 1999 and 1998, respectively                                       5,999,528               2,846,100
Capital surplus                                                                     3,153,900
Retained earnings                                                                  10,351,974               9,580,293
Accumulated other comprehensive income (loss), net
  of tax effect of ($27,160) in 1999 and $473,699 in 1998                             (52,152)                916,563
                                                                                -------------           -------------
TOTAL SHAREHOLDERS' EQUITY                                                         16,299,350              16,496,856
                                                                                -------------           -------------

COMMITMENTS AND CONTINGENCIES (Notes F and H)
TOTAL                                                                           $ 157,744,370           $ 153,965,311
                                                                                =============           =============

See notes to consolidated financial statements

                        CONSOLIDATED STATEMENTS OF INCOME



                       YEAR ENDED DECEMBER 31,                            1999                 1998                   1997

INTEREST AND DIVIDEND INCOME -
  Interest and fees on loans                                          $  8,728,643         $  8,530,296           $  7,760,853
  Interest and dividends on investment securities:
    Taxable                                                              1,352,860            1,408,934              1,542,529
    Tax-exempt                                                             518,327              276,852                161,850
    Other interest income                                                  258,813              223,709                234,271
                                                                      ------------         ------------           ------------
TOTAL INTEREST AND DIVIDEND INCOME                                      10,858,643           10,439,791              9,699,503

INTEREST EXPENSE:
  Deposits (Note G)                                                      3,104,429            3,217,332              3,086,978
  Borrowed funds (Note K)                                                  480,636              136,629
                                                                      ------------         ------------           ------------
TOTAL INTEREST EXPENSE                                                   3,585,065            3,353,961              3,086,978

NET INTEREST INCOME                                                      7,273,578            7,085,830              6,612,525

PROVISION FOR POSSIBLE LOAN LOSSES (Note E)                                244,305              392,035                206,131
                                                                      ------------         ------------           ------------

NET INTEREST INCOME AFTER PROVISION FOR POSSIBLE LOAN LOSSES             7,029,273            6,693,795              6,406,394

OTHER INCOME:
  Service charges on deposit accounts                                    1,226,591            1,185,246              1,213,618
  Other service charges, commissions and fees                              108,796              107,620                 85,637
  Net gain (loss) on sales of available-for-sale securities                  2,970                                      (4,463)
  Other                                                                    287,293              268,088                169,099
                                                                      ------------         ------------           ------------
TOTAL OTHER INCOME                                                       1,625,650            1,560,954              1,463,891

OTHER EXPENSES:
  Salary and employee benefits (Note J)                                  3,752,317            3,626,314              3,260,252
  Occupancy costs (Note F)                                                 534,557              602,546                569,572
  Equipment expense (Note F)                                               572,455              507,176                530,200
  Data processing                                                          429,767              462,829                448,918
  Contributions                                                            222,541               27,509                 82,989
  Telephone                                                                165,209               91,504                 80,443
  Armored car services                                                     207,621              124,312                 65,695
  Other                                                                  1,346,939            1,143,036              1,095,408
                                                                      ------------         ------------           ------------
TOTAL OTHER EXPENSES                                                     7,231,406            6,585,226              6,133,477

INCOME BEFORE INCOME TAX EXPENSE                                         1,423,517            1,669,523              1,736,808
INCOME TAX - EXPENSE (NOTE I)                                              353,000              455,499                533,000
                                                                      ------------         ------------           ------------

NET INCOME                                                            $  1,070,517         $  1,214,024           $  1,203,808
                                                                      ------------         ------------           ------------

WEIGHTED AVERAGE SHARES OUTSTANDING                                        569,213              569,220                569,220

EARNINGS PER SHARE - BASIC AND DILUTED                                $       1.88         $       2.13           $       2.11
                                                                      ------------         ------------           ------------

CASH DIVIDENDS DECLARED PER SHARE                                     $      0.525         $       0.78           $       0.74
                                                                      ============         ============           ============


See notes to consolidated financial statements.

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                                                     Common Stock
                                           ---------------------------------
                                               Number                           Capital     Comprehensive
                                             of Shares        Amount            Surplus        Income

BALANCE, JANUARY 1, 1997                      569,220      $ 2,846,100       $ 3,153,900     $
  Comprehensive income:
    Net income for year                                                                       1,203,808
    Other comprehensive income
      net of tax effect of $151,998:
      Unrealized gains on securities,
        net of tax                                                                              299,485
      Reclassification adjustment                                                                (4,463)
                                                                                             ----------
    Other comprehensive income                                                                  295,022
                                                                                             ----------
          Total comprehensive income                                                          1,498,830
                                                                                             ==========
  Cash dividends                              -------      -----------       -----------

BALANCE, DECEMBER 31, 1997                    569,220        2,846,100         3,153,900
  Comprehensive income:
    Net income for year                                                                       1,214,024
    Other comprehensive income
      net of tax effect of $105,523:
      Unrealized gains on securities,
        net of tax                                                                              203,861
                                                                                             ----------
        Total comprehensive income                                                            1,417,885
                                              -------      -----------       -----------     ==========
  Cash dividends

BALANCE, DECEMBER 31, 1998                    569,220        2,846,100         3,153,900
  Repurchase and retirement of
    common stock                                  (20)            (100)             (372)
  Transfer of capital surplus                                3,153,528        (3,153,528)
  Comprehensive income:
    Net income for year                                                                       1,070,517
    Other comprehensive loss
      net of tax effect of $499,655:
      Unrealized losses on securities,
        net of tax                                                                             (970,675)
      Reclassification adjustment                                                                 1,960
                                                                                             ---------
    Other comprehensive loss                                                                   (968,715)
                                                                                             ----------
          Total comprehensive income                                                         $  101,802
                                                                                             ==========
  Cash dividends
                                            ---------      -----------       -----------
BALANCE, DECEMBER 31, 1999                    569,200      $ 5,999,528       $
                                            =========       ===========      ===========


                                            Accumulated                            Total
                                               Other                            Shareholders'
                                           Comprehensive     Retained             Equity
                                           Income (Loss)     Earnings            (Note O)

BALANCE, JANUARY 1, 1997                    $ 417,680      $ 8,027,685         $ 14,445,365
  Comprehensive income:
    Net income for year                                      1,203,808            1,203,808
    Other comprehensive income
      net of tax effect of $151,998:
      Unrealized gains on securities,
        net of tax
      Reclassification adjustment
    Other comprehensive income                295,022                               295,022
          Total comprehensive income
  Cash dividends                                              (421,223)            (421,223)
                                            ---------       ----------          -----------
BALANCE, DECEMBER 31, 1997                    712,702        8,810,270           15,522,972
  Comprehensive income:
    Net income for year                                      1,214,024            1,214,024
    Other comprehensive income
      net of tax effect of $105,523:
      Unrealized gains on securities,
        net of tax                            203,861                               203,861

          Total comprehensive income

  Cash dividends                                              (444,001)            (444,001)
                                            ---------       ----------          -----------
BALANCE, DECEMBER 31, 1998                    916,563        9,580,293           16,496,856
  Repurchase and retirement of
    common stock                                                                       (472)
  Transfer of capital surplus
  Comprehensive income:
    Net income for year                                      1,070,517            1,070,517
    Other comprehensive loss
      net of tax effect of $499,655:
      Unrealized losses on securities,
        net of tax
      Reclassification adjustment
    Other comprehensive loss                 (968,715)                             (968,715)
          Total comprehensive income
  Cash dividends                                               (298,836)           (298,836)
                                            ---------       -----------         -----------
BALANCE, DECEMBER 31, 1999                  $ (52,152)      $10,351,974         $16,299,350
                                            =========       ===========         ===========

See notes to consolidated financial statements.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


Operating Activities:         Year Ended December 31,            1999               1998               1997

Net Income                                                 $  1,070,517       $  1,214,024       $  1,203,808
Adjustment to reconcile net income to net
  cash provided by operating activities:
  Provision for possible loan losses                            244,305            392,035            206,131
  Provision for depreciation                                    363,988            380,924            474,624
  Amortization on securities                                      8,078             14,431             16,312
  Deferred income tax provision (benefit)                       (60,000)            (6,500)            60,000
  Loss (gain) on sale or disposal of assets                     141,681             18,677            (14,583)
  Gain on sale of available-for-sale securities                  (2,969)                                4,463
  Loss on sale of foreclosed real estate                         10,992                                 4,056
  Donated property                                              201,774                                 47,000
Changes in operating assets and liabilities:
  Deferred loan fees                                              4,284            (13,093)            39,575
  Interest receivable                                           (14,095)           (14,672)           (29,121)
  Income taxes receivable                                        26,144            141,413           (290,328)
  Prepaid expenses and other assets                              (3,992)               (50)            (5,581)
  Accrued expenses and other liabilities                       (258,765)           139,338            (47,539)
  Other                                                            (344)              (450)            17,481
                                                           ------------       ------------       ------------
Net cash provided by operating activities                     1,731,598          2,266,077          1,686,298
                                                           ------------       ------------       ------------
Investing Activities:
  Proceeds from sales and maturities of securities
    available for sale                                       13,807,244         12,567,733          6,488,893
  Purchase of securities available for sale                 (13,595,635)       (15,322,841)        (6,879,184)
  Net increase in loans                                      (9,544,144)        (5,491,550)        (9,394,868)
  Purchase of premises and equipment                         (3,222,487)          (748,808)          (778,211)
  Proceeds from sale of assets                                  532,167                               196,212
  Proceeds from sale of real estate owned                        28,621                                22,944
                                                           ------------       ------------       ------------
Net cash used in investing activities                       (11,994,234)        (8,995,466)       (10,344,214)
                                                           ------------       ------------       ------------
Financing Activities:
  Net increase in demand deposit and passbook savings         5,259,063          7,996,976          1,655,207
  Net increase (decrease) in certificates of deposit         (1,023,733)         3,955,075          3,279,301
  FHLB  Borrowings                                                              10,000,000
  Repurchase of common stock                                       (472)
  Cash dividends                                               (298,836)          (444,001)          (421,223)
                                                           ------------       ------------       ------------
Net cash provided by financing activities                     3,936,022         21,508,050          4,513,285
                                                           ------------       ------------       ------------
  Increase (decrease) in cash and cash equivalents           (6,326,614)        14,778,661         (4,144,631)
  Cash and cash equivalents, beginning of year               20,962,802          6,184,141         10,328,772
                                                           ------------       ------------       ------------
Cash and Cash Equivalents, End of Year                     $ 14,636,188       $ 20,962,802       $  6,184,141
                                                           ============       ============       ============
Supplementary Cash Flow Information -
  Cash paid for interest                                   $  3,538,315       $  3,300,970       $  2,739,447

Significant Non-cash Transactions:
  Loans transferred to other real estate owned             $     53,269       $     32,614       $

  Contributions of fixed assets                            $    201,774                  $       $     47,000

See notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A.    SIGNIFICANT ACCOUNTING POLICIES

BANK HOLDING COMPANY FORMATION - On September 1, 1999, pursuant to an Agreement of Reorganization and Plan of Exchange among M&F Bancorp, Inc. (the "Company") and Mechanics and Farmers Bank (the "Bank"), the Company acquired all the outstanding stock of the Bank as a result of the reorganization transaction. Under the terms of the agreement, each of the issued and outstanding shares of common stock of the Bank, $5 par value per share, was exchanged for one share of common stock of the Company, no par value per share, in a statutory share exchange and reorganization transaction, owning the same number and percentage of shares in the Company as in the Bank, except for any nominal changes resulting from the elimination of dissenting shareholders. The Bank paid cash dividends of $239,072 to the Company during 1999.

BASIS OF PRESENTATION - The consolidated financial statements include the accounts and transactions of the Company and its wholly-owned Bank subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

NATURE OF OPERATIONS - The Bank is a state chartered commercial bank with eight offices in North Carolina: three in Durham, two in Raleigh, two in Charlotte and one in Winston-Salem. The Bank operates in a single business segment and offers a wide variety of banking services and products.

CASH AND CASH EQUIVALENTS - Substantially all of the cash and cash equivalents are comprised of highly liquid short-term investments that are carried at cost, which approximates market value. Cash equivalents include demand and time deposits (with original maturities of ninety days or less) at other financial institutions and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

INVESTMENT SECURITIES - The accounting for investment securities is dependent upon their classification as held to maturity, available for sale, or trading securities. Such securities classified as held to maturity are carried at cost, adjusted for the amortization of premiums and accretion of discounts. Securities available for sale and trading securities are carried at market value. Unrealized holding gains and losses for securities available for sale are reported as other comprehensive income. Unrealized holding gains and losses for trading securities are included in earnings of the current period. In order for the securities to qualify as securities held to maturity, the Bank must have both the positive intention and the ability to hold them to maturity. Management utilizes these criteria in determining the accounting treatment accorded such securities. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Declines in the fair value of individual held to maturity and available for sale securities below their cost that are other than temporary are adjusted to their fair value with the related write-downs included in earnings as realized losses. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

LOANS - The Bank grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans throughout North Carolina. The ability of the Bank's debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method. The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

ALLOWANCE FOR POSSIBLE LOAN LOSSES - The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for restructured loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual non-restructured loans for impairment disclosures.

FINANCIAL INSTRUMENTS - In the ordinary course of business the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements and commercial letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received. (See Note H.)

PREMISES AND EQUIPMENT - Premises and equipment are stated at cost less accumulated depreciation and amortization. For financial reporting purposes, depreciation and amortization are computed by the straight-line and declining-balance methods and are charged to operations over the estimated useful lives of the assets, which range from 15 to 75 years for premises and 3 to 50 years for furniture and equipment. Leasehold improvements are amortized over the terms of the respective leases or the useful lives of the improvements, whichever is shorter.

FORECLOSED REAL ESTATE - Real estate acquired through foreclosure is carried at the lower of cost or estimated net realizable value. There is no allowance for loss on foreclosed real estate at December 31, 1999 and 1998. In addition, no amounts were provided for losses on foreclosed real estate during 1999, 1998, or 1997.

INCOME TAXES - Deferred income taxes are provided on temporary differences between the financial statement carrying values and the tax bases of assets and liabilities (see Note I).

EARNINGS PER SHARE - Earnings per share are calculated on the basis of the weighted-average number of shares outstanding. There were no dilutive potential common shares outstanding for each of the three years in the period ended December 31, 1999.

COMPREHENSIVE INCOME - Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

PRESENTATION - Certain amounts for 1997 and 1998 have been reclassified to conform to the 1999 presentation.

ACCOUNTING CHANGE PENDING IMPLEMENTATION - The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of condition and measure those instruments at fair value. This Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Bank has not fully analyzed the provisions of this statement or its effects on the Company.

ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

B. CASH AMOUNTS DUE FROM BANKS

The Federal Reserve and banking laws of North Carolina require certain banks to maintain average balances in relation to specific percentages of its customers' deposits as a reserve. At December 31, 1999, such requirement was $1,815,000 which was satisfied by usable vault cash of $4,459,216 and a Federal Reserve balance of $570,812.

C.    INVESTMENT SECURITIES

The amortized cost and estimated fair value of investment securities at December 31 are as follows:


Securities available for sale:                                       1999
                                      ----------------------------------------------------------------
                                                           Gross             Gross
                                        Amortized        Unrealized        Unrealized          Fair
                                          Cost             Gains             Losses            Value
U.S. Treasury securities and
  obligations of U.S. government
  corporations and agencies           $10,248,630      $     4,495       $  (186,357)      $10,066,768
Mortgage-backed securities              6,035,036           13,725           (88,254)        5,960,507
Corporate debt securities               4,133,447                            (51,703)        4,081,744
Obligations of states and
  political subdivisions               10,038,888           27,206          (771,681)        9,294,413
Equity securities                          13,642          973,257                             986,899
                                      -----------      -----------       -----------       -----------
TOTAL                                 $30,469,643      $ 1,018,683       $(1,097,995)      $30,390,331
                                      ===========      ===========       ===========       ===========

Securities to be held to maturity:                                  1999
                                      ----------------------------------------------------------------
                                                           Gross             Gross
                                        Amortized        Unrealized        Unrealized          Fair
                                          Cost             Gains             Losses            Value

Obligations of states and
  political subdivisions              $ 1,411,883      $       343       $    (7,838)      $ 1,404,388
                                      ===========      ===========       ===========       ===========

Securities available for sale:                                      1998
                                      ----------------------------------------------------------------
                                                           Gross             Gross
                                        Amortized        Unrealized        Unrealized          Fair
                                          Cost             Gains             Losses            Value

U.S. Treasury securities and
  obligations of U.S. government
  corporations and agencies           $13,750,750      $  108,810        $   (9,335)       $13,850,225
Mortgage-backed securities              4,240,466          30,400            (7,023)         4,263,843
Corporate debt securities               4,106,655          28,082           (23,098)         4,111,639
Obligations of states and
  political subdivisions                8,749,046         182,415          (111,205)         8,820,256
Equity securities                          13,642       1,191,216                            1,204,858
                                      -----------      ----------        -----------       -----------
TOTAL                                 $30,860,559      $1,540,923        $  (150,661)      $32,250,821
                                      ===========      ==========        ===========       ===========

Securities to be held to maturity:                                 1998
                                      ----------------------------------------------------------------
                                                           Gross             Gross
                                        Amortized        Unrealized        Unrealized          Fair
                                          Cost             Gains             Losses            Value

Obligations of states and
  political subdivisions              $ 1,411,481      $   43,420        $                 $1,454,901
                                      ===========      ==========        ============     ==========

For the years ended December 31, 1999, 1998 and 1997, the Bank had gross realized gains of $2,970, $-0- and $-0-, respectively, and gross realized losses of $-0-, $-0- and $4,463, respectively, on sales of securities available for sale. The scheduled maturities of securities to be held to maturity and securities available for sale at December 31, 1999 are as follows:


                                       Securities to be                Securities Available
                                       Held to Maturity                     for Sale
                                ----------------------------      ----------------------------
                                   Amortized         Fair           Amortized          Fair
                                     Cost            Value            Cost             Value
Due in one year or less         $                $                $ 1,725,754      $ 1,718,084
Due from one to five years        1,029,585        1,029,901        9,106,370        8,938,624
Due from five to ten years          382,298          374,487        3,424,931        3,375,526
Due after ten years                                                16,198,946       15,371,198
No stated maturity                                                     13,642          986,899
                                -----------      -----------      -----------      -----------
TOTAL                           $ 1,411,883      $ 1,404,388      $30,469,643      $30,390,331
                                ===========      ===========      ===========      ===========

For purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, are grouped based upon final payment date. The mortgage-backed securities may mature earlier because of principal prepayments. Investment securities having an aggregate par value of $14,745,000 and $12,225,000 at December 31, 1999 and 1998, respectively, were pledged as collateral to secure public funds on deposit and for other purposes as required by law.

D.    LOANS

Loans at December 31 are summarized as follows:


                                                 1999             1998

Commercial, financial and agricultural      $ 57,654,201      $51,665,615
Real estate construction                       4,843,845          747,305
Real estate mortgage                          35,086,900       36,492,513
Installment loans to individuals               7,658,157        6,898,862
                                            ------------      -----------
TOTAL                                       $105,243,103      $95,804,295
                                            ============      ===========

At December 31, 1999 and 1998, the Bank had loans totaling approximately $1,818,000 and $1,650,000, respectively, that were contractually delinquent for 90 days or more, in a nonaccrual status or in process of foreclosure. Restructured loans at December 31, 1999 totaled approximately $725,000. There were no restructured loans at December 31, 1998. If income on non-accrual loans had been accrued, such income would have been approximately $63,900 and $50,400 for 1999 and 1998, respectively. These amounts are not included in income. Qualifying first mortgage loans collateralize Federal Home Loan Bank ("FHLB") advances (see Note K).

E.    ALLOWANCE FOR POSSIBLE LOAN LOSSES

Allowance for possible loan losses for the years ended December 31, are summarized as follows:

                                             1999              1998              1997

Balance at beginning of year            $ 1,149,857       $ 1,088,785       $ 1,304,451
Provision for possible loan losses          244,305           392,035           206,131
Loans charged off                          (171,441)         (399,020)         (439,576)
Recoveries                                  119,374            68,057            17,779
                                        -----------       -----------       -----------
Balance at end of year                  $ 1,342,095       $ 1,149,857       $ 1,088,785
                                        ===========       ===========       ===========

There are no loans which are considered to be impaired under SFAS 114.

F.    PREMISES, EQUIPMENT AND LEASES

Major classifications of premises and equipment at December 31 are summarized as follows:

                                                         1999            1998

Land                                                 $  102,359      $  385,543
Premises                                              5,465,100       2,884,512
Furniture, equipment and leasehold improvements       3,185,566       4,263,041
Construction in progress                                180,562         251,160

Total                                                 8,933,587       7,784,256

Less accumulated depreciation                         3,920,751       4,754,297
                                                     ----------      ----------
Premises and equipment, net                          $5,012,836      $3,029,959
                                                     ==========      ==========

The Bank leases premises and equipment under various operating lease agreements that provide for the payment of property taxes, insurance and maintenance costs. Generally, operating leases provide for one or more renewal options on the same basis as current rental terms. However, certain leases require increased rentals under cost of living escalation clauses. Certain of the leases also provide purchase options. Future minimum rental commitments for noncancelable operating leases with initial or remaining terms of one year or more consist of the following:


Year Ending December 31:                        Amount

2000                                         $  306,451
2001                                            263,828
2002                                            232,111
2003                                             58,499
2004                                             47,274
Thereafter                                       54,530
                                             ----------
Total minimum payments                       $  962,693
                                             ==========

Rent expense for all operating leases amounted to approximately $337,000 in 1999, $351,000 in 1998 and $300,000 in 1997.

G.    DEPOSITS

Included in deposits are time certificates of deposit of $100,000 or more of approximately $13,266,000 and $15,253,000 at December 31, 1999 and 1998,
respectively. For the years ended December 31, 1999, 1998 and 1997, interest expense on certificates of deposit of $100,000 or more totaled approximately $691,000, $543,000 and $465,000, respectively.

At December 31, 1999, the scheduled maturities of certificates are as follows:


2000                               $ 33,224,562
2001                                  5,613,320
2002                                    915,462
2003                                    479,279
2004 and thereafter                     503,220
                                   ------------
Total Certificates                 $ 40,735,843
                                   ============

H. COMMITMENTS AND CONTINGENCIES

In the normal course of business, the Bank has various commitments to extend credit which are not reflected in the financial statements. At December 31, 1999 and 1998, the Bank had outstanding loan commitments of approximately $23,438,000 and $18,277,000, respectively. Commitments under standby letters of credit amounted to approximately $105,000 and $85,000 at December 31, 1999 and 1998, respectively. These letters of credit represent agreements whereby the Bank guarantees to lend funds to customers up to a predetermined maximum amount. The Bank approves lines of credit to customers through home equity and overdraft protection loans. At December 31, 1999 and 1998, in addition to actual advances made on such loans, the Bank's customers have available additional lines of credit on home equity and consumer overdraft protection loans in the amounts of approximately $1,115,000 and $1,093,000, respectively, and $1,128,000 and $912,500, respectively.

I. INCOME TAXES

The components of income tax expense for the years ended December 31 are summarized as follows:


                                          1999            1998           1997

Current tax provision                 $ 413,000       $ 461,999       $473,000
Deferred tax provision (benefit)        (60,000)         (6,500)        60,000
                                      ---------       ---------       --------
Income tax expense                    $ 353,000       $ 455,499       $533,000
                                      =========       =========       ========

The approximate tax effect of each type of temporary difference at December 31, is summarized as follows:

                                                  1999           1998             1997
Deferred tax assets:
  Accrued pension expense                      $ 334,025       $ 329,364       $ 368,394
  Bad debt reserve                               329,031         263,670         242,906
  Deferred loan fees                             115,992         114,535         118,987
  Unrealized loss on securities
    available for sale, net                       27,160
  Interest on non-performing loans                45,218          35,517
  Deferred gain on foreclosed real estate         39,968          41,585          46,528
  Other                                            3,272           3,966           1,733
                                               ---------       ---------       ---------
TOTAL                                            894,666         788,637         778,548
                                               ---------       ---------       ---------
Deferred tax liabilities:
  Depreciation                                  (244,224)       (224,495)       (220,361)
  Unrealized gain on securities
    available for sale, net                     (473,699)       (367,166)
  Prepaid expenses and other                        (442)           (442)         (1,437)
                                               ---------       ---------       ---------
TOTAL                                           (244,666)       (698,636)       (588,964)
                                               ---------       ---------       ---------

A reconciliation of income taxes computed for the years ended December 31 at the statutory federal income tax rate (34%) to the provision for income tax follows:

                                             1999            1998            1997
Income tax at statutory federal rate      $ 485,913       $ 567,638       $ 590,781
Effect of tax exempt interest income       (174,559)        (99,434)        (80,459)
Other, net                                   41,646         (12,705)         22,678
                                          ---------       ---------       ---------
TOTAL                                     $ 353,000       $ 455,499       $ 533,000
                                          =========       =========       =========

The Bank made income tax payments of approximately $386,000, $340,000,and $762,000, in 1999, 1998 and 1997, respectively.
J. RETIREMENT AND STOCK COMPENSATION PLANS

The Bank sponsors a noncontributory defined benefit pension plan (the "Plan") covering all employees who qualify under length of service and other requirements. Under the Plan, retirement benefits are based on years of service and average earnings. The Plan was amended January 1, 1998. The effect of this amendment was to change to a cash balance plan and change the maximum benefit to $130,000.

The Bank's funding policy is to contribute amounts to the Plan sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, plus such additional amounts as the Bank may determine to be appropriate.

The Plan's assets are invested in Flag Investor Mutual Funds by Intercarolina Financial Services.
The Bank sponsors a 401(k) plan. Participation in the 401(k) plan is voluntary and employees become eligible after completing twelve months of service and attaining age 21. Employees may elect to contribute up to twelve percent of their compensation to the 401(k) plan. The Bank matches 100 percent of employee contributions up to six percent of each employee's compensation. The 401(k) plan investments are managed by Intercarolina Financial Services. The Bank's contribution to the 401(k) plan was $139,742 and $107,059 for 1999 and 1998, respectively. The following sets forth the plan's funded status and amounts recognized in the statements of condition at December 31, 1999 and 1998.

                                 RETIREMENT PLAN

                                                        1999               1998
Change in benefit obligation
Benefit obligation at beginning of year              $(2,920,386)      $(2,891,157)
Service cost                                             (34,772)          (37,342)
Interest cost                                           (184,811)         (201,143)
Amendments                                               184,909
Actuarial gain                                           523,728            24,347
Benefits paid                                              2,040
                                                     -----------       -----------
Benefit obligation at end of year                     (2,614,201)       (2,920,386)
                                                     -----------       -----------
Change in plan assets
Fair value of plan assets at beginning of year         1,772,076         1,854,764
Actual return on plan assets                             207,793           152,293
Employer contribution                                    139,257           250,000
Benefits paid                                             (2,040)         (484,981)
                                                     -----------       -----------
Fair value of plan assets at end of year               2,117,086         1,772,076
                                                     -----------       -----------
Funded status                                           (497,115)       (1,148,310)
Unrecognized net actuarial (gain) loss                   (23,367)           77,560
Unrecognized prior service cost                         (259,542)         (291,816)
Unrecognized transition asset                             62,579           578,850
                                                     -----------       -----------
Accrued liability                                    $  (717,445)      $  (783,716)
                                                     ===========       ===========
Weighted-average assumptions as of December 31,
Discount rate                                             7.75 %            7.50 %
Expected return on plan assets                            8.00 %            8.00 %
Rate of compensation increase                             6.00 %            6.00 %

Net periodic pension cost for the years ended December 31, 1999, 1998 and 1997 includes the following:

                                           1999           1998             1997
Service costs-benefits earned
  during period                         $  34,772       $  37,342       $  61,804
Interest cost on projected benefit
  obligation                              184,811         201,143         234,766
Expected return on Plan assets           (145,613)       (152,293)       (171,921)
Net amortization and deferral                (985)           (984)         15,826
                                        ---------       ---------       ---------
Net periodic pension cost               $  72,985       $  85,208       $ 140,475
                                        =========       =========       =========

The Bank sponsors a nonqualified Supplemental Executive Retirement Plan ("SERP"). The SERP, which is unfunded, provides certain individuals pension benefits, outside the Bank's noncontributory defined-benefit pension plan, based on average earnings, years of service and age at retirement. As a method of funding the benefits, at August 1, 1995 the Bank purchased life insurance in the aggregate amount of $521,976 covering all the participants in the SERP, with the Bank as beneficiary. The Bank intends to keep this life insurance in force indefinitely.

                            EXECUTIVE RETIREMENT PLAN

                                                        1999            1998
Change in benefit obligation
Benefit obligation at beginning of year              $(332,620)      $(275,716)
Service cost                                            (5,620)         (6,519)
Interest cost                                          (21,561)        (22,800)
Actuarial gain (loss)                                   50,960         (29,117)
Benefits paid                                            1,532           1,532
                                                     ---------       ---------
Benefit obligation at end of year                     (307,309)       (332,620)
                                                     ---------       ---------
Change in plan assets
Fair value of plan assets at beginning of year
Employer contribution                                    1,532           1,532
Benefits paid                                           (1,532)         (1,532)
                                                     ---------       ---------
Fair value of plan assets at end of year

Funded status                                         (307,309)       (332,620)
Unrecognized net actuarial gain                        (77,625)        (68,809)
Unrecognized prior service cost                         84,139         126,210
                                                     ---------       ---------
Accrued liability                                    $(300,795)      $(275,219)
                                                     =========       =========


                                                         1999            1998
Weighted-average assumptions as of December 31,
Discount rate                                           7.75 %          7.50 %
Expected return on plan assets                          8.00 %          8.00 %
Rate of compensation increase                           6.00 %          6.00 %

Net periodic pension cost for the years ended December 31, 1999, 1998 and 1997 includes the following:

                                                     1999          1998         1997
Service costs-benefits earned during period        $  5,620       $ 6,519      $24,929
Interest cost on projected benefit obligation        21,561        22,800       17,595
Net amortization and deferral                           (73)       22,908       18,664
                                                   --------       -------      -------
Net periodic pension cost                          $ 27,108       $52,227      $61,188
                                                   ========       =======      =======

During May 1999, the Company adopted an Incentive Employee Stock Option Plan of 1999 ("Option Plan") for officers of the Bank. The Option Plan is to assist the Company in attracting and retaining key employees and align their interests with those of shareholders. The options have an original term of ten years. The option exercise price is the market price of the common stock on the date the option is granted. During the year ended December 31, 1999 no options were granted under the Option Plan. Participants may exercise options by making full cash payment of the aggregate exercise price for the shares being purchased. At December 31, 1999, options for 57,000 shares of common stock were reserved for future issuance under the Option Plan.

K.    OTHER BORROWINGS
Other borrowings at December 31, 1999 and 1998 were $10,000,000. Pursuant to collateral agreements with the FHLB, advances are secured by all stock in the FHLB and qualifying first mortgage loans. Advances at December 31 are scheduled to mature on October 8, 2008. The interest rate is fixed at 4.64 %. The Bank also periodically borrows funds on an overnight basis via advances from the FHLB and the purchase of Federal funds. There were no overnight borrowings outstanding at December 31, 1999 and 1998.

L.    RELATED PARTY TRANSACTIONS

The Bank has, and expects to have in the future, banking transactions in the ordinary course of business with several of its directors, officers and their associates on the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with others. Those transactions do not involve more than the normal risk of collectibility nor do they present any unfavorable features. The aggregate amount of loans to such related parties at December 31, 1999 was approximately $1,090,000. During 1999, new loans to such related parties totaled approximately $370,000 and repayments were approximately $22,000.

M.    FAIR VALUES OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:
Cash and Cash Equivalents - Carrying amount is a reasonable estimate of fair value. Investment Securities - Quoted market price is a reasonable estimate of fair value.

Loans - Fair value of variable-rate mortgage loans is estimated using quoted market prices. For nonmortgage variable-rate loans, the carrying amount is considered a reasonable estimate of fair value. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers. Deposits - The fair value of demand and passbook savings accounts is the amount payable on demand at December 31, 1999. The fair value of fixed-maturity certificate accounts is estimated using the present value of the projected cash flows using rates currently offered for similar deposits with similar maturities. Commitments to Extend Credit - The actual committed amount for mortgage loan originations and for unused lines of credit is considered a reasonable estimate of fair value.

                                             December 31, 1999          December 31, 1998
                                         ------------------------    -----------------------
                                         Carrying           Fair     Carrying          Fair
             (Dollars In Thousands)       Amount           Value      Amount           Value
Financial Assets:
  Cash and cash equivalents              $ 14,636      $ 14,636      $ 20,963      $ 20,963
  Investment securities                    32,477        32,470        34,162        34,206
  Loans, net                              103,560       101,928        94,318        95,400

Financial Liabilities:
  Deposits                                129,529       129,270       125,294       125,632
  Long Term Debt                           10,000         9,273        10,000         9,682

Unrecognized Financial Instruments:
  Commitments to extend credit                           25,681                      20,102
  Standby letters of credit                                 105                          85

N.    REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1999, the most recent notification received from the Federal Deposit Insurance Corporation categorized the Bank was well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.
The Bank's actual capital amounts and ratios are also presented in the table below.

                                                                                                         To be Well
                                                                                                      Capitalized Under
                                                                              For Capital             Prompt Corrective
                                                       Actual              Adequacy Purposes          Action Provisions
                                                -------------------    -----------------------    ------------------------
        (Dollars In Thousands)                  Amount       Ratio        Amount       Ratio         Amount        Ratio
As of December 31, 1999
  Total Capital (to risk weighted assets)       $18,021      16.79%      $8,585        8.00%      $10,731           10.00%
  Tier 1 Capital (to risk weighted assets)       16,242      15.14%       4,293        4.00%        6,439            6.00%
  Tier 1 Capital (to average assets)             16,242      10.54%       4,293        4.00%        5,366            5.00%

As of December 31, 1998:
  Total Capital (to risk weighted assets)       $17,419      18.27%      $7,629        8.00%      $ 9,536           10.00%
  Tier 1 Capital (to risk weighted assets)       15,563      16.32%       3,814        4.00%        5,722            6.00%
  Tier 1 Capital (to average assets)             15,563      10.47%       3,814        4.00%        4,768            5.00%

O.       PARENT COMPANY CONDENSED FINANCIAL INFORMATION

Condensed financial information of the Company, at December 31, 1999 and for the period September 1, 1999 to December 31, 1999, is presented below:


Assets
  Cash                                                                $     5,754
  Investment in subsidiary                                             16,188,919
  Other assets                                                            167,291
                                                                      -----------
  Total assets                                                        $16,361,964
                                                                      ===========
Liabilities and Shareholders' Equity
  Accrued expenses and other liabilities                              $    62,614
  Shareholders' equity                                                 16,299,350
                                                                      -----------
  Total liabilities and shareholders' equity                          $16,361,964
                                                                      ===========
Condensed Statement of Income
  Dividends from Bank subsidiary                                          239,072
                                                                      -----------
  Total income                                                            239,072
  Other expenses                                                            3,417
                                                                      -----------
  Income before equity in undistributed net income of subsidiary          235,655
                                                                      -----------
  Equity in undistributed earnings of Bank subsidiary                      94,928
                                                                      -----------
  Net income                                                          $   330,583
                                                                      ===========


Statement of Cash Flows
  Operating activities -
    Net income                                                   $ 330,583

  Adjustments to reconcile net cash provided by operations:
    Undistributed earnings in subsidiary                           (94,928)
    Increase in other assets                                      (167,291)
    Increase in other liabilities                                   62,614
                                                                 ---------
          Net cash provided by operating activities                130,978
                                                                 ---------
  Financing activities -
    Cash dividends                                                (125,224)
                                                                 ---------
Increase in cash                                                     5,754

Cash, beginning of period                                        ---------

Cash, end of period                                              $   5,754
                                                                 =========

                               * * * * * * * * * *