Form 10KSB40, Exhibit 13
period 2000-12-31
M&F BANCORP INC /NC/
filed 2001-04-02
CIK 1094738

[LOGO]  M&F Bancorp, Inc.



                    "...building a
                    financial services
                    institution that is
                    responsive to
                    the needs of
                    its customers."


                                                              2000 ANNUAL REPORT

                   MECHANICS AND FARMERS BANK AND SUBSIDIARY
                       CONSOLIDATED FINANCIAL HIGHLIGHTS

For the Year                                   December, 31,   December, 31,    Increase      Percent
Ended                                              2000            1999        (Decrease)     Change
------------------------------------------------------------------------------------------------------------
Income
Net Income                                      $ 902,258      $ 1,070,517     $ (168,259)     (15.72)%
------------------------------------------------------------------------------------------------------------
Dividends Declared                              $ 273,192      $   298,836     $  (25,644)      (8.58)%
------------------------------------------------------------------------------------------------------------
Payout Ratio (Dividends/Net Income)                 30.28%           27.92%          2.36%       8.45%
------------------------------------------------------------------------------------------------------------
Return on Average Assets                              .57%            0.71%          (.14)%    (19.72)%
------------------------------------------------------------------------------------------------------------
Return on Average Equity                             5.44%            6.60%         (1.16)%    (17.58)%
------------------------------------------------------------------------------------------------------------

Per Share*
Net Income                                      $    1.06      $      1.25     $     (.19)     (15.20)%
------------------------------------------------------------------------------------------------------------
Cash Dividends Declared                         $     .32      $       .35     $     (.03)      (8.57)%
------------------------------------------------------------------------------------------------------------
Book Value                                      $   20.74      $     19.09     $     1.65        8.64%
------------------------------------------------------------------------------------------------------------
Weighted Average Common Share Outstanding         853,731          853,820            (89)       (.01)%
------------------------------------------------------------------------------------------------------------

Balance Sheet Data
At Year End (Thousands)
Assets                                          $ 166,961      $   157,744     $    9,217        5.84%
------------------------------------------------------------------------------------------------------------
Deposits                                        $ 135,146      $   129,529     $    5,617        4.34%
------------------------------------------------------------------------------------------------------------
Loans (net)                                     $ 112,805      $   103,560     $    9,245        8.93%
------------------------------------------------------------------------------------------------------------
Investment Securities                           $  31,044      $    32,477     $   (1,433)      (4.41)%
------------------------------------------------------------------------------------------------------------
Shareholders' Equity                            $  17,706      $    16,299     $    1,407        8.63%
------------------------------------------------------------------------------------------------------------

Annual Meeting: The Annual Meeting of Shareholders of M&F Bancorp, Inc. a North
--------------
Carolina Corporation, will be held in the auditorium of the M&F Corporate Center, 2634 Chapel Hill Blvd., Durham N.C. on Tuesday, May 1, 2001 at 10:00 a.m. All shareholders are cordially invited to attend.

Transfer Agent:  American Stock Transfer & Trust Company, 59 Maiden Lane, New
--------------
York, N. Y. 10007, Telephone 1-800-937-5449.

Form 10-KSB: On the written request of any shareholder of record as of March 16,
-----------
2001, the Company will provide to said shareholder, without charge, a copy of the Company's Annual Report on Form 10-KSB, including the financial statements and all schedules as required to be filed with the Securities Exchange Commission under the Securities Exchange Act of 1934.

All requests should be sent to: Lee Johnson, Jr., President, M&F Bancorp, Inc., Post Office Box 1932, Durham, North Carolina 27702-1932.

For additional information about M&F Bancorp, Inc., please contact Lee Johnson, Jr., President or Elaine Small, Vice President at 919-683-1521.

* Per share data for all periods presented has been adjusted for 3-for-2 stock split accounted for as a 50 percent dividend on January 21, 2000.

TOTAL ASSETS (Millions)     TOTAL SHAREHOLDERS' EQUITY    NET INCOME (Thousands)
                                      (Millions)

     [BAR GRAPH]                      [BAR GRAPH]                [BAR GRAPH]

                               TABLE OF CONTENTS

A Message To Our Shareholders.......................................  2

Management's Discussion And Analysis................................  6

Report of Deloitte & Touche LLP..................................... 19

Financial Statements................................................ 20

Board of Directors and Management................................... 36

                               [TRADEMARK LOGO]

                Awarded June 1, 1990 through September 30, 2000

To Our Shareholders
--------------------------------------------------------------------------------

[PICTURE]
Lee Johnson, Jr.,
President,
M&F Bancorp, Inc.


     The year 2000 was another successful year for your Company. Although reported earnings declined, essentially all of the reduction was attributable to an increase in the Bank's provision for loan losses. Excluding the higher provision, earnings would have significantly improved. At the same time, we continued to post strong increases in key balance sheet areas, invested in technology, and enhanced our product and service offerings. In sum, it was another successful year.

Annual Results Reflected Higher Provision

     Our net income for the year ended December 31, 2000, was $902,258, or $1.06 basic and diluted earnings per share, versus $1,070,517, or $1.25 basic and diluted earnings per share, in 1999. The decline was due to a higher provision for loan losses, which was $627,552 in 2000, versus $244,305 in 1999. The higher provision resulted from a review of our nonperforming assets. As a result of the higher provision, our allowance for loan losses increased to $1,747,748 by year-end 2000, an increase of 30% from the allowance of $1,342,095 at the end of 1999. The stronger allowance will more conservatively position the Bank, particularly as it relates to the impact of potential loan losses on earnings.

     Although the provision for loan losses increased, several areas of the income statement reflected growth. For example, net interest income increased 9% to $7,894,258 in 2000 from $7,273,578 in 1999. Excluding gains on the sale of securities, other income also increased, albeit modestly. Pretax income excluding the provision for loan losses increased from $1,667,822 to $1,843,810, an increase of 11%. In sum, we achieved sound growth in many areas during 2000 and completed the year with a stronger reserve position.

Balance Sheet Growth Remained Strong

     Balance sheet growth remained quite strong during the year. Total assets reached approximately $167 million, an increase of 6% from the year-ago level of $158 million, while gross loans increased 9% to nearly $115 million. We achieved growth in deposits, which increased to $135 million at December 31, 2000, from $130 million at the end of 1999. The growth in deposits is particularly gratifying given that it is one of the more important sources of funding for loan growth. It is anticipated that our deposit growth will remain strong. Shareholders' equity increased, growing 9% to $17.7 million, or $20.74 per share.

Technology-Based Services Continued to Grow

     During the year, an increasing number of our customers elected to use many of the technology-based services that we have recently offered. Our Internet banking product offers customers a chance to pay bills, transfer funds, and view account information online, while our E-Statements allow customers to receive their monthly statements electronically. Check images can be delivered via e-mail. The increased use of these products by our customers has enhanced overall service levels. These products also provide a platform that can be leveraged as we increase our market penetration. We will continue to develop attractive product offerings in an effort to keep Mechanics and Farmers Bank on the cutting edge of technology.

In Appreciation to Ms. Julia W. Taylor

[PICTURE]
Julia W. Taylor
former CEO

     As a final note and on behalf of all shareholders and staff, We would like to express our sincere appreciation to Ms. Julia W. Taylor, Chairman of the Holding Company and the Bank's Board of Directors. Ms. Taylor will retire as Chairman of the Holding Company and Bank effective May 1, 2001. She retired as President and Chief Executive Officer of both companies in September 2000. Her career with Mechanics and Farmers Bank began in 1955, and throughout her career, her responsibilities continued to grow, culminating with her promotion to President and Chief Executive Officer of Mechanics and Farmers Bank in 1983 and Chairman of the Board of Directors in 1987. Ms. Taylor was a highly effective leader, and she established many of the initiatives that have allowed the Bank to succeed and prosper. Her aggresive approach to investments in technology will be key to building our franchise in the 21st century. Although she will not be active in the management of the Bank, her confidence in our Bank and commitment to success will serve as legacies that will guide us long into the future. We are grateful for her years of service and wish her well in her retirement.

Outlook

     Utilizing aggressive, sales-oriented strategies, our objectives are to increase market share from 0.12 percent to 0.15 percent within the markets served by the bank, reduce average loan losses by 35 percent, and reduce check losses and teller shortages by 65 percent within 12 months. Each M&F Bank branch has established internal strategies and tactics to meet these goals. The Bank plans to reduce non-interest expenses by 5 percent within the next 12 months and 10 percent within the next 24 months, These efforts positively affect profitability through an increase in operating income and a reduction in operating expenses.

     In closing, we are optimistic about our opportunities as we enter the new year. We have a renewed commitment to provide customers with individual attention and quality products and services. Our goal is to attract and retain quality employees and remain a model of corporate citizenship in the communities we serve. Our financial position is sound, and we are committed to building upon our franchise in each of our markets. We appreciate the confidence expressed through your investment and, as always, we welcome your thoughts and suggestions.

                                             /s/ Lee Johnson, Jr.,

                                             Lee Johnson, Jr.,
                                             President
                                             M&F Bancorp, Inc.

M&F Bank: We're Here for You

     This institution is about commitment. It was founded, and it has lasted, because people are committed to what it stands for. We will always remain committed to our loyal customers, investors and employees.

     In order to maintain and strengthen our customer base in the coming months and years, we have implemented an ambitious, sales-oriented plan that will result in a unified effort to facilitate growth in the Bank. We want to transform M&F Bank from a community bank to a community financial services center.

     The objective of shareholders' investment in M&F Bank is to obtain an adequate return on invested capital. An adequate return for our Bank can be closely related to the current return on equity of the mean of our peer group as defined by the Commissioner of Bank's "Peer Group Analysis" for the period ended June 2000, which was 10.33 percent. Therefore, a return on equity approximating 10 percent is not an unrealistic expectation. With an expectation of this return on equity, very stringent limits on loan leveraging as well as the types of lending activities must be undertaken.

Changing of the Guard

[PICTURE]
E. Elaine Small
Executive Vice President

     On October 1, 2000, M&F Bank elected a new leader--Lee Johnson, Jr. He succeeds Julia W. Taylor, who served as the Bank's president and CEO for 17 years. Employed with M&F for more than 32 years, Johnson started his career as a paying and receiving teller. Johnson has worked his way up the corporate ranks, most recently holding the positions of executive vice president, chief financial officer, and financial group executive. His promotion to president and COO is the result of a unanimous decision by the Bank's Board of Directors. In this new position, Johnson will be responsible for the administration and day-to-day operations of the company.00000000

[PICTURE]
Fohliette W. Becote,
Chief Financial Officer

     E. Elaine Small succeeded Johnson as executive vice president, and she continues to serve as operations group executive. Fohliette W. Becote succeeded Johnson as chief financial officer and financial group executive, and will also remain senior vice president.

The Personal Touch

     Our concept of service means personal involvement, integrity, fairness, and concern for the customer. Our commitment to the customer can only be maintained through the attainment of financial performance necessary to satisfy the investment goals, and increase revenues available to be utilized for achieving and maintaining quality customer service and quality products.

     We want potential customers and the community to know that we're large enough to serve you, but small enough to know you. Continued success for M&F will require raising the level of quality service rendered to the customer, being in tune with customers' needs, and maintaining personalized service while providing cutting-edge banking technology. M&F Bank will be ready to do business in the fast-paced future.

                                                                      [LOGO] M&F
                                                      MECHANICS AND FARMERS BANK
                                                             We're here for you.


The Changing Face of Business

     Banking of tomorrow will be different. One key to evolving with the industry is to combat traditional preconceived notions about minority-owned banks.

     St. Peter's World Outreach Center in Winston-Salem, NC, is representative of M&F's renewed commitment to the community. Arthur Blue, operations director of the church, said St. Peter's is a healing and training ministry, dedicated to development of the total human being--body, soul and spirit. The congregation of more than 3,500 individuals and families is a diverse mixture of various ethnic, social and socio-economic backgrounds.

     In the early 1990s, M&F Bank was the financial partner that made construction of a new sanctuary and gymnasium possible. "M&F Bank understood our relationship with the community," Blue said. "They know St. Peter's, and this is just the beginning. M&F Bank takes care of all our financial and banking requirements."

     A decade after their first major expansion, the St. Peter's congregation has embarked on a new project in conjunction with M&F Bank. Construction of two new facilities, a 61,000-square-foot sanctuary and a 71,000-square-foot family life enrichment center, is scheduled for completion this spring. The total cost for the two projects is approximately $10.5 million. "M&F Bank is a hands-on, personal bank. They understand our business and what St. Peter's means to the community."

     The Seasoned Ticket restaurant is the face of M&F Bank's future, a departure from mostly personal and real estate loans, and an introduction to more diverse business-related financial services. Nick Piornack and Peter Savarino are managing partners of The University Club, a private dining club, and The Seasoned Ticket, a sports memorabilia museum and restaurant.

     "M&F Bank still gives the feeling of a local bank that is concerned about the community and the community's growth," said Piornack. He states that while many other banks tend to have a more national focus, M&F is concerned about the surrounding community and local business owners. The words that Piornack uses to describe M&F Bank: Efficient. Reliable. Personalized. Trustworthy. Professional. "They have a lot of integrity."

     For the past several years, M&F has handled all of the business owners' banking requirements and will be an integral part of their continued growth. "M&F Bank gave us an opportunity," Piornack said. "There's definitely a mutual trust and respect."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

DESCRIPTION OF BUSINESS

Based in Durham, North Carolina, M&F Bancorp, Inc. is the holding company for Mechanics and Farmers Bank, a state chartered commercial bank that was organized in 1907. The holding company was established in 1999 through a tax-free exchange of M&F Bancorp, Inc. common stock for existing shares of common stock of Mechanics and Farmers Bank. The Bank provides a broad range of financial products and services through eight offices located in the markets below:

                          Number of
Market                    Branches
------                    --------
Durham                       3
Raleigh                      2
Charlotte                    2
Winston-Salem                1

SUMMARY

The following discussion, analysis of earnings and related financial data should be read in conjunction with the audited financial statements and related notes to the consolidated statements. It is intended to assist you in understanding the financial condition and the results of operations for the years 2000, 1999 and 1998, for the Company and its subsidiary.

FORWARD-LOOKING STATEMENTS

When used in the Annual Report, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or other similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Bank's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Bank's market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Bank's financial performance and could cause the company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

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

The interest rate sensitivity schedule is reflected in Table 1, Rate Sensitivity Analysis. This table reflects the Bank's interest sensitivity analysis as of December 31, 2000 and describes, at various cumulative intervals, the gap ratios (ratios of rate-sensitive assets to rate-sensitive liabilities) for assets and liabilities that management considers rate sensitive. When interest sensitive assets exceed interest sensitive liabilities, a positive interest sensitive gap results. This gap shows the additional amount of assets being repriced over interest sensitive liabilities. The gap is negative when the reverse situation occurs. As of December 31, 2000, the one-year cumulative interest sensitivity gap was negative $56,407 versus negative $55,590 at December 31, 1999; the ratio of the cumulative interest sensitivity gap as a percent of total earning assets was a negative 35.57 percent as of December 31, 2000, compared with a negative 37.81 percent as of December 31, 1999. This incremental change was due to an increase in interest sensitive liabilities which exceeded the growth in interest sensitive assets with maturities within the twelve month period. Total loans outstanding increased $9,683,000 while investment securities decreased $1,433,132 and Fed Funds declined $100,000. Increased loan demand resulted in the decrease in the securities portfolio. Federal funds are temporary funds and subject to increases or decreases at any time. Interest bearing liabilities increased $6,163,000 within the twelve month period compared with 1999.

LIQUIDITY

Liquidity reflects the Bank's ability to meet its funding needs, which includes the extension of credit, meeting deposit withdrawals, and generally to sustain operations. In addition to its level of liquid assets, many other factors affect a bank's ability to meet liquidity needs, including access to additional funding sources, total capital position and general market conditions.

Because a large proportion of bank deposits are payable upon demand, banks must protect themselves against liquidity risk through the maintenance of adequate funds which are liquid, or can readily be converted into liquid assets. The Bank has not experienced a liquidity problem in the past, nor does it anticipate any problem in the future. The Bank will continue to rely primarily on deposits and funds provided from operations as its principal sources of funding. However, as competition for deposits increases, the Bank will seek other sources of funds to replace these deposits. The Bank will utilize the Federal Home Loan Bank as a secondary source of funds. This source of funds was very instrumental in assisting the Bank in maintaining its liquidity throughout much of 2000. The Bank received periodic advances from the Federal Home Loan Bank during the year. Total deposits were approximately $135,146,000 at December 31, 2000, with core deposits (deposits excluding certificates of deposits of $100,000 or more) of approximately $119,220,000. These figures compare to respective figures of $116,263,000 and $115,958,000 as of December 31, 1999.

On December 31, 2000, the Bank's liquidity ratio was 29.39 percent, which was above the state's recommendation.

2000 COMPARED WITH 1999

Operating Income

Net interest income after the provision for possible loan losses was $7,266,706 for the year ended December 31, 2000, an increase of $237,433, or 3.38 percent, from the 1999 level of $7,029,273. Provisions for possible loan losses increased $383,247 from the prior year's amount of $244,305 to $627,552, an increase of
156.87 percent. This increase is primarily attributable to an increase in nonperforming loans. Interest and fees on loans increased $1,225,369, or 14.04 percent, resulting in total interest income of $12,011,286. Loan growth primarily contributed to this improvement. Interest and dividends on investment securities were $1,864,121, an 0.38 percent decrease from the $1,871,187 earned in 1999. The decrease was primarily attributable to a decrease in the average balance on securities. Interest on federal funds sold and interest-bearing deposits decreased to $193,153 in 2000 from $258,813 in 1999, which represented a decline of 25.37 percent.

Service charges on deposit accounts remained relatively flat over 1999. In 2000, income from other categories was $372,599, a decrease of 6.63 percent from $399,059 in 1999. Changes in other miscellaneous income are included in this income category and, therefore, subject this account to wide fluctuations.

Operating Expenses

Interest expense from deposits increased $442,805 to $3,547,234 in 2000, a 14.26 percent increase from interest expense on deposits of $3,104,429 in 1999 due primarily to an increase in average deposits during 2000 over 1999. Interest on borrowed funds increased $89,158 from the 1999 level of $480,636 or 18.55 percent. The increase in this account compared with 1999 is due to interest expense on the $1.9 million Community Investment Program funds advance from the Federal Home Loan Bank at 7.26 percent with a scheduled maturity of July 16, 2018. Other expenses, which are primarily comprised of noninterest expense items, increased 5.78 percent to $7,649,657 from $7,231,406 in 1999. Personnel costs, which include salaries, bonuses and employee benefits, increased 17.79 percent to $4,419,668 from $3,752,317 in 1999. Occupancy expense increased $47,175 or 8.83 percent from the level in 1999. Equipment expense of $631,676 reflected an increase of 10.35 percent from $572,455 in 1999. Upgrades in equipment and ATM service contracts contributed to increased maintenance costs during the year. Data processing expense decreased 30.48 percent to $298,790 in 2000, with that decrease largely related to the Bank's decreased expenditures on leased processing equipment. Charitable contributions decreased $189,597 to $32,944 in 2000 from $222,541 in 1999. The decrease in contributions was primarily attributable to a donation made in 1999 to the North Carolina Institute of Minority Development to facilitate the sale of the Bank's former home office building. Miscellaneous other expenses decreased 5.83 percent to $1,268,417 in 2000 from $1,346,939 in 1999. This category is comprised of many other operating expense accounts that had minor increases or decreases, the net of which represents the decrease in the other expense category. Several component accounts within this category had significant increases.

1999 COMPARED WITH 1998

Operating Income

Net interest income after the provision for possible loan losses was $7,029,273 for the year ended December 31, 1999, an increase of $335,478, or 5.01 percent, from the 1998 level of $6,693,795. Provisions for possible loan losses decreased $147,730 from the prior year's amount of $392,035 to $244,305, a decrease of
37.68 percent. This decrease is primarily attributable to the Bank's lower level of write-offs in 1999 relative to 1998. Interest and fees on loans increased $198,347, or 2.33 percent, resulting in total interest income of $10,858,643. Loan growth primarily contributed to this improvement. Interest and dividends on investment securities were $1,871,187, an 11.00 percent increase from the $1,685,786 earned in 1998. The increase was primarily attributable to an increase in the average balance on nontaxable securities. Interest on federal funds sold increased to $258,813 in 1999 from $223,709 in 1998, which represented growth of 15.69 percent.

Service charges on deposit accounts increased 3.49 percent to $1,226,591 from $1,185,246 in 1998. Income from other categories was $399,059, an increase of
6.22 percent from $375,708 in 1998. Changes in other miscellaneous income are included in this income category and, therefore, subject this account to wide fluctuations.

Operating Expenses

Interest expense from deposits decreased $112,903 to $3,104,429 in 1999, a 3.51 percent decrease from interest expense on deposits of $3,217,332 in 1998. Interest on borrowed funds increased $344,007 from the 1998 level of $136,629 or
251.78 percent. The increase in this account compared with 1998 is due to a full twelve months of interest expense on the ten million dollar advance from the Federal Home Loan Bank at 4.64 percent with a scheduled maturity of October 8, 2008. Other Expenses, which are primarily comprised of noninterest expense items, increased 9.81 percent to $7,231,406 from $6,585,226 in 1998. Personnel costs, which include salaries, bonuses and employee benefits, increased 3.47 percent to $3,752,317 from $3,626,314 in 1998. Occupancy expense decreased $67,989 or 11.28 percent from the level in 1998. Equipment expense of $572,455 reflected an increase of 12.87 percent from $507,176 in 1998. Upgrades in equipment and ATM service contracts contributed to increased maintenance costs during the year. Data processing expense decreased 7.14 percent to $429,767 in 1999, with that decrease largely related to the Bank's decreased expenditures on technology-based products and services. Contributions increased $195,032 to $222,541 in 1999 from $27,509 in 1998. The increase in contributions was primarily attributable to a donation made to the North Carolina Institute of Minority Development to facilitate the sale of the Bank's former home office building located at 114-116 W. Parrish Street, Durham, North Carolina. Other expenses increased 17.84 percent to $1,346,939 in 1999 from $1,143,036 in 1998. This category is comprised of many other operating expense accounts that had minor increases or decreases, the net of which represents the increase in the other expense category. Several component accounts within this category had significant increases. The loss on the sale of the corporate building resulted in an expense of $97,000; losses from teller transactions and forged checks totaling $61,000 and other losses $25,000.

                               FIVE-YEAR SUMMARY

Financial Condition Data at December 31,
                                                        2000             1999           1998            1997             1996
--------------------------------------------------------------------------------------------------------------------------------
Assets                                              $ 166,960,664   $ 157,744,370  $ 153,965,311   $ 130,900,038   $ 124,935,462
--------------------------------------------------------------------------------------------------------------------------------
Loans receivable, net                                 112,804,835     103,559,855     94,317,569      89,237,575      80,099,979
--------------------------------------------------------------------------------------------------------------------------------
Mortgate-Backed Securities                              5,849,950       5,960,507      4,263,843       2,846,138       3,328,901
--------------------------------------------------------------------------------------------------------------------------------
Securities                                             25,194,132      26,516,707     29,898,459      28,265,093      26,956,868
--------------------------------------------------------------------------------------------------------------------------------
Deposits                                              135,146,259     129,529,153    125,293,823     113,341,772     108,407,264
--------------------------------------------------------------------------------------------------------------------------------
Other Borrowings                                       11,895,273      10,000,000     10,000,000               -               -
--------------------------------------------------------------------------------------------------------------------------------
Shareholders' Equity                                   17,706,249      16,299,350     16,496,856      15,522,972      14,445,365
================================================================================================================================
Operating Data for the Years Ended December 31,
Operating Income:                                       2000             1999           1998            1997             1996
--------------------------------------------------------------------------------------------------------------------------------
Interest and Fees on Loans                          $   9,954,012   $   8,728,643  $   8,530,296   $   7,760,853   $   7,134,159
--------------------------------------------------------------------------------------------------------------------------------
Interest on Federal Funds Sold                             49,240         258,813        223,709         234,271         281,434
--------------------------------------------------------------------------------------------------------------------------------
Interest and Dividends on Investments                   1,864,121       1,871,187      1,685,786       1,704,379       1,820,025
--------------------------------------------------------------------------------------------------------------------------------
Other Income                                            1,771,749       1,622,680      1,560,954       1,468,354       1,404,665
--------------------------------------------------------------------------------------------------------------------------------
Total Operating Income                                 13,639,122      12,481,323     12,000,745      11,167,857      10,640,283
--------------------------------------------------------------------------------------------------------------------------------

Operating Expense:
--------------------------------------------------------------------------------------------------------------------------------
Interest on Deposits/Borrowings                         4,117,028       3,585,065      3,353,961       3,086,978       3,096,740
--------------------------------------------------------------------------------------------------------------------------------
Personnel Costs                                         4,419,668       3,752,317      3,626,314       3,260,252       3,173,623
--------------------------------------------------------------------------------------------------------------------------------
Provision for Loan Losses                                 627,552         244,305        392,035         206,131         146,128
--------------------------------------------------------------------------------------------------------------------------------
Other Expenses                                          3,258,616       3,476,119      2,958,912       2,877,688       2,550,379
--------------------------------------------------------------------------------------------------------------------------------
Total Operating Expense                                12,422,864      11,057,806     10,331,222       9,431,049       8,966,870
--------------------------------------------------------------------------------------------------------------------------------

Income Before Taxes                                     1,216,258       1,423,517      1,669,523       1,736,808       1,673,413
--------------------------------------------------------------------------------------------------------------------------------
Income Tax Expense                                        314,000         353,000        455,499         533,000         475,000
--------------------------------------------------------------------------------------------------------------------------------
Net Income                                          $     902,258   $   1,070,517  $   1,214,024   $   1,203,808   $   1,198,413
--------------------------------------------------------------------------------------------------------------------------------
Per Share Data:
Net Income - basic and diluted                      $        1.06   $        1.25  $        1.42   $        1.41   $        1.40
--------------------------------------------------------------------------------------------------------------------------------
Cash Dividends Declared                             $        0.32   $        0.35  $        0.52   $        0.49   $        0.49
--------------------------------------------------------------------------------------------------------------------------------
Weighted-Average Common Shares Outstanding                853,731         853,820        853,830         853,830         853,830
--------------------------------------------------------------------------------------------------------------------------------

                      TABLE 1. RATE SENSITIVITY ANALYSIS

                                                              3 Months     4 to 12   Total Within     Over
   (Dollars In Thousands)                                     or Less       Months     12 Months    12 Months      Total
--------------------------------------------------------------------------------------------------------------------------
Interest Earning Assets
--------------------------------------------------------------------------------------------------------------------------
Loans                                                    $   11,797    $  14,809    $  26,606    $  88,320     $ 114,926
--------------------------------------------------------------------------------------------------------------------------
Investment Securities                                           499          503        1,002       30,042        31,044
--------------------------------------------------------------------------------------------------------------------------
Federal Funds Sold                                            5,000            -        5,000            -         5,000
--------------------------------------------------------------------------------------------------------------------------
Interest-Bearing Deposits                                     7,617            -        7,617            -         7,617
--------------------------------------------------------------------------------------------------------------------------
Total Interest-Earning Assets                            $   24,913    $  15,312    $  40,225    $ 118,362     $ 158,587
========================================================================================================================
Percent of Total Interest-Earning Assets                      15.71%        9.65%       25.36%       74.64%       100.00%
--------------------------------------------------------------------------------------------------------------------------
Cumulative Percent of Total
Interest Earning-Assets                                       15.71%       25.36%       25.36%      100.00%
--------------------------------------------------------------------------------------------------------------------------
Interest-Bearing Liabilities
Time Deposits $100,000 or More                           $    5,234    $   8,373    $  13,607    $   2,319     $  15,926
--------------------------------------------------------------------------------------------------------------------------
Savings, Now and Money Market Deposits                       60,757            -       60,757            -        60,757
--------------------------------------------------------------------------------------------------------------------------
Other Time Deposits                                           7,808       14,441       22,249        6,282        28,531
--------------------------------------------------------------------------------------------------------------------------
Borrowed Funds                                                    4           15           19       11,876        11,895
--------------------------------------------------------------------------------------------------------------------------
Total Interest-Bearing Liabilities                       $   73,803    $  22,829    $  96,632    $  20,477     $ 117,109
========================================================================================================================
Percent of Total Interest-Bearing Liabilities                 63.02%       19.49%       82.51%       17.49%       100.00%
--------------------------------------------------------------------------------------------------------------------------
Cumulative Percent of Total
Interest-Bearing Liabilities                                  63.02%       82.51%       82.51%      100.00%
--------------------------------------------------------------------------------------------------------------------------
Ratio of Interest-Earning Assets to
Interest-Bearing Liabilities (Gap Ratio)                      33.76%       67.07%       41.63%      578.02%       135.42%
--------------------------------------------------------------------------------------------------------------------------
Cumulative Ratio of Interest-Earning Assets to
Interest-Bearing Liabilities (Cumulative Gap Ratio)           33.76%       41.63%       41.63%      135.42%
--------------------------------------------------------------------------------------------------------------------------
Interest Sensitivity Gap                                 $  (48,890)   $  (7,517)   $ (56,407)   $  97,885     $  41,478
--------------------------------------------------------------------------------------------------------------------------
Cumulative Interest Sensitivity Gap                      $  (48,890)   $ (56,407)   $ (56,407)   $  41,478
--------------------------------------------------------------------------------------------------------------------------
Cumulative Interest Sensitivity Gap as a
Percent of Total Interest-Earning Assets                     (30.83)%     (35.57)%     (35.57)%      26.15%
--------------------------------------------------------------------------------------------------------------------------

During periods of rising interest rates, the Bank's rate-sensitive assets cannot be repriced as quickly as its rate sensitive liabilities. Thus, the Bank's net interest income will generally decrease. In periods of declining interest rates, the opposite effect occurs.

TOTAL LOANS (Millions)      TOTAL DEPOSITS (Millions)      DIVIDENDS (Per Share)

                            [PLOT POINTS TO COME]

          TABLE 2. AVERAGE BALANCES AND NET INTEREST INCOME ANALYSIS

    (Dollars In Thousands)                                                 Year Ended December 31
----------------------------------------------------------------------------------------------------------------------------------
                                                 2000                           1999                            1998
----------------------------------------------------------------------------------------------------------------------------------
                                     Average Average  Amount Paid    Average  Average  Amount Paid   Average  Average  Amount Paid
                                     Balance  Rate     Or Earned     Balance   Rate     Or Earned    Balance   Rate     Or Earned
----------------------------------------------------------------------------------------------------------------------------------
ASSETS
----------------------------------------------------------------------------------------------------------------------------------
LOANS (1)                          $ 109,103   9.12%   $  9,954    $  97,472    8.96%  $  8,729    $  95,767  8.91%       $  8,530
----------------------------------------------------------------------------------------------------------------------------------
TAXABLE SECURITIES                    22,112   6.36%      1,407       22,654    5.97%     1,353       23,653  5.96%          1,409
----------------------------------------------------------------------------------------------------------------------------------
NON-TAXABLE SECURITIES                10,316   4.43%        457       11,428    4.53%       518        6,009  4.61%            277
----------------------------------------------------------------------------------------------------------------------------------
FEDERAL FUNDS SOLD                       580   8.45%         49        3,694    4.76%       176        3,702  5.21%            193
----------------------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING DEPOSITS              2,228   6.46%        144        2,046    4.06%        83          597  5.19%             31
----------------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST-EARNING ASSETS      $ 144,339   8.32%   $ 12,011    $ 137,294    7.91%  $ 10,859    $ 129,728  8.05%       $ 10,440
----------------------------------------------------------------------------------------------------------------------------------
CASH AND AMOUNTS
DUE FROM BANKS                         5,241                           5,477                           4,976
----------------------------------------------------------------------------------------------------------------------------------
BANK PREMISES
AND EQUIPMENT, NET                     5,209                           4,959                           2,580
----------------------------------------------------------------------------------------------------------------------------------
OTHER ASSETS                           2,168                           3,339                           2,247
----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                       $ 156,957           $ 12,011    $ 151,069           $ 10,859    $ 139,531              $ 10,440
==================================================================================================================================
LIABILITIES AND
SHAREHOLDERS' EQUITY
----------------------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING DEPOSITS          $ 100,452           $  3,547    $  97,264           $  3,104    $  93,444              $  3,217
----------------------------------------------------------------------------------------------------------------------------------
BORROWED FUNDS                        11,036                570       10,045                481        2,786                   137
----------------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST
BEARING LIABILITIES                $ 111,488   3.69%   $  4,117    $ 107,309    3.34%  $  3,585    $  96,230  3.49%       $  3,354
----------------------------------------------------------------------------------------------------------------------------------
NON-INTEREST-BEARING
DEPOSITS                              26,738                          25,103                          24,598
----------------------------------------------------------------------------------------------------------------------------------
OTHER LIABILITIES                      2,141                           2,437                           2,811
----------------------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY                  16,590                          16,220                          15,892
----------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY               $ 156,957           $  4,117    $ 151,069           $  3,585    $ 139,531              $  3,354
==================================================================================================================================
NET INTEREST INCOME AND NET
YIELD ON INTEREST-EARNING ASSETS               5.47%   $  7,894                 5.30%  $  7,274               5.46%       $  7,086
----------------------------------------------------------------------------------------------------------------------------------
INTEREST RATE SPREAD                           4.63%                            4.57%                         4.56%
----------------------------------------------------------------------------------------------------------------------------------

/1/Average loans, net of the allowance for possible loan losses and unearned income. These figures include non-accrual loans, the effect of which is to lower the average rates.

                  TABLE 3. VOLUME AND RATE VARIANCE ANALYSIS

    (Dollars In Thousands)                             2000 COMPARED TO 1999                     1999 COMPARED TO 1998
----------------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS                         VOLUME          RATE         TOTAL         VOLUME          RATE        TOTAL
----------------------------------------------------------------------------------------------------------------------------------
LOANS                                          $   827         $ 399        $ 1,226        $  806        $ (607)      $  199
----------------------------------------------------------------------------------------------------------------------------------
TAXABLE SECURITIES                                 124           (70)            54          (102)           46          (56)
----------------------------------------------------------------------------------------------------------------------------------
NON-TAXABLE SECURITIES                             (93)           31            (62)           38           203          241
----------------------------------------------------------------------------------------------------------------------------------
FEDERAL FUNDS SOLD                                (157)           91            (66)           59           (24)          35
----------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME                                $   701         $ 451        $ 1,152        $  801        $ (382)      $  419
==================================================================================================================================
INTEREST-BEARING LIABILITIES
TIME DEPOSITS $100M OR MORE                    $   131         $ (13)       $   118        $  (78)       $  225       $  147
----------------------------------------------------------------------------------------------------------------------------------
SAVINGS, NOW, & MONEY MARKET DEPOSIT                11           119            130           106          (192)         (86)
----------------------------------------------------------------------------------------------------------------------------------
OTHER TIME DEPOSITS                                 57           138            195            48          (222)        (174)
----------------------------------------------------------------------------------------------------------------------------------
OTHER BORROWINGS                                    89             -             89           347            (3)         344
----------------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST-BEARING LIABILITIES             $   288         $ 244        $   532        $  423        $ (192)      $  231
==================================================================================================================================

The rate/volume variance for each category has been allocated on a consistent basis between rate and volume variances based on the percentage of the rate or volume variance to the sum of the two absolute variances.Income on nonaccrual loans is included in the volume and rate variance analysis table only to the extent that it represents interest payments received.

INVESTMENT SECURITIES The investment portfolio is managed to provide a balance between liquidity and attractive yields. An increasing amount of emphasis is being placed on managing the interest rate risk of the Bank. Therefore, future investment activity will be guided by the asset liability mix and maturity requirements of the Bank. The investment portfolio is categorized as "available for sale" and "held to maturity." The available for sale portion of the portfolio can be used to meet the liquidity needs of the Bank, while the held to maturity portion is intended primarily for investment purposes. On December 31, 2000, $28,929,776 or 93.19 percent of the Bank's portfolio was classified as available for sale.

Bank policy prohibits trading within the portion of the bond portfolio classified as "securities to be held to maturity." Additionally, more of the bonds in the "available for sale" portfolio have maturities of five years or greater and, therefore these securities are subject to greater market volatility than similar securities with maturities of two years or less. Market value adjustment caused by increases or decreases in interest rates presents the potential for a greater amount of market value adjustment to the Bank's capital account. Tables 4 and 4.1 show maturities of investment securities held by the Bank at December 31, 2000, and 1999, respectively, along with weighted average yields.

             TABLE 4. INVESTMENT PORTFOLIO MATURITY SCHEDULE 2000

       AMORTIZED COST                                          AFTER ONE YEAR BUT     AFTER FIVE YEARS BUT
   (Dollars In Thousands)                  WITHIN ONE YEAR     WITHIN FIVE YEARS        WITHIN TEN YEARS        AFTER TEN YEARS
--------------------------------------------------------------------------------------------------------------------------------
                                           AMOUNT    YIELD      AMOUNT      YIELD      AMOUNT        YIELD     AMOUNT      YIELD
--------------------------------------------------------------------------------------------------------------------------------
US TREASURY                               $   500    6.50%     $     0      0.00%     $     0         0.00%   $      0     0.00%
--------------------------------------------------------------------------------------------------------------------------------
US GOVERNMENT AGENCIES                        500    5.20%       7,750      5.92%       1,000         7.03%          0     0.00%
--------------------------------------------------------------------------------------------------------------------------------
MORTGAGE-BACKED SECURITIES                      0    0.00%           0      0.00%           0         0.00%      5,839     6.90%
--------------------------------------------------------------------------------------------------------------------------------
STATE AND POLITICAL SUBDIVISIONS (1)            0    0.00%       1,935      7.72%       1,524         7.12%      6,030     7.07%
--------------------------------------------------------------------------------------------------------------------------------
CORPORATE                                       0    0.00%           0      0.00%           0         0.00%      4,162     7.26%
--------------------------------------------------------------------------------------------------------------------------------
OTHER                                           0    0.00%           0      0.00%           0         0.00%        714     0.00%
--------------------------------------------------------------------------------------------------------------------------------
TOTAL                                     $ 1,000    5.85%     $ 9,685      6.28%     $ 2,524         7.09%   $ 16,745     6.75%
================================================================================================================================

/1/ Yield on tax-exempt investments has been adjusted to a taxable-equivalent basis using prevailing federal and state rates.

             TABLE 4.1 INVESTMENT PORTFOLIO MATURITY SCHEDULE 1999

       AMORTIZED COST                                          AFTER ONE YEAR BUT     AFTER FIVE YEARS BUT
   (Dollars In Thousands)                  WITHIN ONE YEAR     WITHIN FIVE YEARS        WITHIN TEN YEARS        AFTER TEN YEARS
--------------------------------------------------------------------------------------------------------------------------------
                                           AMOUNT    YIELD      AMOUNT      YIELD      AMOUNT        YIELD     AMOUNT      YIELD
--------------------------------------------------------------------------------------------------------------------------------
US TREASURY                               $   500    6.18%    $    500      6.65%     $     0         0.00%   $      0     0.00%
--------------------------------------------------------------------------------------------------------------------------------
US GOVERNMENT AGENCIES                      1,000    5.08%       8,249      5.93%           0         0.00%          0     0.00%
--------------------------------------------------------------------------------------------------------------------------------
MORTGAGE-BACKED SECURITIES                      0    0.00%           0      0.00%           0         0.00%      6,035     6.23%
--------------------------------------------------------------------------------------------------------------------------------
STATE AND POLITICAL SUBDIVISIONS (1)          226    6.99%       1,387      7.69%       3,807         7.62%      6,031     7.09%
--------------------------------------------------------------------------------------------------------------------------------
CORPORATE                                       0    0.00%           0      0.00%           0         0.00%      4,133     7.59%
--------------------------------------------------------------------------------------------------------------------------------
OTHER                                           0    0.00%           0      0.00%           0         0.00%        689     0.00%
--------------------------------------------------------------------------------------------------------------------------------
TOTAL                                     $ 1,726    5.70%    $ 10,136      6.20%     $ 3,807         7.62%   $ 16,888     6.36%
================================================================================================================================

/1/ Yield on tax-exempt investments has been adjusted to a taxable-equivalent basis using prevailing federal and state rates.

LOAN PORTFOLIO
Total loans outstanding on December 31, 2000 were $114,925,625, an increase of
9.20 percent from the $105,243,103 in loans at December 31, 1999. Competition for loan originations remained intense in our markets in 2000, with many institutions targeting M&F's traditional markets because of their need to improve their community reinvestment ratings. M&F Bank's increase in total loans outstanding was due to marketing to small businesses, churches and loan participations with other banks.

The Bank maintains a diversified mix of loans, as can be seen in the table below. Commercial loans are spread throughout a variety of industries, with loans to churches accounting for approximately 47.94 percent of the commercial loan portfolio and no other particular industry group or related industries accounting for a significant portion of the commercial loan portfolio. Real estate loans consist of mortgages for construction, land development, residential and other properties.

As of December 31, 2000, approximately $64,638,000, or 56.24 percent of the loan portfolio, was comprised of commercial, financial and agricultural loans, an increase from 54.78 percent in the same category at the end of 1999. Real estate mortgages also represented a lower percentage, totaling 29.68 percent of the loan portfolio, down from 33.34 percent at the end of 1999. The remaining categories of loans, real estate construction and installment loans to individuals, represented 7.39 percent and 6.69 percent, respectively, of the loan portfolio as of December 31, 2000 (comparable respective figures for 1999 were 4.60 percent and 7.28 percent). The Bank has no foreign loans. Loans made to directors, officers and other related parties to the Bank totaled $1,172,000 at December 31, 2000. New loans to such parties totaled $100,000 while repayments totaled $43,902 during 2000.

At December 31, 2000, the Bank had outstanding loan commitments of approximately $23,047,000, versus $23,438,000 at the end of 1999. Historically, only a small percentage of these lines have been activated. Management does not believe these lines will have any impact on the liquidity of the Bank. The amount of loans outstanding and the percentage that such loans represented of total loans at the indicated dates are shown in the following table according to the loan type. Total fixed rate loans maturing after one year on December 31, 2000 were $74,936,000 and total floating rate loans were $13,384,000.

                      TABLE 5. LOAN PORTFOLIO COMPOSITION

     (Dollars In Thousands)                                            DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------
                            2000         %        1999       %         1998     %        1997        %         1996        %
------------------------------------------------------------------------------------------------------------------------------
COMMERCIAL,
FINANCIAL, AND
AGRICULTURAL              $ 64,638     56.24%  $ 57,654    54.78%  $ 51,665   53.93%  $ 41,910     46.22%   $     39    48.35%
------------------------------------------------------------------------------------------------------------------------------
REAL ESTATE-
CONSTRUCTION                 8,486      7.39%     4,844     4.60%       747    0.78%     3,495      3.85%        473     0.58%
------------------------------------------------------------------------------------------------------------------------------
REAL ESTATE- MORTGAGE       34,112     29.68%    35,087    33.34%    36,493   38.09%    38,010     41.92%     34,599    42.34%
------------------------------------------------------------------------------------------------------------------------------
INSTALLMENT
LOANS TO
INDIVIDUALS                  7,690      6.69%     7,658     7.28%     6,899    7.20%     7,261      8.01%      7,132     8.73%
------------------------------------------------------------------------------------------------------------------------------
TOTAL                     $114,926    100.00%  $105,243   100.00%  $ 95,804  100.00%  $ 90,676    100.00%   $ 81,715   100.00%
==============================================================================================================================


                     TABLE 6. LOAN MATURITIES-FIXED RATES

                                                    ONE YEAR           AFTER ONE YEAR               AFTER
FIXED RATES        (Dollars In Thousands)           OR LESS          THROUGH FIVE YEARS          FIVE YEARS             TOTAL
------------------------------------------------------------------------------------------------------------------------------
COMMERCIAL, FINANCIAL, AND AGRICULTURAL            $ 10,765             $ 33,634                  $  6,499            $ 50,898
------------------------------------------------------------------------------------------------------------------------------
REAL ESTATE-CONSTRUCTION                              2,219                                                              2,219
------------------------------------------------------------------------------------------------------------------------------
REAL ESTATE-MORTGAGE                                  2,971               12,551                    18,391              33,913
------------------------------------------------------------------------------------------------------------------------------
INSTALLMENT LOANS TO INDIVIDUALS                      1,071                3,755                       106               4,932
------------------------------------------------------------------------------------------------------------------------------
TOTALS                                             $ 17,026             $ 49,940                  $ 24,996            $ 91,962
==============================================================================================================================

                   TABLE 6.1 LOAN MATURITIES-FLOATING RATES

                                             ONE YEAR      AFTER ONE YEAR          AFTER
FLOATING RATES (Dollars In Thousands)        OR LESS     THROUGH FIVE YEARS      FIVE YEARS     TOTAL
------------------------------------------------------------------------------------------------------
COMMERCIAL, FINANCIAL, AND AGRICULTURAL      $ 6,555           $ 4,968             $ 2,217    $ 13,740
------------------------------------------------------------------------------------------------------
REAL ESTATE-CONSTRUCTION                       2,276             3,991                           6,267
------------------------------------------------------------------------------------------------------
REAL ESTATE-MORTGAGE                             199                                               199
------------------------------------------------------------------------------------------------------
INSTALLMENT LOANS TO INDIVIDUALS                 550                56               2,152       2,758
------------------------------------------------------------------------------------------------------
TOTALS                                       $ 9,580           $ 9,015             $ 4,369    $ 22,964
======================================================================================================

NONACCRUAL, PAST DUE AND RESTRUCTURED LOANS

A loan is placed on non-accrual status when, in management's judgment, the collection of interest income becomes doubtful. Interest receivable that has been accrued in prior years and is subsequently determined to have doubtful collectibility is charged to the appropriate interest income account. Interest on loans that are classified as non-accrual is recognized when received. Past due loans are loans whose principal or interest is past due 90 days or more. In some cases, where borrowers are experiencing financial difficulties, loans may be restructured to provide terms significantly different from the original terms. The following table summarizes the Bank's nonaccrual loans, past due loans and restructured loans (nonperforming loans) at the dates indicated.

             TABLE 7. NONACCRUAL, PAST DUE, AND RESTRUCTURED LOANS

                                                          December 31,
(Dollars In Thousands)                     2000    1999      1998      1997      1996
---------------------------------------------------------------------------------------
NON-ACCRUAL LOANS                      $  2,795  $   518   $   539   $   622   $    97
---------------------------------------------------------------------------------------
LOANS PAST DUE 90 DAYS OR MORE              475    1,300     1,163     1,790     1,122
---------------------------------------------------------------------------------------
RESTRUCTURED LOANS                        1,329      725
---------------------------------------------------------------------------------------
TOTAL                                  $  4,599  $ 2,543   $ 1,702   $ 2,412   $ 1,219
=======================================================================================

At December 31, 2000 and 1999, nonaccrual, past due, and restructured loans were approximately 4.00 percent and 2.42 percent, respectively, of the total loans outstanding on such dates. Nonaccrual and restructured loans increased in 2000 due to a single $2.5 million loan included in non-accrual loans. Management continues to work towards reducing the level of delinquencies through enhanced collection efforts and adherence to sound loan underwriting procedures. However, due to the uncertainties regarding trends in consumer credit and credit worthiness, it is not possible for us to accurately estimate the future impact of charge-offs in any of our loan categories.

Charge-offs totaled $338,000 in 2000, or $222,000 net of recoveries. The amount of interest from non-accrual loans that would have been earned for 2000 and 1999, was $128,000 and $63,900, respectively. These amounts are not included in income. Interest paid and included in income on non-accrual loans was $62,335 and $2,969 for 2000 and 1999, respectively.

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

The following table summarizes the Bank's balances of loans outstanding, average loans outstanding, changes in the allowance arising from charge-offs and recoveries by category, and additions to the allowance that have been charged to expense for years 1996 through 2000.

                   TABLE 8. LOAN LOSS AND RECOVERY EXPERIENCE

(Dollars In Thousands)                                                           Year Ended December 31,
                                                                   2000        1999        1998      1997      1996
-----------------------------------------------------------------------------------------------------------------------
TOTAL OUTSTANDING LOANS AT YEAR END                             $ 114,926   $ 105,243    $ 95,804  $ 90,676  $  81,715
=======================================================================================================================
AVERAGE AMOUNT OF LOANS OUTSTANDING                             $ 109,103   $  97,472    $ 95,767  $ 85,465  $  76,167
=======================================================================================================================
ALLOWANCE FOR POSSIBLE LOAN LOSSES AT BEGINNING OF YEAR         $   1,342   $   1,150    $  1,089  $  1,304  $   1,334
-----------------------------------------------------------------------------------------------------------------------
LOANS CHARGED OFF:
-----------------------------------------------------------------------------------------------------------------------
   COMMERICAL, FINANCIAL & AGRICULTURAL                               113          41         116        93         50
-----------------------------------------------------------------------------------------------------------------------
   REAL ESTATE CONSTRUCTION                                             0           0           0         0          0
-----------------------------------------------------------------------------------------------------------------------
   REAL ESTATE-MORTGAGE                                                36           3           0        20          0
-----------------------------------------------------------------------------------------------------------------------
   INSTALLMENT LOANS TO INDIVIDUALS                                   189         127         283       326        164
-----------------------------------------------------------------------------------------------------------------------
   TOTAL CHARGE-OFFS                                            $     338   $     171    $    399  $    439  $     214
=======================================================================================================================
RECOVERIES OF LOANS PREVIOUSLY CHARGED OFF:
-----------------------------------------------------------------------------------------------------------------------
   COMMERICAL, FINANCIAL, AND AGRICULTURAL                      $      26   $      13    $     26  $      5  $       0
-----------------------------------------------------------------------------------------------------------------------
   REAL ESTATE CONSTRUCTION                                             0           0           0         0          0
-----------------------------------------------------------------------------------------------------------------------
   REAL ESTATE-MORTGAGE                                                11           0           0         0          0
-----------------------------------------------------------------------------------------------------------------------
   INSTALLMENT LOANS TO INDIVIDUALS                                    79         106          42        13         38
-----------------------------------------------------------------------------------------------------------------------
   TOTAL RECOVERIES                                             $     116   $     119    $     68  $     18  $      38
=======================================================================================================================
NET CHARGE-OFFS                                                 $     222   $      52    $    331  $    421  $     176
-----------------------------------------------------------------------------------------------------------------------
ADDITIONS TO THE ALLOWANCE CHARGED
   TO EXPENSE                                                         628         244         392       206        146
-----------------------------------------------------------------------------------------------------------------------
ALLOWANCE FOR POSSIBLE LOAN LOSSES
   AT END OF YEAR                                               $   1,748   $   1,342    $  1,150  $  1,089  $   1,304
-----------------------------------------------------------------------------------------------------------------------
RATIOS OF NET-CHARGE OFFS DURING YEAR
   TO AVERAGE OUTSTANDING LOANS DURING YEAR                         0.20%        0.05%       0.35%     0.49%      0.23%
-----------------------------------------------------------------------------------------------------------------------

              TABLE 9. ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

                                           2000               1999              1998             1997              1996
--------------------------------------------------------------------------------------------------------------------------------
                                             % of Loans          % of Loans       % of Loans       % of Loans        % of Loans
                                             in Category        in Category       in Category      in Category       in Category
                                               to Total          to Total           to Total         to Total          to Total
(Dollars In Thousands)              Amount      Loans    Amount    Loans   Amount    Loans   Amount    Loans   Amount    Loans
--------------------------------------------------------------------------------------------------------------------------------
COMMERCIAL, FINANCIAL AND
   AGRICULTURAL                    $ 1,151      56.24%   $  312   54.78%  $   503    53.93% $   266   46.22%   $ 378    48.35%
--------------------------------------------------------------------------------------------------------------------------------
REAL ESTATE-CONSTRUCTION                24       7.39%       15   4 .60%        2     0.78%      31    3.85%       5     0.58%
--------------------------------------------------------------------------------------------------------------------------------
REAL ESTATE-MORTGAGE                   305      29.68%      299   33.34%      276    38.09%     333   41.92%     380    42.34%
--------------------------------------------------------------------------------------------------------------------------------
INSTALLMENT LOANS TO
   INDIVIDUALS                         177       6.69%      290    7.28%      261     7.20%     317    8.01%     147     8.73%
--------------------------------------------------------------------------------------------------------------------------------
UNALLOCATED                             91       0.00%      426    0.00%      108     0.00%     142    0.00%     394     0.00%
--------------------------------------------------------------------------------------------------------------------------------
TOTAL                              $ 1,748     100.00%   $1,342  100.00%  $ 1,150   100.00% $ 1,089  100.00%  $1,304   100.00%
================================================================================================================================

DEPOSITS

Total deposits as of December 31, 2000 were approximately $135,146,259 compared to $129,529,153 at the end of 1999, an increase of $5,617,106 or 4.34 percent. Savings accounts, demand deposits, and time deposits of less than $100,000 are considered core deposits by the Bank. The Bank continued its marketing effort to increase this stable source of funds. Core deposits totaled $119,220,000 at the end of 2000, versus $116,263,000 at the end of 1999. Increased efforts to extend the maturities of our deposit structure had minimal impact during 2000. As reflected in Table 1, Rate Sensitivity Analysis, approximately 82.51 percent of interest bearing deposits can be repriced in one year or less. This maturity structure contributes greatly to the negative gap or mismatch of assets and liabilities. The net effect contributes to an increased interest rate risk for the Bank.

M&F Bank is committed to offering a wide range of competitively priced deposits. Our savings account rate remained one of the most attractive rates in the market. The average amount of deposits for the years ended December 31, 2000, 1999 and 1998 are summarized below. The Bank has no foreign deposits.

                           TABLE 10. AVERAGE DEPOSITS

                                                                         Year Ended December 31,
                                                        2000                      1999                        1998
                                               AVERAGE     AVERAGE        AVERAGE      AVERAGE       AVERAGE     AVERAGE
(Dollars In Thousands)                         AMOUNT        RATE         AMOUNT         RATE        AMOUNT        RATE
-------------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING DEMAND DEPOSITS             $  20,942      0.56%      $   21,127       0.60%      $  20,082      0.97%
-------------------------------------------------------------------------------------------------------------------------
SAVINGS DEPOSITS                                36,779      3.45%          34,024       3.09%         33,982      2.41%
-------------------------------------------------------------------------------------------------------------------------
TIME DEPOSITS                                   42,731      4.94%          42,113       4.59%         39,380      4.98%
-------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST-BEARING DEPOSITS                100,452      3.48%          97,264       3.19%         93,444      3.18%
-------------------------------------------------------------------------------------------------------------------------
NON-INTEREST BEARING DEPOSITS                   26,738      0.00%          25,103       0.00%         24,598      0.00%
-------------------------------------------------------------------------------------------------------------------------
TOTAL DEPOSITS                               $ 127,190      2.75%      $  122,367       2.53%      $ 118,042      2.52%
-------------------------------------------------------------------------------------------------------------------------

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

The following table is a maturity schedule of time deposits as of December 31, 2000.

                    TABLE 11. TIME DEPOSIT MATURITY SCHEDULE

                                                           3 MONTHS   4 TO 6   7 TO 12    OVER 12
(Dollars In Thousands)                                      OR LESS   MONTHS    MONTHS     MONTHS    TOTAL
------------------------------------------------------------------------------------------------------------
TIME CERTIFICATES OF DEPOSIT OF $100,000 OR MORE          $  5,234   $  6,097  $  2,276  $ 2,319  $  15,926
------------------------------------------------------------------------------------------------------------
TIME CERTIFICATES OF DEPOSIT LESS THAN $100,000              7,808      8,602     5,839    6,282     28,531
------------------------------------------------------------------------------------------------------------
TOTAL                                                     $ 13,042   $ 14,699  $  8,115  $ 8,601  $  44,457
============================================================================================================

SHAREHOLDERS' EQUITY AND DIVIDENDS

The Bank is subject to a North Carolina State banking capital requirement of at least five percent of total assets. In addition, the Bank is subject to the capital requirements of the Federal Deposit Insurance Corporation ("FDIC"). The FDIC requires the Bank to maintain a (i) Tier 1 capital to risk-weighted assets ratio of 4.00 percent, (ii) a total capital to risk-weighted assets ratio of
8.00 percent and (iii) a leverage ratio of 3.00 percent. At December 31, 2000 and December 31, 1999, the Bank had capital to total assets ratios of 11.82 percent and 10.33 percent, respectively, Tier 1 capital to risk-weighted assets ratio of 13.86 percent and 15.14 percent, respectively, total capital to risk-weighted assets ratios of 15.63 percent and 16.79 percent, respectively and leverage ratios of 10.48 percent and 10.54 percent, respectively. Shareholders' equity, which consists of common stock, surplus and retained earnings provides all of the Company's capital.

There are 853,725 shares of common stock outstanding which were held by approximately 1,250 shareholders of record on March 1, 2001, not including persons or entities whose stock is held in nominee or "street" name through various brokerage firms or banks. There is no established market for the Company's common stock, excluding limited sporadic quotations, although the Company's common stock is quoted over-the-counter through the National Daily Quotation System "pink sheets" published by the National Quotation Bureau, Inc.

The table below presents the over-the-counter market quotations for the Company stock for the previous eight quarters. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. The stock prices noted below have been adjusted to reflect the three-for-two stock split effective January 21, 2000, which was announced in December 1999.

2000                Quarter 1    Quarter 2     Quarter 3    Quarter 4
-----------------------------------------------------------------------
HIGH                 $ 17.50      $ 17.25       $ 14.13      $ 10.00
-----------------------------------------------------------------------
LOW                  $ 16.00      $ 14.13       $ 10.00      $  8.50
-----------------------------------------------------------------------
CLOSE                $ 17.00      $ 14.13       $ 10.00      $  8.50
-----------------------------------------------------------------------

1999                Quarter 1    Quarter 2     Quarter 3    Quarter 4
-----------------------------------------------------------------------
HIGH                 $ 18.00      $ 16.50       $ 18.00      $ 17.17
-----------------------------------------------------------------------
LOW                  $ 15.00      $ 15.58       $ 16.00      $ 16.17
-----------------------------------------------------------------------
CLOSE                $ 15.00      $ 16.50       $ 16.00      $ 17.17
-----------------------------------------------------------------------

Under North Carolina law the Company cannot pay any dividend which results in
(i) the Company being unable to pay its debts as they become due in the usual course of business or (ii) the Company's assets being less than the sum of its total liabilities plus the amount that would be needed, if the Company were to be dissolved at the time of the dividend, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the dividend. Also, the ability of the Company to pay dividends is dependent upon the Company's receipt of dividends from the Bank. Dividends may be paid by the Bank from undivided profits, which are determined by deducting and charging certain items against actual profits, including any contributions to surplus required by North Carolina law. Also, the Bank is prohibited from paying dividends, if, after paying the dividend, the Bank would become "undercapitalized" as that term is defined in applicable federal law and regulations.

Cash dividends declared per share for each period are shown in the table below.

                               DIVIDENDS DECLARED


                                                       2000           1999             1998
---------------------------------------------------------------------------------------------
March                                                 $ 0.08        $ 0.130          $ 0.130
---------------------------------------------------------------------------------------------
June                                                    0.08          0.073            0.130
---------------------------------------------------------------------------------------------
September                                               0.08          0.073            0.130
---------------------------------------------------------------------------------------------
December                                                0.08          0.073            0.130
---------------------------------------------------------------------------------------------

The following table shows return on average assets (net income divided by average assets), return on average equity (net income divided by average shareholders' equity), dividend payout ratio (dividends declared per share divided by net income per share) and shareholders' equity to assets ratio (average shareholders' equity divided by average total assets) for each of the years listed below.

                     TABLE 12. RETURN ON ASSETS AND EQUITY

                                                      2000          1999             1998
------------------------------------------------------------------------------------------
RETURN ON AVERAGE ASSETS                              0.57%         0.71%            0.87%
------------------------------------------------------------------------------------------
RETURN ON AVERAGE EQUITY                              5.44%         6.60%            7.64%
------------------------------------------------------------------------------------------
DIVIDEND PAYOUT                                      30.28%        27.92%           36.57%
------------------------------------------------------------------------------------------
AVERAGE SHAREHOLDERS' EQUITY TO AVERAGE ASSETS       10.57%        10.74%           11.39%
------------------------------------------------------------------------------------------

The following table sets forth the percentage relationship of significant components of the Company's balance sheet at December 31, 2000 and 1999.

               TABLE 13. DISTRIBUTION OF ASSETS AND LIABILITIES

ASSETS (Dollars In Thousands)                              2000       PERCENT           1999     PERCENT
--------------------------------------------------------------------------------------------------------
LOANS (NET)                                          $  112,805        67.56%    $   103,560       65.65%
---------------------------------------------------------------------------------------------------------
INVESTMENT SECURITIES                                    31,044        18.59%         32,477       20.59%
---------------------------------------------------------------------------------------------------------
FEDERAL FUNDS SOLD                                        5,000         2.99%          5,100        3.23%
---------------------------------------------------------------------------------------------------------
TOTAL EARNINGS ASSETS                                $  148,849        89.14%    $   141,137       89.47%
---------------------------------------------------------------------------------------------------------
CASH & DUE FROM BANKS                                $   10,599         6.35%    $     9,536        6.05%
---------------------------------------------------------------------------------------------------------
BANK PREMISES & EQUIPMENT                                 5,391         3.23%          5,013        3.18%
---------------------------------------------------------------------------------------------------------
OTHER ASSETS                                              2,122         1.28%          2,058        1.30%
---------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                         $  166,961       100.00%    $   157,744      100.00%
========================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
---------------------------------------------------------------------------------------------------------
DEMAND DEPOSITS                                      $   29,932        17.93%    $    28,583       18.12%
---------------------------------------------------------------------------------------------------------
SAVINGS, NOW & MMDA                                      60,757        36.39%         60,210       38.17%
---------------------------------------------------------------------------------------------------------
TIME DEPOSITS $100,000 OR MORE                           15,926         9.54%         13,266        8.41%
---------------------------------------------------------------------------------------------------------
OTHER TIME DEPOSITS                                      28,531        17.09%         27,470       17.41%
---------------------------------------------------------------------------------------------------------
TOTAL DEPOSITS                                       $  135,146        80.95%    $   129,529       82.11%
---------------------------------------------------------------------------------------------------------
BORROWED FUNDS                                       $   11,895         7.12%    $    10,000        6.34%
---------------------------------------------------------------------------------------------------------
ACCRUED EXPENSES & OTHER LIABILITIES                      2,214         1.33%          1,916        1.21%
---------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                    $  149,255        89.40%    $   141,445       89.67%
---------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY                                     17,706        10.60%         16,299       10.33%
---------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY             $  166,961       100.00%    $   157,744      100.00%
========================================================================================================


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

The Company's accounting system and related internal accounting controls are designed to provide reasonable assurances that transactions are authorized and recorded in dures, that assets are safeguarded, and that proper and reliable records are maintained. Through these procedures we meet our responsibil- ity for the fairness and integrity of these financial statements.

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

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
M&F Bancorp, Inc. and Subsidiary Durham,
North Carolina

We have audited the accompanying consolidated statements of condition of M&F Bancorp, Inc. and subsidiary (the "Company") as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of M&F Bancorp, Inc. and subsidiary at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.


/S/ Deloitte & Touche LLP
Raleigh, North Carolina
January 19, 2001

                     CONSOLIDATED STATEMENTS OF CONDITION

Assets                                       DECEMBER 31,                                             2000            1999
-----------------------------------------------------------------------------------------------------------------------------
Cash and Amounts Due from Banks (Note B):                                                         $ 10,599,125   $  9,536,188
-----------------------------------------------------------------------------------------------------------------------------
Federal Funds Sold                                                                                   5,000,000      5,100,000
-----------------------------------------------------------------------------------------------------------------------------
Total Cash and Cash Equivalents                                                                     15,599,125     14,636,188
-----------------------------------------------------------------------------------------------------------------------------
Investment Securities (Note C):
   Securities to be held to maturity at amortized cost
   (fair value of $1,426,217 and $1,404,388 at December 31, 2000 and 1999, respectively)             1,412,306      1,411,883
-----------------------------------------------------------------------------------------------------------------------------
   Securities available for sale at fair market value (amortized cost of $27,839,279 and
   $30,469,643  at December 31, 2000 and 1999, respectively)                                        28,929,776     30,390,331
-----------------------------------------------------------------------------------------------------------------------------
Federal Home Loan Bank Stock, at cost                                                                  702,000        675,000
-----------------------------------------------------------------------------------------------------------------------------
Total Investment Securities                                                                         31,044,082     32,477,214
-----------------------------------------------------------------------------------------------------------------------------
Loans (Notes D and M)                                                                              114,925,625    105,243,103
-----------------------------------------------------------------------------------------------------------------------------
Less:
   Allowance for possible loan losses (Note E)                                                       1,747,748      1,342,095
-----------------------------------------------------------------------------------------------------------------------------
   Deferred loan fees                                                                                  373,042        341,153
-----------------------------------------------------------------------------------------------------------------------------
NET LOANS                                                                                          112,804,835    103,559,855
-----------------------------------------------------------------------------------------------------------------------------
Interest Receivable                                                                                  1,037,739        900,775
-----------------------------------------------------------------------------------------------------------------------------
Income Taxes Receivable (Note I)                                                                       197,071        122,771
-----------------------------------------------------------------------------------------------------------------------------
Premises and equipment, net (Note F)                                                                 5,391,120      5,012,836
-----------------------------------------------------------------------------------------------------------------------------
Foreclosed real estate, net                                                                            162,732         59,410
-----------------------------------------------------------------------------------------------------------------------------
Deferred income taxes, net (Note I)                                                                    399,000        650,000
-----------------------------------------------------------------------------------------------------------------------------
Prepaid expenses and other assets                                                                      324,960        325,321
-----------------------------------------------------------------------------------------------------------------------------
TOTAL                                                                                             $166,960,664   $157,744,370
=============================================================================================================================
Liabilities and Shareholders' Equity                                                                  2000           1999
-----------------------------------------------------------------------------------------------------------------------------
Liabilities:
Deposits (Note G):
   Demand                                                                                         $ 62,429,372   $ 59,907,708
-----------------------------------------------------------------------------------------------------------------------------
   Passbook savings                                                                                 28,260,102     28,885,602
-----------------------------------------------------------------------------------------------------------------------------
   Certificates                                                                                     44,456,785     40,735,843
-----------------------------------------------------------------------------------------------------------------------------
Total Deposits                                                                                     135,146,259    129,529,153
-----------------------------------------------------------------------------------------------------------------------------
Other Borrowings (Note K)                                                                           11,895,273     10,000,000
-----------------------------------------------------------------------------------------------------------------------------
Accrued Expenses and Other Liabilities (Note J)                                                      2,212,883      1,915,867
-----------------------------------------------------------------------------------------------------------------------------
Total Liabilities                                                                                  149,254,415    141,445,020
-----------------------------------------------------------------------------------------------------------------------------
Commitments and contingencies (Notes F and H)
Shareholders' Equity (Note N and O):
Common stock, no par value at December 31,
   2000 and 1999, respectively, authorized 5,000,000 shares; issued and
   outstanding 853,725 and 853,800 shares at December 31, 2000 and 1999, respectively                5,998,353      5,999,528
-----------------------------------------------------------------------------------------------------------------------------
Retained earnings                                                                                   10,981,040     10,351,974
-----------------------------------------------------------------------------------------------------------------------------
Accumulated other comprehensive income (loss), net
   of tax effect of $370,769 in 2000 and $27,160 in 1999                                               726,856        (52,152)
-----------------------------------------------------------------------------------------------------------------------------
Total Shareholders' Equity                                                                          17,706,249     16,299,350
-----------------------------------------------------------------------------------------------------------------------------
TOTAL                                                                                             $166,960,664   $157,744,370
=============================================================================================================================

See notes to consolidated financial statements.

                       CONSOLIDATED STATEMENTS OF INCOME

     Year Ended December 31,                                                2000                  1999             1998
-----------------------------------------------------------------------------------------------------------------------
Interest and Dividend Income -
Interest and fees on loans (Note D)                                 $  9,954,012        $    8,728,643      $ 8,530,296
-----------------------------------------------------------------------------------------------------------------------
Interest and dividends on investment securities:)
   Taxable                                                             1,407,350             1,352,860        1,408,934
-----------------------------------------------------------------------------------------------------------------------
   Tax-exempt                                                            456,771               518,327          276,852
-----------------------------------------------------------------------------------------------------------------------
   Other interest income                                                 193,153               258,813          223,709
-----------------------------------------------------------------------------------------------------------------------
Total Interest and Dividend Income                                    12,011,286            10,858,643       10,439,791
-----------------------------------------------------------------------------------------------------------------------
Interest Expense:
   Deposits (Note G)                                                   3,547,234             3,104,429        3,217,332
-----------------------------------------------------------------------------------------------------------------------
   Borrowed funds (Note K)                                               569,794               480,636          136,629
-----------------------------------------------------------------------------------------------------------------------
Total Interest Expense                                                 4,117,028             3,585,065        3,353,961
-----------------------------------------------------------------------------------------------------------------------
Net Interest Income                                                    7,894,258             7,273,578        7,085,830
-----------------------------------------------------------------------------------------------------------------------
Provision for Possible Loan Losses (Note E)                              627,552               244,305          392,035
-----------------------------------------------------------------------------------------------------------------------
Net Interest Income after Provision for Possible Loan Losses           7,266,706             7,029,273        6,693,795
-----------------------------------------------------------------------------------------------------------------------
Other Income:
Service charges on deposit accounts                                    1,226,610             1,226,591        1,185,246
-----------------------------------------------------------------------------------------------------------------------
Other service charges, commissions and fees                              138,920               108,796          107,620
-----------------------------------------------------------------------------------------------------------------------
Net gain (loss) on sales of available-for-sale securities                (28,627)                2,970                0
-----------------------------------------------------------------------------------------------------------------------
Rental Income                                                            122,431               108,233           46,025
-----------------------------------------------------------------------------------------------------------------------
Other                                                                    139,875               179,060          222,063
-----------------------------------------------------------------------------------------------------------------------
Total Other Income                                                     1,599,209             1,625,650        1,560,954
-----------------------------------------------------------------------------------------------------------------------
Other Expenses:
Salary and employee benefits (Note J)                                  4,419,668             3,752,317        3,626,314
-----------------------------------------------------------------------------------------------------------------------
Occupancy costs (Note F)                                                 581,732               534,557          602,546
-----------------------------------------------------------------------------------------------------------------------
Equipment expense (Note F)                                               631,676               572,455          507,176
-----------------------------------------------------------------------------------------------------------------------
Data processing                                                          298,790               429,767          462,829
-----------------------------------------------------------------------------------------------------------------------
Contributions                                                             32,944               222,541           27,509
-----------------------------------------------------------------------------------------------------------------------
Telephone                                                                179,217               165,209           91,504
-----------------------------------------------------------------------------------------------------------------------
Armored car services                                                     237,213               207,621          124,312
-----------------------------------------------------------------------------------------------------------------------
Other                                                                  1,268,417             1,346,939        1,143,036
-----------------------------------------------------------------------------------------------------------------------
Total Other Expenses                                                   7,649,657             7,231,406        6,585,226
-----------------------------------------------------------------------------------------------------------------------
Income Before Income Tax Expense                                       1,216,258             1,423,517        1,669,523
-----------------------------------------------------------------------------------------------------------------------
Income Tax - Expense (Note I)                                            314,000               353,000          455,499
-----------------------------------------------------------------------------------------------------------------------
Net Income                                                          $    902,258        $    1,070,517      $ 1,214,024
-----------------------------------------------------------------------------------------------------------------------
Weighted Average Shares Outstanding                                      853,731               853,820          853,830
-----------------------------------------------------------------------------------------------------------------------
Earnings Per Share - basic and diluted                              $       1.06        $         1.25      $      1.42
-----------------------------------------------------------------------------------------------------------------------
CASH DIVIDENDS DECLARED PER SHARE                                   $       0.32        $         0.35      $      0.52
=======================================================================================================================

See notes to consolidated financial statements.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                             Accumulated                  Total
                                               Common Stock                                     Other                  Shareholders'
                                            Number                Capital    Comprehensive  Comprehensive    Retained     Equity
                                          of Shares    Amount     Surplus       Income      Income (Loss)    Earnings    (Note O)
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1998                  853,830   $ 2,846,100  $ 3,153,900                 $ 712,702    $ 8,810,270   $15,522,972
====================================================================================================================================
 Comprehensive income:
 Net income for year                                                          $  1,214,024                  1,214,024     1,214,024
------------------------------------------------------------------------------------------------------------------------------------
 Other comprehensive income
 net of tax effect of $105,523:
 Unrealized gains on securities,
 net of tax                                                                        203,861     203,861                      203,861
------------------------------------------------------------------------------------------------------------------------------------
 Total comprehensive income                                                      1,417,885
------------------------------------------------------------------------------------------------------------------------------------
 Cash dividends                                                                                              (444,001)     (444,001)
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998                853,830     2,846,100    3,153,900                   916,563      9,580,293    16,496,856
====================================================================================================================================
 Repurchase and retirement of
 common stock                                 (30)         (100)        (372)                                                  (472)
------------------------------------------------------------------------------------------------------------------------------------
 Transfer of capital surplus                          3,153,528   (3,153,528)
------------------------------------------------------------------------------------------------------------------------------------
 Comprehensive income:
 Net income for year                                                             1,070,517                  1,070,517     1,070,517
------------------------------------------------------------------------------------------------------------------------------------
 Other comprehensive loss
 net of tax effect of $499,655:
 Unrealized losses on securities,
 net of tax                                                                       (970,675)
------------------------------------------------------------------------------------------------------------------------------------
 Reclassification adjustment                                                         1,960
------------------------------------------------------------------------------------------------------------------------------------
 Other comprehensive loss                                                         (968,715)   (968,715)                    (968,715)
------------------------------------------------------------------------------------------------------------------------------------
 Total comprehensive income                                                   $    101,802
------------------------------------------------------------------------------------------------------------------------------------
 Cash dividends                                                                                              (298,836)     (298,836)
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999                853,800     5,999,528                                (52,152)    10,351,974    16,299,350
====================================================================================================================================
 Repurchase and retirement of
 common stock                                 (75)       (1,175)                                                             (1,175)
------------------------------------------------------------------------------------------------------------------------------------
 Comprehensive income:
 Net income for year                                                               902,258                    902,258       902,258
------------------------------------------------------------------------------------------------------------------------------------
 Other comprehensive income
 net of tax effect of $397,929:
 Unrealized gains on securities, net
  of tax                                                                           760,115
------------------------------------------------------------------------------------------------------------------------------------
 Reclassification adjustment                                                        18,893
------------------------------------------------------------------------------------------------------------------------------------
 Other comprehensive income                                                        779,008     779,008                      779,008
------------------------------------------------------------------------------------------------------------------------------------
 Total comprehensive income                                                   $  1,681,266
------------------------------------------------------------------------------------------------------------------------------------
 Cash dividends                                                                                              (273,192)     (273,192)
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2000                853,725   $ 5,998,353  $                           $ 726,856    $10,981,040   $17,706,249
====================================================================================================================================

See notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

Operating Activities: Year Ended December 31,                                 2000            1999            1998
--------------------------------------------------------------------------------------------------------------------
Net Income                                                            $    902,258    $  1,070,517    $  1,214,024
--------------------------------------------------------------------------------------------------------------------
Adjustment to reconcile net income to net
cash provided by operating activities:
   Provision for possible loan losses                                      627,552         244,305         392,035
--------------------------------------------------------------------------------------------------------------------
   Provision for depreciation                                              415,534         363,988         380,924
--------------------------------------------------------------------------------------------------------------------
   Amortization on securities                                              (10,486)          8,078          14,431
--------------------------------------------------------------------------------------------------------------------
   Deferred income tax provision (benefit)                                (147,000)        (60,000)         (6,500)
--------------------------------------------------------------------------------------------------------------------
   Loss (gain) on sale or disposal of assets                                (1,000)        141,681          18,677
--------------------------------------------------------------------------------------------------------------------
   Loss (gain) on sale of available-for-sale securities                     28,627          (2,969)
--------------------------------------------------------------------------------------------------------------------
   Loss on sale of foreclosed real estate                                                   10,992
--------------------------------------------------------------------------------------------------------------------
   Donated property                                                                        201,774
--------------------------------------------------------------------------------------------------------------------
   Changes in operating assets and liabilities:
   Deferred loan fees                                                       31,889           4,284         (13,093)
--------------------------------------------------------------------------------------------------------------------
   Interest receivable                                                    (136,964)        (14,095)        (14,672)
--------------------------------------------------------------------------------------------------------------------
   Income taxes receivable                                                 (74,300)         26,144         141,413
--------------------------------------------------------------------------------------------------------------------
   Prepaid expenses and other assets                                           361          (3,992)            (50)
--------------------------------------------------------------------------------------------------------------------
   Accrued expenses and other liabilities                                 (297,016)       (258,765)        139,338
--------------------------------------------------------------------------------------------------------------------
   Other                                                                    (3,306)           (344)           (450)
--------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                1,930,181       1,731,598       2,266,077
====================================================================================================================
Investing Activities:
Proceeds from sales and maturities of securities available for sale      4,692,432      13,807,244      12,567,733
--------------------------------------------------------------------------------------------------------------------
Purchase of securities available for sale                               (2,096,776)    (13,595,635)    (15,322,841)
--------------------------------------------------------------------------------------------------------------------
Net increase in loans                                                  (10,008,094)     (9,544,144)     (5,491,550)
--------------------------------------------------------------------------------------------------------------------
Purchase of premises and equipment                                        (793,818)     (3,222,487)       (748,808)
--------------------------------------------------------------------------------------------------------------------
Proceeds from sale of assets                                                 1,000         532,167
--------------------------------------------------------------------------------------------------------------------
Proceeds from sale of real estate owned                                                     28,621
--------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                   (8,205,256)    (11,994,234)     (8,995,466)
====================================================================================================================
Financing Activities:
Net increase in demand deposit and passbook savings                      1,896,164       5,259,063       7,996,976
--------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in certificates of deposit                       3,720,942      (1,023,733)      3,955,075
--------------------------------------------------------------------------------------------------------------------
FHLB Borrowings                                                          1,900,000      10,000,000
--------------------------------------------------------------------------------------------------------------------
Repayment of FHLB Borrowings                                                (4,727)
--------------------------------------------------------------------------------------------------------------------
Repurchase and retirement of common stock                                   (1,175)           (472)
--------------------------------------------------------------------------------------------------------------------
Cash dividends                                                            (273,192)       (298,836)       (444,001)
--------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                7,238,012       3,936,022      21,508,050
====================================================================================================================
Increase (decrease) in cash and cash equivalents                           962,937      (6,326,614)     14,778,661
--------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, beginning of year                            14,636,188      20,962,802       6,184,141
--------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents, End of Year                                $ 15,599,125    $ 14,636,188    $ 20,962,802
====================================================================================================================
Supplementary Cash Flow Information:
Cash paid for interest                                                $  3,980,064    $  3,538,315    $  3,300,970
--------------------------------------------------------------------------------------------------------------------
Significant Non-cash Transactions:
Loans transferred to other real estate owned                          $    103,322    $     53,269    $     32,614
--------------------------------------------------------------------------------------------------------------------
Contributions of fixed assets                                         $               $    201,774    $
--------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A. SIGNIFICANT ACCOUNTING POLICIES
Bank Holding Company Formation

-On September 1, 1999, pursuant to an Agreement of Reorganization and Plan of Exchange among M&F Bancorp, Inc. (the "Company") and Mechanics and Farmers Bank (the "Bank"), the Company acquired all the outstanding stock of the Bank as a result of the reorganization transaction. Under the terms of the agreement, each of the issued and outstanding shares of common stock of the Bank, $5 par value per share, was exchanged for one share of no par value per share common stock of the Company, in a statutory share exchange and reorganization transaction, owning the same number and percentage of shares in the Company as in the Bank, except for any nominal changes resulting from the elimination of dissenting shareholders. The Bank paid cash dividends of $503,846 and $239,072 to the Company during 2000 and 1999, respectively.

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

Investment Securities - The accounting for investment securities is dependent upon their classification as held to maturity, available for sale, or trading securities. Such securities classified as held to maturity are carried at cost, adjusted for the amortization of premiums and accretion of discounts. Securities classified as available for sale and trading securities are carried at market value.

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

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for restructured loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, the fair value of the collateral if the loan is collateral dependent, or a combination of the above methods.

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

Foreclosed Real Estate - Real estate acquired through foreclosure is carried at the lower of cost or estimated net realizable value. There is no allowance for loss on foreclosed real estate at December 31, 2000 and 1999. In addition, no amounts were provided for losses on foreclosed real estate during 2000, 1999, or 1998.

Income Taxes - Deferred income taxes are provided on temporary differences between the financial statement carrying values and the tax bases of assets and liabilities (see Note I).

Earnings Per Share - Earnings per share are calculated on the basis of the weighted-average number of shares outstanding. There were no dilutive potential common shares outstanding for each of the three years in the period ended December 31, 2000.

Comprehensive Income - Accounting principles generally accepted in the United States of America require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Presentation - Certain amounts for 1998 and 1999 have been reclassified to conform to the 2000 presentation.

Accounting Change Pending Implementation - The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), as ammended by FAS No. 137, Accounting for Derivative Instruments and Hedging Activities -Deferral of the Effective Date of FASB Statement No. 133, and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities. SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of condition and measure those instruments at fair value. This Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Bank does not believe the provisions of this statement or its effects will be material to the Company.

Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

B. CASH AMOUNTS DUE FROM BANKS

The Federal Reserve and banking laws of North Carolina require certain banks to maintain average balances in relation to specific percentages of its customers' deposits as a reserve. At December 31, 2000, such requirement was $1,666,000, which was satisfied by usable vault cash of $2,333,467 and a Federal Reserve balance of $421,778.

C. INVESTMENT SECURITIES

The amortized cost and estimated fair value of investment securities at December 31 are as follows:

Securities available for sale:                                                           2000
                                                               ------------------------------------------------------------
                                                                                Gross           Gross
                                                                 Amortized    Unrealized      Unrealized         Fair
                                                                    Cost        Gains           Losses          Value
---------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities and obligations of
   U.S. government corporations and agencies                   $ 9,749,524    $    23,210     $  (33,715)   $     9,739,019
---------------------------------------------------------------------------------------------------------------------------
Mortgage-backed securities                                       5,838,600         29,782        (18,432)         5,849,950
---------------------------------------------------------------------------------------------------------------------------
Corporate debt securities                                        4,161,874                      (155,904)         4,005,970
---------------------------------------------------------------------------------------------------------------------------
Obligations of states and political subdivisions                 8,077,239         46,111       (180,908)         7,942,442
---------------------------------------------------------------------------------------------------------------------------
Equity securities                                                   12,042      1,380,353                         1,392,395
---------------------------------------------------------------------------------------------------------------------------
TOTAL                                                          $27,839,279    $ 1,479,456     $ (388,959)   $    28,929,776
===========================================================================================================================
Securities to be held to maturity:                                                       2000
                                                               ------------------------------------------------------------
                                                                                Gross           Gross
                                                                 Amortized    Unrealized      Unrealized         Fair
                                                                    Cost        Gains           Losses          Value
---------------------------------------------------------------------------------------------------------------------------
Obligations of states and political subdivisions               $ 1,412,306    $    13,911     $             $     1,426,217
---------------------------------------------------------------------------------------------------------------------------
Securities available for sale:                                                           1999
                                                               ------------------------------------------------------------
                                                                                Gross           Gross
                                                                 Amortized    Unrealized      Unrealized        Fair
                                                                    Cost        Gains           Losses          Value
---------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities and obligations of
   U.S. government corporations and agencies                   $10,248,630    $     4,495     $  (186,357)  $    10,066,768
---------------------------------------------------------------------------------------------------------------------------
Mortgage-backed securities                                       6,035,036         13,725         (88,254)        5,960,507
---------------------------------------------------------------------------------------------------------------------------
Corporate debt securities                                        4,133,447                        (51,703)        4,081,744
---------------------------------------------------------------------------------------------------------------------------
Obligations of states and political subdivisions                10,038,888         27,206        (771,681)        9,294,413
---------------------------------------------------------------------------------------------------------------------------
Equity securities                                                   13,642        973,257                           986,899
---------------------------------------------------------------------------------------------------------------------------
TOTAL                                                          $30,469,643    $ 1,018,683     $(1,097,995)    $  30,390,331
===========================================================================================================================
Securities to be held to maturity:                                                       1999
                                                               ------------------------------------------------------------
                                                                                Gross           Gross
                                                                 Amortized    Unrealized      Unrealized        Fair
                                                                    Cost        Gains            Losses         Value
---------------------------------------------------------------------------------------------------------------------------
Obligations of states and political subdivisions               $ 1,411,883    $       343      $   (7,838)   $    1,404,388
---------------------------------------------------------------------------------------------------------------------------

For the years ended December 31, 2000, 1999 and 1998 the Bank had gross realized gains of $160, $2,970 and $-0-, respectively, and gross realized losses of $28,787, $-0- and $-0-, respectively, on sales of securities available for sale.

The scheduled maturities of securities to be held to maturity and securities available for sale at December 31, 2000 are as follows:

                                                              Securities to be           Securities Available
                                                              Held to Maturity                 for Sale
                                                    ------------------------------------------------------------
                                                      Amortized          Fair         Amortized         Fair
                                                         Cost            Value          Cost            Value
----------------------------------------------------------------------------------------------------------------
Due in one year or less                             $               $                $    999,524   $  1,001,718
----------------------------------------------------------------------------------------------------------------
Due from one to five years                            1,223,137       1,234,916         8,462,119      8,455,099
----------------------------------------------------------------------------------------------------------------
Due from five to ten years                              189,169         191,301         2,334,933      2,373,824
----------------------------------------------------------------------------------------------------------------
Due after ten years                                                                    16,030,661     15,706,740
----------------------------------------------------------------------------------------------------------------
No stated maturity                                                                         12,042      1,392,395
----------------------------------------------------------------------------------------------------------------
TOTAL                                               $ 1,412,306     $ 1,426,217      $ 27,839,279   $ 28,929,776
================================================================================================================

For purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, are grouped based upon final payment date. The mortgage-backed securities may mature earlier because of principal prepayments.

Investment securities having an aggregate par value of $17,375,000 and $14,745,000 at December 31, 2000 and 1999, respectively, were pledged as collateral to secure public funds on deposit and for other purposes as required by law.

D. LOANS

Loans at December 31 are summarized as follows:

                                                          2000           1999
-------------------------------------------------------------------------------
Commercial, financial and agricultural          $   64,638,255     $ 57,654,201
-------------------------------------------------------------------------------
Real estate construction                             8,485,451        4,843,845
-------------------------------------------------------------------------------
Real estate mortgage                                34,112,237       35,086,900
-------------------------------------------------------------------------------
Installment loans to individuals                     7,689,682        7,658,157
-------------------------------------------------------------------------------
TOTAL                                           $  114,925,625     $105,243,103
===============================================================================

At December 31, 2000 and 1999, the Bank had loans totaling approximately $3,270,000 and $1,818,000, respectively, that were contractually delinquent for 90 days or more, in a nonaccrual status or in process of foreclosure. Restructured loans at December 31, 2000 and 1999 totaled approximately $1,329,000 and $725,000, respectively. If income on non-accrual loans had been accrued, such income would have been approximately $128,000, $63,900 and $50,400 for 2000, 1999 and 1998, respectively. These amounts are not included in income. Interest paid and included in income on non-accrual loans was $62,335, $2,969 and $11,299 for 2000, 1999 and 1998, respectively.

Qualifying first mortgage loans collateralize Federal Home Loan Bank ("FHLB") advances (see Note K).

E. ALLOWANCE FOR POSSIBLE LOAN LOSSES

Allowance for possible loan losses for the years ended December 31, are summarized as follows:

                                               2000          1999         1998
-------------------------------------------------------------------------------
Balance at beginning of year             $1,342,095   $ 1,149,857  $ 1,088,785
-------------------------------------------------------------------------------
Provision for possible loan losses          627,552       244,305      392,035
-------------------------------------------------------------------------------
Loans charged off                          (337,683)     (171,441)    (399,020)
-------------------------------------------------------------------------------
Recoveries                                  115,784       119,374       68,057
-------------------------------------------------------------------------------
Balance at end of year                   $1,747,748   $ 1,342,095  $ 1,149,857
===============================================================================

At December 31, 2000 and 1999, the Bank had impaired loans totalling approximately $4,599,000 and $2,543,000, respectively. The Bank maintained valuation allowances of approximately $584,000 and $370,000 as of December 31, 2000 and 1999, respectively. The Bank reserved $150,000 of the valuation allowance at December 31, 2000 during the quarter ended December 31, 2000. At December 31, 2000 and 1999, no additional funds are committed to be advanced on impaired loans.

F. PREMISES, EQUIPMENT AND LEASES

Major classifications of premises and equipment at December 31 are summarized as follows:

                                                            2000           1999
-------------------------------------------------------------------------------
Land                                                 $   102,359    $   102,359
-------------------------------------------------------------------------------
Premises                                               6,088,513      5,465,100
-------------------------------------------------------------------------------
Furniture, equipment and leasehold improvements        3,384,887      3,185,566
-------------------------------------------------------------------------------
Construction in progress                                  56,091        180,562
-------------------------------------------------------------------------------
Total                                                  9,631,850      8,933,587
-------------------------------------------------------------------------------
Less accumulated depreciation                          4,240,730      3,920,751
===============================================================================
Premises and equipment, net                          $ 5,391,120    $ 5,012,836
-------------------------------------------------------------------------------

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

Future minimum lease commitments for noncancelable operating leases with initial or remaining terms of one year or more consist of the following:


Year Ending December 31:                                                Amount
------------------------------------------------------------------------------
   2001                                                             $  263,828
------------------------------------------------------------------------------
   2002                                                                232,111
------------------------------------------------------------------------------
   2003                                                                 58,499
------------------------------------------------------------------------------
   2004                                                                 47,274
------------------------------------------------------------------------------
   2005                                                                  5,730
------------------------------------------------------------------------------
   Thereafter                                                           48,800
------------------------------------------------------------------------------
Total minimum payments                                              $  656,242
==============================================================================

Rent expense for all operating leases amounted to approximately $192,618 in 2000, $337,000 in 1999 and $351,000 in 1998.

G.  DEPOSITS

Included in deposits are time certificates of deposit of $100,000 or more of approximately $15,926,000 and $13,266,000 at December 31, 2000 and 1999,
respectively. For the years ended December 31, 2000, 1999 and 1998, interest expense on certificates of deposit of $100,000 or more totaled approximately $808,000, $691,000 and $543,000, respectively.

At December 31, 2000, the scheduled maturities of certificates are as follows:

------------------------------------------------------------------------------
2001                                                              $ 35,855,785
------------------------------------------------------------------------------
2002                                                                 6,803,323
------------------------------------------------------------------------------
2003                                                                   932,359
------------------------------------------------------------------------------
2004                                                                   539,961
------------------------------------------------------------------------------
2005                                                                   325,357
------------------------------------------------------------------------------
Total Certificates                                                $ 44,456,785
==============================================================================

H. COMMITMENTS AND CONTINGENCIES In the normal course of business, the Bank has various commitments to extend credit which are not reflected in the financial statements. At December 31, 2000 and 1999, the Bank had outstanding loan commitments of approximately $23,047,000 and $23,438,000, respectively. Commitments under standby letters of credit amounted to approximately $135,000 and $105,000 at December 31, 2000 and 1999, respectively. These letters of credit represent agreements whereby the Bank guarantees to lend funds to customers up to a predetermined maximum amount.

The Bank approves lines of credit to customers through home equity and overdraft protection loans. At December 31, 2000 and 1999, in addition to actual advances made on such loans, the Bank's customers have available additional lines of credit on home equity and consumer overdraft protection loans in the amounts of approximately $924,000 and $1,115,000, respectively, and $904,000 and $1,128,000, respectively.

Various legal claims also arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Company's consolidated financial statements.

I.  INCOME TAXES

The components of income tax expense for the years ended December 31 are summarized as follows:

                                           2000           1999          1998
-----------------------------------------------------------------------------
Current tax provision               $   461,000      $ 413,000    $  461,999
-----------------------------------------------------------------------------
Deferred tax benefit                   (147,000)       (60,000)       (6,500)
-----------------------------------------------------------------------------
Income tax expense                  $   314,000      $ 353,000    $  455,499
=============================================================================

The approximate tax effect of each type of temporary difference at December are summarized as follows:

                                                                                           2000           1999
---------------------------------------------------------------------------------------------------------------
Deferred tax assets:
---------------------------------------------------------------------------------------------------------------
   Accrued pension expense                                                       $      344,914     $  334,025
---------------------------------------------------------------------------------------------------------------
   Bad debt reserve                                                                     466,953        329,031
---------------------------------------------------------------------------------------------------------------
   Deferred loan fees                                                                   126,834        115,992
---------------------------------------------------------------------------------------------------------------
   Unrealized loss on securities available for sale, net                                                27,160
---------------------------------------------------------------------------------------------------------------
   Interest on non performing loans                                                      45,218         45,218
---------------------------------------------------------------------------------------------------------------
   Deferred gain on foreclosed real estate                                               36,019         39,968
---------------------------------------------------------------------------------------------------------------
   Other                                                                                  3,388          3,272
---------------------------------------------------------------------------------------------------------------
TOTAL                                                                                 1,023,326        894,666
===============================================================================================================
Deferred tax liabilities
---------------------------------------------------------------------------------------------------------------
   Depreciation                                                                        (253,115)      (244,224)
---------------------------------------------------------------------------------------------------------------
   Unrealized gain on securities available for sale, net                               (370,769)
---------------------------------------------------------------------------------------------------------------
   Prepaid expenses and other                                                              (442)          (442)
---------------------------------------------------------------------------------------------------------------
TOTAL                                                                                  (624,326)      (244,666)
===============================================================================================================
NET DEFERRED TAX ASSETS                                                          $      399,000     $  650,000
===============================================================================================================

A reconciliation of income taxes computed for the years ended December 31 at the statutory federal income tax rate (34%) to the provision for income tax follows:

                                                               2000           1999         1998
----------------------------------------------------------------------------------------------------
Income tax at statutory federal rate                     $  413,528     $   485,913    $    567,638
----------------------------------------------------------------------------------------------------
Effect of tax exempt interest income                       (151,876)       (174,559)        (99,434)
----------------------------------------------------------------------------------------------------
Other, net                                                   52,348          41,646         (12,705)
----------------------------------------------------------------------------------------------------
TOTAL                                                    $  314,000     $   353,000    $    455,499
====================================================================================================

The Bank made income tax payments of approximately $477,000, $386,000,and $340,000, in 2000, 1999 and 1998, respectively.

J.  RETIREMENT AND STOCK COMPENSATION PLANS

The Bank sponsors a noncontributory defined benefit pension plan (the "Plan") covering all employees who qualify under length of service and other requirements. Under the Plan, retirement benefits are based on years of service and average earnings.

The Plan was amended effective January 1, 1998. The effect of this amendment was to change to a cash balance plan and change the maximum benefit to $130,000.

The Bank's funding policy is to contribute amounts to the Plan sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, plus such additional amounts as the Bank may determine to be appropriate.

The Plan's assets are invested in Flag Investor Mutual Funds by Intercarolina Financial Services.

The following sets forth the plan's funded status and amounts recognized in the statements of condition at December 31, 2000 and 1999.

RETIREMENT PLAN

                                                                                         2000            1999
----------------------------------------------------------------------------------------------------------------
Change in benefit obligation
Benefit obligation at beginning of year                                        $    (2,614,201)   $ (2,920,386)
----------------------------------------------------------------------------------------------------------------
Service cost                                                                           (51,595)        (34,772)
----------------------------------------------------------------------------------------------------------------
Interest cost                                                                         (197,601)       (184,811)
----------------------------------------------------------------------------------------------------------------
Acturial gain (loss)                                                                  (124,684)        523,728
----------------------------------------------------------------------------------------------------------------
Benefits paid                                                                            2,720           2,040
----------------------------------------------------------------------------------------------------------------
Benefit obligation at end of year                                                   (2,985,361)     (2,614,201)
----------------------------------------------------------------------------------------------------------------
Change in plan assets
Fair value of plan assets at beginning of year                                       2,117,086       1,772,076
----------------------------------------------------------------------------------------------------------------
Actual return on plan assets                                                            67,851         238,870
----------------------------------------------------------------------------------------------------------------
Employer contribution                                                                  145,227         108,180
----------------------------------------------------------------------------------------------------------------
Benefits paid                                                                           (2,720)         (2,040)
----------------------------------------------------------------------------------------------------------------
Fair value of plan assets at end of year                                             2,327,444       2,117,086
----------------------------------------------------------------------------------------------------------------
Funded status                                                                         (657,918)       (497,115)
----------------------------------------------------------------------------------------------------------------
Unrecognized net actuarial (gain) loss                                                 180,718         (23,367)
----------------------------------------------------------------------------------------------------------------
Unrecognized prior service cost                                                       (227,267)       (259,542)
----------------------------------------------------------------------------------------------------------------
Unrecognized transition Asset                                                           31,289          62,579
----------------------------------------------------------------------------------------------------------------
Accrued Liability                                                              $      (673,178)   $   (717,445)
----------------------------------------------------------------------------------------------------------------

Weighted-average assumptions as of December 31                                            2000            1999
----------------------------------------------------------------------------------------------------------------
Discount rate                                                                            7.25%           7.75%
----------------------------------------------------------------------------------------------------------------
Expected return on plan assets                                                           8.00%           8.00%
----------------------------------------------------------------------------------------------------------------
Rate of compensation increase                                                            6.00%           6.00%
----------------------------------------------------------------------------------------------------------------

Net periodic pension cost for the years ended December 31, 2000, 1999 and 1998 includes the following:

                                                               2000               1999              1998
----------------------------------------------------------------------------------------------------------------
Service costs-benefits earned during period              $   51,595         $   34,772      $     37,342
----------------------------------------------------------------------------------------------------------------
Interest cost on projected benefit obligation               197,601            184,811           201,143
----------------------------------------------------------------------------------------------------------------
Expected return on Plan assets                             (178,328)          (145,613)         (152,293)
----------------------------------------------------------------------------------------------------------------
Net amortization and deferral                                  (985)              (985)             (984)
----------------------------------------------------------------------------------------------------------------
Net periodic pension cost                                $   69,883         $   72,985      $     85,208
================================================================================================================

The Bank sponsors a nonqualified Supplemental Executive Retirement Plan ("SERP"). The SERP, which is unfunded, provides certain individuals pension benefits, outside the Bank's noncontributory defined-benefit pension plan, based on average earnings, years of service and age at retirement. As a method of funding the benefits, the Bank has purchased life insurance in the aggregate amount of $521,976 covering all the participants in the SERP, with the Bank as beneficiary. The Bank intends to keep this life insurance in force indefinitely. During fiscal year ended December 31, 2000, the Bank amended the SERP to increase benefits payable to certain executives.

EXECUTIVE RETIREMENT PLAN
                                                                                 2000           1999
-------------------------------------------------------------------------------------------------------
Change in benefit obligation
 Benefit obligation at beginning of year                                      $ (307,309)   $  (332,620)
-------------------------------------------------------------------------------------------------------
 Service cost                                                                     (3,502)        (5,620)
-------------------------------------------------------------------------------------------------------
 Interest cost                                                                   (35,007)       (21,561)
-------------------------------------------------------------------------------------------------------
 Amendments                                                                     (122,351)
-------------------------------------------------------------------------------------------------------
 Acturial gain (loss)                                                            (51,582)       (50,960)
-------------------------------------------------------------------------------------------------------
 Benefits paid                                                                     1,532)         1,532)
-------------------------------------------------------------------------------------------------------
 Benefit obligation at end of year                                              (518,219)      (307,309)
-------------------------------------------------------------------------------------------------------
Change in plan assets
Fair value of plan assets at beginning of year
 Employer contribution                                                             1,532)         1,532)
-------------------------------------------------------------------------------------------------------
 Benefits paid                                                                    (1,532)        (1,532)
-------------------------------------------------------------------------------------------------------
Fair value of plan assets at end of year
 Funded status                                                                  (518,219)      (307,309)
-------------------------------------------------------------------------------------------------------
 Unrecognized net actuarial loss                                                 (23,868)       (77,625)
-------------------------------------------------------------------------------------------------------
 Unrecognized prior service benefit                                              129,021)        84,139)
-------------------------------------------------------------------------------------------------------
 Unrecognized transition Asset
-------------------------------------------------------------------------------------------------------
 Accrued Liability                                                            $ (413,066)   $  (300,795)
-------------------------------------------------------------------------------------------------------
Weighted-average assumptions as of December 31
 Discount rate                                                                      7.25%          7.75%
-------------------------------------------------------------------------------------------------------
 Expected return on plan assets                                                     8.00%          8.00%
-------------------------------------------------------------------------------------------------------
 Rate of compensation increase                                                      6.00%          6.00%
-------------------------------------------------------------------------------------------------------

Net periodic pension cost for the years ended December 31, 2000, 1999 and 1998 includes the following:

                                                                  2000              1999           1998
-------------------------------------------------------------------------------------------------------
Service costs-benefits earned during period                 $    3,502        $    5,620    $     6,519
-------------------------------------------------------------------------------------------------------
Interest cost on projected benefit obligation                   35,007            21,561         22,800
-------------------------------------------------------------------------------------------------------
Net amortization and deferral                                   75,293               (73)        22,908
-------------------------------------------------------------------------------------------------------
Net periodic pension cost                                   $  113,802        $   27,108    $    52,227
========================================================================================================

The Bank sponsors a 401(k) plan. Participation in the 401(k) plan is voluntary and employees become eligible after completing ninety days of service and attaining age 21. Employees may elect to contribute up to twelve percent of their compensation to the 401(k) plan. The Bank matches 100 percent of employee contributions up to six percent of each employee's compensation. The 401(k) plan investments are managed by Intercarolina Financial Services. The Bank's contribution to the 401(k) plan was $144,889, $139,742 and $107,059 for 2000,
1999 and 1998, respectively.

At December 31, 2000, the Company has a stocked-based compensation plan, the Incentive Employee Stock Option Plan of 1999 (the "Option Plan") which is described below. The Company applies APB 25 and related Interpretations in accounting for the Option Plan. Accordingly, no compensation cost has been recognized for the Option Plan for the years ended December 31, 2000 and 1999. Had compensation cost for the Option Plan been determined based on the fair value at the grant dates for awards under that plan consistent with the method of FASB Statement 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                               2000                  1999
---------------------------------------------------------------------------------------------------------
Net Income                                              As reported       $ 902,258           $ 1,070,517
---------------------------------------------------------------------------------------------------------
                                                        Pro forma         $ 858,762           $ 1,008,942
---------------------------------------------------------------------------------------------------------
Basic earnings per share                                As reported       $    1.06           $      1.25
---------------------------------------------------------------------------------------------------------
                                                        Pro forma         $    1.01           $      1.18
---------------------------------------------------------------------------------------------------------
Diluted earnings per share                              As reported       $    1.06           $      1.25
---------------------------------------------------------------------------------------------------------
                                                        Pro forma         $    1.01           $      1.18
---------------------------------------------------------------------------------------------------------

Under the Option Plan, the Company may grant options to selected officers of the Company for up to 85,500 shares of common stock. Under the plan, the exercise price of each option equals the market price of the Company's stock on the date of grant and an option's maximum term is ten years. Options vest over 5 years based on years of service and become 100% vested at retirement if either age 55 with 30 years of service or at age 65. In 1999 employees with 20 years of service or more were 50% vested at the time of grant. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1999: dividend yield of 4.76 percent; expected volatility of 18.22 percent; risk free interest rate of 5.50 percent; and expected life of 5 years.

A summary of the status of the Option Plan as of December 31, 2000 and 1999 and the changes during the years ending on those dates is presented below:

                                                         2000                           1999
                                              ------------------------------------------------------------
                                                          Weighted-Average                Weighted-Average
Fixed Options                                 Shares       Exercise Price      Shares      Exercise Price
----------------------------------------------------------------------------------------------------------
Outstanding at beginning of year                                                82,200        $  15.67
----------------------------------------------------------------------------------------------------------
Granted                                       82,200          $  15.67
----------------------------------------------------------------------------------------------------------
Outstanding at end of year                    82,200          $  15.67          82,200           15.67
----------------------------------------------------------------------------------------------------------
Options exercisable at end of year            48,120                            28,200           15.67
----------------------------------------------------------------------------------------------------------
Weighted-average fair value of
options granted during the year                                               $   2.18
----------------------------------------------------------------------------------------------------------

At December 31, 2000, 82,200 options outstanding under the Option Plan have an exercise price of $15.67 and a weighted-average remaining contractual life of
8.99 years.

K. BORROWED FUNDS
Borrowed funds at September 30 are summarized as follows:

Fixed-rate advances form the Federal Home Loan Bank:                    2000              1999
----------------------------------------------------------------------------------------------
   Advance maturing October 8, 2008, 4.64%                    $   10,000,000      $ 10,000,000
----------------------------------------------------------------------------------------------
   Advance maturing July 16, 2018, 7.26%                           1,895,273
----------------------------------------------------------------------------------------------
                                                              $   11,895,273      $ 10,000,000
----------------------------------------------------------------------------------------------

The advance maturing July 16, 2018 requires quarterly principal repayments resulting in annual repayments as follows:

----------------------------------------------------------------------------------------------
2001                                                                              $     20,007
----------------------------------------------------------------------------------------------
2002                                                                                    21,992
----------------------------------------------------------------------------------------------
2003                                                                                    24,175
----------------------------------------------------------------------------------------------
2004                                                                                    26,574
----------------------------------------------------------------------------------------------
2005                                                                                    29,212
----------------------------------------------------------------------------------------------
Thereafter                                                                           1,773,313
----------------------------------------------------------------------------------------------
Total                                                                             $  1,895,273
==============================================================================================

Pursuant to collateral agreements with the Federal Home Loan Bank ("FHLB"), advances are secured by all stock in the FHLB and qualifying first mortgage loans. The Bank also periodically borrows funds on an overnight basis via advances from the FHLB and the purchase of Federal funds. There were no overnight borrowings outstanding at December 31, 2000 and 1999.

L. RELATED PARTY TRANSACTIONS The Bank has, and expects to have in the future, banking transactions in the ordinary course of business with several of its directors, officers and their associates on the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with others in the normal course of business. Those transactions do not involve more than the normal risk of collectibility nor do they present any unfavorable features. The aggregate amount of loans to such related parties at December 31, 2000 and 1999 was approximately $1,172,000 and $1,090,000, respectively. During 2000, new loans to such related parties totaled approximately $100,000 and repayments were approximately $43,902.

M. FAIR VALUES OF FINANCIAL INSTRUMENTS The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practical to estimate that value:

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

Deposits - The fair value of demand and passbook savings accounts is the amount payable on demand at December 31, 2000 and 1999. The fair value of fixed-maturity certificate accounts is estimated using the present value of the projected cash flows using rates currently offered for similar deposits with similar maturities.

Commitments to Extend Credit - The actual committed amount for mortgage loan originations and for unused lines of credit is considered a reasonable estimate of fair value.

                                                     December 31, 2000         December 31, 1999
                                                  ----------------------------------------------------
                                                  Carrying         Fair       Carrying       Fair
(Dollars In Thousands)                             Amount          Value       Amount        Value
------------------------------------------------------------------------------------------------------
Financial Assets:
------------------------------------------------------------------------------------------------------
   Cash and cash equivalents                      $     15,599  $   15.599  $    14,636  $      14,636
------------------------------------------------------------------------------------------------------
   Investment securities                                31,044      31,058       32,477         32,470
------------------------------------------------------------------------------------------------------
   Loans, net                                          112,805     113,315      103,560        101,928
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------
Financial Liabilities :
------------------------------------------------------------------------------------------------------
   Deposits                                            135,146     135,162      129,529        129,270
------------------------------------------------------------------------------------------------------
   Long term debt                                       11,895      11,344       10,000          9,273
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------
Unrecognized Financial Instruments:
------------------------------------------------------------------------------------------------------
   Commitments to extend credit                                     24,875                      25,681
------------------------------------------------------------------------------------------------------
   Standby letters of credit                                           135                         105
======================================================================================================

N. REGULATORY MATTERS

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary -actions by regulators that, if undertaken, could have a direct material effect on the Company and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2000 and 1999, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2000, the most recent notification received from the Federal Deposit Insurance Corporation categorized the Bank was well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

The Bank's actual capital amounts and ratios are also presented in the table below.

                                                                                                       To be Well
                                                                                                     Capitalized Under
                                                                                   For Capital       Prompt Corrective
                                                              Actual            Adequacy Purposes    Action Provisions
                                                      -----------------------------------------------------------------
(Dollars In Thousands)                                  Amount      Ratio      Amount   Ratio        Amount      Ratio
-----------------------------------------------------------------------------------------------------------------------
As of December 31, 2000:
   Total Capital (to risk weighted assets)            $  18,971      15.63%   $ 9,710    8.00%      $ 12,138      10.00%
-----------------------------------------------------------------------------------------------------------------------
   Tier 1 Capital (to risk weighted assets)              16,830      13.86%     4,855    4.00%         7,283       6.00%
-----------------------------------------------------------------------------------------------------------------------
   Tier 1 Capital (to average assets)                    16,830      10.48%     6,424    4.00%         8,030       5.00%
-----------------------------------------------------------------------------------------------------------------------
As of December 31, 1999:
   Total Capital (to risk weighted assets)            $  18,021      16.79%   $ 8,585    8.00%      $ 10,731      10.00%
-----------------------------------------------------------------------------------------------------------------------
   Tier 1 Capital (to risk weighted assets)              16,242      15.14%     4,293    4.00%         6,439       6.00%
-----------------------------------------------------------------------------------------------------------------------
   Tier 1 Capital (to average assets)                    16,242      10.54%     6,164    4.00%         7,705       5.00%
-----------------------------------------------------------------------------------------------------------------------

The Bank is also subject to limits on dividend payments. The Bank may pay dividends only out of undivided profits. The Bank is prohibited from paying a dividend if i) surplus is less than 50% of its paid-in capital stock, or
ii)insolvency or when payment of a dividend would render it insolvent or be contrary to its Articles of Incorporation. Additionally, there are statutory provisions regarding the ascertainment of undivided profits from which dividends may be paid, and banking regulators may restrict or prohibit the payment of dividends by banks which have been found to have inadequate capital. Payment of dividends by the Bank to the Company is subject to various restrictions. Under applicable banking regulations, the Bank may not declare a cash dividend if the effect thereof would be to reduce its net worth to an amount less than the minimum required by federal and state banking regulations.

The Company has authorized 5,000,000 shares of voting no par value common stock.

During the year ended December 31, 2000, the Bank repurchased and retired 1,175 shares of its common stock in connection with dissenting share holders accordance with a stock repurchase plan. Prompt corrective action provisions are not applicable to bank holding companies.

O. PARENT COMPANY CONDENSED FINANCIAL INFORMATION

Condensed financial information pertaining only to the Company at December 31, 2000 and 1999 and for the year December 31, 2000 ended and for the period September 1, 1999 to December 31, 1999, is as follows:

                                                                                  2000                1999
------------------------------------------------------------------------------------------------------------
Assets
   Cash                                                                      $       40,704    $       5,754
------------------------------------------------------------------------------------------------------------
   Investment in subsidiary                                                      17,538,809       16,188,919
------------------------------------------------------------------------------------------------------------
   Other assets                                                                     195,034          167,291
------------------------------------------------------------------------------------------------------------
   Total assets                                                              $   17,774,547    $  16,361,964
============================================================================================================
Liabilities and Shareholders' Equity
   Accrued expenses and other liabilities                                    $       68,298    $      62,614
------------------------------------------------------------------------------------------------------------
   Shareholders' equity                                                          17,706,249       16,299,350
------------------------------------------------------------------------------------------------------------
   Total liabilities and shareholders' equity                                $   17,774,547    $  16,361,964
============================================================================================================
Condensed Statement of Income
   Dividends from Bank subsidiary                                            $      503,846    $     239,072
------------------------------------------------------------------------------------------------------------
   Total income                                                                     503,846          239,072
------------------------------------------------------------------------------------------------------------
   Other expenses                                                                   229,660            3,417
------------------------------------------------------------------------------------------------------------
   Income before income taxes and equity in undistributed net
   income of subsidiary                                                             274,186          235,655
------------------------------------------------------------------------------------------------------------
   Equity in undistributed earnings of Bank subsidiary                              570,411           94,928
------------------------------------------------------------------------------------------------------------
   Income tax benefit                                                                57,661
------------------------------------------------------------------------------------------------------------
   Net income                                                                $      902,258    $     330,583
============================================================================================================

Statement of Cash Flows                                                                2000             1999
------------------------------------------------------------------------------------------------------------
   Operating activities -
------------------------------------------------------------------------------------------------------------
    Net income                                                               $      902,258    $     330,583
------------------------------------------------------------------------------------------------------------
    Income tax benefit                                                              (57,661)
------------------------------------------------------------------------------------------------------------
Adjustments to reconcile net cash provided by operations:
    (Increase) decrease in other assets                                              29,447         (167,291)
------------------------------------------------------------------------------------------------------------
    Increase in other liabilities                                                     5,684           62,614
------------------------------------------------------------------------------------------------------------
    Net cash provided by operating activities                                       879,728          225,906
------------------------------------------------------------------------------------------------------------
Investing activities -
    Undistributed earnings in subsidiary                                           (570,411)         (94,928)
------------------------------------------------------------------------------------------------------------
Financing activities -
    Cash dividends                                                                 (273,192)        (125,224)
------------------------------------------------------------------------------------------------------------
    Repurchase and retirement of common stock                                        (1,175)
------------------------------------------------------------------------------------------------------------
    Cash used in financing activities                                              (274,367)        (125,224)
------------------------------------------------------------------------------------------------------------
Increase in cash                                                             $       34,950    $       5,754
------------------------------------------------------------------------------------------------------------
Cash, beginning of period                                                    $        5,754    $         -0-
------------------------------------------------------------------------------------------------------------
Cash, end of period                                                          $       40,704    $       5,754
============================================================================================================

                               M&F BANCORP, INC.

BOARD OF DIRECTORS

Julia W. Taylor
Chairman
M&F Bancorp, Inc.
Durham, N.C.

Genevia Gee Fulbright
Vice President
Fulbright & Fulbright, CPA, PA
Durham, N.C.

Benjamin S. Ruffin
President
The Ruffin Group
Winston-Salem, N.C.

Joseph M. Sansom
Assistant to State Treasurer
Department of State Treasurer
Raleigh, N.C.

Maceo K. Sloan
Chairman, President and CEO
Sloan Financial Group, Inc.
Durham, N.C.

Aaron L. Spaulding
Founder, President and CEO
Galaxy Travel Group, Inc.
Durham, N.C.


OFFICERS

Lee Johnson Jr.
President
M&F Bancorp, Inc.

E. Elaine Small
Vice President
M&F Bancorp, Inc.

Fohliette W. Becote
Secretary/Treasurer
M&F Bancorp, Inc.


COMMITTEES

Audit Committee
Genevia Gee Fulbright, Chairman
Benjamin S. Ruffin
Joseph M. Sansom
Maceo K. Sloan, Secretary

Strategic Issues Committee
Aaron L. Spaulding, Chairman
Fohliette W. Becote, Secretary
W. Donald Harrington
Lee Johnson, Jr.
Benjamin S. Ruffin
Joseph M. Sansom
Harold G. Sellars
E. Elaine Small
Julia W. Taylor


General Counsel
William A. Marsh, Jr.

Special Counsel
Brooks, Pierce, McLendon,
Humphrey & Leonard, LLP

Gerrish & McCreary, P.C.

Womble, Carlyle, Sandridge & Rice, LLP

                          MECHANICS AND FARMERS BANK

BOARD OF DIRECTORS

Julia W. Taylor*
Chairman,Board of Directors
Mechanics and Farmers Bank
Durham, N.C.

Benjamin S Ruffin*
Vice Chairman, Board of Directors
Mechanics and Farmers Bank
President
The Ruffin Group
Winston-Salem, N.C.

Genevia Gee Fulbright, CPA
Vice President
Fulbright & Fulbright, CPA, PA
Durham, N.C.

Lee Johnson, Jr.
President/COO
Mechanics and Farmers Bank
Durham, N.C.

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

Aaron L. Spaulding*
Founder, President and CEO
Galaxy Travel Group, Inc.
Durham, N.C.

Walter S. Tucker, Retired
Executive Vice President
Mechanics and Farmers Bank
Charlotte, N.C.

*Executive Committee

Directors Emeriti
William J. Kennedy III
Lem Long, Jr.
John W. Winters

CORPORATE OFFICERS

Lee Johnson, Jr.
President and COO

E. Elaine Small
Executive Vice President and Operations
Group Executive

Fohliette W. Becote
Senior Vice President-
Chief Financial Officer, Financial Group
Executive and Corporate Secretary

W. Donald Harrington
Senior Vice President -
Credit Group Executive

Harold G. Sellars
Senior Vice President-
Banking Group Executive
Assistant Corporate Secretary

James E. Sansom
Senior Vice President and
Senior Lender

Evelyn Acree
Senior Vice President-
City Executive, Winston-Salem

Deryle J. Gantt
Senior Vice President-
City Executive, Durham

Stanley Green, Jr.
Senior Vice President-
City Executive, Raleigh and Security
Officer

Jacque Johnson, Jr.
Senior Vice President-
City Executive, Charlotte

Julia V. Banks
Vice President
Branch Operations Support

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

Julie Farrington
Manager
Chapel Hill Boulevard Branch and
Assistant Security Officer
Durham

William Fisher
Manager, Rock Quarry Road Branch and
Assistant Security Officer, Raleigh

Sheila Winston-Graves
Operations Manager-Loan
Officer, Rock Quarry Road
Branch, Raleigh

INTERNAL AUDIT

Anthony Powell
Internal Audit Manager

Jimmie D. Cook
Internal Auditor and
EDP Security Officer

Valerie Quiett
Compliance Officer

COMMITTEES

Asset Liability Committee
Aaron L. Spaulding, Chairman
Lee Johnson, Jr.
Fohliette W. Becote, Secretary
W. Donald Harrington
Harold G. Sellars
E. Elaine Small

Budget Committee

Lee Johnson Jr., Chairman
Fohliette W. Becote, Secretary
Ethel M. Clay
W. Donald Harrington
Harold G. Sellars
E. Elaine Small


Compensation & Management
Development
Committee
Benjamin S. Ruffin, Chairman
Joseph M. Sansom, Secretary
Genevia Gee Fulbright
William J. Kennedy III
Lem Long, Jr.

Personnel Committee
Genevia Gee Fulbright,
Chairman
Fohliette W. Becote,
Secretary
W. Donald Harrington
Lee Johnson, Jr.
Harold G. Sellars
E. Elaine Small
Aaron L. Spaulding

EDP Committee
Joseph M. Sansom, Chairman
E. Elaine Small, Secretary
Ethel M. Clay
W. Donald Harrington
Lee Johnson, Jr.
Alice Lyon
Anthony Powell
Harold G. Sellars

Training Committee
Anthony Powell, Chairman
W. Donald Harrington,
Secretary
Julia V. Banks
Fohliette W. Becote
Ethel M. Clay
Alice Lyon
Harold G. Sellars

CITY ADVISORY BOARDS

Durham
Genevia Gee Fulbright,
Chairman
Deryle J. Gantt, Secretary
Moses Best
Kenneth Ray Hammond
Lori S. Jones-Gibbs
Lee Johnson, Jr.
Harold G. Sellars
Ostine Swan
Annie S. Vample
H. James Williams

Charlotte
Lem Long, Jr., Chairman
Jacque Johnson, Jr.,
Secretary
George Cook
Julius C. Cousar
Edward J. High
Lee Johnson, Jr.
C. V. Owens
Harold G. Sellars
Walter S. Tucker

Raleigh
Joseph M. Sansom, Chairman
Stanley Green, Secretary
Elwood Becton
Ned A. Harris
Helga Greenfield
Michelle Keaton-Barrow
Lee Johnson, Jr.
Archie Logan
Harold G. Sellars

Winston-Salem
Benjamin S. Ruffin, Chairman
Evelyn Acree, Secretary
John P. Card
Michael A. Grace
Lee Johnson, Jr.
Janice Kennedy-Sloan
Walter Mack
Eugenia Lee Parent
Cedric L. Russell
Harold G. Sellars
                               www.mfbonline.com

                              We're here for you.