Form 10KSB40, Exhibit 13
period 2001-12-31
M&F BANCORP INC /NC/
filed 2002-04-01
CIK 1094738

                           BUILDING FINANCIAL SUCCESS
                           ONE RELATIONSHIP AT A TIME

                             [PHOTO] [PHOTO] [PHOTO]

                                   [LOGO] M&F

                                M&F Bancorp, Inc.

                               2001 ANNUAL REPORT

                           M&F BANCORP AND SUBSIDIARY
                       CONSOLIDATED FINANCIAL HIGHLIGHTS

For the Year                          December, 31,   December, 31,    Increase    Percent
Ended                                     2001            2000        (Decrease)    Change
------------------------------------------------------------------------------------------
Income
Net Income                              $906,693        $902,258       $4,435         .49%
------------------------------------------------------------------------------------------
Dividends Declared                      $273,192        $273,192       $   --          --%
------------------------------------------------------------------------------------------
Payout Ratio (Dividends/Net Income)        30.13%          30.28%        (.15)%      (.49)
------------------------------------------------------------------------------------------
Return on Average Assets                    0.55%           0.57%        (.02)%     (3.51)
------------------------------------------------------------------------------------------
Return on Average Equity                    5.12%           5.44%        (.32)%     (5.88)
------------------------------------------------------------------------------------------
Per Share
Net Income                              $   1.06        $   1.06       $   --          --%
------------------------------------------------------------------------------------------
Cash Dividends Declared                      .32             .32           --          --%
------------------------------------------------------------------------------------------
Book Value                              $  20.91        $  20.74       $  .17         .82%
------------------------------------------------------------------------------------------
Average Common Share Outstanding         853,725         853,731           (6)         --%
------------------------------------------------------------------------------------------
Balance Sheet Data
At Year End (Thousands)
Assets                                  $168,096        $166,961       $1,135        6.80%
------------------------------------------------------------------------------------------
Deposits                                 135,383         135,146          237         .18%
------------------------------------------------------------------------------------------
Loans (net)                              120,380         112,805        7,575        6.72%
------------------------------------------------------------------------------------------
Investment Securities                     30,326          31,044         (718)      (2.31)%
------------------------------------------------------------------------------------------
Shareholders' Equity                      17,853          17,706          147         .83%
------------------------------------------------------------------------------------------

Annual Meeting: The Annual Meeting of Shareholders of M&F Bancorp, Inc. a North Carolina Corporation, will be held in the auditorium of the M&F Bank Corporate Center, 2634 Chapel Hill Blvd., Durham N.C. on Tuesday, April 30, 2002 at 10:00 a.m. All shareholders are cordially invited to attend.

Transfer Agent: American Stock Transfer & Trust Company, 59 Maiden Lane, New York, N. Y. 10007, Telephone 1-800-937-5449.

Form 10-KSB: On the written request of any shareholder of record as of March 18, 2002, the Company will provide to said shareholder, without charge, a copy of the Company's Annual Report on Form 10-KSB, including the financial statements and all schedules as required to be filed with the Securities Exchange Commission under the Securities Exchange Act of 1934.

All requests should be sent to: Lee Johnson, Jr., President/CEO, M&F Bancorp, Inc., Post Office Box 1932, Durham, North Carolina 27702-1932.

For additional information about M&F Bancorp, Inc., please contact Lee Johnson, Jr., President/CEO, Elaine Small, Vice President, or Fohliette W. Becote, Secretary/Treasurer, at 919-683-1521.

                           TOTAL ASSETS (in millions)

                             [GRAPHIC APPEARS HERE]

                           TOTAL SHAREHOLDERS' EQUITY
                                  (in millions)

                             [GRAPHIC APPEARS HERE]

                            NET INCOME (in thousands)

                             [GRAPHIC APPEARS HERE]

                                TABLE OF CONTENTS

A Message To Our Shareholders ............................2

Management's Discussion And Analysis .....................6

Report of Deloitte & Touche LLP .........................22

Financial Statements ....................................23

Board of Directors and Management........................42

                                    [GRAPHIC]
                Awarded June 1, 1990 through September 30, 2001

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

DESCRIPTION OF BUSINESS

Based in Durham, North Carolina, M&F Bancorp, Inc. is the holding company for Mechanics and Farmers Bank, a state chartered commercial bank that was organized in 1907. The holding company was established in 1999 through a tax-free exchange of M&F Bancorp, Inc. common stock for existing shares of Mechanics and Farmers Bank common stock. The Bank provides a broad range of financial products and services through eight offices located in the North Carolina markets below:

                           Number of
Market                     Branches
Durham                        3
Raleigh                       2
Charlotte                     2
Winston-Salem                 1

SUMMARY

The following discussion, analysis of earnings and related financial data should be read in conjunction with the audited financial statements and related notes to the consolidated financial statements. It is intended to assist you in understanding the financial condition as of December 31, 2001 and 2000 and the results of operations for the years ended 2001, 2000 and 1999 for the Company and its subsidiary.

FORWARD-LOOKING STATEMENTS

When used in the Annual Report, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or other similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Bank's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Bank's market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forwardlooking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or occurrences after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

ASSET LIABILITY MANAGEMENT

Asset liability management activities are designed to ensure longterm profitability, minimize risk, and maintain adequate liquidity and capital levels. It is the responsibility of the Bank's Asset Liability Committee to set policy guidelines and to establish long-term strategies with respect to interest rate exposure and liquidity. That committee, which is comprised of the Bank's executive management and two outside directors, meets regularly to review the Bank's interest rate and liquidity risk exposures in relation to present and anticipated market and business conditions. The committee also establishes funding and balance sheet management strategies that are intended to ensure that the potential impact on earnings and liquidity are within acceptable levels.

Asset liability management is achieved through comprehensive planning processes, month-to-month analysis, yearly budgeting and long-range planning. Specific consideration is given to many variables, including but not limited to, interest rates, balance sheet volumes, and maturities of both the earning assets and all deposit categories and borrowings.

The interest rate sensitivity schedule is reflected in Table 1 Rate Sensitivity Analysis. This table reflects the Bank's interest sensitivity analysis as of December 31, 2001 and describes, at various cumulative intervals, the gap ratios (ratios of rate-sensitive assets to rate-sensitive liabilities) for assets and liabilities that management considers rate sensitive. When interest sensitive liabilities exceed interest sensitive assets, a negative interest sensitive gap results. This gap shows the additional amount of liabilities being repriced during a period over interest sensitive assets during the period. The gap is positive when the reverse situation occurs. As of December 31, 2001, the one-year cumulative interest sensitivity gap was negative $63,981 versus negative $56,407 at December 31, 2000; the ratio of the cumulative interest sensitivity gap as a percent of total earning assets was a negative 40.76 percent as of December 31, 2001, compared with a negative 35.57 percent as of December 31, 2000. This incremental change was due to an increase in interest sensitive liabilities which exceeded the growth in interest sensitive assets with maturities within the twelve month period. Investment securities decreased $718,000 and Federal Funds declined $5.0 million during 2001. Federal funds are temporary funds and subject to increases or decreases at any time.

LIQUIDITY

Liquidity reflects the Bank's ability to meet its funding needs, which includes the extension of credit, meeting deposit withdrawals, and generally to sustain operations. In addition to its level of liquid assets, many other factors affect a bank's ability to meet liquidity needs, including access to additional funding sources, total capital position and general market conditions.

Because a large portion of the bank deposits is payable upon demand, banks must protect themselves against liquidity risk through the maintenance of adequate funds which are liquid, or can readily be converted into liquid assets. The Bank provides for liquidity by three methods: core deposits, borrowings from the Federal Home Loan Bank, and borrowings from the Federal Reserve Bank. Total deposits were approximately $135,383,000 at December 31, 2001, with core deposits (deposits excluding certificates of deposits of $100,000 or more) of approximately $121,055,000. These figures compare to respective figures of $135,146,000 and $119,220,000 as of December 31, 2000. The Bank had advances outstanding at the Federal Home Loan Bank as of December 31, 2001 of $12,375,208. The Bank has the availability of an additional $7.0 million from the Federal Home Loan Bank. The Bank also has a line of credit of $3,558,682 established at the Federal Reserve Bank available to meet liquidity. The Bank has not experienced a liquidity problem in the past, nor does it anticipate any problem in the future.

On December 31, 2001, the Bank's liquidity ratio was 24.16 percent.

CRITICAL ACCOUNTING POLICIES

We have established various accounting policies which govern the application of accounting principles generally accepted in the United States of America in the preparation of our financial statements. Our significant accounting policies are described in the Notes to the Consolidated Financial Statements beginning on page 27. Certain accounting policies require us to make significant estimates and assumptions which have a material impact on the carrying value of certain assets and liabilities, and we consider these to be critical accounting policies. The estimates and assumptions we use are based on historical experience and other factors, which we believe to be reasonable under the circumstances. Actual results could differ significantly from these estimates and assumptions which could have a material impact on the carrying value of assets and liabilities at the balance sheet dates and our results of operations for the reporting periods.

We believe the following is a critical accounting policy that requires management's judgment in making significant estimates and assumptions that are particularly susceptible to significant change.

ALLOWANCE FOR POSSIBLE LOAN LOSSES

The allowance for possible loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

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

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

For a more detailed discussion on the allowance for possible loan losses, see "Table 7. Non-accrual, Past Due," "Table 8. Loan Loss and Recovery Experience," "Table 9. Allocation of the Allowance for Loan Losses" on pages 16-18 and "Allowance for Possible Loan Losses" in Note A to the Consolidated Financial Statements ("Significant Accounting Policies") on page 27, of the Company's Form 10-KSB for the year ended December 31, 2001.

2001 COMPARED WITH 2000

Operating Income

Interest and fees on loans decreased $157,220 or 1.58 percent during 2001. Total interest and dividends decreased 1.58 percent from $12,011,286 to $11,699,056 which was the result of the significant reductions in the interest rates. Interest and dividends on investment securities were $1,548,333, a 16.94 percent decrease from the $1,864,121 earned in 2000. Interest on federal funds sold and interest-bearing deposits increased to $353,931 in 2001 from $193,153 in 2000, which represented an increase of 83.23 percent. Interest expense from deposits increased $170,340 to $3,717,574 in 2001, a 4.80 percent increase from interest expense on deposits of $3,547,234 in 2000 due primarily to an increase in average deposits during 2001 over 2000. Interest on borrowed funds increased $59,451 from the 2000 level of $569,794 or 10.43 percent. The increase in this account compared with 2000 is due to interest expense on a $1.9 million Community Investment Program funds advance from the Federal Home Loan Bank at
7.26 percent with a scheduled maturity of July 16, 2018 which was outstanding for the full year in 2001 compared to approximately six months in 2000.

Provisions for possible loan losses decreased $16,500 from the prior year's amount of $627,552 to $611,052, a decrease of 2.63 percent. This decrease is primarily attributable to a decrease in non-performing loans.

Service charges on deposit accounts increased $180,692 or 14.73 percent from $1,226,610 in 2000 to $1,407,302 in 2001. The increase was the result of an increase in volume of activity of current customers. In 2001, income from other categories was $410,798, an increase of 10.25 percent from $372,599 in 2000. The majority of the increase in the category was attributed to increased rental income resulting from full occupancy of the corporate facility. Changes in other miscellaneous income are included in this income category and, therefore, subject this account to wide fluctuations.

Other Expenses

Other expenses, which are primarily comprised of noninterest expense items, decreased 3.66 percent to $7,369,592 from $7,649,657 in 2000. Personnel costs, which include salaries, bonuses and employee benefits, decreased 1.23 percent to $4,365,391 from $4,419,668 in 2000. The reduction in personnel costs was largely due to the reduction in incentive compensation for 2001 which was $31,057 compared to $112,745 for 2000. Occupancy expense decreased $63,887 or 10.98 percent from the level in 2000. The decrease in occupancy expense was the result primarily of lower security costs. Equipment expense of $552,849 reflected a decrease of $78,827 or 12.48 percent from 2000. The reduction was due to a reduction in the maintenance costs on equipment. Data processing expense increased 1.13 percent to $302,156 in 2001. Miscellaneous other expenses decreased 5.27 percent to $1,201,579 in 2001 from $1,268,417 in 2000. This category is comprised of many other operating expense accounts that had minor increases/ decreases, the net of which represents the decrease in the other expense category.

2000 COMPARED WITH 1999

Operating Income

Interest and fees on loans increased $1,225,369, or 14.04 percent, resulting in total interest income of $12,011,286. Loan growth primarily contributed to this improvement. Interest and dividends on investment securities were $1,864,121, an
0.38 percent decrease from the $1,871,187 earned in 1999. The increase was primarily attributable to an increase in the average balance on tax-exempt securities. Interest on federal funds sold and interest-bearing deposits decreased to $193,153 in 2000 from $258,813 in 1999, which represented a decline of 25.37 percent.

Interest expense from deposits increased $442,805 to $3,547,234 in 2000, a 14.26 percent increase from interest expense on deposits of $3,104,429 in 1999 due to an increase in average deposits and rates during 2000 over 1999. Interest on borrowed funds increased $89,158 from the 1999 level of $480,636 or 18.55 percent. The increase in this account compared with 1999 is due to interest expense on the $1.9 million Community Investment Program funds advance from the Federal Home Loan Bank at 7.26 percent with a scheduled maturity of July 16, 2018.

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

Other Expenses

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

                                FIVE-YEAR SUMMARY

Financial Condition Data at December 31,              2001           2000           1999           1998           1997
--------------------------------------------------------------------------------------------------------------------------
Assets                                            $168,096,297   $166,960,664   $157,744,370   $153,965,311   $130,900,038
--------------------------------------------------------------------------------------------------------------------------
Total Investment Securities                         30,325,700     31,044,082     32,477,214     34,162,302     31,111,231
--------------------------------------------------------------------------------------------------------------------------
Loans receivable, net                              120,380,413    112,804,835    103,559,855     94,317,569     89,237,575
--------------------------------------------------------------------------------------------------------------------------
Deposits                                           135,383,213    135,146,259    129,529,153    125,293,823    113,341,772
--------------------------------------------------------------------------------------------------------------------------
Other Borrowings                                    12,375,208     11,895,273     10,000,000     10,000,000
--------------------------------------------------------------------------------------------------------------------------
Shareholders' Equity                                17,853,344     17,706,249     16,299,350     16,496,856     15,522,972
==========================================================================================================================

Operating Data for the Years Ended December 31,

Operating Income:                                     2001           2000           1999           1998           1997
--------------------------------------------------------------------------------------------------------------------------
Total Interest and Dividend Income                  11,669,056     12,011,286     10,858,643     10,439,791     9,699,503
-------------------------------------------------------------------------------------------------------------------------
Total Interest Expense                               4,346,819      4,117,028      3,585,065      3,353,961     3,086,978
-------------------------------------------------------------------------------------------------------------------------
Net Interest Income                                  7,352,237      7,894,258      7,273,578      7,085,830     6,612,525
-------------------------------------------------------------------------------------------------------------------------
Loan Loss Provision                                    611,052        627,552        244,305        392,035       206,131
-------------------------------------------------------------------------------------------------------------------------
Total Other Income                                   1,818,100      1,599,209      1,625,650      1,560,954     1,463,891
-------------------------------------------------------------------------------------------------------------------------
Total Other Expenses                                 7,369,592      7,649,657      7,231,406      6,585,226     6,133,477
-------------------------------------------------------------------------------------------------------------------------
Income Before Income Tax Expense                     1,189,693      1,216,258      1,423,517      1,669,523     1,736,808
-------------------------------------------------------------------------------------------------------------------------
Income Tax Expense                                     283,000        314,000        353,000        455,499       533,000
-------------------------------------------------------------------------------------------------------------------------
Net Income                                         $   906,693    $   902,258    $ 1,070,517    $ 1,214,024    $1,203,808
-------------------------------------------------------------------------------------------------------------------------
Per Share Data:
Net Income - Basic and Diluted                     $      1.06    $      1.06    $      1.25    $      1.42    $     1.41
-------------------------------------------------------------------------------------------------------------------------
Cash Dividends Declared                            $      0.32    $      0.32    $      0.35    $      0.52    $     0.49
-------------------------------------------------------------------------------------------------------------------------
Weighted-Average Common Shares Outstanding             853,725        853,731        853,820        853,830       853,830
-------------------------------------------------------------------------------------------------------------------------

                       TABLE 1. RATE SENSITIVITY ANALYSIS

                                                                       Maturities
                                                3 Months    4 to 12   Total Within     Over
        (Dollars In Thousands)                   or Less    Months      12 Months    12 Months    Total
---------------------------------------------------------------------------------------------------------
Interest Earning Assets
Loans                                           $  7,484   $ 14,245     $ 21,729     $100,580    $122,309
---------------------------------------------------------------------------------------------------------
Investment Securities                              7,888      4,624       12,512       17,814      30,326
---------------------------------------------------------------------------------------------------------
Federal Funds Sold                                    --         --           --           --          --
---------------------------------------------------------------------------------------------------------
Interest-Bearing Deposits                          4,327         --        4,327           --       4,327
---------------------------------------------------------------------------------------------------------
Total Interest-Earning Assets                   $ 19,699   $ 18,869     $ 38,568     $118,394    $156,962
=========================================================================================================
Percent of Total Interest-Earning Assets           12.55%     12.02%       24.57%       75.43%     100.00%
---------------------------------------------------------------------------------------------------------
Cumulative Percent of Total
Interest Earning-Assets                            12.55%     24.57%       24.57%      100.00%
---------------------------------------------------------------------------------------------------------
Interest-Bearing Liabilities
Time Deposits $100,000 or More                  $  4,692   $  8,280     $ 12,972     $  1,356    $ 14,328
---------------------------------------------------------------------------------------------------------
Savings, Now and Money Market Deposits            62,227         --       62,227           --      62,227
---------------------------------------------------------------------------------------------------------
Other Time Deposits                               12,788     14,540       27,328        5,915      33,243
---------------------------------------------------------------------------------------------------------
Borrowed Funds                                         5         17           22       11,853      11,875
---------------------------------------------------------------------------------------------------------
Total Interest-Bearing Liabilities              $ 79,712   $ 22,837     $102,549     $ 19,124    $121,673
=========================================================================================================
Percent of Total Interest-Bearing Liabilities      65.51%     18.77%       84.28%       15.72%     100.00%
---------------------------------------------------------------------------------------------------------
Cumulative Percent of Total                        65.51%     84.28%       84.28%      100.00%
Interest-Bearing Liabilities
---------------------------------------------------------------------------------------------------------
Ratio of Interest-Earning Assets to
Interest-Bearing Liabilities (Gap Ratio)           24.71%     82.62%       37.61%      619.09%     129.00%
---------------------------------------------------------------------------------------------------------
Cumulative Ratio of Interest-Earning Assets to
Interest-Bearing Liabilities (Cumulative Gap
   Ratio)                                          24.71%     37.61%       37.61%      129.00%
---------------------------------------------------------------------------------------------------------
Interest Sensitivity Gap                        $(60,013)  $ (3,968)    $(63,981)    $ 99.270    $ 35.289
---------------------------------------------------------------------------------------------------------
Cumulative Interest Sensitivity Gap              (60,013)   (63.981)     (63,981)      35,289
---------------------------------------------------------------------------------------------------------
Cumulative Interest Sensitivity Gap as a
Percent of Total Interest-Earning Assets          (38.23)%   (40.76)%     (40.76)%      22.48%
---------------------------------------------------------------------------------------------------------

During periods of rising interest rates, the Bank's rate-sensitive assets cannot be repriced as quickly as its rate sensitive liabilities. Thus, the Bank's net interest income will generally decrease. In periods of declining interest rates, the opposite effect would be expected to occur.

                          TOTAL DEPOSITS (in millions)

                             [GRAPHIC APPEARS HERE]

                            TOTAL LOANS (in millions)

                             [GRAPHIC APPEARS HERE]

                              DIVIDENDS (per share)

                             [GRAPHIC APPEARS HERE]

The following table reflects the average yields on assets and average costs of liabilities for the years ended December 31, 2001, 2000 and 1999. The average yields and costs are derived by dividing income or expense by the average balances of interest-earning assets and interest-bearing liabilities, respectively, for the periods presented.

           TABLE 2. AVERAGE BALANCES AND NET INTEREST INCOME ANALYSIS

   (Dollars In Thousands)                                  Year Ended December 31
--------------------------------------------------------------------------------------------------------
                                                  2001                                2000
--------------------------------------------------------------------------------------------------------
                                      Average   Average   Amount Paid    Average   Average   Amount Paid
                                      Balance    Rate      Or Earned     Balance    Rate      Or Earned
--------------------------------------------------------------------------------------------------------
ASSETS
--------------------------------------------------------------------------------------------------------
LOANS (1)                            $115,467     8.48%     $ 9,797     $109,103    9.12%      $ 9,954
--------------------------------------------------------------------------------------------------------
TAXABLE SECURITIES                     20,926     5.36%       1,121       22,112    6.36%        1,407
--------------------------------------------------------------------------------------------------------
NON-TAXABLE SECURITIES                  9,488     4.50%         427       10,316    4.43%          457
--------------------------------------------------------------------------------------------------------
FEDERAL FUNDS SOLD                        103     1.94%           2          580    8.45%           49
--------------------------------------------------------------------------------------------------------
INTEREST-BEARING DEPOSITS               8,074     4.36%         352        2,228    6.46%          144
--------------------------------------------------------------------------------------------------------
TOTAL INTEREST-EARNING
ASSETS                               $154,058     7.59%     $11,699     $144,339    8.32%      $12,011
--------------------------------------------------------------------------------------------------------
CASH AND DUE
FROM BANKS                              4,994                              5,241
--------------------------------------------------------------------------------------------------------
BANK PREMISES
AND EQUIPMENT, NET                      5,271                              5,209
--------------------------------------------------------------------------------------------------------
OTHER ASSETS                              569                              2,168
--------------------------------------------------------------------------------------------------------
TOTAL ASSETS                         $164,892               $11,699     $156,957               $12,011
========================================================================================================
LIABILITIES AND
SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------------------------------
INTEREST BEARING DEMAND              $ 20,011     0.55%     $   110     $ 20,942    0.56%      $   117
--------------------------------------------------------------------------------------------------------
SAVINGS                                38,100     3.07%       1,170       36,779    3.22%        1,184
--------------------------------------------------------------------------------------------------------
TIME DEPOSITS                          47,472     5.14%       2,438       42,731    5.26%        2,246
--------------------------------------------------------------------------------------------------------
BORROWED FUNDS                         11,949     5.26%         629       11,036    5.16%          570
--------------------------------------------------------------------------------------------------------
TOTAL INTEREST
BEARING LIABILITIES                  $117,532     3.70%     $ 4,347     $111,488    3.69%      $ 4,117
--------------------------------------------------------------------------------------------------------
NON-INTEREST-BEARING
DEPOSITS                               26,911                             26,738
--------------------------------------------------------------------------------------------------------
OTHER LIABILITIES                       2,482                              2,141
--------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY                   17,697                             16,590
--------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY                 $164,622               $ 4,347     $156,957               $ 4,117
========================================================================================================
NET INTEREST INCOME AND NET
YIELD ON INTEREST-EARNING ASSETS                  4.77%     $ 7,352                 5.47%      $ 7,894
--------------------------------------------------------------------------------------------------------
INTEREST RATE SPREAD                              3.89%                             4.63%
--------------------------------------------------------------------------------------------------------

                                    Year Ended December 31
----------------------------------------------------------------------
                                                   1999
----------------------------------------------------------------------
                                       Average   Average   Amount Paid
                                       Balance    Rate      Or Earned
----------------------------------------------------------------------
ASSETS
----------------------------------------------------------------------
LOANS (1)                             $ 97,472     8.96%     $ 8,729
----------------------------------------------------------------------
TAXABLE SECURITIES                      22,654     5.97%       1,353
----------------------------------------------------------------------
NON-TAXABLE SECURITIES                  11,428     4.53%         518
----------------------------------------------------------------------
FEDERAL FUNDS SOLD                       3,694     4.76%         176
----------------------------------------------------------------------
INTEREST-BEARING DEPOSITS                2,046     4.06%          83
----------------------------------------------------------------------
TOTAL INTEREST-EARNING
ASSETS                                $137,294     7.91%     $10,859
----------------------------------------------------------------------
CASH AND DUE
FROM BANKS                               5,477
----------------------------------------------------------------------
BANK PREMISES
AND EQUIPMENT, NET                       4,959
----------------------------------------------------------------------
OTHER ASSETS                             3,339
----------------------------------------------------------------------
TOTAL ASSETS                          $151,069               $10,859
======================================================================
LIABILITIES AND
SHAREHOLDERS' EQUITY
----------------------------------------------------------------------
INTEREST BEARING DEMAND               $ 21,127     0.60%     $   127
----------------------------------------------------------------------
SAVINGS                                 34,024     3.07%       1,044
----------------------------------------------------------------------
TIME DEPOSITS                           42,113     4.59%       1,933
----------------------------------------------------------------------
BORROWED FUNDS                          10,045     4.79%         481
----------------------------------------------------------------------
TOTAL INTEREST
BEARING LIABILITIES                   $107,309     3.34%     $ 3,585
----------------------------------------------------------------------
NON-INTEREST-BEARING
DEPOSITS                                25,103
----------------------------------------------------------------------
OTHER LIABILITIES                        2,437
----------------------------------------------------------------------
SHAREHOLDERS' EQUITY                    16,220
----------------------------------------------------------------------
TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY                  $151,069               $ 3,585
======================================================================
NET INTEREST INCOME AND NET
YIELD ON INTEREST-EARNING ASSETS                   5.30%     $ 7,274
----------------------------------------------------------------------
INTEREST RATE SPREAD                               4.57%
----------------------------------------------------------------------

1 Average loans, net of the allowance for possible loan losses and unearned income. These figures include non-accrual loans, the effect of which is to lower the average rates.

The following table analyzes the dollar amount of changes in interest income and interest expense for the major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between variations due to changes in volume and those due to changes in rates.

                   TABLE 3. VOLUME AND RATE VARIANCE ANALYSIS

       (Dollars In Thousands)              2001 COMPARED TO 2000        2000 COMPARED TO 1999
----------------------------------------------------------------------------------------------
INTEREST INCOME ON
INTEREST-BEARING ASSETS                  VOLUME     RATE     TOTAL    VOLUME    RATE     TOTAL
----------------------------------------------------------------------------------------------
LOANS                                     $618    $  (775)   $(157)    $ 827    $399    $1,226
----------------------------------------------------------------------------------------------
TAXABLE SECURITIES                         (28)      (259)    (287)      124     (70)       54
----------------------------------------------------------------------------------------------
NON-TAXABLE SECURITIES                     (14)       (15)     (29)      (93)     31       (62)
----------------------------------------------------------------------------------------------
FEDERAL FUNDS SOLD                         254        (93)     161      (157)     91       (66)
----------------------------------------------------------------------------------------------
TOTAL INTEREST INCOME                     $830    $(1,142)   $(312)    $ 701    $451    $1,152
==============================================================================================
INTEREST EXPENSE ON
INTEREST-BEARING LIABILITIES
TIME DEPOSITS $100M OR MORE               $(79)   $    47    $ (32)    $ 131    $(13)   $  118
----------------------------------------------------------------------------------------------
SAVINGS, NOW, AND MONEY MARKET DEPOSIT      32        (53)     (21)       11     119       130
----------------------------------------------------------------------------------------------
OTHER TIME DEPOSITS                        230         (7)     223        57     138       195
----------------------------------------------------------------------------------------------
OTHER BORROWINGS                            (1)        60       59        89      --        89
----------------------------------------------------------------------------------------------
TOTAL INTEREST EXPENSE ON
TOTAL INTEREST BEARING LIABILITIES        $182    $    47    $ 229     $ 288    $244    $  532
==============================================================================================

The rate/volume variance for each category has been allocated on a consistent basis between rate and volume variances based on the percentage of the rate or volume variance to the sum of the two absolute variances. Income on nonaccrual loans is included in the volume and rate variance analysis table only to the extent that it represents interest payments received.

INVESTMENT SECURITIES

The investment portfolio is managed to provide a balance between liquidity and attractive yields. An increasing amount of emphasis is being placed on managing the interest rate risk of the Bank. Therefore, future investment activity will be influenced by the asset liability mix and maturity requirements of the Bank. The investment portfolio is categorized as "available for sale" and "held to maturity." The "available for sale" portion of the portfolio can be used to meet the liquidity needs of the Bank, while the "held to maturity" portion is intended primarily for investment purposes. On December 31, 2001, $28,239,158 or
93.12 percent of the Bank's portfolio was classified as available for sale.

Bank policy prohibits trading within the portion of the bond portfolio classified as "securities to be held to maturity." Additionally, more of the bonds in the "available for sale" portfolio have maturities of five years or greater and, therefore these securities are subject to greater market volatility than similar securities with maturities of two years or less. Tables 4 and 4.1 show maturities of investment securities held by the Bank at December 31, 2001, and 2000, respectively, along with weighted average yields.

              TABLE 4. INVESTMENT PORTFOLIO MATURITY SCHEDULE 2001

                                                                              AFTER FIVE YEARS
      AMORTIZED COST                                     AFTER ONE YEAR BUT          BUT           AFTER TEN
  (Dollars In Thousands)               WITHIN ONE YEAR   WITHIN FIVE YEARS    WITHIN TEN YEARS       YEARS
---------------------------------------------------------------------------------------------------------------
                                       AMOUNT    YIELD     AMOUNT   YIELD     AMOUNT    YIELD    AMOUNT   YIELD
---------------------------------------------------------------------------------------------------------------
US GOVERNMENT AGENCIES                 $5,672    5.18%     $4,152   5.26%     $     0    0.00%   $    0   0.00%
---------------------------------------------------------------------------------------------------------------
MORTGAGE-BACKED SECURITIES                614    6.14%        859   6.76%           0    0.00%    3,909   6.26%
---------------------------------------------------------------------------------------------------------------
STATE AND POLITICAL SUBDIVISIONS (1)      530    5.94%      1,647   6.48%       7,309    5.95%        0   0.00%
---------------------------------------------------------------------------------------------------------------
CORPORATE                                 999    5.23%          0   0.00%       3,194    3.08%        0   0.00%
---------------------------------------------------------------------------------------------------------------
OTHER(2)                                    0    0.00%          0   0.00%           0    4.47%      686   0.00%
---------------------------------------------------------------------------------------------------------------
TOTAL                                  $7,815    5.37%     $6,658   5.76%     $10,503    4.50%   $4,595   6.26%
===============================================================================================================

1 Yield on tax-exempt investments has been adjusted to a taxable-equivalent basis using prevailing federal and state rates.
2Also includes items with no stated maturity.

          TABLE 4.1 INVESTMENT PORTFOLIO MATURITY AS OF DECEMBER 2000

                                                                              AFTER FIVE YEARS
      AMORTIZED COST                                     AFTER ONE YEAR BUT          BUT           AFTER TEN
  (Dollars In Thousands)               WITHIN ONE YEAR   WITHIN FIVE YEARS    WITHIN TEN YEARS       YEARS
----------------------------------------------------------------------------------------------------------------
                                       AMOUNT    YIELD     AMOUNT   YIELD     AMOUNT    YIELD    AMOUNT    YIELD
----------------------------------------------------------------------------------------------------------------
US TREASURY                            $  500    6.50%     $    0      0      $    0    0.00%    $     0   0.00%
----------------------------------------------------------------------------------------------------------------
US GOVERNMENT AGENCIES                    500    5.20%      7,750   5.92%      1,000    7.03%          0   0.00%
----------------------------------------------------------------------------------------------------------------
MORTGAGE-BACKED SECURITIES                  0    0.00%          0   0.00%          0    0.00%      5,839   6.90%
----------------------------------------------------------------------------------------------------------------
STATE AND POLITICAL SUBDIVISIONS (1)        0    0.00%      1,935   7.72%      1,524    7.12%      6,030   7.07%
----------------------------------------------------------------------------------------------------------------
CORPORATE                                   0    0.00%          0   0.00%          0    0.00%      4,162   7.26%
----------------------------------------------------------------------------------------------------------------
OTHER (2)                                   0    0.00%          0   0.00%          0    0.00%        714   0.00%
----------------------------------------------------------------------------------------------------------------
TOTAL                                  $1,000    5.85%     $9,685   6.28%     $2,524    7.09%    $16,745   6.75%
================================================================================================================

1 Yield on tax-exempt investments has been adjusted to a taxable-equivalent basis using prevailing federal and state rates.
2 Also includes items with no stated maturity.

LOAN PORTFOLIO

Total loans outstanding on December 31, 2001 were $122,309,239, an increase of
6.42 percent from the $114,925,625 in loans at December 31, 2000. Competition for loan originations remained intense in our markets in 2001, with many institutions targeting the Bank's traditional markets because of their need to improve their community reinvestment ratings. The Bank's increase in total loans outstanding was primarily due to marketing to small businesses, churches and loan participations with other banks.

The Bank maintains a diversified mix of loans, as can be seen in the table below. Commercial loans are spread throughout a variety of industries, with loans to churches accounting for approximately 35.60 percent of the commercial loan portfolio and no other particular industry group or related industries accounting for a significant portion of the commercial loan portfolio. Real estate loans include mortgages for construction, land development, permanent financing and other purposes and are residential and other properties.

As of December 31, 2001, approximately $71,564,000, or 58.51 percent of the loan portfolio, was comprised of commercial, financial and agricultural loans, an increase from 56.24 percent in the same category at the end of 2000. Real estate mortgages also had increased totaling 34.28 percent of the loan portfolio, up from 29.68 percent at the end of 2000. The other categories of loans, real estate construction and installment loans to individuals, represented 1.13 percent and 6.09 percent, respectively, of the loan portfolio as of December 31, 2001, compared to 7.38 percent and 6.69 percent, respectively, as of December 31, 2000. The Bank has no foreign loans. Loans made to directors, officers and other related parties to the Bank totaled $1,711,000 at December 31, 2001. New loans to such parties totaled $734,000 while repayments totaled $53,000 during 2001.

At December 31, 2001, the Bank had outstanding loan commitments of approximately $16,279,000, compared to $23,047,000 at the end of 2000. Historically, only a small percentage of these lines have been activated. Management believes that it has adequate liquidity to satisfy funding requests under these commitments. The following Table 5 describes the Bank's loan portfolio composition. On such date, total fixed rate loans maturing more than one year on December 31, 2001 were $84,525,000 and total floating rate loans were $11,267,000.

                       TABLE 5. LOAN PORTFOLIO COMPOSITION

(Dollars In Thousands)                                            DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------
                          2001        %       2000        %       1999        %       1998       %       1997       %
-----------------------------------------------------------------------------------------------------------------------
COMMERCIAL,
FINANCIAL, AND
AGRICULTURAL            $ 71,563    58.50%  $ 64,638    56.24%  $ 57,654    54.78%  $51,665    53.93%  $41,910    46.22%
-----------------------------------------------------------------------------------------------------------------------
REAL ESTATE
CONSTRUCTION               1,377     1.13%     8,486     7.39%     4,844     4.60%      747     0.78%    3,495     3.85%
-----------------------------------------------------------------------------------------------------------------------
REAL ESTATE- MORTGAGE     41,926    34.28%    34,112    29.68%    35,087    33.34%   36,493    38.09%   38,010    41.92%
-----------------------------------------------------------------------------------------------------------------------
INSTALLMENT
LOANS TO
INDIVIDUALS                7,443     6.09%     7,690     6.69%     7,658     7.28%    6,899     7.20%    7,261     8.01%
-----------------------------------------------------------------------------------------------------------------------
TOTAL                   $122,309   100.00%  $114,926   100.00%  $105,243   100.00%  $95,804   100.00%  $90,676   100.00%
=======================================================================================================================

                      TABLE 6. LOAN MATURITIES-FIXED RATES

                                          ONE YEAR     AFTER ONE YEAR       AFTER
FIXED RATES   (Dollars In Thousands)      OR LESS    THROUGH FIVE YEARS   FIVE YEARS    TOTAL
-----------------------------------------------------------------------------------------------
COMMERCIAL, FINANCIAL, AND AGRICULTURAL   $14,723          $36,490          $ 5,747    $ 56,960
-----------------------------------------------------------------------------------------------
REAL ESTATE-CONSTRUCTION                       82               22                          104
-----------------------------------------------------------------------------------------------
REAL ESTATE-MORTGAGE                        2,055           13,351           25,900      41,306
-----------------------------------------------------------------------------------------------
INSTALLMENT LOANS TO INDIVIDUALS            1.190            3,013                2       4,205
-----------------------------------------------------------------------------------------------
TOTALS                                    $18,050          $52,876          $31,649    $102,575
===============================================================================================

                    TABLE 6.1 LOAN MATURITIES-FLOATING RATES

                                          ONE YEAR     AFTER ONE YEAR       AFTER
FLOATING RATES (Dollars In Thousands)     OR LESS    THROUGH FIVE YEARS   FIVE YEARS    TOTAL
----------------------------------------------------------------------------------------------
COMMERCIAL, FINANCIAL, AND AGRICULTURAL    $6,394          $7,057           $1,153     $14,604
----------------------------------------------------------------------------------------------
REAL ESTATE-CONSTRUCTION                    1,273                                        1,273
----------------------------------------------------------------------------------------------
REAL ESTATE-MORTGAGE9                          75             476               69         620
----------------------------------------------------------------------------------------------
INSTALLMENT LOANS TO INDIVIDUALS              725                            2,512       3,237
----------------------------------------------------------------------------------------------
TOTALS                                     $8,467          $7,533           $3,734     $19,734
==============================================================================================

NONACCRUAL, PAST DUE AND RESTRUCTURED LOANS

A loan is placed on non-accrual status when, in management's judgment, the collection of interest income becomes doubtful. Interest receivable that has been accrued in prior years and is subsequently determined to have doubtful collectibility is charged to the appropriate interest income account. Interest on loans that are classified as non-accrual is recognized when received. Past due loans are loans whose principal or interest is past due 90 days or more. In some cases, where borrowers are experiencing financial difficulties, loans may be restructured to provide terms significantly different from the original terms. Non-accrual loans during the year's end decreased approximately $2,361,000 as a result of the company selling collateral in a foreclosure sale for total proceeds of $1,965,000 resulting in a loss of $489,823. The loss had been previously reserved and included in the allowance for possible loan losses. The following table summarizes the Bank's nonaccrual loans, past due loans and restructured loans at the dates indicated.

             TABLE 7. NONACCRUAL, PAST DUE, AND RESTRUCTURED LOANS

                                                          December31,
------------------------------------------------------------------------------------
(Dollars In Thousands)                     2001     2000     1999     1998     1997
------------------------------------------------------------------------------------
NON-ACCRUAL LOANS                         $  434   $2,795   $  518   $  539   $  622
------------------------------------------------------------------------------------
ACCRUING LOANS PAST DUE 90 DAYS OR MORE      263      475    1,300    1,163    1,790
------------------------------------------------------------------------------------
RESTRUCTURED LOANS                           914    1,329      725
------------------------------------------------------------------------------------
TOTAL                                     $1,611   $4,599   $2,543   $1,702   $2,412
====================================================================================

At December 31, 2001 and 2000, nonaccrual, past due, and restructured loans were approximately 1.32 percent and 4.00 percent, respectively, of the total loans outstanding on such dates. Nonaccrual and restructured loans decreased significantly in 2001. Management continues to work towards reducing the level of delinquencies through enhanced collection efforts and adherence to sound loan underwriting procedures. However, due to the uncertainties regarding trends in consumer credit and credit worthiness, it is not possible for us to accurately estimate the future impact of charge-offs in any of our loan categories. Charge-offs totaled $907,000 in 2001, or $854,000 net of recoveries. The amount of interest from non-accrual loans that would have been earned for 2001, 2000, and 1999, was $54,000, $128,900, and $63,900, respectively. These amounts are not included in income. Interest paid and included in income on non-accrual loans was $41,000, $62,335, and $2,969 for 2001, 2000, and 1999, respectively.

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

The allowance for loan losses is created by direct charges to operations. Losses on loans are charged against the allowance for loan losses in the accounting period in which they are determined by management to be uncollectible. Recoveries during the period are credited to the allowance for loan losses.

Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical matter, at the loan's observable market value or fair value of the collateral if the loan is collateral dependent. Loans measured by fair value of the underlying collateral are commercial loans, others consist of small balance homogenous loans and are measured collectively. The Bank classifies a loan as impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. At December 31, 2001 and 2000, the recorded investment in loans that are considered to be impaired, totaled approximately $1,611,000 and $4,599,000, respectively. The average recorded balance of impaired loans during 2001 and 2000 was $3,318,000 and $4,058,000 at December 31, 2001 and 2000,
respectively. The related allowance for loan losses for these loans was $205,000 and $584,000 at December 31, 2001 and 2000, respectively. For the years ended December 31, 2001, 2000 and 1999, the Bank recognized interest income on those impaired loans of approximately $41,000, $62,000 and $3,000, respectively.

Management realizes that general economic trends greatly affect loan losses, and no assurances can be made that further charges to the loan loss allowance may not be significant in relation to the amount provided during a particular period or that further evaluation of the loan portfolio based on conditions then prevailing may not require sizable additions to the allowance, thus necessitating similarly sizable charges to operations. The allowance for loan losses was 1.23%, 1.53% and 1.28% of net loans outstanding at December 31, 2001, 2000 and 1999, respectively, which was consistent with both management's desire for strong reserves and the credit quality ratings of the loan portfolio. The ratio of net charge-offs during the year to average loans outstanding during the period were 0.74%, 0.20% and .05% at December 31, 2001, 2000 and 1999,
respectively. These ratios reflect management's conservative lending, and effective efforts to recover credit losses.

The following table summarizes the Bank's balances of loans outstanding, average loans outstanding, changes in the allowance arising from charge-offs and recoveries by category, and additions to the allowance that have been charged to expenses for years 1997 through 2001.

                   TABLE 8. LOAN LOSS AND RECOVERY EXPERIENCE

        (Dollars In Thousands)                               Year EndedDecember31,
                                                  ------------------------------------------
                                                   2001     2000     1999     1998     1997
--------------------------------------------------------------------------------------------
ALLOWANCE FOR POSSIBLE LOAN LOSSES AT BEGINNING
   OF YEAR                                        $1,748   $1,342   $1,150   $1,089   $1,304
--------------------------------------------------------------------------------------------
LOANS CHARGED OFF:
--------------------------------------------------------------------------------------------
  COMMERCIAL, FINANCIAL & AGRICULTURAL               623      113       41      116       93
--------------------------------------------------------------------------------------------
  REAL ESTATE CONSTRUCTION                             0        0        0        0        0
--------------------------------------------------------------------------------------------
  REAL ESTATE-MORTGAGE                               182       36        3        0       20
--------------------------------------------------------------------------------------------
  INSTALLMENT LOANS TO INDIVIDUALS                   102      189      127      283      326
--------------------------------------------------------------------------------------------
  TOTAL CHARGE-OFFS                                  907      338      171      399      439
--------------------------------------------------------------------------------------------
RECOVERIES OF LOANS PREVIOUSLY CHARGED OFF:
--------------------------------------------------------------------------------------------
  COMMERICAL, FINANCIAL, AND AGRICULTURAL              7       26       13       26        5
--------------------------------------------------------------------------------------------
  REAL ESTATE CONSTRUCTION                             0        0        0        0        0
--------------------------------------------------------------------------------------------
  REAL ESTATE-MORTGAGE                                14       11        0        0        0
--------------------------------------------------------------------------------------------
  INSTALLMENT LOANS TO INDIVIDUALS                    32       79      106       42       13
--------------------------------------------------------------------------------------------
  TOTAL RECOVERIES                                    53      116      119       68       18
--------------------------------------------------------------------------------------------
NET CHARGE-OFFS                                      854      222       52      331      421
--------------------------------------------------------------------------------------------
ADDITIONS TO THE ALLOWANCE CHARGED
  TO EXPENSE                                         611      638      244      392      206
--------------------------------------------------------------------------------------------
ALLOWANCE FOR LOAN LOSSES
  AT END OF YEAR                                  $1,505   $1,748   $1,342   $1,150   $1,089
============================================================================================
RATIO OF NET-CHARGE OFFS DURING YEAR
  TO AVERAGE OUTSTANDING LOANS DURING YEAR          0.74%    0.20%    0.05%    0.35%    0.49%
--------------------------------------------------------------------------------------------

The following table sets forth the composition of the allowance for loan losses by type of loan at December 31 of the years indicated. The allowance is allocated to specific categories of loans for statistical purposes only, and may be applied to loan losses incurred in any loan category.

              TABLE 9. ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

                                         2001                 2000                    1999                    1998
---------------------------------------------------------------------------------------------------------------------------
                                            % of Loans             % of Loans            % of Loans              % of Loans
                                           in Category            in Category            in Category            in Category
                                             to Total               to Total              to Total                to Total
(Dollars In Thousands)            Amount      Loans      Amount      Loans      Amount      Loans      Amount      Loans
---------------------------------------------------------------------------------------------------------------------------
COMMERCIAL, FINANCIAL AND
   AGRICULTURAL                   $  650      58.50%     $1,151      56.24%     $  312      54.78%     $  503      53.93%
---------------------------------------------------------------------------------------------------------------------------
REAL ESTATE-CONSTRUCTION               5       1.13%         24       7.39%         15       4.60%          2       0.78%
---------------------------------------------------------------------------------------------------------------------------
REAL ESTATE-MORTGAGE                 449      34.28%        305      29.68%        299      33.34%        276      38.09%
---------------------------------------------------------------------------------------------------------------------------
INSTALLMENT LOANS TO INDIVIDUALS     261       6.09%        177       6.69%        290       7.28%        261       7.20%
---------------------------------------------------------------------------------------------------------------------------
UNALLOCATED                          140       0.00%         91       0.00%        426       0.00%        108       0.00%
---------------------------------------------------------------------------------------------------------------------------
TOTAL                             $1,505     100.00%     $1,748     100.00%     $1,342     100.00%     $1,150     100.00%
===========================================================================================================================

                                                                  1997
--------------------------------------------------------------------------------
                                                                     % of Loans
                                                                     in Category
                                                                      to Total
(Dollars In Thousands)                                      Amount      Loans
--------------------------------------------------------------------------------
COMMERCIAL, FINANCIAL AND
   AGRICULTURAL                                             $  266      46.22%
--------------------------------------------------------------------------------
REAL ESTATE-CONSTRUCTION                                        31       3.85%
--------------------------------------------------------------------------------
REAL ESTATE-MORTGAGE                                           333      41.92%
--------------------------------------------------------------------------------
INSTALLMENT LOANS TO INDIVIDUALS                               317       8.01%
--------------------------------------------------------------------------------
UNALLOCATED                                                    142       0.00%
--------------------------------------------------------------------------------
TOTAL                                                       $1,089     100.00%
================================================================================

DEPOSITS

Total deposits as of December 31, 2001 were approximately $135,383,213 compared to $135,146,259 at the end of 2000, an increase of $236,954 or .18 percent. Savings accounts, demand deposits, and time deposits of less than $100,000 are considered core deposits by the Bank. The Bank continued its marketing effort to increase this stable source of funds.

Core deposits totaled $121,055,000 at the end of 2001, versus $119,220,000 at the end of 2000. Increased efforts to extend the maturities of our deposit structure had minimal impact during 2001. As reflected in Table 1, Rate Sensitivity Analysis, approximately 84.28 percent of interest-bearing liabilities deposits can be repriced in one year or less. This maturity structure contributes greatly to the negative gap or mismatch of assets and liabilities and contributes to an increased interest rate risk for the Bank.

The Bank is committed to offering a wide range of competitively priced deposits. hOur savings account rate has remained competitive. The average amounts and rates of deposits for the years ended December 31, 2001, 2000, and 1999 are summarized below. The Bank has no foreign deposits.

                           TABLE 10. AVERAGE DEPOSITS

                                                       Year Ended December 31,
                                           2001                 2000                 1999
                                   AVERAGE    AVERAGE   AVERAGE    AVERAGE   AVERAGE    AVERAGE
      (Dollars In Thousands)        AMOUNT     RATE      AMOUNT     RATE      AMOUNT      RATE
-----------------------------------------------------------------------------------------------
INTEREST-BEARING DEMAND DEPOSITS   $ 20,011    0.55%    $ 20,942    0.57%    $ 21,127    0.60%
-----------------------------------------------------------------------------------------------
SAVINGS DEPOSITS                     38,100    3.07%      36,779    3.22%      34,024    3.07%
-----------------------------------------------------------------------------------------------
TIME DEPOSITS                        47,472    5.14%      42,731    5.26%      42,113    4.59%
-----------------------------------------------------------------------------------------------
TOTAL INTEREST-BEARING DEPOSITS     105,583    3.52%     100,452    3.53%      97,264    3.19%
-----------------------------------------------------------------------------------------------
NON-INTEREST BEARING DEPOSITS        26,911    0.00%      26,738    0.00%      25,103    0.00%
-----------------------------------------------------------------------------------------------
TOTAL DEPOSITS                     $132,494    2.80%    $127,190    2.75%    $122,367    2.53%
-----------------------------------------------------------------------------------------------

A substantial portion of the Bank's deposit base is in time deposits with little dependence on deposits of $100,000 or more, which tend to be less stable. The time deposits are principally non-business certificates of deposit and individual retirement accounts. Deposits of state and local governments and municipal entities are collateralized by investment securities. The Bank does not purchase brokered deposits.

The following table is a maturity schedule of time deposits as of December 31, 2001.

                    TABLE 11. TIME DEPOSIT MATURITY SCHEDULE

                                                  3 MONTHS    4 TO 6    7 TO 12   OVER 12
(Dollars In Thousands)                             OR LESS    MONTHS     MONTHS    MONTHS    TOTAL
---------------------------------------------------------------------------------------------------
TIME CERTIFICATES OF DEPOSIT OF $100,000 OR
   MORE                                            $ 4,692   $ 4,680    $ 3,600    $1,356   $14,328
---------------------------------------------------------------------------------------------------
TIME CERTIFICATES OF DEPOSIT LESS THAN $100,000     12,788     7,916      6,624     5,915    33,243
---------------------------------------------------------------------------------------------------
TOTAL                                              $17,480   $12,596    $10,224    $7,271   $47,571
===================================================================================================

SHAREHOLDERS' EQUITY AND DIVIDENDS

The Bank is subject to a North Carolina State banking capital requirement of at least five percent of total assets. In addition, the Bank is subject to the capital requirements of the Federal Deposit Insurance Corporation ("FDIC").

The FDIC requires the Bank to maintain a (i) Tier 1 capital to riskweighted assets ratio of 4.00 percent, (ii) a total capital to risk-weighted assets ratio of 8.00 percent and (iii) a leverage ratio of 4.00 percent. At December 31, 2001 and December 31, 2000, the Bank had capital to total assets ratios of 11.37 percent and 11.36 percent, respectively, Tier 1 capital to risk-weighted assets ratios of 13.91 percent and 13.86 percent, respectively, total capital to riskweighted assets ratios of 15.60 percent and 15.63 percent, respectively and leverage ratios of 10.29 percent and 10.48 percent, respectively. Shareholders' equity, which consists of common stock, surplus and retained earnings provides all of the Company's capital.

As of December 31, 2001, there were 853,725 shares of common stock outstanding which were held by approximately 1,220 shareholders of record on March 1, 2002, not including persons or entities whose stock is held in nominee or "street" name through various brokerage firms or banks. There is no established market for the Company's common stock, excluding limited sporadic quotations, although the Company's common stock is quoted over-the-counter through the National Daily Quotation System "pink sheets" published by the National Quotation Bureau, Inc.

The table below shows the stock prices of the Company stock for the previous eight quarters. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. The stock prices noted below have been adjusted to reflect the three-for-two stock split effective January 21, 2000, which was announced in December 1999.

2001                               Quarter 1   Quarter 2   Quarter 3   Quarter 4
--------------------------------------------------------------------------------
HIGH                                $10.38      $10.59      $13.00      $10.80
--------------------------------------------------------------------------------
LOW                                 $10.25      $10.17      $10.38      $10.50
--------------------------------------------------------------------------------
CLOSE                               $10.41      $10.41      $10.50      $10.80
--------------------------------------------------------------------------------

2000                               Quarter 1   Quarter 2   Quarter 3   Quarter 4
--------------------------------------------------------------------------------
HIGH                                 $17.50     $17.25      $14.13      $10.00
--------------------------------------------------------------------------------
LOW                                  $16.00     $14.13      $10.00      $ 8.50
--------------------------------------------------------------------------------
CLOSE                                $17.00     $14.13      $10.00      $ 8.50
--------------------------------------------------------------------------------

The dividends that may be paid by the Bank to the Company, as the Bank's sole shareholder, are subject to legal limitations. Dividends may not be paid unless the Bank's capital surplus is at least fifty percent of its paid-in capital. In addition, the Bank may not pay dividends when it is insolvent or would become insolvent as a result of the payment or when the payment would reduce its capital below regulatory capital requirements.

Cash dividends declared per share for each period are shown in the table below.

                               DIVIDENDS DECLARED

                                                             2001   2000    1999
--------------------------------------------------------------------------------
March                                                        $.08   $.08   $.130
--------------------------------------------------------------------------------
June                                                          .08    .08    .073
--------------------------------------------------------------------------------
September                                                     .08    .08    .073
--------------------------------------------------------------------------------
December                                                      .08    .08    .073
--------------------------------------------------------------------------------

The following table shows return on average assets (net income divided by average assets), return on average equity (net income divided by average shareholders' equity), dividend payout ratio (dividends declared per share divided by net income per share) and shareholders' equity to assets ratio (average shareholders' equity divided by average total assets) for each of the years listed below.

                      TABLE 12. RETURN ON ASSETS AND EQUITY

                                                         2001     2000     1999
--------------------------------------------------------------------------------
RETURN ON AVERAGE ASSETS                                 0.55%    0.57%    0.71%
--------------------------------------------------------------------------------
RETURN ON AVERAGE EQUITY                                 5.12%    5.44%    6.60%
--------------------------------------------------------------------------------
DIVIDEND PAYOUT                                         30.13%   30.28%   27.92%
--------------------------------------------------------------------------------
AVERAGE SHAREHOLDERS' EQUITY TO AVERAGE ASSETS          10.73%   10.57%   10.74%
--------------------------------------------------------------------------------

The following table sets forth the relationship of significant components of the Company's balance sheet at December 31, 2001 and 2000.

                TABLE 13. DISTRIBUTION OF ASSETS AND LIABILITIES

                                           2001                 2000
ASSETS (Dollars In Thousands)             AMOUNT    PERCENT    AMOUNT    PERCENT
--------------------------------------------------------------------------------
LOANS (NET)                              $120,380    71.61%   $112,805    67.56%
--------------------------------------------------------------------------------
INVESTMENT SECURITIES                      30,326    18.04%     31,044    18.59%
--------------------------------------------------------------------------------
FEDERAL FUNDS SOLD/INT. BEARING
   DEPOSITS                                 4,327     2.57%      5,000     2.99%
--------------------------------------------------------------------------------
TOTAL EARNINGS ASSETS                    $155,033    92.22%   $148,849    89.14%
--------------------------------------------------------------------------------
CASH & DUE FROM BANKS                    $  5,488     3.27%   $ 10,599     6.35%
--------------------------------------------------------------------------------
BANK PREMISES & EQUIPMENT                   5,141     3.06%      5,391     3.23%
--------------------------------------------------------------------------------
OTHER ASSETS                                2,434     1.45%      2,122     1.28%
--------------------------------------------------------------------------------
TOTAL ASSETS                             $168,096   100.00%   $166,961   100.00%
================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------
DEMAND DEPOSITS                          $ 25,585    15.22%   $ 29,932    17.93%
--------------------------------------------------------------------------------
SAVINGS, NOW & MMDA                        62,227    37.02%     60,757    36.39%
--------------------------------------------------------------------------------
TIME DEPOSITS $100,000 OR MORE             14,328     8.52%     15,926     9.54%
--------------------------------------------------------------------------------
OTHER TIME DEPOSITS                        33,243    19.78%     28,531    17.09%
--------------------------------------------------------------------------------
TOTAL DEPOSITS                           $135,383    80.54%   $135,146    80.95%
--------------------------------------------------------------------------------
BORROWED FUNDS                           $ 12,375     7.36%   $ 11,895     7.12%
--------------------------------------------------------------------------------
ACCRUED EXPENSES & OTHER LIABILITIES        2,485     1.48%      2,214     1.33%
--------------------------------------------------------------------------------
TOTAL LIABILITIES                        $150,243    89.38%   $149,255    89.40%
--------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY                       17,853    10.62%     17,706    10.60%
--------------------------------------------------------------------------------
TOTAL LIABILITIES & SHAREHOLDERS'
   EQUITY                                $168,096   100.00%   $166,961   100.00%
================================================================================

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

The Company's accounting system and related internal accounting controls are designed to provide reasonable assurances that transactions are authorized and recorded in accordance with established procedures, that assets are safeguarded, and that proper and reliable records are maintained. The purpose of these procedures is to ensure that we meet our responsibility for the fairness and integrity of these financial statements.

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

                                   **********

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
M&F Bancorp, Inc. and Subsidiary
Durham, North Carolina

We have audited the accompanying consolidated statements of condition of M&F Bancorp, Inc. and subsidiary (the "Company") as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial condition of M&F Bancorp, Inc. and subsidiary at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.


/s/ DELOITTE & TOUCHE, LLP
--------------------------
Raleigh, North Carolina
January 11, 2002

                      CONSOLIDATED STATEMENTS OF CONDITION

Assets                                  December 31,                                2001           2000
-----------------------------------------------------------------------------------------------------------
Cash and Amounts Due from Banks (Notes B and M):                                $  9,815,086   $ 10,599,125
-----------------------------------------------------------------------------------------------------------
Federal Funds Sold                                                                                5,000,000
-----------------------------------------------------------------------------------------------------------
Total Cash and Cash Equivalents                                                    9,815,086     15,599,125
-----------------------------------------------------------------------------------------------------------
Investment Securities (Notes C and M):
 Securities available for sale at fair market value
 (amortized cost of $27,484,273 and $27,839,279 at December 31, 2001 and 2000,
   respectively)                                                                  28,239,158     28,929,776
 Securities to be held to maturity at amortized cost
 (fair value of $1,445,057 and $1,426,217 at December 31, 2001 and 2000,
   respectively)                                                                   1,412,742      1,412,306
-----------------------------------------------------------------------------------------------------------
Federal Home Loan Bank Stock, at cost                                                673,800        702,000
-----------------------------------------------------------------------------------------------------------
Total Investment Securities                                                       30,325,700     31,044,082
-----------------------------------------------------------------------------------------------------------
Loans (Notes D, J, M and N)                                                      122,309,239    114,925,625
-----------------------------------------------------------------------------------------------------------
Less:
 Allowance for possible loan losses (Note E)                                       1,505,404      1,747,748
-----------------------------------------------------------------------------------------------------------
 Deferred loan fees                                                                  423,422        373,042
-----------------------------------------------------------------------------------------------------------
Net Loans                                                                        120,380,413    112,804,835
-----------------------------------------------------------------------------------------------------------
Interest Receivable (Note D)                                                         949,782      1,037,739
-----------------------------------------------------------------------------------------------------------
Income Taxes Receivable (Note I)                                                     498,156        197,071
-----------------------------------------------------------------------------------------------------------
Premises and equipment, net (Note F)                                               5,141,090      5,391,120
-----------------------------------------------------------------------------------------------------------
Foreclosed real estate, net                                                          132,734        162,732
-----------------------------------------------------------------------------------------------------------
Deferred income taxes, net (Note I)                                                  508,000        399,000
-----------------------------------------------------------------------------------------------------------
Prepaid expenses and other assets                                                    345,336        324,960
-----------------------------------------------------------------------------------------------------------
TOTAL                                                                           $168,096,297   $166,960,664
===========================================================================================================

Liabilities and Shareholders' Equity                                                2001           2000
-----------------------------------------------------------------------------------------------------------
Liabilities:
Deposits (Notes G and M):
 Demand                                                                           59,897,379     62,429,372
-----------------------------------------------------------------------------------------------------------
 Passbook savings                                                                 27,915,066     28,260,102
-----------------------------------------------------------------------------------------------------------
 Certificates                                                                     47,570,768     44,456,785
-----------------------------------------------------------------------------------------------------------
Total Deposits                                                                   135,383,213    135,146,259
-----------------------------------------------------------------------------------------------------------
Borrowed Funds (Notes D, J, and M)                                                12,375,208      1,895,273
-----------------------------------------------------------------------------------------------------------
Accrued Expenses and Other Liabilities (Note K)                                    2,484,532      2,212,883
-----------------------------------------------------------------------------------------------------------
Total Liabilities                                                                150,242,953    149,254,415
-----------------------------------------------------------------------------------------------------------
Commitments and contingencies (Notes F and H)
Shareholders' Equity (Notes L and O):
Common stock, no par value at December 31,
 2001 and 2000, respectively, authorized 5,000,000 shares; issued and
 outstanding 853,725 shares at December 31, 2001 and 2000, respectively            5,998,353      5,998,353
-----------------------------------------------------------------------------------------------------------
Retained earnings                                                                  11,614,54    110,981,040
-----------------------------------------------------------------------------------------------------------
Accumulated other comprehensive income, net
 of tax effect of $256,728 in 2001 and $370,769 in 2000 (Notes I and K)              240,450        726,856
-----------------------------------------------------------------------------------------------------------
Total Shareholders' Equity                                                        17,853,344     17,706,249
-----------------------------------------------------------------------------------------------------------
TOTAL                                                                           $168,096,297   $166,960,664
===========================================================================================================

See notes to consolidated financial statements.

                       CONSOLIDATED STATEMENTS OF INCOME

               Year Ended December 31,                       2001           2000           1999
--------------------------------------------------------------------------------------------------
Interest and Dividend Income -
Interest and fees on loans (Note D)                      $ 9,796,792    $ 9,954,012    $ 8,728,643
--------------------------------------------------------------------------------------------------
Interest and dividends on investment securities:
 Taxable                                                   1,120,702      1,407,350      1,352,860
--------------------------------------------------------------------------------------------------
 Tax-exempt                                                  427,631        456,771        518,327
--------------------------------------------------------------------------------------------------
 Other interest income                                       353,931        193,153        258,813
--------------------------------------------------------------------------------------------------
Total Interest and Dividend Income                        11,699,056     12,011,286     10,858,643
--------------------------------------------------------------------------------------------------
Interest Expense:
 Deposits (Note G)                                         3,717,574      3,547,234      3,104,429
--------------------------------------------------------------------------------------------------
 Borrowed funds (Note J)                                     629,245        569,794        480,636
--------------------------------------------------------------------------------------------------
Total Interest Expense                                     4,346,819      4,117,028      3,585,065
--------------------------------------------------------------------------------------------------
Net Interest Income                                        7,352,237      7,894,258      7,273,578
--------------------------------------------------------------------------------------------------
Provision for Possible Loan Losses (Note E)                  611,052        627,552        244,305
--------------------------------------------------------------------------------------------------
Net Interest Income after Provision for Possible Loan
 Losses                                                    6,741,185      7,266,706      7,029,273
--------------------------------------------------------------------------------------------------
Other Income:
Service charges on deposit accounts                        1,407,302      1,226,610      1,226,591
--------------------------------------------------------------------------------------------------
Other service charges, commissions and fees                  145,478        138,920        108,796
--------------------------------------------------------------------------------------------------
Net gain (loss) on sales of available-for-sale
 securities                                                   (7,742)       (28,627)         2,970
--------------------------------------------------------------------------------------------------
Rental Income                                                 84,853        122,431        108,233
--------------------------------------------------------------------------------------------------
Other                                                        188,209        139,875        179,060
--------------------------------------------------------------------------------------------------
Total Other Income                                         1,818,100      1,599,209      1,625,650
--------------------------------------------------------------------------------------------------
Other Expenses:
Salary and employee benefits (Note K)                      4,365,391      4,419,668      3,752,317
--------------------------------------------------------------------------------------------------
Occupancy costs (Note F)                                     517,845        581,732        534,557
--------------------------------------------------------------------------------------------------
Equipment expense (Note F)                                   552,849        631,676        572,455
--------------------------------------------------------------------------------------------------
Data processing                                              302,156        298,790        429,767
--------------------------------------------------------------------------------------------------
Contributions                                                 50,350         32,944        222,541
--------------------------------------------------------------------------------------------------
Telephone                                                    185,490        179,217        165,209
--------------------------------------------------------------------------------------------------
Armored car services                                         193,932        237,213        207,621
--------------------------------------------------------------------------------------------------
Other                                                      1,201,579      1,268,417      1,346,939
--------------------------------------------------------------------------------------------------
Total Other Expenses                                       7,369,592      7,649,657      7,231,406
--------------------------------------------------------------------------------------------------
Income Before Income Tax Expense                           1,189,693      1,216,258      1,423,517
--------------------------------------------------------------------------------------------------
Income Tax - Expense (Note I)                                283,000        314,000        353,000
--------------------------------------------------------------------------------------------------
Net Income                                               $   906,693    $   902,258    $ 1,070,517
--------------------------------------------------------------------------------------------------
Weighted Average Shares Outstanding                          853,725        853,731        853,820
--------------------------------------------------------------------------------------------------
Earnings Per Share - basic and diluted                   $      1.06    $      1.06    $      1.25
--------------------------------------------------------------------------------------------------
CASH DIVIDENDS DECLARED PER SHARE                        $      0.32    $      0.32    $      0.35
==================================================================================================

See notes to consolidated financial statements.

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                         Accumulated                      Total
                                       Common Stock                                         Other                     Shareholders'
                                    Number                   Capital    Comprehensive   Comprehensive     Retained        Equity
                                  of Shares     Amount       Surplus       Income       Income (Loss)     Earnings       (Note 0)
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1999            853,830   $2,846,100   $3,153,900                     $ 916,563     $ 9,580,293     $16,496,856
------------------------------------------------------------------------------------------------------------------------------------
 Repurchase and retirement of
  common stock                          (30)        (100)        (372)                                                         (472)
------------------------------------------------------------------------------------------------------------------------------------
 Transfer of capital surplus                   3,153,528   (3,153,528)
------------------------------------------------------------------------------------------------------------------------------------
 Comprehensive income:
 Net income for year                                                     $1,070,517                       1,070,517       1,070,517
------------------------------------------------------------------------------------------------------------------------------------
 Other comprehensive loss
 net of tax effect of $499,655:
 Unrealized losses on
  securities,net of tax                                                    (970,675)
------------------------------------------------------------------------------------------------------------------------------------
 Reclassification adjustment                                                  1,960
------------------------------------------------------------------------------------------------------------------------------------
 Other comprehensive loss                                                  (968,715)                       (968,715)       (968,715)
------------------------------------------------------------------------------------------------------------------------------------
    Total comprehensive income                                              101,802
------------------------------------------------------------------------------------------------------------------------------------
 Cash dividends                                                                                            (298,836)       (298,836)
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31,1999           853,830    5,999,528                                    (52,152)     10,351,974      16,299,350
------------------------------------------------------------------------------------------------------------------------------------
 Repurchase and retirement of
  common stock                          (75)      (1,175)                                                                    (1,175)
------------------------------------------------------------------------------------------------------------------------------------
 Comprehensive income:
  Net income for year                                                       902,258                         902,258         902,258
------------------------------------------------------------------------------------------------------------------------------------
 Other comprehensive income
 net of tax effect of $397,929:
 Unrealizedgains on securities,
 net of tax                                                                (760,115)
------------------------------------------------------------------------------------------------------------------------------------
 Reclassification adjustment                                                 18,893
------------------------------------------------------------------------------------------------------------------------------------
 Other comprehensive income                                                 779,008        (968,715)                       (968,715)
------------------------------------------------------------------------------------------------------------------------------------
    Total comprehensive income                                           $1,681,266
------------------------------------------------------------------------------------------------------------------------------------
 Cash dividends                                                                                            (273,192)       (273,192)
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2000          853,725    5,998,353                     (1,175)        726,856      10,981,040      17,706,249
------------------------------------------------------------------------------------------------------------------------------------
 Comprehensive income:
  Net income                                                                906,693                         906,693         906,693
------------------------------------------------------------------------------------------------------------------------------------
 Other comprehensive income
 net of tax effect of $114,109:
 Unrealized loss on AFS
 securities, net of tax                                                     221,504
------------------------------------------------------------------------------------------------------------------------------------
 Reclassification adjustment                                                  7,194
------------------------------------------------------------------------------------------------------------------------------------
 Net unrealized loss on
  securities                                                               (228,698)
------------------------------------------------------------------------------------------------------------------------------------
 Minimum pension liability
  adjustment                                                               (257,708)
------------------------------------------------------------------------------------------------------------------------------------
 Other comprehensive income                                                (486,406)       (486,406)                       (486,406)
------------------------------------------------------------------------------------------------------------------------------------
    Total comprehensive income                                           $  420,287
------------------------------------------------------------------------------------------------------------------------------------
    Cash dividends                                                                         (273,192)                       (273,192)
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31,2001           853,725   $5,998,353   $                              $ 240,450     $11,614,541     $17,853,344
------------------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

Operating Activities:      Year Ended December 31,           2001            2000            1999
-----------------------------------------------------------------------------------------------------
Net Income                                               $    906,693    $    902,258    $  1,070,517
-----------------------------------------------------------------------------------------------------
Adjustment to reconcile net income to net
cash provided by operating activities:
 Provision for possible loan losses                           611,052         627,552         244,305
-----------------------------------------------------------------------------------------------------
Depreciation and amortization                                 415,989         415,534         363,988
-----------------------------------------------------------------------------------------------------
Amortization on securities                                     (6,051)        (10,486)          8,078
-----------------------------------------------------------------------------------------------------
 Deferred income tax provision (benefit)                        5,000        (147,000)        (60,000)
-----------------------------------------------------------------------------------------------------
 Loss (gain) on sale or disposal of assets                        278          (1,000)        141,681
-----------------------------------------------------------------------------------------------------
 Loss (gain) on sale of available-for-sale securities           7,742          28,627          (2,969)
-----------------------------------------------------------------------------------------------------
 Loss on sale of foreclosed real estate                                                        10,992
-----------------------------------------------------------------------------------------------------
 Donated property                                                                             201,774
-----------------------------------------------------------------------------------------------------
 Changes in operating assets and liabilities:
 Deferred loan fees                                            50,380          31,889           4,284
-----------------------------------------------------------------------------------------------------
 Interest receivable                                           87,957        (136,964)        (14,095)
-----------------------------------------------------------------------------------------------------
 Income taxes receivable                                     (301,085)        (74,300)         26,144
-----------------------------------------------------------------------------------------------------
 Prepaid expenses and other assets                            (20,377)            361          (3,992)
-----------------------------------------------------------------------------------------------------
 Accrued expenses and other liabilities                       506,745        (297,016)       (258,765)
-----------------------------------------------------------------------------------------------------
 Other                                                            110          (3,306)           (344)
-----------------------------------------------------------------------------------------------------
Net cash provided by operating activities                   2,264,433       1,930,181       1,731,598
-----------------------------------------------------------------------------------------------------
Investing Activities:
Proceeds from sales and maturities of securities
   available for sale                                      10,583,073       4,692,432      13,807,244
-----------------------------------------------------------------------------------------------------
Purchase of securities available for sale                 (10,201,992)     (2,096,776)    (13,595,635)
-----------------------------------------------------------------------------------------------------
Net increase in loans                                      (8,207,013)    (10,008,094)     (9,544,144)
-----------------------------------------------------------------------------------------------------
Purchase of premises and equipment                           (182,337)       (793,818)     (3,222,487)
-----------------------------------------------------------------------------------------------------
Proceeds from sale of assets                                   16,100           1,000         532,167
-----------------------------------------------------------------------------------------------------
Proceeds from sale of real estate owned                                                        28,621
-----------------------------------------------------------------------------------------------------
Net cash used in investing activities                      (7,992,169)     (8,205,256)    (11,994,234)
-----------------------------------------------------------------------------------------------------
Financing Activities:
Net increase (decrease) in demand deposit and
   passbook savings                                        (2,877,029)      1,896,164       5,259,063
-----------------------------------------------------------------------------------------------------
Net increase (decrease) in certificates of deposit          3,113,983       3,720,942      (1,023,733)
-----------------------------------------------------------------------------------------------------
FHLB Borrowings                                                             1,900,000
-----------------------------------------------------------------------------------------------------
Repayment of FHLB Borrowings                                  (20,065)         (4,727)
-----------------------------------------------------------------------------------------------------
Repurchase and retirement of common stock                                      (1,175)           (472)
-----------------------------------------------------------------------------------------------------
Cash dividends                                               (273,192)       (273,192)       (298,836)
-----------------------------------------------------------------------------------------------------
Net cash (used in) provided by financing activities           (56,303)      7,238,012       3,936,022
-----------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents           (5,784,039)        962,937      (6,326,614)
-----------------------------------------------------------------------------------------------------
Cash and cash equivalents, beginning of year               15,599,125      14,636,188      20,962,802
-----------------------------------------------------------------------------------------------------
Cash and Cash Equivalents, End of Year                   $  9,815,086    $ 15,599,125    $ 14,636,188
=====================================================================================================
Supplementary Cash Flow Information:
Cash paid for interest                                   $  4,412,337    $  3,980,064    $  3,538,315
-----------------------------------------------------------------------------------------------------
Cash paid for income taxes                                    624,000         477,000         386,000
-----------------------------------------------------------------------------------------------------
Significant Non-cash Transactions:
Loans transferred to other real estate owned             $     29,997    $    103,322    $     53,269
-----------------------------------------------------------------------------------------------------
Contributions of fixed assets                            $               $               $    201,774
-----------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A. SIGNIFICANT ACCOUNTING POLICIES

Bank Holding Company Formation - On September 1, 1999, pursuant to an Agreement of Reorganization and Plan of Exchange among M&F Bancorp, Inc. (the "Company") and Mechanics and Farmers Bank (the "Bank"), the Company acquired all the outstanding stock of the Bank as a result of the reorganization transaction. Under the terms of the agreement, each of the issued and outstanding shares of common stock of the Bank, $5 par value per share, was exchanged for one share of no par value common stock of the Company, in a statutory share exchange and reorganization transaction, resulting in shareholders owning the same number and percentage of shares in the Company as in the Bank, except for any nominal changes resulting from the elimination of dissenting shareholders. The Bank paid cash dividends of $850,179, $503,846 and $239,072 to the Company during 2001, 2000, and 1999, respectively.

Basis of Presentation - The consolidated financial statements include the accounts and transactions of the Company and its wholly-owned Bank subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

Nature of Operations - The Bank is a state chartered commercial bank with eight offices in North Carolina: three in Durham, two in Raleigh, two in Charlotte and one in Winston- Salem. The Bank operates in a single business segment and offers a wide variety of banking services and products.

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

Investment Securities - The accounting for investment securities is dependent upon their classification as held to maturity, available for sale, or trading securities. Such securities classified as held to maturity are carried at cost, adjusted for the amortization of premiums and accretion of discounts. Securities classified as available for sale and trading securities are carried at market value. At December 31, 2001 and 2000, the company did not have any securities classified as trading. Unrealized holding gains and losses for securities available for sale are reported as other comprehensive income. In order for the securities to qualify as securities held to maturity, the Bank must have both the positive intention and the ability to hold them to maturity. Management utilizes these criteria in determining the accounting treatment accorded such securities. Gains and losses on the sale of available-for-sale securities are determined using the specific identification method. Declines in the fair value of individual held to maturity and available for sale securities below their cost that are other than temporary are adjusted to their fair value with the related write-downs included in earnings as realized losses. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

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

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is wellsecured and in process of collection. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or costrecovery method, until qualifying for return to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Possible Loan Losses - The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions at each year end. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

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

Premises and Equipment - Premises and equipment are stated at cost less accumulated depreciation and amortization. For financial reporting purposes, depreciation and amortization are computed by the straightline and declining-balance methods and are charged to operations over the estimated useful lives of the assets, which range from 15 to 75 years for premises and 3 to 50 years for furniture and equipment. Leasehold improvements are amortized over the terms of the respective leases or the useful lives of the improvements, whichever is shorter.

Foreclosed Real Estate - Real estate acquired through foreclosure is carried at the lower of cost or estimated net realizable value. There is no allowance for loss on foreclosed real estate at December 31, 2001 and 2000. In addition, no amounts were provided for losses on foreclosed real estate during 2001, 2000, or 1999.

Income Taxes - Deferred income taxes are provided on temporary differences between the financial statement carrying values and the tax bases of assets and liabilities (see Note I).

Earnings Per Share - Earnings per share are calculated on the basis of the weighted-average number of shares outstanding. There were no dilutive potential common shares outstanding for each of the three years in the period ended December 31, 2001.

Comprehensive Income - Accounting principles generally accepted in the United States of America require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities and minimum pension liability adjustments related to the company sponsored executive retirement plan, are reported as a separate component of the equity section of the statement of financial condition, such items, along with net income, are components of comprehensive income.

Presentation - Certain amounts for

1999 and 2000 have been reclassified to conform to the 2001 presentation.

New Accounting Pronouncements - The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of condition and measure those instruments at fair value. This Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Bank adopted SFAS 133 effective January 1, 2001. The adoption of this statement was not material to the Company. On July 2, 2001, The Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 102 "Selected Loan Loss Allowance Methodology and Documentation Issues". SAB 102 expresses the SEC's views on the development, documentation and application of a systematic methodology for determining the allowance for loan and lease losses in accordance with accounting principles generally accepted in the United States of America. A concurrent statement was also issued by the Federal Financial Institutions Examination Council ("FFIEC"). The Company believes that it is currently in compliance with the requirements of SAB 102.

Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses.

B. CASH AMOUNTS DUE FROM BANKS

The Federal Reserve and banking laws of North Carolina require certain banks to maintain average cash reserve balances in relation to specific percentages of its customers' deposits. At December 31, 2001, such requirement was $1,508,000, which was satisfied by useable vault cash of $2,333,467 and a Federal Reserve balance of $877,294.

C. INVESTMENT SECURITIES

The amortized cost and estimated fair value of investment securities at December 31 are as follows:

Securities available for sale:                                             2001
                                                   ---------------------------------------------------
                                                                   Gross        Gross
                                                    Amortized    Unrealized   Unrealized      Fair
                                                      Cost         Gains        Losses        Value
------------------------------------------------------------------------------------------------------
U.S. Treasury securities and obligations of
 U.S. government corporations and agencies         $ 9,823,840   $  174,327   $            $ 9,998,167
------------------------------------------------------------------------------------------------------
Mortgage-backed securities                           5,382,468       50,713                  5,433,181
------------------------------------------------------------------------------------------------------
Corporate debt securities                            4,192,980                 (437,325)     3,755,655
------------------------------------------------------------------------------------------------------
Obligations of states and political subdivisions     8,072,943                 (291,364)     7,781,579
------------------------------------------------------------------------------------------------------
Equity securities                                       12,042    1,258,534                  1,270,576
------------------------------------------------------------------------------------------------------
TOTAL                                              $27,484,273   $1,483,574   $(728,689)   $28,239,158
======================================================================================================

Securities to be held to maturity:                                         2001
                                                   --------------------------------------------------
                                                                   Gross         Gross
                                                    Amortized    Unrealized   Unrealized     Fair
                                                       Cost        Gains        Losses       Value
-----------------------------------------------------------------------------------------------------
Obligations of states and political subdivisions   $1,412,742      32,315                  1,445,057
-----------------------------------------------------------------------------------------------------

Securities available for sale:                                             2000
                                                   ---------------------------------------------------
                                                                   Gross        Gross
                                                    Amortized    Unrealized   Unrealized      Fair
                                                      Cost         Gains        Losses        Value
------------------------------------------------------------------------------------------------------
U.S. Treasury securities and obligations of
 U.S. government corporations and agencies         $ 9,749,524   $   23,210   $ (33,715)   $ 9,739,019
------------------------------------------------------------------------------------------------------
Mortgage-backed securities                           5,838,600       29,782     (18,432)     5,849,950
------------------------------------------------------------------------------------------------------
Corporate debt securities                            4,161,874                 (155,904)     4,005,970
------------------------------------------------------------------------------------------------------
Obligations of states and political subdivisions     8,077,239       46,111    (180,908)     7,942,442
------------------------------------------------------------------------------------------------------
Equity securities                                       12,042    1,380,353                  1,392,395
------------------------------------------------------------------------------------------------------
TOTAL                                              $27,839,279   $1,479,456   $(388,959)   $28,929,776
======================================================================================================

Securities to be held to maturity:                                         2000
                                                   --------------------------------------------------
                                                                   Gross        Gross
                                                    Amortized    Unrealized   Unrealized      Fair
                                                      Cost         Gains        Losses        Value
-----------------------------------------------------------------------------------------------------
Obligations of states and political subdivisions   $1,412,306      $13,911    $            $1,426,217
-----------------------------------------------------------------------------------------------------

For the years ended December 31, 2001, 2000 and 1999, the Bank had gross realized gains of $-0-, $160, and $2,970, respectively, and gross realized losses of $7,742, $28,787, and $-0-, respectively, on sales of securities available for sale.

The scheduled maturities of securities to be held to maturity and securities available for sale at December 31, 2001 are as follows:

                                Securities to be          Securities Available
                                Held to Maturity               for Sale
                             ---------------------------------------------------
                             Amortized       Fair       Amortized       Fair
                               Cost         Value         Cost          Value
--------------------------------------------------------------------------------
Due in one year or less      $  530,075   $  534,393   $ 7,285,327   $ 7,249,877
--------------------------------------------------------------------------------
Due from one to five years      882,667      910,664     5,775,270     5,962,107
--------------------------------------------------------------------------------
Due from five to ten years                              10,502,896     9,829,092
--------------------------------------------------------------------------------
Due after ten years                                      3,908,738     3,927,506
--------------------------------------------------------------------------------
No stated maturity                                          12,042     1,270,576
--------------------------------------------------------------------------------
TOTAL                        $1,412,742   $1,445,057   $27,484,273   $28,239,158
================================================================================

For purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, are grouped based upon the final payment date. The mortgage-backed securities may mature earlier because of principal prepayments.

Investment securities having an aggregate par value of $16,575,000 and $17,375,000 at December 31, 2001 and 2000, respectively, were pledged as collateral to secure public funds on deposit and for other purposes as required by law.

D. LOANS

Loans at December 31 are summarized as follows:

                                                         2001           2000
--------------------------------------------------------------------------------
Commercial, financial and agricultural               $ 71,563,612   $ 64,638,255
--------------------------------------------------------------------------------
Real estate construction                                1,376,903      8,485,451
--------------------------------------------------------------------------------
Real estate mortgage                                   41,925,703     34,112,237
--------------------------------------------------------------------------------
Installment loans to individuals                        7,443,021      7,689,682
--------------------------------------------------------------------------------
TOTAL                                                $122,309,239   $114,925,625
================================================================================

At December 31, 2001 and 2000, the Bank had loans totaling approximately $697,000 and $3,270,000, respectively, that were contractually delinquent for 90 days or more, in a nonaccrual status or in process of foreclosure. Restructured loans at December 31, 2001 and 2000 totaled approximately $914,000 and $1,329,000, respectively. If income on non-accrual loans had been accrued, such income would have been approximately $54,000, $128,000 and $63,900 for 2001, 2000 and 1999, respectively. These amounts are not included in income. Interest collected and included in income on non-accrual loans was approximately $41,000, $62,000 and $3,000 for 2001, 2000 and 1999, respectively.

Qualifying first mortgage loans collateralize Federal Home Loan Bank ("FHLB") advances (see Note K).

E. ALLOWANCE FOR POSSIBLE LOAN LOSSES

Allowances for possible loan losses for the years ended December 31, are summarized as follows:

                                              2001         2000         1999
-------------------------------------------------------------------------------
Balance at beginning of year               $1,747,748   $1,342,095   $1,149,857
-------------------------------------------------------------------------------
Provision for possible loan losses            611,052      627,552      244,305
-------------------------------------------------------------------------------
Loans charged off                            (906,428)    (337,683)    (171,441)
-------------------------------------------------------------------------------
Recoveries                                     53,032      115,784      119,374
-------------------------------------------------------------------------------
Balance at end of year                     $1,505,404   $1,747,748   $1,342,095
===============================================================================

At December 31, 2001 and 2000, the Bank had impaired loans totaling approximately $1,611,000 and $4,599,000, respectively. At December 31, 2001 and 2000, the Bank had reserved $205,000 and $584,000, respectively, for impaired loans. At December 31, 2001 and 2000, no additional funds were committed to be advanced on impaired loans.

F. PREMISES, EQUIPMENT AND LEASES

Major classifications of premises and equipment at December 31 are summarized as follows:

                                                            2001         2000
--------------------------------------------------------------------------------
Land                                                    $   102,359   $  102,359
--------------------------------------------------------------------------------
Premises                                                  6,189,412    6,088,513
--------------------------------------------------------------------------------
Furniture, equipment and leasehold improvements           3,512,880    3,384,887
--------------------------------------------------------------------------------
Construction in progress                                     45,651       56,091
--------------------------------------------------------------------------------
Total                                                     9,850,302    9,631,850
--------------------------------------------------------------------------------
Less accumulated depreciation                            (4,709,212)   4,240,730
================================================================================
Premises and equipment, net                             $ 5,141,090   $5,391,120
--------------------------------------------------------------------------------

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

Future minimum lease commitments for noncancelable operating leases with initial or remaining terms of one year or more consist of the following:

Year Ending December 31:                                                 Amount
 2002                                                                   $136,557
--------------------------------------------------------------------------------
 2003                                                                    132,909
--------------------------------------------------------------------------------
 2004                                                                    129,421
--------------------------------------------------------------------------------
 2005                                                                    114,383
--------------------------------------------------------------------------------
 2006                                                                     86,078
--------------------------------------------------------------------------------
 Thereafter                                                               76,118
--------------------------------------------------------------------------------
Total minimum payments                                                  $675,466
================================================================================

Rent expense for all operating leases amounted to approximately $161,000 in 2001, $193,000 in 2000, and $337,000 in 1999.

G. DEPOSITS

Included in deposits are certificates of deposit of $100,000 or more of approximately $14,328,000 and $15,926,000 at December 31, 2001 and 2000,
respectively. For the years ended December 31, 2001, 2000 and 1999, interest expense on certificates of deposit of $100,000 or more totaled approximately $776,000, $808,000, and $691,000, respectively.

At December 31, 2001, the scheduled maturities of certificates of deposit are as follows:

--------------------------------------------------------------------------------
2002                                                                 $40,299,292
--------------------------------------------------------------------------------
2003                                                                   5,506,758
--------------------------------------------------------------------------------
2004                                                                   1,128,429
--------------------------------------------------------------------------------
2005                                                                     455,448
--------------------------------------------------------------------------------
2006                                                                     180,841
--------------------------------------------------------------------------------
Total Certificates                                                   $47,570,768
================================================================================

H. COMMITMENTS AND CONTINGENCIES

In the normal course of business, the Bank has various commitments to extend credit which are not reflected in the financial statements. At December 31, 2001 and 2000, the Bank had outstanding loan commitments of approximately $16,279,000 and $23,047,000, respectively. Commitments under standby letters of credit amounted to approximately $110,000 and $135,000 at December 31, 2001 and 2000, respectively. These letters of credit represent agreements whereby the Bank guarantees to lend funds to customers up to a predetermined maximum amount.

The Bank approves lines of credit to customers through home equity and overdraft protection loans. At December 31, 2001 and 2000, in addition to actual advances made on such loans, the Bank's customers have available additional lines of credit on home equity and consumer overdraft protection loans in the amounts of approximately $709,000 and $924,000, respectively, and $715,000 and $904,000, respectively. Various legal claims also arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Company's consolidated financial statements.

I. INCOME TAXES

The components of income tax expense for the years ended December 31 are summarized as follows:

                                                  2001        2000       1999
-------------------------------------------------------------------------------
Current tax provision                           $278,000   $ 461,000   $413,000
-------------------------------------------------------------------------------
Deferred tax (expense) benefit                     5,000    (147,000)   (60,000)
-------------------------------------------------------------------------------
Income tax expense                              $283,000   $ 314,000   $353,000
===============================================================================

Changes in deferred taxes of approximately $114,000, $398,000 and $500,000 related to unrealized gains and losses on securities available for sale during 2001, 2000 and 1999, respectively, were allocated to shareholders' equity in the respective years.

The approximate tax effect of each type of temporary difference at December 31, is summarized as follows:

                                                            2001        2000
Deferred tax assets:
-------------------------------------------------------------------------------
 Accrued pension expense                                $  357,890   $  344,914
-------------------------------------------------------------------------------
 Bad debt reserve                                          384,556      466,953
-------------------------------------------------------------------------------
 Deferred loan fees                                        143,283      126,834
-------------------------------------------------------------------------------
 Interest on non performing loans                           77,614       45,218
-------------------------------------------------------------------------------
 Deferred gain on foreclosed real estate                    34,198       36,019
-------------------------------------------------------------------------------
 Other                                                       4,073        3,388
-------------------------------------------------------------------------------
TOTAL                                                   $1,001,614   $1,023,326
-------------------------------------------------------------------------------
Deferred tax liabilities
-------------------------------------------------------------------------------
 Depreciation                                           $ (236,512)  $ (253,115)
-------------------------------------------------------------------------------
 Unrealized gain on securities available for sale, net    (256,660)    (370,769)
-------------------------------------------------------------------------------
 Prepaid expenses and other                                   (442)        (442)
-------------------------------------------------------------------------------
TOTAL                                                     (493,614)    (624,326)
-------------------------------------------------------------------------------
NET DEFERRED TAX ASSETS                                 $  508,000   $  399,000
-------------------------------------------------------------------------------

A reconciliation of income taxes computed for the years ended December 31 at the statutory federal income tax rate (34%) to the provision for income tax follows:

                                                 2001        2000        1999
-------------------------------------------------------------------------------
Income tax at statutory federal rate          $ 404,496   $ 413,528   $ 485,913
-------------------------------------------------------------------------------
Effect of tax exempt interest income           (139,207)   (151,876)   (174,559)
-------------------------------------------------------------------------------
Other, net                                       17,711      52,348      41,646
-------------------------------------------------------------------------------
TOTAL                                         $ 283,000   $ 314,000   $ 353,000
===============================================================================

J. BORROWED FUNDS

Borrowed funds at December 31 are summarized as follows:

                                                                                2001          2000
------------------------------------------------------------------------------------------------------
Borrowed funds at December 31 are summarized as follows:
Fixed-rate advances from the Federal Home Loan Bank:
Advance maturing October 8, 2008, 4.64%                                      $10,000,000   $10,000,000
------------------------------------------------------------------------------------------------------
Advance maturing July 16, 2018, 7.26%                                          1,875,208     1,895,273
------------------------------------------------------------------------------------------------------
Variable Advance from the Federal Home Loan Bank maturing January 3, 2002,
2.00%                                                                            500,000
------------------------------------------------------------------------------------------------------
                                                                             $12,375,208   $11,895,273
------------------------------------------------------------------------------------------------------

The contractual maturities of borrowed funds are as follows:

Year Ending December 31:                                               Amount
-------------------------------------------------------------------------------
 2002                                                               $   521,992
-------------------------------------------------------------------------------
 2003                                                                    24,175
-------------------------------------------------------------------------------
 2004                                                                    26,574
-------------------------------------------------------------------------------
 2005                                                                    29,212
-------------------------------------------------------------------------------
 2006                                                                    32,111
-------------------------------------------------------------------------------
 Thereafter                                                          11,741,144
-------------------------------------------------------------------------------
Total                                                               $12,375,208
===============================================================================

The advance maturing July 16, 2018 requires quarterly principal repayments resulting in annual repayments.

Pursuant to collateral agreements with the Federal Home Loan Bank ("FHLB"), advances are secured by all stock in the FHLB and qualifying first mortgage loans. The Bank also periodically borrows funds on an overnight basis via advances from the Federal Reserve Bank and the purchase of Federal funds. At December 31, 2001, overnight borrowings outstanding were $500,000. There were no overnight borrowings outstanding at December 31, 2000. The maximum amount of variable advance outstanding during 2001 was $1,600,000.

K. RETIREMENT AND STOCK COMPENSATION PLANS

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

The Plan's assets are invested in Flag Investor Mutual Funds by Intercarolina Financial Services.

The following sets forth the plan's funded status and amounts recognized in the statements of condition at December 31, 2001 and 2000.

RETIREMENT PLAN                                          2001           2000
-------------------------------------------------------------------------------
Change in benefit obligation
Benefit obligation at beginning of year               $(2,985,361)  $(2,614,201)
-------------------------------------------------------------------------------
Service cost                                              (59,601)      (51,595)
-------------------------------------------------------------------------------
Interest cost                                            (208,371)     (197,601)
-------------------------------------------------------------------------------
Actuarial loss                                            (63,153)     (124,684)
-------------------------------------------------------------------------------
Benefits paid                                              74,112         2,720
-------------------------------------------------------------------------------
Benefit obligation at end of year                      (3,242,374)   (2,985,361)
-------------------------------------------------------------------------------
Change in plan assets
Fair value of plan assets at beginning of year          2,327,444     2,117,086
-------------------------------------------------------------------------------
Actual return on plan assets                               91,926        67,851
-------------------------------------------------------------------------------
Employer contribution                                     165,256       145,227
-------------------------------------------------------------------------------
Benefits paid                                             (74,112)       (2,720)
-------------------------------------------------------------------------------
Fair value of plan assets at end of year                2,510,514     2,327,444
-------------------------------------------------------------------------------
Funded status                                            (731,860)     (657,918)
-------------------------------------------------------------------------------
Unrecognized net actuarial gain                           340,780       180,718
-------------------------------------------------------------------------------
Unrecognized prior service cost                          (194,992)     (227,267)
-------------------------------------------------------------------------------
Unrecognized transition Asset                                            31,289
-------------------------------------------------------------------------------
Accrued Liability                                     $  (586,072)  $  (673,178)
-------------------------------------------------------------------------------

Amounts Recognized in the Statement of Financial Condition
Consist of:                                                    2001         2000
----------------------------------------------------------------------------------
Accrued benefit liability                                    $(672,912)  $(673,178)
----------------------------------------------------------------------------------
Intangible Asset                                                    --          --
----------------------------------------------------------------------------------
Accumulated other comprehensive income                          86,840          --
----------------------------------------------------------------------------------
Net amounts recognized                                       $(586,072)  $(673,178)
----------------------------------------------------------------------------------

Weighted-average assumptions as of December 31                      2001   2000
-------------------------------------------------------------------------------
Discount rate                                                       7.00%  7.25%
-------------------------------------------------------------------------------
Expected return on plan assets                                      8.00%  8.00%
-------------------------------------------------------------------------------
Rate of compensation increase                                       6.00%  6.00%
-------------------------------------------------------------------------------

Net periodic pension cost for the years ended December 31, 2001, 2000 and 1999 includes the following:

                                                   2001       2000         1999
---------------------------------------------------------------------------------
Service costs-benefits earned during period     $  59,601   $  51,595   $  34,772
---------------------------------------------------------------------------------
Interest cost on projected benefit obligation     208,371     197,601     184,811
---------------------------------------------------------------------------------
Expected return on Plan assets                   (188,835)   (178,328)   (145,613)
---------------------------------------------------------------------------------
Net amortization and deferral                        (987)       (985)       (985)
---------------------------------------------------------------------------------
Net periodic pension cost                       $  78,150   $  69,883   $  72,985
=================================================================================

The Bank sponsors a nonqualified Supplemental Executive Retirement Plan ("SERP"). The SERP, which is unfunded, provides certain individuals pension benefits, outside the Bank's noncontributory defined-benefit pension plan, based on average earnings, years of service and age at retirement. As a method of funding the benefits, the Bank has purchased life insurance in the aggregate amount of $521,976 covering all the participants in the SERP, with the Bank as beneficiary. The Bank intends to keep this life insurance in force indefinitely. During the year ended December 31, 2000, the Bank amended the SERP to increase benefits payable to certain executives.

EXECUTIVE RETIREMENT PLAN                                    2001       2000
-------------------------------------------------------------------------------
Change in benefit obligations
 Benefit obligation at beginning of year                  $(518,219)  $(307,309)
-------------------------------------------------------------------------------
 Service cost                                                (8,855)     (3,502)
-------------------------------------------------------------------------------
 Interest cost                                              (50,801)    (35,007)
-------------------------------------------------------------------------------
 Amendments                                                            (122,351)
-------------------------------------------------------------------------------
 Actuarial loss                                            (233,102)    (51,582)
-------------------------------------------------------------------------------
 Benefits paid                                               31,393       1,532
-------------------------------------------------------------------------------
 Benefit obligation at end of year                         (779,584)   (518,219)
-------------------------------------------------------------------------------
Change in plan assets
Fair value of plan assets at beginning of year
 Employer contribution                                       31,393       1,532
-------------------------------------------------------------------------------
 Benefits paid                                              (31,393)     (1,532)
-------------------------------------------------------------------------------
Fair value of plan assets at end of year
 Funded status                                             (779,584)   (518,219)
-------------------------------------------------------------------------------
 Unrecognized net actuarial gain (loss)                     170,868     (23,868)
-------------------------------------------------------------------------------
 Unrecognized prior service cost                             51,554     129,021
-------------------------------------------------------------------------------
 Accrued Liability                                        $(557,162)  $(413,066)
-------------------------------------------------------------------------------

Amounts Recognized in the Statement of Financial Condition
Consist of:                                                     2001       2000
----------------------------------------------------------------------------------
Accrued benefit liability                                     (779,584)   (514,546)
----------------------------------------------------------------------------------
Intangible Asset                                                51,554     101,480
----------------------------------------------------------------------------------
Accumulated other comprehensive income                         170,868
----------------------------------------------------------------------------------
Net amounts recognized                                       $(557,162)  $(413,066)
----------------------------------------------------------------------------------

Weighted-average assumptions as of December 31                      2001   2000
-------------------------------------------------------------------------------
Discount rate                                                       7.00%  7.25%
-------------------------------------------------------------------------------
Expected return on plan assets                                      8.00%  8.00%
-------------------------------------------------------------------------------
Rate of compensation increase                                       6.00%  6.00%
-------------------------------------------------------------------------------

Net periodic pension cost for the years ended December 31, 2001, 2000 and 1999 includes the following:

                                                     2001      2000       1999
-------------------------------------------------------------------------------
Service costs-benefits earned during period        $ 8,855   $  3,502   $ 5,620
-------------------------------------------------------------------------------
Interest cost on projected benefit obligation       50,801     35,007    21,561
-------------------------------------------------------------------------------
Net amortization and deferral                       15,834     75,293       (73)
-------------------------------------------------------------------------------
Net periodic pension cost                          $75,490   $113,802   $27,108
===============================================================================

The Bank sponsors a 401(k) plan. Participation in the 401(k) plan is voluntary and employees become eligible after completing ninety days of service and attaining age 21. Employees may elect to contribute up to twelve percent of their compensation to the 401(k) plan. The Bank matches 100 percent of employee contributions up to six percent of each employee's. The 401(k) plan investments are managed by Intercarolina Financial Services. The Bank's contributions to the 401(k) plan was $147,707, $144,889 and $139,742 for 2001, 2000 and 1999,
respectively.

The Company has a stock-based compensation plan, the Incentive Employee Stock Option Plan of 1999 (the "Option Plan") which is described below. The Company applies the intrinsic based method of accounting for the Option Plan. Accordingly, no compensation cost has been recognized in the consolidated financial statements for the Option Plan for the years ended December 31, 2001, 2000, and 1999. Had compensation cost for the Option Plan been determined based on the fair value at the grant dates for awards under that plan, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                       2001       2000        1999
-------------------------------------------------------------------------------------
Net Income                             As reported   $906,693   $902,258   $1,070,517
-------------------------------------------------------------------------------------
                                       Pro forma     $888,107   $858,762   $1,008,942
-------------------------------------------------------------------------------------
Basic and diluted earnings per share   As reported   $   1.06   $   1.06   $     1.25
-------------------------------------------------------------------------------------
                                       Pro forma     $   1.04   $   1.01   $     1.18
-------------------------------------------------------------------------------------

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants awarded in 1999: dividend yield of 4.76 percent; expected volatility of 18.22 percent; risk free interest rate of 5.50 percent; and expected life of 5 years.

Under the Option Plan, the Company may grant up to 85,500 in options of shares of common stock to selected officers of the Company and the Bank. Under the plan, the exercise price of each option equals the market price of the Company's stock on the date of grant and an option's maximum term is ten years. Options vest over 5 years based on years of service and become 100% vested at either age 55 with 30 years of service or at age 65.

A summary of the status of the Option Plan as of December 31, 2001, 2000, and 1999 and the changes during the years ending on those dates is presented below:

                                        2001                        2000                         1999
                             ----------------------------------------------------------------------------------
                                      Weighted-Average            Weighted-Average             Weighted-Average
Fixed Options                Shares    Exercise Price    Shares    Exercise Price    Shares     Exercise Price
---------------------------------------------------------------------------------------------------------------
Outstanding at beginning
of year                      82,200        $15.67        82,200        $15.67             --        $15.67
---------------------------------------------------------------------------------------------------------------
Granted                          --            --            --            --         82,200            --
---------------------------------------------------------------------------------------------------------------
Outstanding at end of year   82,200        $15.67        82,200        $15.67         82,200        $15.67
---------------------------------------------------------------------------------------------------------------
Options exercisable at end
of year                      56,640                      48,120                       28,200
---------------------------------------------------------------------------------------------------------------
Weighted-average fair
value of options granted
during the year                                                                      $  2.18
---------------------------------------------------------------------------------------------------------------

At December 31, 2001, 2000 and 1999, 82,200 options outstanding under the Option Plan have an exercise price of $15.67 and a weighted-average remaining contractual life of 7.99 years, 8.99 years, and 9.99 years, respectively.

L. REGULATORY MATTERS

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Prompt corrective action provisions are not applicable to bank holding companies. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2001 and 2000, that the Bank meets all capital adequacy requirements to which it is subject. As of December 31, 2001, the most recent notification received from the Federal Deposit Insurance Corporation categorized the Bank was well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

The Bank's actual capital amounts and ratios are also presented in the table below.

                                                                                      To be Well
                                                                                  Capitalized Under
                                                                 For Capital      Prompt Corrective
                                                Actual        Adequacy Purposes   Action Provisions
                                            -------------------------------------------------------
(Dollars In Thousands)                       Amount   Ratio   Amount      Ratio    Amount     Ratio
---------------------------------------------------------------------------------------------------
As of December 31, 2001:
 Total Capital (to risk weighted assets)    $19,083   15.60%  $9,783       8.00%  $12,222     10.00%
---------------------------------------------------------------------------------------------------
 Tier 1 Capital (to risk weighted assets)    17,011   13.91%   4,892       4.00%    7,335      6.00%
---------------------------------------------------------------------------------------------------
 Tier 1 Capital (to average assets)          17,011   10.29%   4,892       4.00%    6,112      5.00%
---------------------------------------------------------------------------------------------------
As of December 31, 2000:
 Total Capital (to risk weighted assets)    $18,971   15.63%  $9,710       8.00%  $12,138     10.00%
---------------------------------------------------------------------------------------------------
 Tier 1 Capital (to risk weighted assets)    16,830   13.86%   4,855       4.00%    7,283      6.00%
---------------------------------------------------------------------------------------------------
 Tier 1 Capital (to average assets)          16,830   10.48%   6,424       4.00%    8,030      5.00%
---------------------------------------------------------------------------------------------------

The Bank is also subject to limits on dividend payments. The Bank may pay dividends only out of undivided profits. The Bank is prohibited from paying a dividend if i) surplus is less than 50% of its paid-in capital stock, or ii) insolvency or when payment of a dividend would render it insolvent or be contrary to its Articles of Incorporation. Additionally, there are statutory provisions regarding the ascertainment of undivided profits from which dividends may be paid, and banking regulators may restrict or prohibit the payment of dividends by banks which have been found to have inadequate capital.

Payment of dividends by the Bank to the Company is subject to various restrictions. Under applicable banking regulations, the Bank may not declare a cash dividend if the effect thereof would be to reduce its net worth to an amount less than the minimum required by federal and state banking regulations. In connection with the 3-for-2 stock split accounted for as a 50 percent dividend on January 21, 2000, in lieu of fractional shares, the Bank repurchased and retired 75 shares of its common stock.

M. FAIR VALUES OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practical to estimate that value:

Cash and Cash Equivalents - Carrying amount is a reasonable estimate of fair value.

Securities - Fair values for securities, excluding Federal Home Loan Bank stock, are based on quoted market prices. The carrying value of Federal Home Loan Bank stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank.

Loans - For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for other loans (e.g., commercial real estate, mortgage loans, consumer, commercial, financial and agricultural loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for non-performing loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Deposits - The fair value of demand and passbook savings accounts is the amount payable on demand at December 31, 2001 and 2000. The fair value of fixed-maturity certificate accounts is estimated using the present value of the projected cash flows using rates currently offered for similar deposits with similar maturities.

Borrowed Funds - The fair value of borrowed funds due within one year is the amount payable at the reporting date. The fair value of long-term borrowed funds is estimated by discounting the future cash flows using the current rates at which similar borrowed funds could be obtained with similar credit ratings and for the same remaining maturities.

Commitments to Extend Credit - The actual committed amount for mortgage loan originations and for unused lines of credit is considered a reasonable estimate of fair value.

                                        December 31,2001      December 31, 2000
                                       -----------------------------------------
                                       Carrying     Fair     Carrying     Fair
(Dollars In Thousands)                  Amount      Value     Amount      Value
--------------------------------------------------------------------------------
Financial Assets:
--------------------------------------------------------------------------------
 Cash and cash equivalents             $  9,815   $  9,815   $ 15,599   $ 15,599
--------------------------------------------------------------------------------
 Investment securities                   30,326     30,358     31,044     31,058
--------------------------------------------------------------------------------
 Loans, net                             120,380    125,018    112,805    113,315
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Financial Liabilities:
--------------------------------------------------------------------------------
 Deposits                               135,383    136,219    135,146    135,162
--------------------------------------------------------------------------------
 Long term debt                          12,353     12,896     11,895     11,344
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Unrecognized Financial Instruments:
--------------------------------------------------------------------------------
 Commitments to extend credit                       16,279                24,875
--------------------------------------------------------------------------------
 Standby letters of credit                             110                   135
================================================================================

N. RELATED PARTY TRANSACTIONS

The Bank has, and expects to have in the future, banking transactions in the ordinary course of business with several of its directors, officers and their associates on the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with others in the normal course of business. Those transactions do not involve more than the normal risk of collectibility nor do they present any unfavorable features. The aggregate amount of loans to such related parties at December 31, 2001 and 2000 was approximately $1,711,000 and $1,172,000, respectively. During 2001, new loans to such related parties totaled approximately $734,000 and repayments were approximately $53,000.

O. PARENT COMPANY CONDENSED FINANCIAL INFORMATION

Condensed financial information pertaining only to the Company at December 31, 2001 and 2000 and for the years ended December 31, 2001, 2000 and for the period September 1, 1999 to December 31, 1999, is as follows:

                                                           2001          2000
--------------------------------------------------------------------------------
Assets
 Cash                                                  $   504,119   $    40,704
--------------------------------------------------------------------------------
 Investment in subsidiary                               17,246,114    17,538,809
--------------------------------------------------------------------------------
 Other assets                                              191,409       195,034
--------------------------------------------------------------------------------
 Total assets                                          $17,941,642   $17,774,547
================================================================================
Liabilities and Shareholders' Equity
 Accrued expenses and other liabilities                $    88,298   $    68,298
--------------------------------------------------------------------------------
 Shareholders' equity                                   17,853,344    17,706,249
--------------------------------------------------------------------------------
 Total liabilities and shareholders' equity            $17,941,642   $17,774,547
================================================================================

                                                                2001        2000      1999
--------------------------------------------------------------------------------------------
Condensed Statement of Income
Dividends from Bank subsidiary                               $ 850,179   $503,846   $239,072
--------------------------------------------------------------------------------------------
 Other income                                                    3,764
--------------------------------------------------------------------------------------------
 Total income                                                  853,943    503,846    239,072
--------------------------------------------------------------------------------------------
 Other expenses                                                144,113    229,660      3,417
--------------------------------------------------------------------------------------------
 Income before income taxes and equity in undistributed net
 income of subsidiary                                          709,830    274,186    235,655
--------------------------------------------------------------------------------------------
 Equity in undistributed earnings of Bank subsidiary           310,063    570,411     94,928
--------------------------------------------------------------------------------------------
 Income tax (expense) benefit                                 (113,200)    57,661
--------------------------------------------------------------------------------------------
 Net income                                                  $ 906,693   $902,258   $330,583
============================================================================================

Statement of Cash Flows                                        2001        2000        1999
----------------------------------------------------------------------------------------------
Operating activities -
----------------------------------------------------------------------------------------------
   Net income                                               $  906,693   $ 902,258   $ 330,583
----------------------------------------------------------------------------------------------
   Income tax expense                                          410,124     (57,661)
----------------------------------------------------------------------------------------------
Adjustments to reconcile net cash provided by operations:
   (Increase) decrease in other assets                         (23,223)     29,447    (167,291)
----------------------------------------------------------------------------------------------
   Increase in other liabilities                                20,000       5,684      62,614
----------------------------------------------------------------------------------------------
   Net cash provided by operating activities                 1,313,594     879,728     225,906
----------------------------------------------------------------------------------------------
Investing activities -
   Undistributed earnings in subsidiary                       (576,987)   (570,411)    (94,928)
----------------------------------------------------------------------------------------------
Financing activities -
   Cash dividends                                             (273,192)   (273,192)   (125,224)
----------------------------------------------------------------------------------------------
   Repurchase and retirement of common stock                                (1,175)
----------------------------------------------------------------------------------------------
   Cash used in financing activities                          (273,192)   (274,367)   (125,224)
----------------------------------------------------------------------------------------------
Increase in cash                                            $  463,415   $  34,950   $   5,754
----------------------------------------------------------------------------------------------
Cash, beginning of period                                   $   40,704   $   5,754   $
----------------------------------------------------------------------------------------------
Cash end of period                                          $  504,119   $  40,704   $   5,754
==============================================================================================

N. QUARTERLY FINANCIAL DATA (UNAUDITED)

Year Ended December 31, 2001

                                                      First      Second     Third      Fourth
                                                      Quarter    Quarter    Quarter    Quarter
-----------------------------------------------------------------------------------------------
(In thousands, except per share)
Total interest and dividend income                    $  3,083   $  2,903   $  2,822   $  2,891
-----------------------------------------------------------------------------------------------
Total Interest Expense                                   1,136      1,162      1,062        987
-----------------------------------------------------------------------------------------------
NET INTEREST INCOME                                      1,947      1,741      1,760      1,904
-----------------------------------------------------------------------------------------------
Provision for Loans                                        134        138        147        192
-----------------------------------------------------------------------------------------------
Net interest income after provision for loan losses      1,813      1,603      1,613      1,712
-----------------------------------------------------------------------------------------------
Non-interest income                                        385        573        458        402
-----------------------------------------------------------------------------------------------
Non-interest expense                                     1,909      1,946      1,725      1,789
-----------------------------------------------------------------------------------------------
Income before taxes                                        289        230        346        325
-----------------------------------------------------------------------------------------------
Income tax expense                                          59         68         89         67
-----------------------------------------------------------------------------------------------
NET INCOME                                            $    230   $    162   $    257   $    258
===============================================================================================
Net earnings per share-basic and diluted                  0.27       0.19       0.30       0.30
-----------------------------------------------------------------------------------------------
Weighted average shares outstanding                    853,725    853,725    853,725    853,725
-----------------------------------------------------------------------------------------------

Year Ended December 31, 2000

                                                      First      Second     Third      Fourth
                                                      Quarter    Quarter    Quarter    Quarter
-----------------------------------------------------------------------------------------------
Total interest and dividend income                    $  3,019   $  3,037   $  3,012   $  2,943
-----------------------------------------------------------------------------------------------
Total Interest Expense                                     958        998      1,056      1,105
-----------------------------------------------------------------------------------------------
NET INTEREST INCOME                                      2,061      2,039      1,956      1,838
-----------------------------------------------------------------------------------------------
Provision for Loans                                         76        133        134        284
-----------------------------------------------------------------------------------------------
Net interest income after provision for loan losses      1,985      1,906      1,822      1,554
-----------------------------------------------------------------------------------------------
Non-interest income                                        341        378        359        521
-----------------------------------------------------------------------------------------------
Non-interest expense                                     1,849      2,007      1,775      2,019
-----------------------------------------------------------------------------------------------
Income before taxes                                        477        277        406         56
-----------------------------------------------------------------------------------------------
Income tax expense                                         155         27        123          9
-----------------------------------------------------------------------------------------------
NET INCOME                                            $    322   $    250   $    283   $     47
===============================================================================================
Net earnings per share-basic and diluted                  0.38       0.29       0.33       0.06
-----------------------------------------------------------------------------------------------
Weighted average shares outstanding                    853,748    853,725    853,725    853,725
-----------------------------------------------------------------------------------------------

                               M&F BANCORP, INC.

BOARD OF DIRECTORS

Benjamin S. Ruffin
Chairman
M&F Bancorp, Inc.
Durham, NC

Joseph M. Sansom
Vice Chairman
M&F Bancorp, Inc.
Durham, NC

Lee Johnson, Jr.
President & CEO
M&F Bancorp, Inc.
Durham, N.C.

Genevia Gee Fulbright
Vice President
Fulbright & Fulbright, CPA, PA
Durham, NC

Maceo K. Sloan
Chairman, President and CEO
Sloan Financial Group, Inc.
Durham, N.C.

Aaron L. Spaulding
Founder, President and CEO
Galaxy Travel Group, Inc.
Durham, NC

OFFICERS

Lee Johnson, Jr.
President & CEO
M&F Bancorp, Inc.
Durham, N.C.

E. Elaine Small
Vice President
Asst. Corporate Secretary
M&F Bancorp, Inc.
Durham, NC

Fohliette W. Becote
Secretary/Treasurer
M&F Bancorp, Inc.
Durham, NC

COMMITTEES

Audit Committee
Genevia Gee Fulbright, Chairman
Maceo K. Sloan, Secretary
Benjamin S. Ruffin
Joseph M. Sansom

Strategic Issues Committee
Maceo K. Sloan, Chairman
E. Elaine Small, Secretary
Fohliette W. Becote
Genevia Gee Fulbright
W. Donald Harrington
Lee Johnson, Jr.
Benjamin S. Ruffin
Joseph M. Sansom
Harold G. Sellars

General Counsel
William A. Marsh, Jr.

Special Counsel
Brooks, Pierce, McLendon,
Humphrey & Leonard, LLP

Womble, Carlyle, Sandridge & Rice, LLP

                           MECHANICS AND FARMERS BANK

BOARD OF DIRECTORS

Benjamin S. Ruffin*
Chairman, Board of Directors
Mechanics and Farmers Bank
President
The Ruffin Group
Winston-Salem, N.C.

Aaron L. Spaulding*
Vice Chairman, Board of
Directors
Mechanics and Farmers Bank
Founder, President and CEO
Galaxy Travel Group, Inc.
Durham, N.C.

Lee Johnson, Jr.*
President and CEO
Mechanics and Farmers Bank
Durham, N.C.

Genevia Gee Fulbright, CPA
Vice President
Fulbright & Fulbright, CPA, PA
Durham, N.C.

Cedric L. Russell
Funeral Director &
General Manager
Russell Funeral Home
Winston-Salem, NC

Joseph M. Sansom*
Retired Assistant to State Treasurer
Department of State Treasurer
Raleigh, N.C.

John C. Scarborough III
Mortician, Scarborough and Hargett
Funeral Home
Durham, N.C.

Maceo K. Sloan*
Chairman, President and CEO
Sloan Financial Group, Inc.
Durham, N.C.

Walter S. Tucker
Retired Executive Vice President/
City Executive
Winston-Salem, N.C.

*Executive Committee

Directors Emeriti
William J. Kennedy III
Lem Long, Jr.
John W. Winters

CORPORATE OFFICERS

Lee Johnson, Jr.
President and CEO

E. Elaine Small
Executive Vice President -
Operations Group Executive

Fohliette W. Becote
Chief Financial Officer
Senior Vice President -
Finance Group Executive,
Corporate Secretary

W. Donald Harrington
Senior Vice President -
Credit Group Executive

Harold G. Sellars
Senior Vice President -
Banking Group Executive

James E. Sansom
Senior Vice President and
Senior Lending Officer

Evelyn Acree
Senior Vice President -
City Executive, Winston-Salem

Stanley Green, Jr.
Senior Vice President -
City Executive, Raleigh and Security
Officer

Jacque Johnson, Jr.
Senior Vice President -
City Executive, Charlotte

Julia V. Banks
Vice President -
Branch Operations Support

Helen L. Chavious
Vice President-
Loan Review Officer
Assistant Corporate Secretary

Brendalyn Alexander
Assistant Vice President-
Manager and Assistant
Corporate Secretary, Raleigh
Hargett Street Branch,
Raleigh

BANKING OFFICERS

Anne DeLoatch
Senior Banking Center
Service Manager
Durham

Tanya Dial-Bethune
Manager and Assistant Security Officer,
Charlotte

Julie Farrington
Sales Executive, Customer Relations
Manager
Chapel Hill Blvd. Branch,
Durham

Nathan Farrior
Senior Sales Executive
Durham

Lucera B. Parker
Marketing Director

Sheila Winston-Graves
Operations Manager-Loan
Officer, Rock Quarry Road
Branch, Raleigh

INTERNAL AUDIT

Anthony C. Powell
Audit and Risk Manager

Jimmie D. Cook
Senior Auditor and EDP Security Officer

Valerie D. Quiett
Compliance Officer

COMMITTEES

Asset Liability Committee
Aaron L. Spaulding, Chairman
Fohliette W. Becote, Secretary
W. Donald Harrington
Lee Johnson, Jr.
Harold G. Sellars
Maceo K. Sloan
E. Elaine Small
William J. Pickens

Compensation Committee
Benjamin S. Ruffin, Chairman
Joseph M. Sansom, Secretary
Genevia Gee Fulbright
William J. Kennedy III
Lem Long, Jr.

EDP and Technology Committee
Joseph M. Sansom, Chairman
E. Elaine Small, Secretary
Julia V. Banks
Joseph Ellerbee
W. Donald Harrington
Lee Johnson, Jr.
Alice Lyon
William J. Pickens
Anthony C. Powell
Harold G. Sellars
Walter S. Tucker

Loan Review Committee
W. Donald Harrington, Chairman
James Sansom, Vice Chairman
Helen Chavious, Secretary
Evelyn Acree
Nathan Farrior
Stanley Green, Jr.
Jacque Johnson, Jr.
Lee Johnson, Jr.
William J. Pickens

Marketing & Advertising Committee
Benjamin J. Ruffin, Chairman
Lucera B. Parker, Secretary
Fohliette W. Becote
W. Donald Harrington
Lee Johnson, Jr.
William J. Pickens
Cedric L. Russell
Harold G. Sellars
E. Elaine Small
Aaron L. Spaulding
Walter S. Tucker

Personnel Committee
Genevia Gee Fulbright,
Chairman
Fohliette W. Becote,
Secretary
W. Donald Harrington
Lee Johnson, Jr.
J. C. Scarborough III
Harold G. Sellars
E. Elaine Small
Aaron L. Spaulding

CITY ADVISORY BOARDS

Durham
Genevia Gee Fulbright,
Chairman
Nathan Farrior, Secretary
Harold G. Sellars
Ralph M. Bullock
Fredrick A. Davis
Ruth Ledesma
Moses L. Best, Jr.
Ostine Swan
H. James Williams

Charlotte
Lem Long, Jr., Chairman
Jacque Johnson, Jr.,
Secretary
Harold G. Sellars
Walter S. Tucker
Jewett L. Walker
Anthony V. Hunt
Edward J. High
Julius C. Cousar

Raleigh
Joseph M. Sansom, Chairman
Stanley Green, Secretary
Harold G. Sellars
Hortense A. Francis
Dumas A. Harshaw, Jr.
Lorraine G. Stephens
Michelle H. Keaton-Barrows
Ned A. Harris

Winston-Salem
Benjamin S. Ruffin, Chairman
Evelyn Acree, Secretary
Harold G. Sellars
Cedric L. Russell
Serenus T. Churn, Sr.
Gwen M. Allen
John M. Berry
Eugenia L. Parent
Michael A. Grace

                                M&F Bancorp, Inc.
                             2634 Chapel Hill Blvd.
                                  P.O. Box 1932
                                Durham, NC 27702
                                  919.683.1521
                                Fax 919. 687.7821
                                www.mfbonline.com

                                   [LOGO] M&F

                                M&F Bancorp, Inc.

[GRAPHIC]                                                              [GRAPHIC]