Form 10KSB, Exhibit 13
period 2002-12-31
M&F BANCORP INC /NC/
filed 2003-03-31
CIK 1094738

                                                                      EXHIBIT 13
                               2002 ANNUAL REPORT

        The 2002 Annual Report, excluding pages 2 through 9, is Exhibit 13 to this Form 10-KSB.

                 BUILDING ON OUR LEGACY TO FACE A CHANGING WORLD

                           [LOGO OF M&F BANCORP, INC.]

                               2002 ANNUAL REPORT

                        M&F BANCORP, INC. AND SUBSIDIARY
                        CONSOLIDATED FINANCIAL HIGHLIGHTS

For the Year                                December 31,     December 31,        Increase          Percent
Ended                                          2002              2001           (Decrease)         Change
-------------------------------------------------------------------------------------------------------------
INCOME
Net Income                                 $   1,035,750    $      906,693    $     129,057             14.23%
-------------------------------------------------------------------------------------------------------------
Dividends Declared                         $     272,673    $      273,192    $        (519)            (0.19)%
-------------------------------------------------------------------------------------------------------------
Payout Ratio (Dividends/Net Income)                26.21%            30.13%           (3.92)%          (13.01)%
-------------------------------------------------------------------------------------------------------------
Return on Average Assets                            0.58%             0.55%             .03%             5.45%
-------------------------------------------------------------------------------------------------------------
Return on Average Equity                            5.75%             5.12%             .63%            12.30%
-------------------------------------------------------------------------------------------------------------
PER SHARE
Net Income                                 $        1.22    $         1.06    $         .16             15.09%
-------------------------------------------------------------------------------------------------------------
Cash Dividends Declared                              .32               .32               --                --
-------------------------------------------------------------------------------------------------------------
Book Value                                 $       21.58    $        20.91    $         .67              3.20%
-------------------------------------------------------------------------------------------------------------
Average Common Share Outstanding                 846,676           853,725           (7,049)             (.83)%
-------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA
 AT YEAR END (THOUSANDS)
Assets                                     $     187,431    $      168,096    $      19,335             11.50%
-------------------------------------------------------------------------------------------------------------
Deposits                                         149,818           135,383           14,435             10.66%
-------------------------------------------------------------------------------------------------------------
Loans (Net)                                      138,134           120,380           19,773             16.43%
-------------------------------------------------------------------------------------------------------------
Investment Securities(1)                          30,469            30,326             (143)             (.47)%
-------------------------------------------------------------------------------------------------------------
Shareholders' Equity                              18,187            17,853              334              1.87%
-------------------------------------------------------------------------------------------------------------
(1) -  Includes Federal Home Loan Bank stock.

Annual Meeting: The Annual Meeting of Shareholders of M&F Bancorp, Inc., a North Carolina Corporation, will be held in the auditorium of the M&F Bank Corporate Center, 2634 Chapel Hill Blvd., Durham, N.C. on Tuesday, May 13, 2003 at 10:00 a.m. All shareholders are cordially invited to attend.

Transfer Agent: American Stock Transfer & Trust Company,59 Maiden Lane, New York, N.Y. 10007, Telephone 1-800-937-5449.

Form 10-KSB: On the written request of any shareholder of record as of March 17, 2003, the Company will provide to said shareholder, without charge, a copy of the Company's Annual Report on Form 10-KSB, including the financial statements and all schedules as required to be filed with the Securities Exchange Commission under the Securities Exchange Act of 1934.

All requests should be sent to: Lee Johnson, Jr., President/CEO, M&F Bancorp, Inc., Post Office Box 1932, Durham, North Carolina 27702-1932.

For additional information about M&F Bancorp, Inc., please contact Lee Johnson, Jr., President/CEO, Elaine Small, Vice President, or Fohliette W. Becote, Secretary/Treasurer, at 919-683-1521.

TOTAL ASSETS (Millions)
[GRAPHIC APPEARS HERE]

TOTAL SHAREHOLDERS' EQUITY (Millions)
[GRAPHIC APPEARS HERE]

NET INCOME (Millions)
[GRAPHIC APPEARS HERE]

                               TABLE OF CONTENTS

A Message To Our Shareholders ................................  2

Management's Discussion and Analysis ......................... 10

Report of Deloitte & Touche LLP .............................. 27

Financial Statements ......................................... 28

Board of Directors and Management ............................ 47

                              [LOGO APPEARS HERE]

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

DESCRIPTION OF BUSINESS

Based in Durham, North Carolina, M&F Bancorp, Inc. is the holding company for Mechanics and Farmers Bank, a state chartered commercial bank that was organized in 1907. The holding company was established in 1999 through a tax free exchange of M&F Bancorp, Inc. common stock for existing shares of Mechanics and Farmers Bank common stock. The Bank provides a broad range of financial products and services through eight offices located in the North Carolina markets below:

                                           Number of
Market                                      Branches
------                                     ---------
Durham                                             3
Raleigh                                            2
Charlotte                                          2
Winston-Salem                                      1

SUMMARY

The following discussion, analysis of earnings and related financial data should be read in conjunction with the audited financial statements and related notes to the consolidated financial statements. It is intended to assist you in understanding the financial condition as of December 31, 2002 and 2001 and the results of operations for the years ended 2002, 2001 and 2000 for the Company and its subsidiary.

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

The interest rate sensitivity schedule is reflected in Table 1. Rate Sensitivity Analysis. This table reflects the Bank's interest sensitivity analysis as of December 31, 2002 and describes, at various cumulative intervals, the gap ratios (ratios of rate-sensitive assets to rate-sensitive liabilities) for assets and liabilities that management considers rate sensitive. When interest sensitive liabilities exceed interest sensitive assets, a negative interest sensitive gap results. This gap shows the additional amount of liabilities being repriced during a period over interest sensitive assets during the period. The gap is positive when the reverse situation occurs. As of December 31, 2002,the one-year cumulative interest sensitivity gap was negative $84,992 versus negative $63,981 at December 31, 2001; the ratio of the cumulative interest sensitivity gap as a percent of total earning assets was a negative 49.32 percent as of December 31, 2002, compared with a negative 40.76 percent as of December 31, 2001. This incremental change was due to an increase in interest sensitive liabilities which exceeded the growth in interest sensitive assets with maturities within the twelve month period.

LIQUIDITY

Liquidity reflects the Bank's ability to meet its funding needs, which includes the extension of credit, meeting deposit withdrawals, and generally to sustain operations. In addition to its level of liquid assets, many other factors affect a bank's ability to meet liquidity needs, including access to additional funding sources, total capital position and general market conditions.

Because a large portion of bank deposits are payable upon demand, banks must protect themselves against liquidity risk through the maintenance of adequate funds which are liquid, or can readily be converted into liquid assets. The Bank provides for liquidity by three methods: core deposits, borrowings from the Federal Home Loan Bank, and borrowings from the Federal Reserve Bank. Total deposits were approximately $149,818,000 at December 31, 2002. These figures compare with $135,383,000 as of December 31, 2001. The Bank had advances outstanding of $16,553,215 at the Federal Home Loan Bank as of December
31, 2002. The Bank has the availability of an additional $7.0 million from the Federal Home Loan Bank. The Bank also has a line of credit of $3,351,636 established at the Federal Reserve Bank available to meet liquidity needs.

On December 31, 2002, the Bank's liquidity ratio was 12.90 percent, which was above state regulatory requirements. Management believes the core deposits, borrowings from the Federal Home Loan Bank and the Federal Reserve Bank, are adequate to meet the liquidity needs of the Bank.

CRITICAL ACCOUNTING POLICIES

We have established various accounting policies which govern the application of accounting principles generally accepted in the United States of America in the preparation of our financial statements. Our significant accounting policies are described in the Notes to the Consolidated Financial Statements beginning on page 28. Certain accounting policies require us to make significant estimates and assumptions which have a material impact on the carrying value of certain assets and liabilities, and we consider these to be critical accounting policies. The estimates and assumptions we use are based on historical experience and other factors, which we believe to be reasonable under the circumstances. Actual results could differ significantly from these estimates and assumptions which could have a material impact on the carrying value of assets and liabilities at the balance sheet dates and our results of operations for the reporting periods.

We believe the following are critical accounting policies that require management's judgment in making significant estimates and assumptions that are particularly susceptible to significant change.

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

For a more detailed discussion on the allowance for possible loan losses, see "Table 7. Nonaccrual, Past Due," "Table 8. Loan Loss and Recovery Experience," "Table 9. Allocation of the Allowance for Loan Losses" on pages 21 and 23, and "Allowance for Possible Loan Losses" in Note 1 to the Consolidated Financial Statements for the year ended December 31, 2002 ("Significant Accounting Policies") on page 32.

Pension Plans

The Company maintains a qualified defined benefit cash balance pension plan (the "Qualified Plan"), which covers substantially all full time employees and an unfunded excess plan (the "Supplemental Plan") to provide benefits to a select group of highly compensated employees that would otherwise be provided under the Qualified Plan were there not maximum benefit and compensation limits applicable under the tax law.

Our pension costs for both plans were approximately $188,000 and $154,000 for the fiscal years ended December 31, 2002 and 2001, respectively. The pension cost is determined based on a number of actuarial assumptions, including an expected long-term rate of return on Qualified Plan assets of 8 percent. In developing our expected long-term rate of return assumption, we evaluated input from our actuaries and investment advisors, including the expected return on the asset class, in which all assets are invested, a Value Builder mutual fund, and the historical return on the fund in which the assets are invested. The 10-year and 20-year compounded annual net rates of return for this fund are 8.77 percent and 8.87 percent, respectively.

Gains or losses resulting from investment performance that deviate from the expected return are included in the total amount of accumulated experience gains or losses. Under the method prescribed by generally accepted accounting principals, the pension cost for any year includes the amortization of the excess of any previously unrecognized over 10 percent of the fair value of plan assets, or 10 percent the plan's projected benefit obligation, if greater, over the average expected future working lifetime of the covered employees.

The discount rate that we utilize for determining the value of future obligations is based on a review of the yields on high quality fixed income securities, as measured by the yield on the highest rated long-term bonds given by a recognized rating agency. The discount rate determined on this basis has decreased from 7.00 percent at December 31, 2001 to 6.50 percent as of December 31, 2002. Due to the effect of 2002 investment performance of plan assets and the reduction in the discount rate, we estimate that total pension cost for all plans will be approximately $255,000 in fiscal 2003. Actual pension cost for subsequent fiscal periods will depend on future investment performance of plan assets, changes in the future discount rates and various other factors related to the characteristics of current and former employees participating in our pension plans.

A 50 basis point reduction in our expected long-term rate of return would have increased our total 2002 pension cost by approximately $13,000 (6.91 percent). A 50 basis point reduction in the assumed discount rate at December 31, 2002 and 2001 respectively would have increased our total 2002 pension cost by approximately $31,000 (16.49 percent).

Even though during 2002 we contributed $497,000 to the Qualified Plan trust, the value of the Qualified Plan trust assets decreased from $2.51 million as of December 31, 2001 to $2.46 million as of December 31, 2002. This investment performance in conjunction with the reduction in the interest discount rate increased the value of unfunded Qualified Plan projected benefit obligations from $732,000 at December 31, 2001 to $1.00 million at December 31, 2002; similarly the Qualified Plans unfunded accumulated benefit obligation increased from $673,000 as of December 31, 2001 to $945,000 as of December 31, 2002.
Because of the increase in the unfunded accumulated benefit obligation we were required under generally accepted accounting principles to make a balance sheet adjustment of $593,000 and $258,000 before taxes to Other Comprehensive Income during the year ended December 31, 2002 and 2001, respectively, in order to meet the required balance sheet recognition of an additional pension liability of $850,000 before taxes at December 31, 2002.

Investment performance in conjunction with the reduction in the interest discount rate increased the value of the unfunded projected benefit obligation from $780,000 at December 31, 2001 to $916,000 at December 31, 2002 for the Supplemental Plan; similarly the excess plan unfunded accumulated benefit obligation increased from $557,162 as of December 31, 2001 to $686,000 at December 31, 2002. Because of the increase in the unfunded accumulated benefit obligation we were required under generally accepted accounting principles to make a balance sheet adjustment of $177,000 before taxes to Other Comprehensive Income at December 31, 2002. No adjustment was required for the year ended December 31, 2001.

2002 COMPARED WITH 2001

Interest and fees on loans increased $584,064 or 5.96 percent during 2002 which was the result of a 15.07 percent increase in loans outstanding offset by a reduction in the interest rates. The yield on the loan portfolio was 7.38 percent for 2002 compared to 8.01 percent for 2001. Interest and dividends on investments were $1,259,661, an 18.64 percent decrease from the $1,548,333 earned in 2001. The decrease on interest and dividends on investments was primarily the result of lower interest rates, a yield of 4.23 percent compared to 5.09 percent for the prior year. Interest on interest-bearing accounts decreased to $116,293 in 2002 from $353,931 which represents a 67.14 percent decrease from 2001. The decrease was the result of decreased balances and lower interest rates. Interest expense on deposits decreased $788,037 to $2,929,537 in 2002, or 21.20 percent from $3,717,574 in 2001 due to the lower interest rates. The cost of funds for 2002 was 2.49 percent compared to 3.49 percent for 2001. Interest on borrowed funds decreased to $617,648 from $629,245, a 1.84 percent decrease. The modest decrease was the result of lower interest rates. During periods of rising interest rates, the Bank's rate sensitive assets cannot be repriced as quickly as its rate sensitive liabilities. Thus, the Bank's net interest income will generally decrease. In periods of declining interest rates the opposite effect occurs.

Provisions for possible loan losses increased $126,804 from the prior year's amount of $611,052 to $737,856, an increase of 20.75 percent. The increase is the result of management's evaluation of the classified loans. In addition to evaluating the status of specific loans as of December 31, 2002 management considered other factors such as declines in the local economy in the markets we serve.

Service charges on deposit accounts remained relatively flat over 2001 increasing only 1.76 percent. Other no interest income increased $133,825 or
71.10 percent to $322,034 from $188,209 for the prior year. The significant increase resulted from $155,000 in increased cash value of bank owned life insurance policies offset by small changes in other miscellaneous income accounts.

Salary and employee benefits increased 10.95 percent to $4,843,331 from $4,365,391 for the prior year. The increase was the result of merit increases, the increased cost of insurance products, and the increase in the number of employees. The Company had 93 employees at December 31, 2002 compared to 85 employees at December 31, 2001. The increased number of employees was primarily the result of filling vacancies in 2002 which remained open for the majority of 2001. Occupancy expense increased $59,054 or 8.65 percent from the level in 2001. Equipment expenses decreased $17,659 or 3.19 percent from the prior year largely due to a lower depreciation partially offset by increased repair costs. Data processing increased by $89,796 or 29.71 percent from the prior year primarily as a result of higher courier costs associated with more automatic teller machines. Miscellaneous other expenses remained stable $1,631,052 in 2002 compared to $1,631,351 in 2001. This category is comprised of many other operating expense accounts that had minor increases/decreases, the net of which represents a net increase in the other expense category.

2001 COMPARED WITH 2000

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

Interest expense from deposits increased $170,340 to $3,717,574 in 2001, a 4.80 percent increase from interest expense on deposits of $3,547,234 in 2000 due primarily to an increase in average deposits during 2001 over 2000. Interest on borrowed funds increased $59,451 from the 2000 level of $569,794 or 10.43 percent. The increase in this account compared with 2000 is due to interest expense on a 1.9 million dollar Community Investment Program funds advance from the Federal Home Loan Bank at 7.26 percent with a scheduled maturity of July 16, 2018 which was outstanding for the full year in 2001 compared to approximately six months in 2000.

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

Other expenses, which are primarily comprised of noninterest expense items, decreased 3.66 percent to $7,369,592 from $7,649,657 in 2000. Personnel costs, which include salaries, bonuses and employee benefits, decreased 1.23 percent to $4,365,391 from $4,419,668 in 2000. The reduction in personnel costs was largely due to the reduction in incentive compensation for 2001 which was $31,057 compared to $112,745 for 2000. Occupancy expense decreased $63,887 or 10.98 percent from the level in 2000. The decrease in occupancy expense was the result primarily of lower security costs. Equipment expense of $552,849 reflected a decrease of $78,827 or 12.48 percent from 2000. The reduction was due to a reduction in the maintenance costs on equipment. Data processing expense increased 1.13 percent to $302,156 in 2001. Miscellaneous other expenses decreased 5.27 percent to $1,201,579 in 2001 from $1,268,417 in 2000. This category is comprised of many other operating expense accounts that had minor increases/decreases, the net of which represents the decrease in the other expense category.

                               FIVE-YEAR SUMMARY

Financial Condition Data at December 31,

                                              2002                    2001                          2000
----------------------------------------------------------------------------------------------------------------
Assets                                 $       187,430,816   $         168,096,297          $        166,960,664
----------------------------------------------------------------------------------------------------------------
Total Investment Securities                     30,468,615              30,325,700                    31,044,082
----------------------------------------------------------------------------------------------------------------
Loans receivable, net                          138,133,639             120,380,413                   112,804,835
----------------------------------------------------------------------------------------------------------------
Deposits                                       149,817,765             135,383,213                   135,146,259
----------------------------------------------------------------------------------------------------------------
Borrowed Funds                                  16,553,215              12,375,208                    11,895,273
----------------------------------------------------------------------------------------------------------------
Shareholders' Equity                            18,186,528              17,853,344                    17,706,249
================================================================================================================

                                                1999                        1998
--------------------------------------------------------------------------------------
Assets                                 $           157,744,370     $       153,965,311
--------------------------------------------------------------------------------------
Total Investment Securities                         32,477,214              34,162,302
--------------------------------------------------------------------------------------
Loans receivable, net                              103,559,855              94,317,569
--------------------------------------------------------------------------------------
Deposits                                           129,529,153             125,293,823
--------------------------------------------------------------------------------------
Borrowed Funds                                      10,000,000              10,000,000
--------------------------------------------------------------------------------------
Shareholders' Equity                                16,299,350              16,496,856
======================================================================================

Operating Data for the Years Ended
December 31,
Operating Income:                                  2002                    2001                          2000
----------------------------------------------------------------------------------------------------------------
Total Interest and Dividend Income              11,756,810              11,669,056                    12,011,286
----------------------------------------------------------------------------------------------------------------
Total Interest Expense                           3,547,185               4,346,819                     4,117,028
----------------------------------------------------------------------------------------------------------------
Net Interest Income                              8,209,625               7,352,237                     7,894,258
----------------------------------------------------------------------------------------------------------------
Loan Loss Provision                                737,856                 611,052                       627,552
----------------------------------------------------------------------------------------------------------------
Total Other Income                               2,168,105               1,818,100                     1,599,209
----------------------------------------------------------------------------------------------------------------
Total Other Expenses                             8,143,124               7,369,592                     7,649,657
----------------------------------------------------------------------------------------------------------------
Income Before Income Tax Expense                 1,496,750               1,189,693                     1,216,258
----------------------------------------------------------------------------------------------------------------
Income Tax Expense                                 461,000                 283,000                       314,000
----------------------------------------------------------------------------------------------------------------
Net Income                             $         1,035,750   $             906,693          $            902,258
----------------------------------------------------------------------------------------------------------------
Per Share Data:
Net Income - Basic and Diluted         $              1.23   $                1.06          $               1.06
----------------------------------------------------------------------------------------------------------------
Cash Dividends Declared                $              0.32   $                0.32          $               0.32
----------------------------------------------------------------------------------------------------------------
Weighted-Average Common Shares
 Outstanding                                       846,676                 853,725                       853,731
----------------------------------------------------------------------------------------------------------------

Operating Data for the Years Ended
December 31,
Operating Income:                                      1999                    1998
--------------------------------------------------------------------------------------
Total Interest and Dividend Income                  10,858,643              10,439,791
--------------------------------------------------------------------------------------
Total Interest Expense                               3,585,065               3,353,961
--------------------------------------------------------------------------------------
Net Interest Income                                  7,273,578               7,085,830
--------------------------------------------------------------------------------------
Loan Loss Provision                                    244,305                 392,035
--------------------------------------------------------------------------------------
Total Other Income                                   1,625,650               1,560,954
--------------------------------------------------------------------------------------
Total Other Expenses                                 7,231,406               6,585,226
--------------------------------------------------------------------------------------
Income Before Income Tax Expense                     1,423,517               1,669,523
--------------------------------------------------------------------------------------
Income Tax Expense                                     353,000                 455,499
--------------------------------------------------------------------------------------
Net Income                             $             1,070,517     $         1,214,024
--------------------------------------------------------------------------------------
Per Share Data:
Net Income - Basic and Diluted         $                  1.25     $              1.42
--------------------------------------------------------------------------------------
Cash Dividends Declared                $                  0.35     $              0.52
--------------------------------------------------------------------------------------
Weighted-Average Common Shares
 Outstanding                                           853,820                 853,830
--------------------------------------------------------------------------------------

                       TABLE 1. RATE SENSITIVITY ANALYSIS

                                                                                                 MATURITIES
                                               3 MONTHS                  4 TO 12                TOTAL WITHIN
    (DOLLARS IN THOUSANDS)                      OR LESS                   MONTHS                  12 MONTHS
-------------------------------------------------------------------------------------------------------------
INTEREST EARNING ASSETS
Loans                                      $         12,879           $       15,424           $       28,303
-------------------------------------------------------------------------------------------------------------
Investment Securities                                 4,761                    5,728                   10,489
-------------------------------------------------------------------------------------------------------------
In-Bearing Deposits                                   1,119                        -                    1,119
-------------------------------------------------------------------------------------------------------------
Total Interest-Earning Assets              $         18,759           $       21,152           $       39,911
=============================================================================================================
Percent of Total Interest-Earning Assets              10.89%                   12.27%                   23.16%
-------------------------------------------------------------------------------------------------------------
Cumulative Percent of Total
Interest Earning-Assets                               10.89%                   23.16%                   23.16%
-------------------------------------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES
Time Deposits $100,000 or More             $          5,182           $        8,459           $       13,641
-------------------------------------------------------------------------------------------------------------
Savings, Now and Money Market Deposits               78,931                        -                   78,931
-------------------------------------------------------------------------------------------------------------
Other Time Deposits                                   9,579                   12,740                   22,319
-------------------------------------------------------------------------------------------------------------
Borrowed Funds                                            6                   10,006                   10,012
-------------------------------------------------------------------------------------------------------------
Total Interest-Bearing Liabilities         $         93,698           $       31,205           $      124,903
=============================================================================================================
Percent of Total Interest-Bearing
 Liabilities                                          66.54%                   22.16%                   88.70%
-------------------------------------------------------------------------------------------------------------
Cumulative Percent of Total
 Interest-Bearing Liabilities                         66.54%                   88.70%                   88.70%
-------------------------------------------------------------------------------------------------------------
Ratio of Interest-Earning Assets to
 Interest-Bearing Liabilities (Gap
 Ratio)                                               20.02%                   67.88%                   31.95%
-------------------------------------------------------------------------------------------------------------
Cumulative Ratio of
 Interest-Earning Assets to
 Interest-Bearing Liabilities
 (Cumulative Gap Ratio)                               20.01%                   31.95%                   31.95%
-------------------------------------------------------------------------------------------------------------
Interest Sensitivity Gap                   $        (74,939)           $     (10,053)           $     (84,992)
-------------------------------------------------------------------------------------------------------------
Cumulative Interest Sensitivity Gap                 (74,939)                 (84,992)                 (84,992)
-------------------------------------------------------------------------------------------------------------
Cumulative Interest Sensitivity Gap as a
 Percent of Total Interest-Earning Assets                                     (43.49)%                 (49.32)%
-------------------------------------------------------------------------------------------------------------

                                                         OVER
    (DOLLARS IN THOUSANDS)                             12 MONTHS                 TOTAL
------------------------------------------------------------------------------------------
INTEREST EARNING ASSETS
Loans                                               $      112,440           $     140,743
------------------------------------------------------------------------------------------
Investment Securities                                       19,980                  30,469
------------------------------------------------------------------------------------------
In-Bearing Deposits                                              -                   1,119
------------------------------------------------------------------------------------------
Total Interest-Earning Assets                       $      132,420           $     172,331
==========================================================================================
Percent of Total Interest-Earning Assets                     76.84%                 100.00%
------------------------------------------------------------------------------------------
Cumulative Percent of Total
Interest Earning-Assets                                     100.00%
------------------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES
Time Deposits $100,000 or More                      $        3,283           $      16,924
------------------------------------------------------------------------------------------
Savings, Now and Money Market Deposits                           -                  78,931
------------------------------------------------------------------------------------------
Other Time Deposits                                          6,092                  28,411
------------------------------------------------------------------------------------------
Borrowed Funds                                               6,541                  16,553
------------------------------------------------------------------------------------------
Total Interest-Bearing Liabilities                  $       15,916           $     140,819
==========================================================================================
Percent of Total Interest-Bearing
 Liabilities                                                 11.30%                 100.00%
------------------------------------------------------------------------------------------
Cumulative Percent of Total
 Interest-Bearing Liabilities                               100.00%
------------------------------------------------------------------------------------------
Ratio of Interest-Earning Assets to
 Interest-Bearing Liabilities (Gap
 Ratio)                                                     831.99%
------------------------------------------------------------------------------------------
Cumulative Ratio of
 Interest-Earning Assets to
 Interest-Bearing Liabilities
 (Cumulative Gap Ratio)                                     122.38%
------------------------------------------------------------------------------------------
Interest Sensitivity Gap                             $     116,504           $      31,512
------------------------------------------------------------------------------------------
Cumulative Interest Sensitivity Gap                         31,512
------------------------------------------------------------------------------------------
Cumulative Interest Sensitivity Gap as a
Percent of Total Interest-Earning Assets                    (49.32)%                 18.29%
------------------------------------------------------------------------------------------

(1) Includes Federal Home Loan Bank Stock

During periods of rising interest rates, the Bank's rate sensitive assets cannot be repriced as quickly as its rate sensitive liabilities. Thus, the Bank's net interest income will generally decrease. In periods of declining interest rates, the opposite effect would be expected to occur.

TOTAL DEPOSITS (Millions)
[GRAPHIC APPEARS HERE]

TOTAL LOANS (Millions)
[GRAPHIC APPEARS HERE]

DIVIDENDS (Per Share)
[GRAPHIC APPEARS HERE]

The following table reflects the average yields on assets and average costs of liabilities for the years ended December 31, 2002, 2001 and 2000. The average yields and costs are derived by dividing income or expense by the average balances of interest-earning assets and interest-bearing liabilities, respectively, for the periods presented.

           TABLE 2. AVERAGE BALANCES AND NET INTEREST INCOME ANALYSIS

    (DOLLARS IN THOUSANDS)                                             YEAR ENDED DECEMBER 31
-----------------------------------------------------------------------------------------------------------------------------------
                                                           2002                                         2001
-----------------------------------------------------------------------------------------------------------------------------------
                                       AVERAGE             AVERAGE  AMOUNT PAID        AVERAGE             AVERAGE    AMOUNT PAID
                                       BALANCE               RATE    OR EARNED         BALANCE               RATE      OR EARNED
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
-----------------------------------------------------------------------------------------------------------------------------------
LOANS (1)                         $        127,601           8.14%  $       10,381  $         115,467         8.48%  $        9,797
-----------------------------------------------------------------------------------------------------------------------------------
TAXABLE SECURITIES                          20,643           4.11%             848             20,926         5.36%           1,121
-----------------------------------------------------------------------------------------------------------------------------------
NON-TAXABLE SECURITIES                       9,147           4.50%             412              9,488         4.50%             427
-----------------------------------------------------------------------------------------------------------------------------------
FEDERAL FUNDS SOLD                               0           0.00%               0                103         1.94%               2
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING DEPOSITS                    6,367           1.82%             116              8,074         4.36%             352
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST-EARNING ASSETS     $        163,758           7.18%  $       11,757  $         154,058         7.59%  $       11,699
-----------------------------------------------------------------------------------------------------------------------------------
CASH AND DUE FROM BANKS                      5,368                                              4,994
-----------------------------------------------------------------------------------------------------------------------------------
BANK PREMISES AND EQUIPMENT, NET             5,202                                              5,271
-----------------------------------------------------------------------------------------------------------------------------------
OTHER ASSETS                                 2,097                                                569
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                      $        176,425                  $       11,757  $         164,892                $       11,699
===================================================================================================================================
LIABILITIES AND SHAREHOLDERS'
 EQUITY
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING DEMAND           $         20,989           0.52%  $          109  $          20,011         0.55%  $          110
-----------------------------------------------------------------------------------------------------------------------------------
SAVINGS                                     50,800           2.64%           1,343             38,100         3.07%           1,170
-----------------------------------------------------------------------------------------------------------------------------------
TIME DEPOSITS                               45,901           3.22%           1,477             47,472         5.14%           2,438
-----------------------------------------------------------------------------------------------------------------------------------
BORROWED FUNDS                              11,893           5.20%             618             11,949         5.26%             629
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST BEARING
 LIABILITIES                      $        129,583           2.74%  $        3,547  $         117,532         3.70%  $        4,347
-----------------------------------------------------------------------------------------------------------------------------------
NON-INTEREST-BEARING DEPOSITS               26,806                                             26,911
-----------------------------------------------------------------------------------------------------------------------------------
OTHER LIABILITIES                            2,194                                              2,482
-----------------------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY                        17,842                                             17,697
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND
 SHAREHOLDERS' EQUITY             $        176,425                  $        3,547  $         164,622                $        4,347
===================================================================================================================================
YIELD ON INTEREST-EARNING ASSETS
-----------------------------------------------------------------------------------------------------------------------------------
NEW YIELD ON INTEREST-EARNING
 ASSETS AND NET INTEREST INCOME                              5.01%  $        8,210                            4.77%  $        7,352
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST RATE SPREAD (2)                                     4.44%                                            3.89%
-----------------------------------------------------------------------------------------------------------------------------------

    (DOLLARS IN THOUSANDS)                      YEAR ENDED DECEMBER 31
------------------------------------------------------------------------------------
                                                           2002
------------------------------------------------------------------------------------
                                       AVERAGE            AVERAGE    AMOUNT PAID
                                       BALANCE              RATE      OR EARNED
------------------------------------------------------------------------------------
ASSETS
------------------------------------------------------------------------------------
LOANS (1)                         $         109,103        9.12%  $            9,954
------------------------------------------------------------------------------------
TAXABLE SECURITIES                           22,112        6.36%               1,407
------------------------------------------------------------------------------------
NON-TAXABLE SECURITIES                       10,316        4.43%                 457
------------------------------------------------------------------------------------
FEDERAL FUNDS SOLD                              580        8.45%                  49
------------------------------------------------------------------------------------
INTEREST-BEARING DEPOSITS                     2,228        6.46%                 144
------------------------------------------------------------------------------------
TOTAL INTEREST-EARNING ASSETS     $         144,339        8.32%  $           12,011
------------------------------------------------------------------------------------
CASH AND DUE FROM BANKS                       5,241
------------------------------------------------------------------------------------
BANK PREMISES AND EQUIPMENT, NET              5,209
------------------------------------------------------------------------------------
OTHER ASSETS                                  2,168
------------------------------------------------------------------------------------
TOTAL ASSETS                      $         156,957               $           12,011
====================================================================================
LIABILITIES AND SHAREHOLDERS'
 EQUITY
------------------------------------------------------------------------------------
INTEREST-BEARING DEMAND           $          20,942        0.56%  $              117
------------------------------------------------------------------------------------
SAVINGS                                      36,779        3.22%               1,184
------------------------------------------------------------------------------------
TIME DEPOSITS                                42,731        5.26%               2,246
------------------------------------------------------------------------------------
BORROWED FUNDS                               11,036        5.16%                 570
------------------------------------------------------------------------------------
TOTAL INTEREST BEARING
 LIABILITIES                      $         111,488        3.69%  $            4,117
------------------------------------------------------------------------------------
NON-INTEREST-BEARING DEPOSITS                26,738
------------------------------------------------------------------------------------
OTHER LIABILITIES                             2,141
------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY                         16,590
------------------------------------------------------------------------------------
TOTAL LIABILITIES AND
 SHAREHOLDERS' EQUITY             $         156,957               $            4,117
====================================================================================
YIELD ON INTEREST-EARNING ASSETS
------------------------------------------------------------------------------------
NEW YIELD ON INTEREST-EARNING
 ASSETS AND NET INTEREST INCOME                            5.47%  $            7,894
------------------------------------------------------------------------------------
INTEREST RATE SPREAD (2)                                   4.63%
------------------------------------------------------------------------------------

/1/ Average loans, net of the allowance for possible loan losses and unearned income. These figures include non-accrual loans, the effect of which is to lower the average rates.
/2/ The interest rate spread is the interest earning assets rate less interest earning liabilities rate.

The following table analyzes the dollar amount of changes in interest income and interest expense for the major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between variations due to changes in volume and those due to changes in rates.

                   TABLE 3. VOLUME AND RATE VARIANCE ANALYSIS

     (DOLLARS IN THOUSANDS)                 2002 COMPARED TO 2001                  2001 COMPARED TO 2000
---------------------------------------------------------------------------------------------------------------
INTEREST INCOME ON
INTEREST-BEARING ASSETS               VOLUME        RATE         TOTAL       VOLUME        RATE         TOTAL
---------------------------------------------------------------------------------------------------------------
LOANS                                $   1,400    $    (816)   $     584    $     618    $    (775)   $    (157)
---------------------------------------------------------------------------------------------------------------
TAXABLE SECURITIES                          20         (292)        (272)         (28)        (259)        (287)
---------------------------------------------------------------------------------------------------------------
NON-TAXABLE SECURITIES                     (11)          (5)         (16)         (14)         (15)         (29)
---------------------------------------------------------------------------------------------------------------
INTEREST-BEARING DEPOSITS                  (45)        (193)        (238)         254          (93)         161
---------------------------------------------------------------------------------------------------------------
TOTAL INTEREST INCOME                $   1,364    $  (1,306)   $      58    $     830    $  (1,142)   $    (312)
===============================================================================================================
INTEREST EXPENSE ON
 INTEREST-BEARING LIABILITIES
TIME DEPOSITS $100M OR MORE          $     123    $    (414)   $    (291)   $     (79)   $      47    $     (32)
---------------------------------------------------------------------------------------------------------------
SAVINGS, NOW, AND MONEY MARKET
 DEPOSIT                                   316         (144)         172           32          (53)         (21)
---------------------------------------------------------------------------------------------------------------
OTHER TIME DEPOSITS                       (217)        (453)        (670)         230           (7)         223
---------------------------------------------------------------------------------------------------------------
OTHER BORROWINGS                           206         (217)         (11)          (1)          60           59
---------------------------------------------------------------------------------------------------------------
TOTAL INTEREST EXPENSE ON
 TOTAL INTEREST-BEARING LIABILITIES  $     428    $  (1,228)   $    (800)   $     182    $      47    $     229
===============================================================================================================

The rate/volume variance for each category has been allocated on a consistent basis between rate and volume variances based on the percentage of the rate or volume variance to the sum of the two absolute variances. Income on nonaccrual loans is included in the volume and rate variance analysis table only to the extent that it represents interest payments received.

INVESTMENT SECURITIES

The investment portfolio is managed to provide a balance between liquidity and attractive yields. An increasing amount of emphasis is being placed on managing the interest rate risk of the Bank. Therefore, future investment activity will be influenced by the asset liability mix and maturity requirements of the Bank. The investment portfolio is categorized as "available for sale" and "held to maturity." The "available for sale" portion of the portfolio can be used to meet the liquidity needs of the Bank, while the "held to maturity" portion is intended primarily for investment purposes. On December 31, 2002, $28,752,532 or
97.02 percent of the Bank's investment portfolio was classified as available for sale.

Bank policy prohibits trading within the portion of the bond portfolio classified as "securities to be held to maturity." Additionally, more of the bonds in the "available for sale" portfolio have maturities of five years or greater and, therefore these securities are subject to greater market volatility than similar securities with maturities of two years or less. Tables 4 and 4.1 show maturities of investment securities held by the Bank at December 31, 2002, and 2001, respectively, along with weighted average yields.

              TABLE 4. INVESTMENT PORTFOLIO MATURITY SCHEDULE 2002

         CARRYING VALUE                                        AFTER ONE YEAR BUT     AFTER FIVE YEARS BUT
     (DOLLARS IN THOUSANDS)             WITHIN ONE YEAR         WITHIN FIVE YEARS       WITHIN TEN YEARS        AFTER TEN YEARS
--------------------------------------------------------------------------------------------------------------------------------
                                       AMOUNT      YIELD         AMOUNT      YIELD      AMOUNT      YIELD       AMOUNT     YIELD
--------------------------------------------------------------------------------------------------------------------------------
US GOVERNMENT AGENCIES               $      757      5.95%    $    10,320     4.48%   $        0      0.00%   $        0    0.00%
--------------------------------------------------------------------------------------------------------------------------------
MORTGAGE-BACKED SECURITIES                    0      0.00%              0     0.00%            0      0.00%        3,572    5.92%
--------------------------------------------------------------------------------------------------------------------------------
STATE AND POLITICAL SUBDIVISIONS(1)           0      0.00%          2,394     7.62%          936      7.43%        5,897    7.07%
--------------------------------------------------------------------------------------------------------------------------------
CORPORATE                                     0      0.00%              0     0.00%            0      0.00%        3,724    2.49%
--------------------------------------------------------------------------------------------------------------------------------
OTHER(2)                                      0      0.00%              0     0.00%            0      0.00%        2,036    0.00%
--------------------------------------------------------------------------------------------------------------------------------
TOTAL                                $      757      5.95%    $    12,714     4.95%   $      936      7.43%   $   15,229    4.71%
================================================================================================================================

/1/ Yield on tax-exempt investments has been adjusted to a taxable-equivalent basis using prevailing federal and state rates.
/2/ Also includes items with no stated maturity.

              TABLE 4.1 INVESTMENT PORTFOLIO MATURITY SCHEDULE 2001

         CARRYING VALUE                                        AFTER ONE YEAR BUT     AFTER FIVE YEARS BUT
     (DOLLARS IN THOUSANDS)             WITHIN ONE YEAR         WITHIN FIVE YEARS       WITHIN TEN YEARS        AFTER TEN YEARS
---------------------------------------------------------------------------------------------------------------------------------
                                       AMOUNT      YIELD         AMOUNT      YIELD      AMOUNT      YIELD       AMOUNT     YIELD
---------------------------------------------------------------------------------------------------------------------------------
US GOVERNMENT AGENCIES               $    5,672      5.18%    $     4,152     5.26%   $        0      0.00%   $        0    0.00%
---------------------------------------------------------------------------------------------------------------------------------
MORTGAGE-BACKED SECURITIES                  614      6.14%            859     6.76%            0      0.00%        3,909    6.26%
---------------------------------------------------------------------------------------------------------------------------------
STATE AND POLITICAL SUBDIVISIONS(1)         530      5.94%          1,647     6.48%        7,309      4.44%            0    0.00%
---------------------------------------------------------------------------------------------------------------------------------
CORPORATE                                   999      5.23%              0     0.00%        3,194      3.08%            0    0.00%
---------------------------------------------------------------------------------------------------------------------------------
OTHER(2)                                      0      0.00%              0     0.00%            0      0.00%          686    0.00%
---------------------------------------------------------------------------------------------------------------------------------
TOTAL                                $    7,815      5.31%    $     6,685     5.76%   $   10,053      4.07%   $    4,595    5.32%
=================================================================================================================================

/1/ Yield on tax-exempt investments has been adjusted to a taxable-equivalent basis using prevailing federal and state rates.
/2/ Also includes items with no stated maturity.

LOAN PORTFOLIO

Total loans outstanding on December 31, 2002 were $140,743,338, an increase of
15.07 percent from the $122,309,239 in loans at December 31, 2001. Competition for loan originations remained intense in our markets in 2002, with many institutions targeting the Bank's traditional markets because of their need to improve their community reinvestment ratings. The Bank's increase in total loans outstanding was primarily due to marketing to small businesses, churches and loan participations with other banks.

The Bank maintains a diversified mix of loans, as can be seen in the table below. Commercial loans are spread throughout a variety of industries, with loans to churches accounting for approximately 63.60 percent of the commercial loan portfolio and no other particular industry group or related industries accounting for a significant portion of the commercial loan portfolio. Loans to churches make up 34 percent of the Bank's total loans outstanding at December 31, 2002. Real estate loans include of mortgages for construction, land development, permanent financing and other purposes and are residential and other properties.

As of December 31, 2002, approximately $75,229,000, or 53.46 percent of the loan portfolio, was comprised of commercial, financial and agricultural loans, a decrease from 58.50 percent in the same category at the end of 2001. Real estate mortgages remaining relatively stable at 34.88 percent in 2002 compared to 34.28 percent in 2001. The other categories of loans, real estate construction and installment loans to individuals, represented 6.06 percent and 5.60 percent, respectively, of the loan portfolio as of December 31, 2002, compared to 1.13 percent and 6.09 percent, respectively, as of December 31, 2001. The Bank has no foreign loans. Loans made to directors, officers and other related parties to the Bank totaled $4,109,000 at December 31, 2002. New loans to such parties totaled $3,164,000 while repayments totaled $766,000 during 2002.

At December 31, 2002, the Bank had outstanding loan commitments of approximately $23,997,000, compared to $16,279,000 at the end of 2001. Historically, only a small percentage of these lines have been activated. The following Table 5 describes the Bank's loan portfolio composition. On such date, total fixed rate loans maturing more than one year on December 31, 2002 were $100,225,000 and total floating rate loans were $12,215,000.

                       TABLE 5. LOAN PORTFOLIO COMPOSITION

    (DOLLARS IN THOUSANDS)                                    DECEMBER 31,
---------------------------------------------------------------------------------------------------------
                                2002                %      2001               %      2000               %
---------------------------------------------------------------------------------------------------------
COMMERCIAL, FINANCIAL, AND
 AGRICULTURAL                $   75,229        53.46%   $   71,563       58.50%   $   64,638        56.24%
---------------------------------------------------------------------------------------------------------
REAL ESTATE-
 CONSTRUCTION                     8,532         6.06%        1,377        1.13%        8,486         7.39%
---------------------------------------------------------------------------------------------------------
REAL ESTATE- MORTGAGE            49,098        34.88%       41,926       34.28%       34,112        29.68%
---------------------------------------------------------------------------------------------------------
INSTALLMENT LOANS TO
 INDIVIDUALS                      7,884         5.60%        7,443        6.09%        7,690         6.69%
---------------------------------------------------------------------------------------------------------
TOTAL                        $  140,743       100.00%   $  122,309      100.00%   $  114,926       100.00%
=========================================================================================================

    (DOLLARS IN THOUSANDS)                    DECEMBER 31,
-------------------------------------------------------------------------------
                                1999                %      1998               %
-------------------------------------------------------------------------------
COMMERCIAL, FINANCIAL, AND
 AGRICULTURAL                $   57,654        54.78%   $   51,665       53.93%
-------------------------------------------------------------------------------
REAL ESTATE-
 CONSTRUCTION                     4,844         4.60%          747        0.78%
-------------------------------------------------------------------------------
REAL ESTATE- MORTGAGE            35,087        33.34%       36,493       38.09%
-------------------------------------------------------------------------------
INSTALLMENT LOANS TO
 INDIVIDUALS                      7,658         7.28%        6,899        7.20%
-------------------------------------------------------------------------------
TOTAL                        $  105,243       100.00%   $   95,804      100.00%
===============================================================================

Tables 6 and 6.1 describe the maturities of loans with fixed rates and adjustable rates as of December 31, 2002.

                      TABLE 6. LOAN MATURITIES-FIXED RATES

                                        ONE YEAR     AFTER ONE YEAR        AFTER
FIXED RATES (DOLLARS IN THOUSANDS)      OR LESS     THROUGH FIVE YEARS   FIVE YEARS     TOTAL
------------------------------------------------------------------------------------------------
COMMERCIAL, FINANCIAL, AND
 AGRICULTURAL                          $    7,619   $           45,240   $    7,180   $   60,039
------------------------------------------------------------------------------------------------
REAL ESTATE-CONSTRUCTION                      133                    0            0          133
------------------------------------------------------------------------------------------------
REAL ESTATE-MORTGAGE                        3,395               12,023       33,186       48,604
------------------------------------------------------------------------------------------------
INSTALLMENT LOANS TO INDIVIDUALS              971                2,538           58        3,567
------------------------------------------------------------------------------------------------
TOTALS                                 $   12,118   $           59,801   $   40,424   $  112,343
================================================================================================

                    TABLE 6.1 LOAN MATURITIES-FLOATING RATES

FLOATING RATES (DOLLARS IN THOUSANDS)   ONE YEAR     AFTER ONE YEAR        AFTER
                                        OR LESS     THROUGH FIVE YEARS   FIVE YEARS     TOTAL
-----------------------------------------------------------------------------------------------
COMMERCIAL, FINANCIAL, AND
 AGRICULTURAL                         $    6,654   $            5,567   $    2,968   $   15,189
-----------------------------------------------------------------------------------------------
REAL ESTATE-CONSTRUCTION                   7,514                  885            0        8,399
-----------------------------------------------------------------------------------------------
REAL ESTATE-MORTGAGE                         222                  267            6          495
-----------------------------------------------------------------------------------------------
INSTALLMENT LOANS TO INDIVIDUALS           1,795                    0        2,522        4,317
-----------------------------------------------------------------------------------------------
TOTALS                                $   16,185   $            6,719   $    5,496   $   28,400
===============================================================================================

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

             TABLE 7. NONACCRUAL, PAST DUE, AND RESTRUCTURED LOANS

                                                            DECEMBER 31,
----------------------------------------------------------------------------------------------
      (DOLLARS IN THOUSANDS)                  2002       2001       2000       1999       1998
----------------------------------------------------------------------------------------------
NON-ACCRUAL LOANS                         $    386   $    434   $  2,795   $    518   $    539
----------------------------------------------------------------------------------------------
ACCRUING LOANS PAST DUE 90 DAYS OR MORE        587        263        475      1,300      1,163
----------------------------------------------------------------------------------------------
RESTRUCTURED LOANS                             611        914      1,329        725
----------------------------------------------------------------------------------------------
TOTAL                                     $  1,584   $  1,611   $  4,599   $  2,543   $  1,702
==============================================================================================

At December 31, 2002 and 2001, nonaccrual, past due, and restructured loans were approximately 1.13 percent and 1.32 percent, respectively, of the total loans outstanding on such dates. Non-accrual and restructured loans decreased significantly in 2002. Management continues to work towards reducing the level of delinquencies through enhanced collection efforts and adherence to sound loan underwriting procedures. However, due to the uncertainties regarding trends in consumer credit and credit worthiness, it is not possible for us to accurately estimate the future impact of charge-offs in any of our loan categories.

Charge-offs totaled $283,000 in 2002, or $221,000 net of recoveries and $907,000 in 2001 or $854,000 net of recoveries. Charge-offs were significantly higher in 2001 primarily due to the Bank incurring a $638,000 loss on the foreclosure liquidations of collateral on two loans. The amount of interest from non-accrual loans that would have been earned for 2002, 2001, and 2000, was $40,000, $54,000, and $128,000, respectively. These amounts are not included in income. Interest paid and included in income on non-accrual loans was $21,000, $41,000, and $62,000 for 2002, 2001, and 2000, respectively. Payments received on non-accrual loans are applied first to principal before collecting any interest due.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

Management considers the allowance for probable loan losses adequate to cover loan losses on the loans outstanding as of each reporting period. It must be emphasized, however, that the determination of the allowance using the Bank's procedures and methods rests upon various assumptions such as delinquency ratios, adversely classified loans, five year average charge-off history, loan growth, the current ratio of outstanding loans to the allowance for loan losses and future factors affecting loans. No assurance can be given that the Bank will not, in any particular period, sustain loan losses that are sizable in relation to the amount reserved or that subsequent evaluations of the loan portfolio, in light of conditions and factors then prevailing, will not require significant changes in the allowance for possible loan losses or future charges to earnings.

The allowance for loan losses is created by direct charges to operations. Losses on loans are charged against the allowance for loan losses in the accounting period in which they are determined by management to be uncollectible. Recoveries during the period are credited to the allowance for loan losses.

Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical matter, at the loan's observable market value or fair value of the collateral if the loan is collateral dependent. Loans measured by fair value of the underlying collateral are commercial loans, others consist of small balance homogenous loans and are measured collectively. The Bank classifies a loan as impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. At December 31, 2002 and 2001, the recorded investment in loans that are considered to be impaired, totaled approximately $1,584,000 and $1,611,000, respectively. The average recorded balance of impaired loans during 2002 and 2001 was $1,363,000 and $3,318,000 at December 31, 2002 and 2001, respectively. The related allowance for loan losses for these loans was $150,000 and $205,000 at December 31, 2002 and 2001, respectively. For the years ended December 31, 2002, 2001 and 2000, the Bank recognized interest income on those impaired loans of approximately $21,000, $41,000 and $62,000, respectively.

Management realizes that general economic trends greatly affect loan losses, and no assurances can be made that further charges to the loan loss allowance may not be significant in relation to the amount provided during a particular period or that further evaluation of the loan portfolio based on conditions then prevailing may not require sizable additions to the allowance, thus necessitating similarly sizable charges to operations. The allowance for loan losses was 1.44%, 1.23% and 1.53% of net loans outstanding at December 31, 2002, 2001 and 2000, respectively, which was consistent with both management's desire for adequate reserves and the credit quality ratings of the loan portfolio. The allowance for loan losses was much lower at December 31, 2001 due to the Bank incurring significantly higher charge-offs (net of recoveries) on foreclosure liquidations of collateral on two significant loans. The ratio of net charge-offs during the year to average loans outstanding during the period were 0.17%, 0.74% and 0.20% at December 31, 2002, 2001 and 2000, respectively. These ratios reflect management's conservative lending, and effective efforts to recover credit losses.

The following table summarizes the Bank's balances of loans outstanding, average loans outstanding, changes in the allowance arising from charge-offs and recoveries by category, and additions to the allowance that have been charged to expenses for years 1998 through 2002.

                   TABLE 8. LOAN LOSS AND RECOVERY EXPERIENCE

(DOLLARS IN THOUSANDS)                                         YEAR ENDED DECEMBER 31,
                                           ---------------------------------------------------------
                                             2002         2001        2000        1999        1998
----------------------------------------------------------------------------------------------------
ALLOWANCE FOR POSSIBLE LOAN LOSSES AT
 BEGINNING OF YEAR                         $   1,505    $  1,748    $  1,342    $  1,150    $  1,089
----------------------------------------------------------------------------------------------------
LOANS CHARGED OFF:
----------------------------------------------------------------------------------------------------
 COMMERCIAL, FINANCIAL & AGRICULTURAL            181         623         113          41         116
----------------------------------------------------------------------------------------------------
 REAL ESTATE CONSTRUCTION                          0           0           0           0           0
----------------------------------------------------------------------------------------------------
 REAL ESTATE-MORTGAGE                              3         182          36           3           0
----------------------------------------------------------------------------------------------------
 INSTALLMENT LOANS TO INDIVIDUALS                 99         102         189         127         283
----------------------------------------------------------------------------------------------------
 TOTAL CHARGE-OFFS                               283         907         338         171         399
----------------------------------------------------------------------------------------------------
RECOVERIES OF LOANS PREVIOUSLY CHARGED OFF:
----------------------------------------------------------------------------------------------------
 COMMERCIAL, FINANCIAL, AND AGRICULTURAL          19           7          26          13          26
----------------------------------------------------------------------------------------------------
 REAL ESTATE CONSTRUCTION                          0           0           0           0           0
----------------------------------------------------------------------------------------------------
 REAL ESTATE-MORTGAGE                              0          14          11           0           0
----------------------------------------------------------------------------------------------------
 INSTALLMENT LOANS TO INDIVIDUALS                 43          32          79         106          42
----------------------------------------------------------------------------------------------------
 TOTAL RECOVERIES                                 62          53         116         119          68
----------------------------------------------------------------------------------------------------
NET CHARGE-OFFS                                  221         854         222          52         331
----------------------------------------------------------------------------------------------------
ADDITIONS TO THE ALLOWANCE CHARGED
 TO EXPENSE                                      738         611         628         244         392
----------------------------------------------------------------------------------------------------
ALLOWANCE FOR LOAN LOSSES
 AT END OF YEAR                            $   2,022    $  1,505    $  1,748    $  1,342    $  1,150
====================================================================================================
RATIO OF NET-CHARGE OFFS DURING YEAR
 TO AVERAGE OUTSTANDING LOANS DURING YEAR       0.17%       0.74%       0.20%       0.05%       0.35%
----------------------------------------------------------------------------------------------------

The following table sets forth the composition of the allowance for loan losses by type of loan at December 31 of the years indicated. The allowance is allocated to specific categories of loans for statistical purposes only, and may be applied to loan losses incurred in any loan category.

              TABLE 9. ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

                                                   2002                       2001                        2000
--------------------------------------------------------------------------------------------------------------------------
                                                        % OF LOANS                 % OF LOANS                   % OF LOANS
                                                        IN CATEGORY               IN CATEGORY                  IN CATEGORY
                                                          TO TOTAL                  TO TOTAL                    TO TOTAL
        (DOLLARS IN THOUSANDS)              AMOUNT         LOANS       AMOUNT        LOANS         AMOUNT        LOANS
--------------------------------------------------------------------------------------------------------------------------
COMMERCIAL, FINANCIAL AND AGRICULTURAL     $    876           53.46%   $   650          58.50%    $  1,151           56.24%
--------------------------------------------------------------------------------------------------------------------------
REAL ESTATE-CONSTRUCTION                         26            6.06%         5           1.13%          24            7.39%
--------------------------------------------------------------------------------------------------------------------------
REAL ESTATE-MORTGAGE                            402           34.88%       449          34.28%         305           29.68%
--------------------------------------------------------------------------------------------------------------------------
INSTALLMENT LOANS TO INDIVIDUALS                275            5.60%       261           6.09%         177            6.69%
--------------------------------------------------------------------------------------------------------------------------
UNALLOCATED                                     443             N/A        140             N/A          91             N/A
--------------------------------------------------------------------------------------------------------------------------
TOTAL                                      $  2,022          100.00%   $ 1,505         100.00%    $  1,748          100.00%
==========================================================================================================================

                                                   1999                             1998
----------------------------------------------------------------------------------------------------
                                                              % OF LOANS                  % OF LOANS
                                                             IN CATEGORY                 IN CATEGORY
                                                               TO TOTAL                   TO TOTAL
(DOLLARS IN THOUSANDS)                          AMOUNT          LOANS         AMOUNT       LOANS
----------------------------------------------------------------------------------------------------
COMMERCIAL, FINANCIAL AND AGRICULTURAL        $      312            54.78%   $    503          53.93%
----------------------------------------------------------------------------------------------------
REAL ESTATE-CONSTRUCTION                              15             4.60%          2           0.78%
----------------------------------------------------------------------------------------------------
REAL ESTATE-MORTGAGE                                 299            33.34%        276          38.09%
----------------------------------------------------------------------------------------------------
INSTALLMENT LOANS TO INDIVIDUALS                     290             7.28%        261           7.20%
----------------------------------------------------------------------------------------------------
UNALLOCATED                                          426              N/A         108            N/A
----------------------------------------------------------------------------------------------------
TOTAL                                         $    1,342           100.00%   $  1,150         100.00
====================================================================================================

DEPOSITS

Total deposits as of December 31, 2002 were approximately $149,817,765 compared to $135,383,213 at the end of 2001, an increase of $14,434,552 or 10.66 percent.
Savings accounts, demand deposits, and time deposits of less than $100,000 are considered core deposits by the Bank. The Bank continued its marketing effort to increase this stable source of funds. Core deposits totaled $135,383,000 at the end of 2002,versus $121,055,000 at the end of 2001. Increased efforts to extend the maturities of our deposit structure had minimal impact during 2002. As reflected in Table 1, Rate Sensitivity Analysis, approximately 87.70 percent of interest-bearing liabilities deposits can be repriced in one year or less. This maturity structure contributes greatly to the negative gap or mismatch of assets and liabilities and contributes to an increased interest rate risk for the Bank.

The Bank is committed to offering a wide range of competitively priced deposits. Our savings account rate has remained competitive. The average amounts and rates of deposits for the years ended December 31, 2002, 2001, and 2000 are summarized below. The Bank has no foreign deposits.

                           TABLE 10. AVERAGE DEPOSITS

                                                             YEAR ENDED DECEMBER 31,
                                                 2002                    2001                   2000
                                         AVERAGE     AVERAGE     AVERAGE     AVERAGE    AVERAGE    AVERAGE
(Dollars In Thousands)                    AMOUNT       RATE       AMOUNT      RATE       AMOUNT      RATE
-----------------------------------------------------------------------------------------------------------
INTEREST-BEARING DEMAND DEPOSITS       $    20,989      0.52%   $   20,011     0.55%   $   20,942     0.57%
-----------------------------------------------------------------------------------------------------------
SAVINGS DEPOSITS                            50,800      2.64%       38,100     3.07%       36,779     3.22%
-----------------------------------------------------------------------------------------------------------
TIME DEPOSITS                               45,901      3.22%       47,472     5.14%       42,731     5.26%
-----------------------------------------------------------------------------------------------------------
TOTAL INTEREST-BEARING DEPOSITS            117,690      2.74%      105,583     3.52%      100,452     3.53%
-----------------------------------------------------------------------------------------------------------
NON-INTEREST BEARING DEPOSITS               26,806      0.00%       26,911     0.00%       26,738     0.00%
-----------------------------------------------------------------------------------------------------------
TOTAL DEPOSITS                         $   144,496      2.45%   $  132,494     2.80%   $  127,190     2.75%
-----------------------------------------------------------------------------------------------------------

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

The following table is a maturity schedule of time deposits as of December 31, 2002.

                    TABLE 11. TIME DEPOSIT MATURITY SCHEDULE

                                                  3 MONTHS    4 TO 6     7 TO 12   OVER 12
(Dollars In Thousands)                             OR LESS    MONTHS      MONTHS    MONTHS    TOTAL
-----------------------------------------------------------------------------------------------------
TIME CERTIFICATES OF DEPOSIT OF $100,000 OR MORE  $  5,182  $    4,705  $   3,754  $  3,283  $ 16,924
-----------------------------------------------------------------------------------------------------
TIME CERTIFICATES OF DEPOSIT LESS THAN $100,000      9,579       7,237      5,503     6,092    28,411
-----------------------------------------------------------------------------------------------------
TOTAL                                             $ 14,761  $   11,942  $   9,257  $  9,375  $ 45,335
=====================================================================================================

SHAREHOLDERS' EQUITY AND DIVIDENDS

The Bank is subject to a North Carolina State banking capital requirement of at least five percent of total assets. In addition, the Bank is subject to the capital requirements of the Federal Deposit Insurance Corporation ("FDIC"). The FDIC requires the Bank to maintain a (i) Tier 1 capital to risk-weighted assets ratio of 4.00 percent, (ii) a total capital to risk-weighted assets ratio of
8.00 percent and (iii) a leverage ratio of 4.00 percent. At December 31, 2002 and December 31, 2001, the Bank had capital to total assets ratios of 10.43 percent and 11.37 percent, respectively, Tier 1 capital to risk-weighted assets ratios of 11.85 percent and 13.91 percent, respectively, total capital to risk-weighted assets ratios of 13.42 percent and 15.63 percent, respectively and leverage ratios of 9.38 percent and 10.29 percent, respectively. Shareholders' equity, which consists of common stock, surplus and retained earnings provides all of the Company's capital.

As of December 31, 2002, there were 842,823 shares of common stock outstanding which were held by approximately 1,220 shareholders of record on March 17, 2003, not including persons or entities whose stock is held in nominee or "street" name through various brokerage firms or banks. There is no established market for the Company's common stock, excluding limited sporadic quotations, although the Company's common stock is quoted over-the-counter through the National Daily Quotation System "pink sheets" published by the National Quotation Bureau, Inc.

The table below shows the stock prices of the Company stock for the previous eight quarters. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

2002                                QUARTER 1  QUARTER 2  QUARTER 3  QUARTER 4
------------------------------------------------------------------------------
HIGH                                $   12.00  $   12.75  $   15.50  $   13.50
------------------------------------------------------------------------------
LOW                                 $   10.00  $   10.01  $   11.60  $   11.75
------------------------------------------------------------------------------
CLOSE                               $   10.05  $   12.55  $   11.76  $   12.25
------------------------------------------------------------------------------

2001                                QUARTER 1  QUARTER 2  QUARTER 3  QUARTER 4
------------------------------------------------------------------------------
HIGH                                $   10.38  $   10.59  $   13.00  $   10.80
------------------------------------------------------------------------------
LOW                                 $   10.25  $   10.17  $   10.38  $   10.50
------------------------------------------------------------------------------
CLOSE                               $   10.41  $   10.41  $   10.50  $   10.80
------------------------------------------------------------------------------

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

Cash dividends declared per share for each period are shown in the below.

                               DIVIDENDS DECLARED

                                         2002       2001       2000
-------------------------------------------------------------------
March                               $     .08  $     .08  $     .08
-------------------------------------------------------------------
June                                      .08        .08        .08
-------------------------------------------------------------------
September                                 .08        .08        .08
-------------------------------------------------------------------
December                                  .08        .08        .08
-------------------------------------------------------------------

The following table shows return on average assets (net income divided by average assets), return on average equity (net income divided by average shareholders' equity), dividend pay out ratio (dividends declared per share divided by net income per share) and shareholders' equity to assets ratio (average shareholders' equity divided by average total assets) for each of the years listed below.

                      TABLE 12. RETURN ON ASSETS AND EQUITY

                                                 2002      2001      2000
-------------------------------------------------------------------------
RETURN ON AVERAGE ASSETS                         0.58%     0.55%     0.57%
-------------------------------------------------------------------------
RETURN ON AVERAGE EQUITY                         5.75%     5.12%     5.44%
-------------------------------------------------------------------------
DIVIDEND PAYOUT                                 26.21%    30.13%    30.28%
-------------------------------------------------------------------------
AVERAGE SHAREHOLDERS' EQUITY TO AVERAGE ASSETS  10.14%    10.73%    10.57%
-------------------------------------------------------------------------

The following table sets forth the relationship of significant components of the Company's balance sheet at December 31, 2002 and 2001.

                TABLE 13. DISTRIBUTION OF ASSETS AND LIABILITIES

                                                          2002                       2001
                                                --------------------------------------------------
ASSETS (DOLLARS IN THOUSANDS)                     AMOUNT      PERCENT        AMOUNT       PERCENT
--------------------------------------------------------------------------------------------------
LOANS (NET)                                     $  138,134        73.70%   $  120,380        71.61%
--------------------------------------------------------------------------------------------------
INVESTMENT SECURITIES (1)                           30,469        16.25%       30,326        18.04%
--------------------------------------------------------------------------------------------------
FEDERAL FUNDS SOLD/INT. BEARING DEPOSITS             1,119         0.60%        4,327         2.57%
--------------------------------------------------------------------------------------------------
TOTAL EARNINGS ASSETS                           $  169,722        90.55%   $  155,033        92.22%
--------------------------------------------------------------------------------------------------
CASH & DUE FROM BANKS                           $    4,759         2.54%   $    5,488         3.27%
--------------------------------------------------------------------------------------------------
BANK PREMISES & EQUIPMENT                            5,992         3.20%        5,141         3.06%
--------------------------------------------------------------------------------------------------
OTHER ASSETS                                         6,958         3.71%        2,434         1.45%
--------------------------------------------------------------------------------------------------
TOTAL ASSETS                                    $  187,431       100.00%   $  168,096       100.00%
==================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------------------------
DEMAND DEPOSITS                                 $   25,552        13.63%   $   25,585        15.22%
--------------------------------------------------------------------------------------------------
SAVINGS, NOW & MMDA                                 78,931        42.11%       62,227        37.02%
--------------------------------------------------------------------------------------------------
TIME DEPOSITS $100,000 OR MORE                      16,923         9.03%       14,328         8.52%
--------------------------------------------------------------------------------------------------
OTHER TIME DEPOSITS                                 28,412        15.16%       33,243        19.78%
--------------------------------------------------------------------------------------------------
TOTAL DEPOSITS                                  $  149,818        79.93%   $  135,383        80.54%
--------------------------------------------------------------------------------------------------
BORROWED FUNDS                                  $   16,553         8.84%   $   12,375         7.36%
--------------------------------------------------------------------------------------------------
ACCRUED EXPENSES & OTHER LIABILITIES                 2,873         1.53%        2,485         1.48%
--------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                               $  169,244        90.30%   $  150,243        89.38%
--------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY                                18,187         9.70%       17,853        10.62%
--------------------------------------------------------------------------------------------------
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY        $  187,431       100.00%   $  168,096       100.00%
==================================================================================================

/1/ Includes Federal Home Loan Bank Stock

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

The management of the Company is responsible for complying with the designated safety and soundness laws and regulations. Management has complied with all applicable safety and soundness regulations during the year ended December
31, 2002.

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

                                   **********

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
M&F Bancorp, Inc. and Subsidiary
Durham, North Carolina

We have audited the accompanying consolidated balance sheets of M&F Bancorp, Inc. and subsidiary (the "Company") as of December 31, 2002 and 2001, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP

Raleigh, North Carolina
January 24, 2003

                           CONSOLIDATED BALANCE SHEETS

ASSETS                                               December 31,                                       2002              2001
------------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents - Cash and Amounts Due from Banks (Notes 2 and 13):                     $     5,878,135    $     9,815,086
------------------------------------------------------------------------------------------------------------------------------------
Securities available for sale at fair market value
 (amortized cost of $27,718,326 and $27,484,273 at December 31, 2002 and 2001, respectively)
 (Notes 3 and 13)                                                                                      28,752,532         28,239,158
------------------------------------------------------------------------------------------------------------------------------------
Securities to be held to maturity at amortized cost
 (fair value of $919,943 and $1,445,057 at December 31, 2002 and 2001, respectively)
 (Notes 3 and 13)                                                                                         883,383          1,412,742
------------------------------------------------------------------------------------------------------------------------------------
Federal Home Loan Bank Stock, at cost                                                                     832,700            673,800
------------------------------------------------------------------------------------------------------------------------------------
Loans (Notes 4 and 13)                                                                                140,743,338        122,309,239
------------------------------------------------------------------------------------------------------------------------------------
Less:
 Allowance for possible loan losses (Note 5)                                                            2,022,360          1,505,404
------------------------------------------------------------------------------------------------------------------------------------
 Deferred loan fees                                                                                       587,339            423,422
------------------------------------------------------------------------------------------------------------------------------------
Net Loans                                                                                             138,133,639        120,380,413
------------------------------------------------------------------------------------------------------------------------------------
Interest Receivable (Note 4)                                                                              995,838            949,782
------------------------------------------------------------------------------------------------------------------------------------
Income Taxes Receivable (Note 9)                                                                          139,298            498,156
------------------------------------------------------------------------------------------------------------------------------------
Premises and equipment, net (Note 6)                                                                    5,992,329          5,141,090
------------------------------------------------------------------------------------------------------------------------------------
Foreclosed real estate, net                                                                                50,000            132,734
------------------------------------------------------------------------------------------------------------------------------------
Deferred income taxes, net (Note 9)                                                                       929,000            508,000
------------------------------------------------------------------------------------------------------------------------------------
Cash surrender value of life insurance (Note 10)                                                        4,465,199             55,529
------------------------------------------------------------------------------------------------------------------------------------
Prepaid expenses and other assets                                                                         378,764            289,807
------------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                                      $   187,430,817    $   168,096,297
====================================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY                                                                         2002               2001
------------------------------------------------------------------------------------------------------------------------------------
LIABILITIES:
DEPOSITS (NOTES 7 AND 13):
 Demand                                                                                           $    79,049,869    $    59,897,379
------------------------------------------------------------------------------------------------------------------------------------
 Passbook savings                                                                                      25,433,055         27,915,066
------------------------------------------------------------------------------------------------------------------------------------
 Certificates                                                                                          45,334,841         47,570,768
------------------------------------------------------------------------------------------------------------------------------------
Total Deposits                                                                                        149,817,765        135,383,213
------------------------------------------------------------------------------------------------------------------------------------
Other Borrowings (Notes 4, 11, and 13)                                                                 16,553,215         12,375,208
------------------------------------------------------------------------------------------------------------------------------------
Accrued Expenses and Other Liabilities (Note 10)                                                        2,873,309          2,484,532
------------------------------------------------------------------------------------------------------------------------------------
Total Liabilities                                                                                     169,244,289        150,242,953
------------------------------------------------------------------------------------------------------------------------------------
Commitments and contingencies (Notes 6 and 8)
SHAREHOLDERS' EQUITY (NOTES 10 AND 14):
Common stock, no par value at December 31,
 2002 and 2001, respectively, authorized 5,000,000 shares; issued and
 outstanding 853,725 shares at December 31, 2001 and 2000, respectively                                 5,892,059          5,998,353
------------------------------------------------------------------------------------------------------------------------------------
Retained earnings                                                                                      12,377,618         11,614,541
------------------------------------------------------------------------------------------------------------------------------------
Accumulated other comprehensive income (loss), net
 of tax effect of $42,834 in 2002 and $256,728 in 2001                                                    (83,149)           240,450
------------------------------------------------------------------------------------------------------------------------------------
Total Shareholders' Equity                                                                             18,186,528         17,853,344
------------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                                        $   187,430,817    $   168,096,297
====================================================================================================================================

See notes to consolidated financial statements.

                        CONSOLIDATED STATEMENTS OF INCOME

          Year End December 31,                                      2002               2001               2000
---------------------------------------------------------------------------------------------------------------
Interest and Dividend Income -
Interest and fees on loans (Note 4)                       $    10,380,856    $     9,796,792    $     9,954,012
---------------------------------------------------------------------------------------------------------------
Interest and dividends on investment securities:
 Taxable                                                          848,081          1,120,702          1,407,350
---------------------------------------------------------------------------------------------------------------
Tax-exempt                                                        411,580            427,631            456,771
---------------------------------------------------------------------------------------------------------------
 Other interest income                                            116,293            353,931            193,153
---------------------------------------------------------------------------------------------------------------
Total Interest and Dividend Income                             11,756,810         11,699,056         12,011,286
---------------------------------------------------------------------------------------------------------------
Interest Expense:
 Deposits (Note 7)                                              2,929,537          3,717,574          3,547,234
---------------------------------------------------------------------------------------------------------------
Borrowed funds (Note 11)                                          617,648            629,245            569,794
---------------------------------------------------------------------------------------------------------------
Total Interest Expense                                          3,547,185          4,346,819          4,117,028
---------------------------------------------------------------------------------------------------------------
Net Interest Income                                             8,209,625          7,352,237          7,894,258
---------------------------------------------------------------------------------------------------------------
Provision for Possible Loan Losses (Note 5)                       737,856            611,052            627,552
---------------------------------------------------------------------------------------------------------------
Net Interest Income after Provision for Possible
Loan Losses                                                     7,471,769          6,741,185          7,266,706
---------------------------------------------------------------------------------------------------------------
Other Income:
Service charges on deposit accounts                             1,432,058          1,407,302          1,226,610
---------------------------------------------------------------------------------------------------------------
Other service charges, commissions and fees                       147,796            145,478            138,920
---------------------------------------------------------------------------------------------------------------
Net loss on sales of available-for-sale securities                 (6,433)            (7,742)           (28,627)
---------------------------------------------------------------------------------------------------------------
Rental Income                                                     272,650            249,553            205,689
---------------------------------------------------------------------------------------------------------------
Other                                                             322,034            188,209            139,875
---------------------------------------------------------------------------------------------------------------
Total Other Income                                              2,168,105          1,982,800          1,682,467
----------------------------------------------------------------------------------------------------------------
Other Expenses:
Salary and employee benefits (Note 10)                          4,843,331          4,365,391          4,419,668
---------------------------------------------------------------------------------------------------------------
Occupancy costs (Note 6)                                          741,599            682,545            664,990
---------------------------------------------------------------------------------------------------------------
Equipment expense (Note 6)                                        535,190            552,849            631,676
---------------------------------------------------------------------------------------------------------------
Data processing                                                   391,952            302,156            298,790
---------------------------------------------------------------------------------------------------------------
Contributions                                                       8,094             50,350             32,944
---------------------------------------------------------------------------------------------------------------
Telephone                                                         133,345            185,490            179,217
---------------------------------------------------------------------------------------------------------------
Armored car services                                              211,152            193,932            237,213
---------------------------------------------------------------------------------------------------------------
Other                                                           1,278,461          1,201,579          1,268,417
---------------------------------------------------------------------------------------------------------------
Total Other Expenses                                            8,143,124          7,534,292          7,732,915
---------------------------------------------------------------------------------------------------------------
Income Before Income Tax Expense                                1,496,750          1,189,693          1,216,258
---------------------------------------------------------------------------------------------------------------
Income Tax - Expense (Note 9)                                     461,000            283,000            314,000
---------------------------------------------------------------------------------------------------------------
Net Income                                                $     1,035,750    $       906,693    $       902,258
---------------------------------------------------------------------------------------------------------------
Weighted Average Shares Outstanding                               846,676            853,725            853,731
---------------------------------------------------------------------------------------------------------------
Earnings Per Share - basic and diluted                    $          1.22    $          1.06    $          1.06
---------------------------------------------------------------------------------------------------------------
CASH DIVIDENDS DECLARED PER SHARE                         $          0.32    $          0.32    $          0.32
===============================================================================================================

See notes to consolidated financial statements

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                          ACCUMULATED
                                                                  COMMON STOCK               OTHER
                                                            NUMBER                        COMPREHENSIVE     RETAINED
                                                           OF SHARES       AMOUNT         INCOME (LOSS)     EARNINGS
-----------------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 2000                                    853,800    $    5,999,528    $    (52,152)   $  10,351,974
-----------------------------------------------------------------------------------------------------------------------
 Dividends paid                                                                                               (273,192)
-----------------------------------------------------------------------------------------------------------------------
 Repurchase and retirement of
  common stock                                                  (75)           (1,175)
-----------------------------------------------------------------------------------------------------------------------
 Comprehensive income:
  Net income for year                                                                                          902,258
-----------------------------------------------------------------------------------------------------------------------
 Other comprehensive income
 net of tax effect of $397,929:
 Unrealized gains on securities,
 net of tax                                                                                   760,115
-----------------------------------------------------------------------------------------------------------------------
 Reclassification adjustment                                                                   18,893
-----------------------------------------------------------------------------------------------------------------------
 Other comprehensive income                                                                   779,008
-----------------------------------------------------------------------------------------------------------------------
 Total comprehensive income
-----------------------------------------------------------------------------------------------------------------------
 BALANCE, DECEMBER 31, 2000                                 853,725         5,998,353         726,856       10,981,040
-----------------------------------------------------------------------------------------------------------------------
 Dividends paid                                                                                               (273,192)
-----------------------------------------------------------------------------------------------------------------------
 Comprehensive income:
  Net income                                                                                                   906,693
-----------------------------------------------------------------------------------------------------------------------
 Other comprehensive income
 net of tax effect of $114,041:
 Unrealized loss on AFS securities,
 net of tax                                                                                  (233,807)
-----------------------------------------------------------------------------------------------------------------------
 Reclassification adjustment                                                                    5,109
-----------------------------------------------------------------------------------------------------------------------
 Net unrealized gain on securities                                                           (228,698)
-----------------------------------------------------------------------------------------------------------------------
 Minimum pension liability, net of tax (Note 10)                                             (257,708)
-----------------------------------------------------------------------------------------------------------------------
 Other comprehensive income                                                                  (486,406)
-----------------------------------------------------------------------------------------------------------------------
 Total comprehensive income
-----------------------------------------------------------------------------------------------------------------------
 BALANCE, DECEMBER 31, 2001                                 853,725         5,998,353         240,450       11,614,541
-----------------------------------------------------------------------------------------------------------------------
 Dividends paid                                                                                               (272,673)
-----------------------------------------------------------------------------------------------------------------------
 Repurchase and retirement of
 common stock                                               (10,902)         (106,294)
-----------------------------------------------------------------------------------------------------------------------
 Comprehensive income:
 Net income                                                                                                  1,035,750
-----------------------------------------------------------------------------------------------------------------------
 Other comprehensive income
 net of tax effect of $252,563:
 Unrealized gains on AFS securities, net of tax                                               188,596
-----------------------------------------------------------------------------------------------------------------------
 Reclassification adjustment                                                                   (4,245)
-----------------------------------------------------------------------------------------------------------------------
 Net unrealized gain on securities                                                            184,351
-----------------------------------------------------------------------------------------------------------------------
 Minimum pension liability adjustment                                                        (507,950)
-----------------------------------------------------------------------------------------------------------------------
Other comprehensive income                                                                   (323,599)
-----------------------------------------------------------------------------------------------------------------------
Total comprehensive income
-----------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2002                                  842,823    $   5,892,059    $     (83,149)   $  12,377,618
-----------------------------------------------------------------------------------------------------------------------

                                                          TOTAL
                                                       SHAREHOLDERS'
                                                          EQUITY       COMPREHENSIVE
                                                         (NOTE O)         INCOME
------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 2000                              $  16,299,350
------------------------------------------------------------------------------------
 Dividends paid                                            (273,192)
------------------------------------------------------------------------------------
 Repurchase and retirement of
 common stock                                                (1,175)
------------------------------------------------------------------------------------
 Comprehensive income:
 Net income for year                                        902,258    $     902,258
------------------------------------------------------------------------------------
 Other comprehensive income
 net of tax effect of $397,929:
 Unrealized gains on securities,
 net of tax                                                                  760,115
------------------------------------------------------------------------------------
 Reclassification adjustment                                                  18,893
------------------------------------------------------------------------------------
 Other comprehensive income                                 779,008          779,008
------------------------------------------------------------------------------------
 Total comprehensive income                                            $   1,681,266
------------------------------------------------------------------------------------
 BALANCE, DECEMBER 31, 2000                              17,706,249
------------------------------------------------------------------------------------
 Dividends paid                                            (273,192)
------------------------------------------------------------------------------------
 Comprehensive income:
 Net income                                                 906,693          906,693
------------------------------------------------------------------------------------
 Other comprehensive income
 net of tax effect of $114,041:
 Unrealized loss on AFS securities,
 net of tax                                                                 (233,807)
------------------------------------------------------------------------------------
 Reclassification adjustment                                                   5,109
------------------------------------------------------------------------------------
 Net unrealized gain on securities                                          (228,698)
------------------------------------------------------------------------------------
 Minimum pension liability, net of tax (Note 10)                            (257,708)
------------------------------------------------------------------------------------
 Other comprehensive income                                (486,406)        (486,406)
------------------------------------------------------------------------------------
 Total comprehensive income                                            $     420,287
------------------------------------------------------------------------------------
 BALANCE, DECEMBER 31, 2001                              17,853,344
------------------------------------------------------------------------------------
 Dividends paid                                            (272,673)
------------------------------------------------------------------------------------
 Repurchase and retirement of
 common stock                                              (106,294)
------------------------------------------------------------------------------------
 Comprehensive income:
 Net income                                               1,035,750    $   1,035,750
------------------------------------------------------------------------------------
 Other comprehensive income
 net of tax effect of $252,563:
 Unrealized gains on AFS securities, net of tax                              188,596
------------------------------------------------------------------------------------
 Reclassification adjustment                                                  (4,245)
------------------------------------------------------------------------------------
 Net unrealized gain on securities                                           184,351
------------------------------------------------------------------------------------
 Minimum pension liability adjustment                                       (507,950)
------------------------------------------------------------------------------------
 Other comprehensive income                                (323,599)        (323,599)
------------------------------------------------------------------------------------
 Total comprehensive income                                            $     712,151
------------------------------------------------------------------------------------
 BALANCE, DECEMBER 31, 2002                           $  18,186,528
------------------------------------------------------------------------------------

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

OPERATING ACTIVITIES:      Year Ended December 31,                   2002              2001               2000
---------------------------------------------------------------------------------------------------------------------
Net Income                                                     $     1,035,750    $       906,693    $        902,258
---------------------------------------------------------------------------------------------------------------------
Adjustment to reconcile net income to net
cash (used in) provided by operating activities:
 Provision for possible loan losses                                    737,856            611,052             627,552
---------------------------------------------------------------------------------------------------------------------
Depreciation and amortization                                          359,066            415,989             415,534
---------------------------------------------------------------------------------------------------------------------
(Amortization) Accretion on securities                                   7,146             (6,051)            (10,486)
---------------------------------------------------------------------------------------------------------------------
 Deferred income tax (benefit) provision                              (167,000)            28,000            (147,000)
---------------------------------------------------------------------------------------------------------------------
 (Gain) loss on sale or disposal of assets                                   -                278              (1,000)
---------------------------------------------------------------------------------------------------------------------
 (Gain) loss on sale of available-for-sale securities                   (6,433)             7,742              28,627
---------------------------------------------------------------------------------------------------------------------
 Changes in operating assets and liabilities:
 Deferred loan fees                                                    163,917             50,380              31,889
---------------------------------------------------------------------------------------------------------------------
 Interest receivable                                                   (46,056)            87,957            (136,964)
---------------------------------------------------------------------------------------------------------------------
 Income taxes receivable                                               358,858           (301,085)            (74,300)
---------------------------------------------------------------------------------------------------------------------
 Prepaid expenses and other assets                                    (342,627)           (20,377)                361
---------------------------------------------------------------------------------------------------------------------
 Accrued expenses and other liabilities                               (468,143)           506,745             297,016
---------------------------------------------------------------------------------------------------------------------
 Other                                                                       -            (22,890)             (3,306)
---------------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by operating activities                  1,632,334          2,264,433           1,930,181
---------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
Proceeds from sales and maturities of securities available
for sale                                                             9,645,353         10,583,073           4,692,432
---------------------------------------------------------------------------------------------------------------------
Proceeds from maturities of securities held to maturity                530,000                  -                   -
---------------------------------------------------------------------------------------------------------------------
Purchase of securities available for sale                          (10,039,660)       (10,201,992)         (2,096,776)
---------------------------------------------------------------------------------------------------------------------
Purchase of life insurance                                          (4,156,000)                 -                   -
---------------------------------------------------------------------------------------------------------------------
Net increase in loans                                              (18,575,053)        (8,707,013)        (10,008,094)
---------------------------------------------------------------------------------------------------------------------
Purchase of premises and equipment                                  (1,207,517)          (182,337)           (793,818)
---------------------------------------------------------------------------------------------------------------------
Proceeds from sale of assets                                                 -             16,100               1,000
---------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                              (23,802,877)        (8,492,169)         (8,205,256)
---------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
Net increase (decrease) in demand deposit and
 passbook savings                                                   16,670,479         (2,877,029)          1,896,164
---------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in certificates of deposit                  (2,235,927)         3,113,983           3,720,942
---------------------------------------------------------------------------------------------------------------------
FHLB Borrowings                                                      4,700,000            500,000           1,900,000
---------------------------------------------------------------------------------------------------------------------
Repayment of FHLB Borrowings                                          (521,993)           (20,065)             (4,727)
---------------------------------------------------------------------------------------------------------------------
Repurchase and retirement of common stock                             (106,294)                 -              (1,175)
---------------------------------------------------------------------------------------------------------------------
Cash dividends                                                        (272,673)          (273,192)           (273,192)
---------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                           18,233,592            443,697           7,238,012
---------------------------------------------------------------------------------------------------------------------
(Decrease) increase in cash and cash equivalents                     3,936,951         (5,784,039)            962,937
---------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, beginning of year                         9,815,086         15,599,125          14,636,188
---------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents, End of Year                         $     5,878,135    $     9,815,086    $     15,599,125
=====================================================================================================================
SUPPLEMENTARY CASH FLOW INFORMATION:
Cash paid for interest                                         $     2,975,025    $     4,412,337    $      3,980,064
---------------------------------------------------------------------------------------------------------------------
Cash paid for income taxes, net of refunds received                    438,650            624,000             477,000
---------------------------------------------------------------------------------------------------------------------
SIGNIFICANT NON-CASH TRANSACTIONS:
Loans transferred to other real estate owned                   $        82,734    $        29,997    $        103,322
---------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation - The consolidated financial statements include the accounts and transactions of M&F Bancorp, Inc. (the "Company") and Mechanics and Farmers Bank (the "Bank"), its wholly owned Bank subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

Nature of Operations - The Bank is a state chartered commercial bank with eight offices in North Carolina: three in Durham, two in Raleigh, two in Charlotte and one in Winston-Salem. The Bank operates in a single business segment and offers a wide variety of banking services and products.

Cash and Cash Equivalents - Substantially, all of the cash and cash equivalents are comprised of highly liquid short-term investments that are carried at cost, which approximates market value. Cash equivalents include demand and time deposits (with original maturities of 90 days or less) at other financial institutions and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

Investment Securities - The accounting for investment securities is dependent upon their classification as held to maturity, available for sale, or trading securities. Such securities classified as held to maturity are carried at cost, adjusted for the amortization of premiums and accretion of discounts. Securities classified as available for sale and trading securities are carried at market value. At December 31, 2002, 2001 and 2000, the Company did not have any securities classified as trading.

Unrealized holding gains and losses for securities available for sale are reported as other comprehensive income. In order for the securities to qualify as securities held to maturity, the Bank must have both the positive intention and the ability to hold them to maturity. Management utilizes these criteria in determining the accounting treatment accorded such securities. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary are adjusted to their fair value with the related write-downs included in earnings as realized losses. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

Loans - The Bank grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans throughout North Carolina. The ability of the Bank's debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Loans that management has the intent and ability to hold for the foreseeable future, or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Possible Loan Losses - The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and prevailing economic conditions at each balance sheet date. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, the fair value of the collateral if the loan is collateral dependent, or a combination of the above methods.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment.

Financial Instruments - In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments, consisting of commitments to extend credit, commitments under credit card arrangements, and commercial letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received. (See
Note 8.)

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

Foreclosed Real Estate - Real estate acquired through foreclosure is carried at the lower of cost or estimated net realizable value. There is no allowance for loss on foreclosed real estate at December 31, 2002, 2001 and 2000. In addition, no amounts were provided for losses on foreclosed real estate during 2002, 2001, or 2000.

Cash Surrender Value of Life Insurance - The Company maintains life insurance on officers and directors with the Company as beneficiary. The related cash surrender value of the policies at December 31, 2002 and 2001 was $4,465,199 and $55,529. Effective December 30, 2002, the Company purchased single premium policies totaling $4,156,000 covering officers and directors. Certain policies are utilized to fund pension liabilities for officers of the Company (see Note
10).

Income Taxes - Deferred income taxes are provided on temporary differences between the financial statement carrying values and the tax bases of assets and liabilities. (See Note 9.)

Earnings Per Share - Earnings per share are calculated on the basis of the weighted-average number of shares outstanding. There were no dilutive potential common shares outstanding for each of the three years in the period ended December 31, 2002.

Stock-Based Compensation - The Company measures compensation costs related to employee incentive stock options using the intrinsic value of the equity instrument granted (i.e., the excess of the market price of the stock to be issued over the exercise price of the equity instrument at the date of grant) rather than the fair value of the equity instrument.

Pro Forma Net Income with Stock Option Compensation Costs Determined Using Fair Value Method - The Company accounts for compensation costs related to the Company's employee stock option plan using the intrinsic value method. Therefore, no compensation cost has been recognized for stock option awards because the options are granted at exercise prices based on the market value of the Company stock on the date of grant. Had compensation cost for the Company's employee stock option plan been determined using the fair value method, the Company's pro forma net income and earnings per share for the years ended December 31, 2002, 2001 and 2000 would have been as follows:

                                                  2002           2001             2000
--------------------------------------------------------------------------------------
Net income:
As reported                                $ 1,035,750    $   906,693    $     902,258
--------------------------------------------------------------------------------------
Deduct - total stock based employee
compensation expense determined under
fair value based method for all awards         (18,586)       (18,586)         (43,455)
--------------------------------------------------------------------------------------
Pro forma                                    1,017,164        888,107          858,803
--------------------------------------------------------------------------------------
Basic and diluted earnings per share:
As reported                                $      1.22    $      1.06    $        1.06
--------------------------------------------------------------------------------------
Pro forma                                  $      1.20    $      1.04    $        1.01
--------------------------------------------------------------------------------------

Comprehensive Income - Accounting principles generally accepted in the United States of America require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as separate components of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Presentation - Certain amounts for 2000 and 2001 have been reclassified to conform to the 2002 presentation.

New Accounting Pronouncements - The Company adopted the Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, effective January 1, 2001. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of condition and measure those instruments at fair value. The adoption of this statement did not have any impact on the Company.

On July 2, 2001, The Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 102, Selected Loan Loss Allowance Methodology and Documentation Issues. SAB No. 102 expresses the SEC's views on the development, documentation and application of a systematic methodology for determining the allowance for loan and lease losses in accordance with accounting principles generally accepted in the United States of America. A concurrent statement was also issued by the Federal Financial Institutions Examination Council. The Company believes that it is currently in compliance with the requirements of SAB No. 102.

In October 2002, the FASB issued SFAS 147, Acquisitions of Certain Financial Institutions. This statement relates to the application of the purchase method of accounting apply to all acquisitions of financial institutions, except transactions between two or more mutual enterprises. This statement is effective for all acquisitions consummated after October 1, 2002. Acquisitions after October 1, 2002 will be accounted for under this statement applying the purchase method of accounting.

In November 2002, the FASB issued FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements of Guarantees, Including Indirect Guarantees of Indebtedness of Others. This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal yearend. Management does not believe this interpretation will be material for the Company.

In December 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 148, Accounting for Stock Based Compensation - Transition and Disclosure. This Statement amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The effective date for this standard shall be effective for financial statements for fiscal years ended after December 15, 2002. The Company adopted the disclosure provisions of SFAS 148 for the year ended December 31, 2002.

Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and pension liabilities. Actual results could differ from those estimates.

2. CASH AMOUNTS DUE FROM BANKS

The Federal Reserve Bank ("Federal Reserve") and banking laws of North Carolina require certain banks to maintain average balances in relation to specific percentages of its customers' deposits as a reserve. At December 31, 2002, such requirement was $1,605,000, which was satisfied by usable vault cash of $2,283,502 and a Federal Reserve balance of $1,108,811.

3. INVESTMENT SECURITIES

The amortized cost and estimated fair value of investment securities at December 31 are as follows:

Securities available for sale:

SECURITIES AVAILABLE FOR SALE:                                                  2002
                                                 ------------------------------------------------------------------
                                                                           GROSS       GROSS
                                                       AMORTIZED        UNREALIZED   UNREALIZED           FAIR
                                                          COST             GAINS       LOSSES             VALUE
-------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities and obligations of
 U.S. government corporations and agencies           $ 10,950,701    $    126,200     $        -    $    11,076,901
-------------------------------------------------------------------------------------------------------------------
Mortgage-backed securities                              3,483,319          88,575              -          3,571,894
-------------------------------------------------------------------------------------------------------------------
Corporate debt securities                               4,203,763               -       (479,737)         3,724,026
-------------------------------------------------------------------------------------------------------------------
Obligations of states and political subdivisions        8,068,501         276,728         (1,215)         8,344,014
-------------------------------------------------------------------------------------------------------------------
Equity securities                                       1,012,042       1,023,655              -          2,035,697
-------------------------------------------------------------------------------------------------------------------
TOTAL                                                $ 27,718,326    $  1,515,158     $ (480,952)   $    28,752,532
===================================================================================================================

SECURITIES AVAILABLE FOR SALE:                                                  2002
                                                 ------------------------------------------------------------------
                                                                           GROSS       GROSS
                                                       AMORTIZED        UNREALIZED   UNREALIZED       FAIR
                                                         COST              GAINS       LOSSES         VALUE
-------------------------------------------------------------------------------------------------------------------
Obligations of states and political subdivisions     $    883,383          36,560              -           919,943
===================================================================================================================

SECURITIES AVAILABLE FOR SALE:                                                  2001
                                                 ------------------------------------------------------------------
                                                                           GROSS       GROSS
                                                       AMORTIZED        UNREALIZED   UNREALIZED       FAIR
                                                          COST              GAINS      LOSSES         VALUE
-------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities and obligations of
 U.S. government corporations and agencies           $  9,823,840    $     174,327    $        -    $     9,998,167
-------------------------------------------------------------------------------------------------------------------
Mortgage-backed securities                              5,382,468           50,713             -          5,433,181
-------------------------------------------------------------------------------------------------------------------
Corporate debt securities                               4,192,980                -      (437,325)         3,755,655
-------------------------------------------------------------------------------------------------------------------
Obligations of states and political subdivisions        8,072,943                -      (291,364)         7,781,579
-------------------------------------------------------------------------------------------------------------------
Equity securities                                          12,042        1,258,534             -          1,270,576
-------------------------------------------------------------------------------------------------------------------
TOTAL                                                $ 27,484,273    $   1,483,574    $ (728,689)   $    28,239,158
===================================================================================================================

SECURITIES TO BE HELD TO MATURITY:                                              2001
                                                 ------------------------------------------------------------------
                                                                           GROSS       GROSS
                                                       AMORTIZED        UNREALIZED   UNREALIZED       FAIR
                                                          COST             GAINS       LOSSES         VALUE
-------------------------------------------------------------------------------------------------------------------

Obligations of states and political subdivisions     $  1,412,742    $      32,315    $        -    $     1,445,057
===================================================================================================================

For the years ended December 31, 2002, 2001 and 2000, the Bank had gross realized gains of $-0-, $-0-, and $160, respectively, and gross realized losses of $6,433, $7,742, and $28,787, respectively, on sales of securities available for sale.

The scheduled maturities of securities to be held to maturity and securities available for sale at December 31, 2002 are as follows:

                                   SECURITIES TO BE            SECURITIES AVAILABLE
                                   HELD TO MATURITY               FOR SALE
                              --------------------------------------------------------
                               AMORTIZED     FAIR          AMORTIZED           FAIR
                                 COST        VALUE           COST             VALUE
--------------------------------------------------------------------------------------
Due in one year or less       $       -    $      -    $     750,000    $      757,031
--------------------------------------------------------------------------------------
Due from one to five years      883,383     919,943       11,609,636        11,830,884
--------------------------------------------------------------------------------------
Due from five to ten years            -           -          878,906           936,047
--------------------------------------------------------------------------------------
Due after ten years                   -           -       13,467,742        13,192,873
--------------------------------------------------------------------------------------
No stated maturity                    -           -        1,012,042         2,035,697
--------------------------------------------------------------------------------------
TOTAL                         $ 883,383    $919,943    $  27,718,326    $   28,752,532
======================================================================================

For purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, are grouped based upon the final payment date. The mortgage-backed securities may mature earlier because of principal prepayments.

Investment securities having an aggregate par value of $23,156,148 and $16,575,000 at December 31, 2002 and 2001, respectively, were pledged as collateral to secure public funds on deposit and for other purposes as required by law.

4. LOANS
Loans at December 31 are summarized as follows:

                                                    2002              2001
--------------------------------------------------------------------------
Commercial, financial and agricultural     $  75,229,274    $   71,563,612
--------------------------------------------------------------------------
Real estate construction                       8,532,048         1,376,903
--------------------------------------------------------------------------
Real estate mortgage                          49,097,736        41,925,703
--------------------------------------------------------------------------
Installment loans to individuals               7,884,280         7,443,021
--------------------------------------------------------------------------
TOTAL                                      $ 140,743,338    $  122,309,239
==========================================================================

At December 31, 2002 and 2001, the Bank had loans totaling approximately $973,000 and $697,000, respectively, that were contractually delinquent for 90 days or more, in a nonaccrual status or in process of foreclosure. Restructured loans at December 31, 2002 and 2001 totaled approximately $611,000 and $914,000, respectively. If income on nonaccrual loans had been accrued, such income would have been approximately $40,000, $54,000 and $128,000 for 2002, 2001 and 2000,
respectively. These amounts are not included in income. Interest paid and included in income on nonaccrual loans was approximately $21,000, $41,000 and $62,000 for 2002, 2001 and 2000, respectively. Qualifying first mortgage loans collateralize Federal Home Loan Bank ("FHLB") advances. (See Note 11.)

5. ALLOWANCE FOR POSSIBLE LOAN LOSSES

Allowance for possible loan losses for the years ended December 31, are summarized as follows:

                                              2002            2001         2000
-------------------------------------------------------------------------------
Balance at beginning of year           $ 1,505,404    $  1,747,748   $1,342,095
-------------------------------------------------------------------------------
Provision for possible loan losses         737,856         611,052      627,552
-------------------------------------------------------------------------------
Loans charged off                         (282,997)       (906,428)    (337,683)
-------------------------------------------------------------------------------
Recoveries                                  62,097          53,032      115,784
-------------------------------------------------------------------------------
Balance at end of year                 $ 2,022,360    $  1,505,404   $1,747,748
===============================================================================

At December 31, 2002 and 2001, the Bank had impaired loans totaling approximately $1,584,000 and $1,611,000, respectively. At December 31, 2002 and 2001, the Bank had reserves of $150,000 and $205,000 for impaired loans, respectively. At December 31, 2002 and 2001, no additional funds were committed to be advanced on impaired loans.

6. PREMISES, EQUIPMENT AND LEASES
Major classifications of premises and equipment at December 31 are summarized as follows:

                                                            2002              2001
----------------------------------------------------------------------------------
Land                                              $      687,359    $      102,359
----------------------------------------------------------------------------------
Premises                                               6,626,031         6,189,412
----------------------------------------------------------------------------------
Furniture, equipment and leasehold improvements        3,702,614         3,512,880
----------------------------------------------------------------------------------
Construction in progress                                  39,979            45,651
----------------------------------------------------------------------------------
Total                                                 11,055,983         9,850,302
----------------------------------------------------------------------------------
Less accumulated depreciation                         (5,063,654)       (4,709,212)
==================================================================================
Premises and equipment, net                       $    5,992,329    $    5,141,090
==================================================================================

The Bank leases premises and equipment under various operating lease agreements that provide for the payment of property taxes, insurance and maintenance costs. Generally, operating leases provide for one or more renewal options on the same basis as current rental terms. However, certain leases require increased rentals under cost-of-living escalation clauses. Certain of the leases also provide purchase options.

Future minimum lease commitments for noncancelable operating leases with initial or remaining terms of one year or more consist of the following:

Year Ending December 31:                                   Amount
       2003                                                $    124,470
-----------------------------------------------------------------------
       2004                                                      96,165
-----------------------------------------------------------------------
       2005                                                      37,405
-----------------------------------------------------------------------
       2006                                                      14,587
-----------------------------------------------------------------------
       2007                                                      10,731
-----------------------------------------------------------------------
       Thereafter                                                39,800
-----------------------------------------------------------------------
Total minimum payments                                     $    323,158
=======================================================================

Rent expense for all operating leases amounted to approximately $166,000 in 2002, $161,000 in 2001, and $193,000 in 2000.

7. DEPOSITS

Included in deposits are certificates of deposit of $100,000 or more of approximately $16,925,000 and $14,328,000 at December 31, 2002 and 2001,
respectively. For the years ended December 31, 2002, 2001 and 2000, interest expense on certificates of deposit of $100,000 or more totaled approximately $485,000, $776,000, and $808,000, respectively.

At December 31, 2002, the scheduled maturities of certificates of deposit are as follows:
2003                                                     $  35,959,409
----------------------------------------------------------------------
2004                                                         6,498,247
----------------------------------------------------------------------
2005                                                         1,662,522
----------------------------------------------------------------------
2006                                                           470,842
----------------------------------------------------------------------
2007                                                           741,698
----------------------------------------------------------------------
Thereafter                                                       2,123
----------------------------------------------------------------------
Total Certificates                                       $  45,334,841
======================================================================

8. COMMITMENTS AND CONTINGENCIES

In the normal course of business, the Bank has various commitments to extend credit which are not reflected in the financial statements. At December 31, 2002 and 2001, the Bank had outstanding loan commitments of approximately $23,997,000 and $16,279,000, respectively. Commitments under standby letters of credit amounted to approximately $1,415,300 and $110,000 at December 31, 2002 and 2001, respectively. These letters of credit represent agreements, whereby the Bank guarantees to lend funds to customers up to a predetermined maximum amount.

The Bank approves lines of credit to customers through home equity and overdraft protection loans. At December 31, 2002 and 2001, in addition to actual advances made on such loans, the Bank's customers have available additional lines of credit on home equity and consumer overdraft protection loans. Available lines available on home equity loans at December 31, 2002 and 2001 were $1,183,000 and $709,000, respectively. However, consumer overdraft protection loans had available lines of credit of $909,000 and $715,000 as of December 31, 2002 and 2001, respectively.

Various legal claims also arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Company's consolidated financial statements.

9. INCOME TAXES

The components of income tax expense for the years ended December 31 are summarized as follows:

                                         2002        2001          2000
-----------------------------------------------------------------------
Current tax provision              $  628,000   $ 255,000    $  461,000
-----------------------------------------------------------------------
Deferred tax (expense) benefit       (167,000)     28,000      (147,000)
-----------------------------------------------------------------------
Income tax expense                 $  461,000   $ 283,000    $  314,000
=======================================================================

Changes in deferred taxes of $94,900, $114,109 and $397,929 related to unrealized gains and losses on securities available for sale during 2002, 2001 and 2000, respectively, were allocated to shareholders' equity in the respective years.

Changes in deferred taxes of $349,180, related to an additional minimum pension liability during 2002, was allocated to shareholder's equity.

The approximate tax effect of each type of temporary difference at December 31, is summarized as follows:

                                              2002          2001
----------------------------------------------------------------
Deferred tax assets:
----------------------------------------------------------------
 Accrued pension expense               $   278,723  $    357,890
----------------------------------------------------------------
 Additional minimum pension liability      349,180             -
----------------------------------------------------------------
 Bad debt reserve                          544,554       384,556
----------------------------------------------------------------
 Deferred loan fees                        199,015       143,283
----------------------------------------------------------------
 Interest on non performing loans          109,750        77,614
----------------------------------------------------------------
 Deferred gain on foreclosed real
  estate                                    32,222        34,198
----------------------------------------------------------------
 Other                                       4,657         4,141
----------------------------------------------------------------
TOTAL                                  $ 1,518,101  $  1,001,682
================================================================
Deferred tax liabilities:
----------------------------------------------------------------
 Depreciation                          $  (237,031) $   (236,512)
----------------------------------------------------------------
 Unrealized gain on securities
  available for sale, net                 (351,628)     (256,728)
----------------------------------------------------------------
 Prepaid expenses and other                   (442)         (442)
----------------------------------------------------------------
TOTAL                                     (589,101)     (493,682)
================================================================
NET DEFERRED TAX ASSETS                $   929,000  $    508,000
================================================================

A reconciliation of income taxes computed for the years ended December 31 at the statutory federal income tax rate (34%) to the provision for income tax follows:

                                              2002         2001          2000
-----------------------------------------------------------------------------
Income tax at statutory federal rate     $ 508,895    $ 404,496    $  413,528
-----------------------------------------------------------------------------
Effect of tax exempt interest income      (132,982)    (139,207)     (151,876)
-----------------------------------------------------------------------------
State taxes, net of federal benefit         70,620            -             -
-----------------------------------------------------------------------------
Other, net                                  14,467       17,711        52,348
-----------------------------------------------------------------------------
TOTAL                                    $ 461,000    $ 283,000    $  314,000
=============================================================================

Income taxes receivable totaled approximately $139,000 and $498,000 at December 31, 2002 and 2001, respectively.

The Bank made income tax payments of approximately $644,000, $624,000, and $477,000, in 2002, 2001 and 2000, respectively.

10. RETIREMENT AND STOCK COMPENSATION PLANS

The Bank sponsors a noncontributory defined-benefit cash balance pension plan (the "Plan"), covering all employees who qualify under length of service and other requirements. Under the Plan, retirement benefits are based on years of service and average earnings.

The Bank's funding policy is to contribute amounts to the Plan sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, plus such additional amounts as the Bank may determine to be appropriate.

The Plan's assets are invested in Flag Investor Mutual Funds by Intercarolina Financial Services.

The following sets forth the Plan's funded status and amounts recognized in the balance sheets at December 31, 2002 and 2001.

RETIREMENT PLAN                                             2002           2001
--------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year             $ (3,242,374)  $ (2,985,361)
--------------------------------------------------------------------------------
Service cost                                             (61,381)       (59,601)
--------------------------------------------------------------------------------
Interest cost                                           (208,595)      (208,371)
--------------------------------------------------------------------------------
Actuarial loss                                           (99,832)       (63,153)
--------------------------------------------------------------------------------
Benefits and expenses paid                               137,411         74,112
--------------------------------------------------------------------------------
Benefit obligation at end of year                     (3,474,771)    (3,242,374)
================================================================================
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year         2,510,514      2,327,444
--------------------------------------------------------------------------------
Actual return on plan assets                            (408,672)        91,926
--------------------------------------------------------------------------------
Employer contribution                                    497,280        165,256
--------------------------------------------------------------------------------
Benefits and expenses paid                              (137,411)       (74,112)
--------------------------------------------------------------------------------
Fair value of plan assets at end of year               2,461,711      2,510,514
--------------------------------------------------------------------------------
Funded status                                         (1,013,060)      (731,860)
--------------------------------------------------------------------------------
Unrecognized net actuarial gain                        1,058,971        340,780
--------------------------------------------------------------------------------
Unrecognized prior service cost                         (162,717)      (194,992)
--------------------------------------------------------------------------------
Accrued Liability                                   $   (116,806)  $   (586,072)
================================================================================

AMOUNTS RECOGNIZED IN THE CONSOLIDATED BALANCE
SHEET CONSIST OF:                                           2002           2001
--------------------------------------------------------------------------------
Accrued benefit liability                           $   (967,136)  $   (672,912)
--------------------------------------------------------------------------------
Accumulated other comprehensive income                   850,330         86,840
--------------------------------------------------------------------------------
Net amounts recognized                              $   (116,806)  $   (586,072)
--------------------------------------------------------------------------------

WEIGHTED-AVERAGE ASSUMPTIONS AS OF DECEMBER 31              2002           2001
--------------------------------------------------------------------------------
Discount rate                                               6.50%          7.00%
--------------------------------------------------------------------------------
Expected return on plan assets                              8.00%          8.00%
--------------------------------------------------------------------------------
Rate of compensation increase                               6.00%          6.00%
--------------------------------------------------------------------------------

Net periodic pension cost for the Plan for the years ended December 31, 2002, 2001 and 2000 includes the following:

                                            2002          2001          2000
----------------------------------------------------------------------------
Service costs                          $  61,381    $   59,601    $   51,595
----------------------------------------------------------------------------
Interest cost                            208,595       208,371       197,601
----------------------------------------------------------------------------
Expected return on Plan assets          (209,687)     (188,835)     (178,328)
----------------------------------------------------------------------------
Amortization of prior service cost       (32,275)         (987)         (985)
----------------------------------------------------------------------------
Net periodic pension cost              $  28,014    $   78,150    $   69,883
============================================================================

The Bank sponsors a nonqualified Supplemental Executive Retirement Plan ("SERP"). The SERP, which is unfunded, provides certain individuals pension benefits, outside the Bank's noncontributory defined-benefit cash balance pension plan, based on average earnings, years of service and age at retirement. As a method of funding the benefits, the Bank has purchased life insurance in the aggregate amount of approximately $4,700,000, covering all the participants in the SERP, with the Bank as beneficiary. The Bank intends to keep this life insurance in force indefinitely. During fiscal year ended December 31, 2000, the Bank amended the SERP to increase benefits payable to certain executives.

EXECUTIVE RETIREMENT PLAN

                                                                      2002              2001
--------------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at beginning of year                   $       (779,584)   $     (518,219)
--------------------------------------------------------------------------------------------
 Service cost                                                      (11,034)           (8,855)
--------------------------------------------------------------------------------------------
 Interest cost                                                     (57,267)          (50,801)
--------------------------------------------------------------------------------------------
 Actuarial loss                                                    (99,311)         (233,102)
--------------------------------------------------------------------------------------------
 Benefits and expenses paid                                         31,393            31,393
--------------------------------------------------------------------------------------------
 Benefit obligation at end of year                                (915,803)         (779,584)
--------------------------------------------------------------------------------------------
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year
 Employer contribution                                              31,393            31,393
--------------------------------------------------------------------------------------------
 Benefits and expenses paid                                        (31,393)          (31,393)
--------------------------------------------------------------------------------------------
Fair value of plan assets at end of year Funded status            (915,803)         (779,584)
--------------------------------------------------------------------------------------------
 Unrecognized net actuarial loss                                   213,371           170,868
--------------------------------------------------------------------------------------------
 Unrecognized prior service cost                                    16,242            51,554
 --------------------------------------------------------------------------------------------
 Accrued Liability                                        $       (686,190)   $     (557,162)
--------------------------------------------------------------------------------------------
AMOUNTS RECOGNIZED IN THE CONSOLIDATED BALANCE SHEETS
CONSIST OF:                                                           2002              2001
--------------------------------------------------------------------------------------------
Accrued benefit liability                                         (879,535)         (779,584)
--------------------------------------------------------------------------------------------
Intangible Asset                                                    16,242            51,554
--------------------------------------------------------------------------------------------
Accumulated other comprehensive income                             177,103           170,868
--------------------------------------------------------------------------------------------
Net amounts recognized                                    $       (686,190)   $     (557,162)
--------------------------------------------------------------------------------------------
Weighted-average assumptions as of December 31                        2002              2001
--------------------------------------------------------------------------------------------
Discount rate                                                         6.50%             7.00%
--------------------------------------------------------------------------------------------
Expected return on plan assets                                         N/A               N/A
--------------------------------------------------------------------------------------------
Rate of compensation increase                                         6.00%             6.00%
--------------------------------------------------------------------------------------------

Net periodic pension cost for the SERP for the years ended December 31, 2002, 2001 and 2000 includes the following

                                            2002        2001        2000
------------------------------------------------------------------------
Service cost                           $  11,034    $  8,855    $  3,502
------------------------------------------------------------------------
Interest cost                             57,267      50,801      35,007
------------------------------------------------------------------------
Amortization of prior service cost        92,120      15,834      75,293
------------------------------------------------------------------------
Net periodic pension cost              $ 160,421    $ 75,490    $113,802
========================================================================

401(k) Plan - The Bank sponsors a 401(k) plan. Participation in the 401(k) plan is voluntary and employees become eligible after completing 90 days of service and attaining age 21. Employees may elect to contribute up to 12% of their compensation to the 401(k) plan. The Bank matches 100% of employee contributions up to 6% of each employee's compensation. The 401(k) plan investments are managed by Intercarolina Financial Services. The Bank's contributions to the 401(k) plan were $151,172, $147,707 and $144,889 for 2002, 2001 and 2000,
respectively.

Deferred Compensation Plan - The Bank sponsors a nonqualified deferred compensation plan. The plan, which is unfunded, provides for certain management employees to defer compensation in order to provide retirement and death benefits on behalf of such employees. The plan allows certain management employees to receive the balance of the 6% company match on the 401(k) plan that would otherwise be forfeited to comply with the Internal Revenue Code. As a method of funding the benefits, the Bank maintains a liability for the participants. At December 31, 2002 and 2001, the amount of the liability was $285,000 and $224,000, respectively.

Stock Option Plan - The Company has a stock option plan (the "Option Plan") under which the Company may grant options to selected officers of the Company for up to 85,500 shares of common stock. Under the plan, the exercise price of each option equals the market price of the Company's stock on the date of grant, and an option's maximum term is 10 years. Options vest over 5 years based on years of service and become 100% vested at either age 55, with 30 years of service, or at age 65. The fair value of each option grant is estimated on the date of grant, using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants: dividend yield of 4.76%; expected volatility of 26.28%; risk-free interest rate of 5.50%; and expected life of 5 years.

A summary of the status of the Option Plan as of December 31, 2002, 2001, and 2000 and the changes during the years ending on those dates is presented below:

                                            2002                              2001                       2000
                                       -----------------------------------------------------------------------------------------
                                                  WEIGHTED-AVERAGE              WEIGHTED-AVERAGE               WEIGHTED-AVERAGE
FIXED OPTIONS                          SHARES      EXERCISE PRICE     SHARES     EXERCISE PRICE      SHARES     EXERCISE PRICE
--------------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year       59,400     $          15.67    82,200    $          15.67      82,200    $          15.67
--------------------------------------------------------------------------------------------------------------------------------
Granted                                     -                    -         -                   -           -                   -
--------------------------------------------------------------------------------------------------------------------------------
Options Forfeited                           -                    -    22,800    $          15.67           -                   -
--------------------------------------------------------------------------------------------------------------------------------
Outstanding at end of year             59,400     $          15.67    59,400    $          15.67      82,200    $          15.67
--------------------------------------------------------------------------------------------------------------------------------
Options exercisable at end of year     54,240                         45,720                          48,120
--------------------------------------------------------------------------------------------------------------------------------

No options were granted in 2002, 2001 or 2000.

At December 31, 2002, 2001 and 2000, 82,200 options outstanding under the Option Plan have an exercise price of $15.67 and a weighted-average remaining contractual life of 6.99 years, 7.99 years, and 8.99 years, respectively.

11. BORROWED FUNDS

Borrowed funds at December 31 are summarized as follows:

                                                  2002              2001
----------------------------------------------------------------------------
Fixed-rate advances from the FHLB:
Advance maturing October 8, 2008, 4.64%      $  10,000,000   $    10,000,000
----------------------------------------------------------------------------
Advance maturing July 16, 2018, 7.26%            1,853,215         1,875,208
----------------------------------------------------------------------------
Variable Advance from the FHLB:
----------------------------------------------------------------------------
Advance maturing January 3, 2002, 2.00%                              500,000
----------------------------------------------------------------------------
Advance maturing January 22, 2003, 1.90%         4,700,000                 -
----------------------------------------------------------------------------
                                             $  16,553,215   $    12,375,208
============================================================================

The contractual maturities of borrowed funds are as follows:
YEAR ENDING DECEMBER 31:
-------------------------------------------------------
  2003                                $       4,724,175
-------------------------------------------------------
  2004                                           26,574
-------------------------------------------------------
  2005                                           29,212
-------------------------------------------------------
  2006                                           32,111
-------------------------------------------------------
  2007                                           35,298
-------------------------------------------------------
  Thereafter                                 11,705,845
-------------------------------------------------------
Total                                 $      16,553,215
=======================================================

The advance maturing July 16, 2018 requires quarterly principal repayments.

Pursuant to collateral agreements with the FHLB, advances are secured by all stock in the FHLB and qualifying first mortgage loans. The Bank also periodically borrows funds on an overnight basis via advances from the Federal Reserve and the purchase of federal funds. At December 31, 2002 and 2001, overnight borrowings outstanding were $4,700,000 and $500,000, respectively.

The Bank has the availability of an additional $7.0 million from the FHLB. The Bank also has a line of credit of $3,351,636 established at the Federal Reserve.

12. RELATED-PARTY TRANSACTIONS

The Bank has, and expects to have in the future, banking transactions in the ordinary course of business with several of its directors, officers and their associates on the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with others in the normal course of business. Those transactions do not involve more than the normal risk of collectibility nor do they present any unfavorable features. The aggregate amount of loans to such related parties at December 31, 2002 and 2001 was approximately $4,109,000 and $1,711,000, respectively. During 2002, new loans to such related parties totaled approximately $3,164,000 and repayments were approximately $766,000.

13. FAIR VALUES OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practical to estimate that value:

Cash and Cash Equivalents - Carrying amount is a reasonable estimate of fair value.

Securities - Fair value for securities, excluding Federal Home Loan
Bank ("FHLB") stock, are based on quoted market prices. The carrying value of FHLB stock approximates fair value based on commitments on hand from investors or prevailing market prices.

Loans - Fair value of variable-rate mortgage loans is estimated using quoted market prices. For non-mortgage variable-rate loans, the carrying amount is considered a reasonable estimate of fair value. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers.

Deposits - The fair value of demand and passbook savings accounts is the amount payable on demand at December 31, 2002 and 2001. The fair value of fixed-maturity certificate accounts is estimated using the present value of the projected cash flows using rates currently offered for similar deposits with similar maturities.

Borrowed Funds - The fair value of borrowed funds due within one year is the amount payable at the reporting date. The fair value of long-term borrowed funds is estimated by discounting the future cash flows using the current rates at which similar loans could be obtained with similar credit ratings and for the same remaining maturities.

Commitments to Extend Credit - The actual committed amount for mortgage loan originations and for unused lines of credit is considered a reasonable estimate of fair value.

                                                DECEMBER 31, 2002        DECEMBER 31, 2001
                                        -----------------------------------------------------
                                          CARRYING        FAIR           CARRYING     FAIR
(DOLLARS IN THOUSANDS)                     AMOUNT         VALUE           AMOUNT      VALUE
---------------------------------------------------------------------------------------------
FINANCIAL ASSETS:
---------------------------------------------------------------------------------------------
 Cash and cash equivalents                $    5,878    $     5,878    $   9,815    $   9,815
---------------------------------------------------------------------------------------------
 Investment securities*                       30,469         30,505       30,326       30,358
---------------------------------------------------------------------------------------------
 Loans, net                                  138,130        143,080      120,380      125,018
---------------------------------------------------------------------------------------------

FINANCIAL LIABILITIES:
---------------------------------------------------------------------------------------------
 Deposits                                    149,818        150,525      135,383      136,219
---------------------------------------------------------------------------------------------
 Long term debt                               16,553         17,154       12,353       12,896
---------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------
UNRECOGNIZED FINANCIAL INSTRUMENTS:
---------------------------------------------------------------------------------------------
 Commitments to extend credit                                20,916                    16,279
---------------------------------------------------------------------------------------------
 Standby letters of credit                                    1,415                       110
=============================================================================================

* Includes Federal Home Loan Bank Stock

14. REGULATORY MATTERS

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2002 and 2001, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2002, the most recent notification received from the Federal Deposit Insurance Corporation categorized the Bank was well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Company's category.

The Bank's actual capital amounts and ratios are also presented in the table below.

                                                                                                             TO BE WELL
                                                                                                          CAPITALIZED UNDER
                                                                                  FOR CAPITAL             PROMPT CORRECTIVE
                                                          ACTUAL               ADEQUACY PURPOSES          ACTION PROVISIONS
                                                 -----------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                             AMOUNT        RATIO        AMOUNT        RATIO        AMOUNT        RATIO
------------------------------------------------------------------------------------------------------------------------------
As of December 31, 2002:
 Total Capital (to risk weighted assets)         $   19,541        13.42%   $   11,650         8.00%   $   14,563        10.00%
------------------------------------------------------------------------------------------------------------------------------
 Tier 1 Capital (to risk weighted assets)            17,257        11.85%        5,825         4.00%        8,738         6.00%
------------------------------------------------------------------------------------------------------------------------------
 Tier 1 Capital (to average assets)                  17,257         9.38%        7,359         4.00%        9,199         5.00%
------------------------------------------------------------------------------------------------------------------------------
As of December 31, 2001:
 Total Capital (to risk weighted assets)         $   19,083        15.63%   $    9,783         8.00%   $   12,222        10.00%
------------------------------------------------------------------------------------------------------------------------------
 Tier 1 Capital (to risk weighted assets)            17,011        13.91%        4,892         4.00%        7,335         6.00%
------------------------------------------------------------------------------------------------------------------------------
 Tier 1 Capital (to average assets)                  17,011        10.29%        6,613         4.00%        8,266         5.00%
------------------------------------------------------------------------------------------------------------------------------

The Bank is also subject to limits on dividend payments. The Bank may pay dividends only out of undivided profits. The Bank is prohibited from paying a dividend if i) surplus is less than 50% of its paid-in capital stock, or ii) insolvency or when payment of a dividend would render it insolvent or be contrary to its Articles of Incorporation. Additionally, there are statutory provisions regarding the ascertainment of undivided profits from which dividends may be paid; and banking regulators may restrict or prohibit the payment of dividends by banks which have been found to have inadequate capital.

Payment of dividends by the Bank to the Company is subject to various restrictions. Under applicable banking regulations, the Bank may not declare a cash dividend if the effect thereof would be to reduce its net worth to an amount less than the minimum required by federal and state banking regulations.

In connection with the 3-for-2 stock split accounted for as a 50% dividend on January 21, 2000, in lieu of fractional shares, the Bank repurchased and retired 75 shares of its common stock.

The Bank paid cash dividends of $956,197, $850,179, and $503,846 to the Company during 2002, 2001 and 2000, respectively.

15. PARENT COMPANY CONDENSED FINANCIAL INFORMATION

Condensed financial information pertaining only to the Company at December 31, 2002 and 2001 and for the three years ended December 31, 2002, is as follows:

                                                                      2002               2001
--------------------------------------------------------------------------------------------------
ASSETS
 Cash                                                           $       877,467    $       504,119
--------------------------------------------------------------------------------------------------
 Investment in subsidiary                                            17,189,321         17,246,114
--------------------------------------------------------------------------------------------------
 Other assets                                                           187,161            191,409
--------------------------------------------------------------------------------------------------
 TOTAL ASSETS                                                   $    18,253,949    $    17,941,642
==================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------------------------
 Accrued expenses and other liabilities                         $        67,421    $        88,298
--------------------------------------------------------------------------------------------------
 Shareholders' equity                                                18,186,528         17,853,344
--------------------------------------------------------------------------------------------------
 TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                     $    18,253,949    $    17,941,642
==================================================================================================


                                                                           2002               2001               2000
---------------------------------------------------------------------------------------------------------------------
CONDENSED STATEMENT OF INCOME
Dividends from Bank subsidiary                                  $       956,197    $       850,179    $       503,846
---------------------------------------------------------------------------------------------------------------------
 Other income                                                             9,346              3,764                  -
---------------------------------------------------------------------------------------------------------------------
 Total income                                                           965,543            853,943            503,846
---------------------------------------------------------------------------------------------------------------------
 Other expenses                                                         196,680            144,113            229,660
---------------------------------------------------------------------------------------------------------------------
 Income before income taxes and equity in undistributed net             768,863            709,830            274,186
 income of subsidiary
---------------------------------------------------------------------------------------------------------------------
 Equity in undistributed earnings of Bank subsidiary                    915,218            310,063            570,411
---------------------------------------------------------------------------------------------------------------------
 Income tax (expense) benefit                                          (648,331)          (113,200)            57,661
---------------------------------------------------------------------------------------------------------------------
  Net income                                                    $     1,035,750    $       906,693    $       902,258
---------------------------------------------------------------------------------------------------------------------

STATEMENT OF CASH FLOWS                                                    2002               2001               2000
---------------------------------------------------------------------------------------------------------------------
 Operating activities -
---------------------------------------------------------------------------------------------------------------------
  Net income                                                    $     1,035,750    $       906,693            902,258
---------------------------------------------------------------------------------------------------------------------
  Income tax (benefit) expense                                          648,412            113,200            (57,661)
---------------------------------------------------------------------------------------------------------------------
Adjustments to reconcile net cash provided by operations:
 Decrease in other assets                                                 4,248              6,777            29,447
---------------------------------------------------------------------------------------------------------------------
 (Decrease) increase in other liabilities                               (20,877)            20,000              5,684
---------------------------------------------------------------------------------------------------------------------
 Net cash provided by operating activities                            1,667,533          1,046,670            879,728
---------------------------------------------------------------------------------------------------------------------
Investing activities -
 Undistributed earnings in subsidiary                                  (168,522)          (310,063)          (570,411)
---------------------------------------------------------------------------------------------------------------------
Financing activities -
 Cash dividends                                                        (272,673)          (273,192)          (273,192)
---------------------------------------------------------------------------------------------------------------------
 Repurchase and retirement of common stock                             (106,294)                 -             (1,175)
---------------------------------------------------------------------------------------------------------------------
 Cash used in financing activities                                     (378,967)          (273,192)          (274,367)
---------------------------------------------------------------------------------------------------------------------
 INCREASE IN CASH                                               $       373,348    $       463,415    $        34,950
---------------------------------------------------------------------------------------------------------------------
 CASH, BEGINNING OF PERIOD                                      $       504,119    $        40,704    $         5,754
---------------------------------------------------------------------------------------------------------------------
 CASH, END OF PERIOD                                            $       877,467    $       504,119    $        40,704
---------------------------------------------------------------------------------------------------------------------

                                                                              45

16. QUARTERLY FINANCIAL DATA (UNAUDITED)

YEAR ENDED DECEMBER 31, 2002

                                                            FIRST       SECOND        THIRD        FOURTH
                                                           QUARTER      QUARTER      QUARTER      QUARTER
-----------------------------------------------------------------------------------------------------------
(In thousands, except share data)
Total interest and dividend income                        $    2,902   $    2,915   $    2,974   $    2,966
-----------------------------------------------------------------------------------------------------------
Total Interest Expense                                           907          884          879          877
-----------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                            1,995        2,031        2,095        2,089
-----------------------------------------------------------------------------------------------------------
Provision for Loans                                              184          185          184          185
-----------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses            1,811        1,846        1,911        1,904
-----------------------------------------------------------------------------------------------------------
Non-interest income                                              503          493          420          752
-----------------------------------------------------------------------------------------------------------
Non-interest expense                                           2,050        1,792        2,015        2,286
-----------------------------------------------------------------------------------------------------------
Income before taxes                                              264          547          316          370
-----------------------------------------------------------------------------------------------------------
Income tax expense                                                70          154           83          154
-----------------------------------------------------------------------------------------------------------
NET INCOME                                                $      194   $      393   $      233   $      216
===========================================================================================================
Net earnings per share-basic and diluted                        0.23         0.46         0.28         0.25
-----------------------------------------------------------------------------------------------------------
Weighted average shares outstanding                              854          846          843          843
-----------------------------------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31, 2001

                                                             FIRST        SECOND       THIRD       FOURTH
                                                            QUARTER      QUARTER      QUARTER      QUARTER
-----------------------------------------------------------------------------------------------------------
Total interest and dividend income                        $    3,083   $    2,903   $    2,822   $    2,891
-----------------------------------------------------------------------------------------------------------
Total Interest Expense                                         1,136        1,162        1,062          987
-----------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                            1,947        1,741        1,760        1,904
-----------------------------------------------------------------------------------------------------------
Provision for Loans                                              134          138          147          192
-----------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses            1,813        1,603        1,613        1,712
-----------------------------------------------------------------------------------------------------------
Non-interest income                                              426          614          499          444
-----------------------------------------------------------------------------------------------------------
Non-interest expense                                           1,950        1,987        1,766        1,831
-----------------------------------------------------------------------------------------------------------
Income before taxes                                              289          230          346          325
-----------------------------------------------------------------------------------------------------------
Income tax expense                                                59           68           89           67
-----------------------------------------------------------------------------------------------------------
NET INCOME                                                $      230   $      162   $      257   $      258
===========================================================================================================
Net earnings per share-basic and diluted                        0.27         0.19         0.30         0.30
-----------------------------------------------------------------------------------------------------------
Weighted average shares outstanding                              854          854          854          854
-----------------------------------------------------------------------------------------------------------

                                M&F BANCORP, INC.

BOARD OF DIRECTORS

Benjamin S. Ruffin
Chairman
M&F Bancorp, Inc.
The Ruffin Group
Winston-Salem, NC

Joseph M. Sansom
Vice Chairman
M&F Bancorp, Inc.
Managing Partner
Sansom Associates, LLC
Raleigh, NC

Willie T. Closs, Jr.
Executive Vice President
NC Mutual Life Insurance Company
Durham, NC

Genevia Gee Fulbright
Vice President
Fulbright & Fulbright, CPA, PA
Durham, NC

Lee Johnson, Jr.
President and CEO
M&F Bancorp, Inc.
Durham, NC

Maceo K. Sloan
Chairman, President and CEO
Sloan Financial Group, Inc.
Durham, NC

Aaron L. Spaulding
Founder, President and CEO
Prestige Travel
Durham, NC

OFFICERS

Lee Johnson, Jr.
President and CEO
M&F Bancorp, Inc.
Durham, NC

E. Elaine Small
Vice President
Assistant Corporate Secretary
M&F Bancorp, Inc.
Durham, NC

Fohliette W. Becote
Secretary/Treasurer
M&F Bancorp, Inc.
Durham, NC

COMMITTEES

AUDIT COMMITTEE
Genevia G. Fulbright, Chairman
Maceo K. Sloan, Secretary
Willie T. Closs, Jr.
Benjamin S. Ruffin
Joseph M. Sansom

STRATEGIC ISSUES AND PLANNING
COMMITTEE
Maceo K. Sloan, Chairman
E. Elaine Small, Secretary
Fohliette W. Becote
Genevia Gee Fulbright
W. Donald Harrington
Lee Johnson, Jr.
Benjamin S. Ruffin
Joseph M. Sansom
Harold G. Sellars
Aaron L. Spaulding

GENERAL COUNSEL
William A. Marsh, Jr.

SPECIAL COUNSEL
Brooks, Pierce, McLendon,
Humphrey & Leonard, LLP

Womble, Carlyle, Sandridge & Rice, LLP

                           MECHANICS AND FARMERS BANK

BOARD OF DIRECTORS

Benjamin S. Ruffin*
Chairman, Board of Directors
Mechanics and Farmers Bank
President
The Ruffin Group
Winston-Salem, NC

Aaron L. Spaulding*
Vice Chairman, Board of Directors
Mechanics and Farmers Bank
Founder, President and CEO
Prestige Travel
Durham, NC

Lee Johnson, Jr.*
President and CEO
Mechanics and Farmers Bank
Durham, NC

Cedric L. Russell
Funeral Director and General Manager
Russell Funeral Home
Winston-Salem, NC

Joseph M. Sansom*
Managing Partner
Sansom Associates, LLC
Raleigh, NC

John C. Scarborough III
President and CEO
Scarborough and Hargett Funeral Home
Durham, NC

James A. Stewart
Broker/Consultant
Anthony Allenton Commercial Real Estate
Durham, NC

Connie J. White
Management Consultant
Durham, NC

DIRECTORS EMERITI
William J. Kennedy III
Lem Long, Jr.
Walter S. Tucker
John W. Winters

CORPORATE OFFICERS

Lee Johnson, Jr.
President and CEO

E. Elaine Small
Executive Vice President/Operations
Group Executive

Fohliette W. Becote
Senior Vice President/Chief Financial
Officer/Financial Group Executive/
Corporate Secretary

Isaiah T. Cummings
Senior Vice President/Chief Lending
Officer/Banking Group Executive

W. Donald Harrington
Senior Vice President/Chief Credit Officer/
Credit Group Executive

William J. Pickens
Senior Vice President/Business
Development Officer/Assistant to the
President

Harold G. Sellars
Senior Vice President/Quality Assurance/
Lending Administrator

Evelyn Acree
Senior Vice President/City Executive,
Winston-Salem

Stanley Green, Jr.
Senior Vice President/City Executive/
Security Officer, Raleigh

Jacque Johnson, Jr.
Senior Vice President/City Executive,
Charlotte

Nathan Farrior
Vice President/City Executive, Durham

Julia V. Banks
Vice President/Branch Operations Support

Brendalyn Alexander
Assistant Vice President
Loan Review
Officer/Assistant Corporate
Secretary

Anne DeLoatch
Assistant Vice President/Senior Banking
Center Service Manager/Assistant Security
Officer/Assistant Corporate Secretary,
Durham

BANKING OFFICERS

Tanya Dial-Bethune
Manager/Assistant Security Officer/
Assistant Corporate Secretary, Charlotte

Julie Farrington
Sales Executive, Customer Relations
Manager, Chapel Hill Boulevard Branch,
Durham

John Jackson
Manager/Assistant Security Officer/
Assistant Corporate Secretary, Winston-
Salem

Lucera B. Parker
Marketing Director

Sheila Winston-Graves
Senior Banking Center Service Manager

OTHER OFFICERS

Saundra H. Quick
Executive Secretary/Assistant Corporate
Secretary

*Executive Committee

INTERNAL AUDIT

Anthony C. Powell
Audit and Risk Manager

Peggy Gill
Audit Risk Consultant

Valerie M. Quiett, Esquire,
Compliance Officer

ASSET LIABILITY COMMITTEE
Aaron L. Spaulding, Chairman
Fohliette W. Becote, Secretary
W. Donald Harrington
Lee Johnson, Jr.
E. Elaine Small
Isaiah T. Cummings
Connie J. White

AUDIT COMMITTEE**
Genevia G. Fulbright, Chairman
Maceo K. Sloan, Secretary
Willie T. Closs, Jr.
Benjamin S. Ruffin
Joseph M. Sansom

**M&F Bancorp, Inc.

COMPENSATION COMMITTEE
Benjamin S. Ruffin, Chairman
Joseph M. Sansom, Secretary
James A. Stewart
Lem Long, Jr., Ex officio

EDP AND TECHNOLOGY COMMITTEE
Joseph M. Sansom, Chairman
E. Elaine Small, Secretary
Julia V. Banks
Fohliette W. Becote
Joseph Ellerbee
W. Donald Harrington
Lee Johnson, Jr.
Alice Lyon
Anthony C. Powell
Isaiah T. Cummings
James A. Stewart
Connie J. White

LOAN REVIEW COMMITTEE
W. Donald Harrington, Chairman
Isaiah T. Cummings, Vice Chair
Brendalyn Alexander, Secretary
Nathan Farrior
Evelyn Acree
Stanley Green, Jr.
Jacque Johnson, Jr.
Lee Johnson, Jr.
William J. Pickens
Harold G. Sellars*

*Alternate

MARKETING & ADVERTISING COMMITTEE
Benjamin S. Ruffin, Chairman
Lucera B. Parker, Secretary
Fohliette W. Becote
W. Donald Harrington
Lee Johnson, Jr.
William J. Pickens
Cedric L. Russell
Isaiah T. Cummings
E. Elaine Small
Aaron L. Spaulding

PERSONNEL COMMITTEE
James A. Stewart, Chairman
Fohliette W. Becote, Secretary
W. Donald Harrington
Lee Johnson, Jr.
J. C. Scarborough III
Isaiah T. Cummings
E. Elaine Small
Aaron L. Spaulding

CITY ADVISORY BOARDS

DURHAM
James A. Stewart, Chairman
Nathan Farrior, Secretary
Isaiah T. Cummings
Ralph M. Bullock
Fredrick A. Davis
Moses L. Best, Jr.
Ostine Swan
H. James Williams
Lee Johnson, Jr., Ex officio

CHARLOTTE
Lem Long, Jr., Chairman
Jacque Johnson, Jr., Secretary
Isaiah T. Cummings
Walter S. Tucker
Jewett L. Walker
Anthony V. Hunt
Edward J. High
Julius C. Cousar
Lee Johnson, Jr., Ex officio

RALEIGH
Joseph M. Sansom, Chairman
Stanley Green, Jr., Secretary
Isaiah T. Cummings
Hortense A. Francis
Dumas A. Harshaw, Jr.
Lorraine G. Stephens
Michelle H. Keaton-Barrows
Ned A. Harris
Lee Johnson, Jr., Ex officio

WINSTON-SALEM
Benjamin S. Ruffin, Chairman
Evelyn Acree, Secretary
Isaiah T. Cummings
Cedric L. Russell
Serenus T. Churn, Sr.
Gwen M. Allen
John M. Berry
Eugenia L. Parent
Michael A. Grace
Lee Johnson, Jr., Ex officio