Form 10KSB, Exhibit 13
period 2003-12-31
M&F BANCORP INC /NC/
filed 2004-03-30
CIK 1094738

Exhibit 13

2003 ANNUAL REPORT

The 2003 Annual Report, excluding pages 2 through 3, is Exhibit 13 to this Form 10-KSB.

39

A LEGACY OF HELPING PEOPLE BUILD LIVES

2003 ANNUAL REPORT

M&F

M&F Bancorp, Inc.

M&F BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED FINANCIAL HIGHLIGHTS

For the Year Ended	December 31, 2003	December 31, 2002	Increase (Decrease)	Percent Change
Income
Net Income	$1,275,447	$1,035,750	$239,697	23.14%
Dividends Declared	$303,416	$272,673	$30,743	11.27%
Payout Ratio (Dividends/Net Income)	23.79%	26.21%	(2.42)%	(9.23)%
Return on Average Assets	0.63%	0.58%	.05%	8.62%
Return on Average Equity	7.16%	5.75%	1.41%	24.52%
Per Share
Net Income	$1.51	$1.22	$.29	23.77%
Cash Dividends Declared	.36	.32	.04	12.50%
Book Value	$23.04	$21.58	$1.46	6.77%
Average Common Share Outstanding	842,823	846,676	(3,853)	(.46)%
Balance Sheet Data At Year End (Thousands)
Assets	$220,210	$187,431	$32,779	17.49%
Deposits	185,898	149,818	36,080	24.08%
Loans (Net)	147,969	138,134	9,835	7.12%
Investment Securities (1)	32,092	30,469	1,623	5.33%
Shareholders’ Equity	19,417	18,187	1,230	6.76%

(1)	– Includes Federal Home Loan Bank Stock.

Annual Meeting: The Annual Meeting of Shareholders of M&F Bancorp, Inc., a North Carolina Corporation, will be held in the auditorium of the M&F Bank Corporate Center, 2634 Chapel Hill Blvd., Durham, N.C. on Tuesday, May 11, 2004 at 10:00 a.m. All shareholders are cordially invited to attend.

Transfer Agent: American Stock Transfer & Trust Company, 59 Maiden Lane, New York, N. Y. 10007, Telephone 1-800-937-5449.

Form 10-KSB: On the written request of any shareholder of record as of March 15, 2004, the Company will provide to said shareholder, without charge, a copy of the Company’s Annual Report on Form 10-KSB, including the financial statements and all schedules as required to be filed with the Securities Exchange Commission under the Securities Exchange Act of 1934.

All requests should be sent to: Lee Johnson, Jr., President/CEO, M&F Bancorp, Inc., Post Office Box 1932, Durham, North Carolina 27702-1932.

For additional information about M&F Bancorp, Inc., please contact Lee Johnson, Jr., President/CEO, Elaine Small, Vice President, or Fohliette W. Becote, Secretary/Treasurer, at 919-683-1521.

TOTAL ASSETS (Millions)	TOTAL SHAREHOLDERS’ EQUITY (Millions)	NET INCOME (Millions)

TABLE OF CONTENTS

A Message To Our Shareholders	2

Management’s Discussion and Analysis	10

Report of Deloitte & Touche LLP	27

Financial Statements	28

Board of Directors and Management	48

A Message from the President

Lee Johnson, Jr.

President and CEO

“OUR CONTINUING TRADITION OF SUCCESS IS AMONG OUR PROUDEST ACHIEVEMENTS...WE EMPHASIZE THE VALUE OF RELATIONSHIPS IN MAINTAINING OUR SUCCESS: PAST, PRESENT AND FUTURE.”

Dear Shareholders:

Against a challenging economic backdrop, M&F Bancorp achieved a record performance in 2003, with earnings and key balance sheet areas reaching all-time highs. At the same time, your Company made heavy investments in personnel and systems to enhance our ability to sustain this growth. The stock market has generously rewarded our efforts. The closing price paid for M&F Bancorp stock increased 61% from the fourth quarter of 2002 to the fourth quarter of 2003, bringing the total return to shareholders during the year, including dividends, to nearly 65% over this one-year period.

Our continuing tradition of success is among our proudest achievements. The core of the Company’s success is an unflagging commitment to our communities, customers, employees, and to you, our shareholders. Further, I am pleased to have this opportunity to acknowledge that your Company is comprised of dedicated employees whose yeoman-like efforts in 2003 contributed so greatly to the achievements reported here.

In this Annual Report to Shareholders, we will highlight a few examples of how our success stems from a tradition of helping people enhance their lives. Again, we emphasize the value of relationships in maintaining our success: past, present and future.

FINANCIAL ACHIEVEMENTS

Net income reflected excellent growth in 2003, increasing more than 23% to approximately $1,275,000, or $1.51 per share, from $1,036,000 or $1.22 per share, in 2002. The strength in earnings was partly attributable to a solid increase in net interest income, which grew to $8,644,000 in 2003 from $8,210,000 in 2002. This increase was particularly gratifying given the ongoing pressure on net interest margins in 2003. The persistent margin pressure, in fact, is one of the many reasons that we are committed to maintaining the strong momentum in balance sheet growth. Indeed, it was largely the growth in earning assets that accounted for 2003’s higher net interest income, which has traditionally been the Company’s primary driver of earnings.

Earnings also benefited from growth in other income and a lower provision for loan losses. Other income increased 11% to $2,408,000 in 2003 from $2,168,000 in 2002, while the provision for loan losses declined to approximately $500,000 from $738,000 over the same respective period.

As was stated in my opening comments, balance sheet growth likewise remained strong in 2003. Total assets grew more than 17% to $220 million at December 31, 2003, up from $187 million at December 31, 2002. Despite a loan sale of approximately $8.3 million, gross loans grew 7% to $151 million at year-end 2003 from $141 million at the end of 2002, while deposits increased approximately 24% to nearly $186 million from $150 million over the same respective period.

M&F BANCORP, INC. 2003 ANNUAL REPORT	2

COMMITMENT TO FUTURE SUCCESS

While we are certainly proud of our financial achievements in 2003, some of our greatest achievements were non-financial in nature, with many of those being ongoing initiatives that began in 2002 and prior years.

For example, the Company continued to invest in product and customer service enhancements at M&F Bank, our wholly owned subsidiary. These investments included broadening the product portfolio and conducting the initial stages of a planned branch expansion in a crucial market. We implemented upgrades to several operational systems to improve customer service delivery. We also augmented the expertise of management through key staff additions, and improved operating efficiency through reorganizations.

Your Company continued to explore and consider opportunities for expansion in other markets, and devoted even more attention and manpower to minimizing the impact of identity theft on both commercial and individual customers of M&F Bank. Finally, we launched a comprehensive, multi-year project to research and catalogue the history of M&F Bank, an undertaking that, in many ways, will be a celebration of the successful partnerships we have enjoyed with our customers, employees, communities and shareholders for nearly a century.

CORPORATE RESPONSIBILITY AND PUBLIC TRUST

As managers, we are charged with the responsibility of building long-term shareholder value - an area in which we made great strides in 2003. While we cannot promise the kind of returns we achieved in 2003 every year, we pledge to continue to be responsible stewards of your investment. In fact, one of the areas of greatest investment in 2003 was in meeting the demanding requirements of the Sarbanes-Oxley Act of 2002, which was passed by the U.S. Congress to protect investors from the possibility of fraudulent accounting activities by corporations. Complying with this Act resulted not only in significant increases in the cost of internal controls and fees for additional external audit support, but also heavy investments of time and effort by staff and directors. While the impact of Sarbanes-Oxley compliance costs on your Company’s profitability will continue to be felt through 2004 and beyond, we realize that maintaining the trust and confidence of shareholders, and the public in general, is essential to our success.

All of the investments discussed above, whether voluntary or mandated, exemplify your Company’s commitment to all who have a stake in our successful future. It is our hope and expectation that the return on these investments will be far-reaching and will accrue not only to individuals, but to the entire community.

While we have no control over many factors in our economic environment, rest assured that our commitment to shareholders and our other constituents is foremost in everything we do. We appreciate the confidence expressed by your steadfast support and, as always, we welcome your thoughts and suggestions.

Sincerely,

/s/ Lee Johnson, Jr.

Lee Johnson, Jr.
President and CEO

3	M&F BANCORP, INC. 2003 ANNUAL REPORT

HELPING PEOPLE TO BUILD LIVES

– A LEGACY CONTINUED –

Throughout the history of M&F Bank, its leadership has guided the institution to adapt to competitive challenges without sacrificing core values. These competitive challenges have included:

•	Planning and managing strategic growth

•	Expanding product lines

•	Staying abreast of technological changes

•	Retaining existing customer relationships while expanding the Bank’s appeal.

CORE VALUES INCLUDE THE FOLLOWING, AMONG OTHERS:

•	Being a bank big enough to meet customers’ needs, yet personal enough to know who they are

•	Creating innovative ways to meet customers’ needs while building multi-faceted relationships

•	Retaining key staff members by creating opportunities for professional and personal growth.

Two pillars of corporate philosophy-adapting to change, while retaining core values-permeate the Bank’s operations, and are key factors in the Bank’s corporate and operational culture.

Here’s how Lee Johnson, Jr., president and CEO, summarizes this corporate culture:

“M&F Bank focuses on helping customers to build lives, businesses and community institutions.”

This has been true since the Bank opened its doors in 1908, and as M&F Bank counts down to its Centennial Year, the legacy continues.

M&F BANK TIMELINE

	1907	1908
COUNTDOWN TO THE CENTENNIAL TIMELINE OF ACCOMPLISHMENTS FOR THE LAST 95 YEARS	M&F Bank organized at a time when financial services were not readily available to African-Americans	Opened for business in Durham at 112. W. Parrish St. in the center of the business district later known as “the Black Wall Street”

M&F BANCORP, INC. 2003 ANNUAL REPORT	4

“This bank impresses me greatly with its ability to imbue this philosophy throughout its staff, its willingness to understand a customer’s vision, and to develop creative ways to help a customer progress along the line to that vision,” explained Dorothy Leonard, business manager for The Rocky Mount Preparatory School, one of state’s first and now its largest charter school. “I became aware of the bank through a casual conversation with the bank’s Human Resources Manager who attended a benefits meeting that I also attended. I just happened to mention that we were looking for a bank to help us with permanent financing. She promised to have someone contact us.”

According to Leonard, within a few weeks, an M&F Bank management team visited the school.

“They didn’t just come with canned answers. They toured our plant. They asked questions about our vision, our mission and our overall educational philosophy. Then they went back and put together the exact package that we needed. This bank excels in customer service beyond any bank we’ve done business with. I wish they would open a branch in Rocky Mount. They could really do a lot of good in this community.”

In Charlotte, Denise Abram, who owns and operates New Horizon Realty, as well as a real estate school, concurs with that assessment.

“I’ve been in business 18 years, and since beginning to work with this bank, they’ve helped my business to grow and expand,” she said. “They go beyond the call of duty. All I’ve had to do is ask them about what I need, and they always find a way to provide it.”

According to another Charlotte-based customer, M&F Bank has the three key ingredients critical to breaching a traditionally perceived barrier to diversifying the company’s customer base.

“In Charlotte we have a very ethnically diverse population and that diversity is represented in the 82 units of patio homes on our complex,” explained Dr. David Miller, who directs pensions, risk management and publishing worldwide for the AME Zion Church. “M&F Bank is in the right market, is the right kind of excellent financial services institution and has the right local leader in place to move beyond a perceived barrier of doing business in a widely diverse market.”

The AME Zion Charlotte headquarters operates from an 86-acre complex that includes, in addition to the patio homes, a 26,000 square feet retreat

This Page:

(Top photo)

The administration building of The Rocky Mount Preparatory School, the state’s largest charter school. Business manager Dorothy Leonard says that M&F Bank’s customer service “excels beyond any bank” they had dealt with previously.

(Bottom photo)

In 2003, M&F Bank obtained approval from the Office of the Commissioner of Banks to open its third Charlotte branch located in the AME Zion Corporate Headquarters. When the Renaissance Branch opens in 2004, it will be the Bank’s first new branch in more than 20 years.

Page 3:

Lee Johnson, Jr. (right) and Benjamin S. Ruffin (chairman, Board of Directors), greet guests and the media during an October 2003 press conference.

M&F BANK TIMELINE

1921	1923	1935	1935
Merged with Fraternal Bank and Trust Co.	Opened 1st Raleigh location at 13 E. Hargett St.	Became the 1st lending institution in NC to be certified by the Federal Housing Administration	Assets exceed $1 million

5	M&F BANCORP, INC. 2003 ANNUAL REPORT

Officers of Access Medical Development, LLC, and M&F Bank discuss the Rexview Medical Center. M&F Bank is “responsive to customers’ needs,” according to Bill Smith (3rd from left).

and meeting facility, and a 34,000 square feet office complex.

“M&F Bank has been instrumental in helping us to develop this project,” Miller said. “Jacque Johnson, the City Executive for Charlotte, led this initiative and under his leadership this bank does the best job of effectively blending interpersonal relationships and business procurement of any bank I know of here or elsewhere. Jacque sits with you and works to understand what you want to accomplish, and then they figure out how to help you get it done.”

This “we-can-get-it-done” institutional culture serves M&F Bank well, not only with its traditional customer base that includes individuals, small businesses and churches, but also when the Bank seeks to expand its reach, such as in financing the construction of healthcare facilities.

“I can sum up what I enjoy about working with M&F Bank in just a few words,” explained Bill Smith, managing member of Access Medical Development, LLC, a firm that builds office facilities for doctors. “They are responsive to customers’ needs. I have access to the bank’s top leadership when I need that, and no matter what challenges we confront together, they find a way to make it work.”

M&F Bank provided financing for Access Medical’s newest project, the 44,000 square foot Rexview Medical Center on Blue Ridge Road in Raleigh.

“In our first meetings, we told them what we needed and how we wanted to do it,” Smith said, “and they came back and said they couldn’t do it exactly that way, but they showed us how it could be done, and actually their way has worked best for everyone-us, the Bank and the physicians we serve.”

M&F’s “helping to build lives” philosophy operates internally as well as externally. Executive Vice President, Elaine Small, a 32-year veteran with the Bank, and Pat Lester, a 33-year veteran, provide excellent examples of how the philosophy applies internally.

“My experience throughout my years with the Bank has been excellent,” Lester explained, “because we emphasize high touch with our customers as well as high tech with our services, and I enjoy that.

Since Lester started with the Bank in 1970, she has progressed through several positions in the operations area. “I have also had excellent opportunities for personal and professional growth,” Lester added.

“One of the things I’ve most enjoyed during my time here has been being able to help our people learn and share together,” added Small, who also serves as the Operations Group Executive.

M&F BANK TIMELINE

1954	1962	1965	1970
Opened 2nd Durham location at Fayetteville St. (relocated to Chapel Hill Blvd. in 1998)	Opened 1st Charlotte location at 101 Beatties Ford Rd.	Purchased 116. W. Parrish St. bldg from NC Mutual Life Insurance Co. (closed 1996)	Opened 2nd Charlotte location at 2101 Beatties Ford Rd.

M&F BANCORP, INC. 2003 ANNUAL REPORT	6

“The time we take helping our employees to grow personally and professionally always equates to a higher quality of customer service.”

Customer service is the basis of helping people to build their lives, and it isn’t a new focus for M&F Bank. Three longtime customers – Margaret K. Goodwin in Durham, Lem Long in Charlotte and Virginia K. Newell in Winston-Salem – comment on the longevity of this element of the corporate culture.

“This bank has been a lifesaver for this community,” explained Ms. Goodwin, who has been a shareholder for more than 75 years and who has never missed a shareholders’ annual meeting. “In addition to all the other wonderful things done by this bank, it has taught a lot of people like myself about business who originally had no interest in business. One of the most important lessons I learned as a child was the importance of saving money so we can take care of ourselves.”

Lem Long is a Director Emeritus of the Bank, and currently chairs the Charlotte City Advisory Board. Long, who has operated a mortuary business in Charlotte for more than 50 years, says about his banking relationship, “Simply stated, this bank has helped me to purchase my first building, grow my business, and stay in business.” Long has repaid the Bank by acting as one of its most passionate ambassadors for more than 41 years.

Dr. Newell in Winston-Salem also lauds her

Lem Long (left), and Aaron L. Spaulding (member, Board of Directors), express approval at a press conference announcing M&F Bank’s multi-year history project.

Enhanced Technology the Key to Product Focus for 2003

Having a commitment to “relationship banking” means always looking for more ways to provide even better service. Business customers told M&F Bank that they wanted a real-time online cash management service that: provides secure access to financial information; offers the ability to do such things as view detailed reports, verify transactions, and transfer funds between accounts; includes options for wire transfers and direct deposit of payroll; makes reconciling accounts easier; and saves them valuable time. In 2003, M&F Bank introduced its Online Cash Management service for commercial customers that includes all those features and more.

The increased use of technology to access financial data in the “information age” has also coincided with the unfortunate increase in the incidence of identity-theft across the country. Throughout 2003, M&F Bank devoted significant manpower and resources to minimizing the impact of identity theft on both commercial and individual customers.

In the case of commercial customers, the Bank increased the emphasis on Positive Pay, an electronic service that minimizes exposure to fraudulent transactions. Given the need for stepped-up vigilance in protecting customers’ assets M&F Bank sees helping commercial customers to recognize and take advantage of the benefits of Positive Pay as an essential part of providing excellent customer service.

M&F BANK TIMELINE

1974	1977	1981	1987	1988
Opened 3rd Charlotte location at Independence Plaza (branch closed 1996)	Opened 2nd Raleigh location at 1824 Rock Quarry Rd.	Opened Winston-Salem location at 770 MLK Jr. Blvd.	Recognized as “Bank of the Year” by Black Enterprise magazine	Rated as one of top 100 safest banks in the nation by Veribanc, Inc. and recognized by Money magazine

7	M&F BANCORP, INC. 2003 ANNUAL REPORT

Dr. Eugene Flood says of M&F Bank “...I really appreciate the fact that they are relationship bankers.”

relationships with M&F Bank that began in Raleigh in 1947.

“When my husband and I came to Winston-Salem to work, we wanted to have a bank here that was owned and operated by black people,” explained Dr. Newell, professor emeritus of math and science at Winston-Salem State University. “Mr. Sansom (J. J. Sansom, former president of M&F Bank) told me that if a group in Winston made the request, the Bank would investigate the possibility. We put the group together and made the request. The Bank followed through, and the rest, as they say, is history. I tell you unequivocally that this bank has been a big help to the community, and I believe we need another branch.”

When their banker really listens to what customers say, one service frequently leads to another. Dr. Eugene Flood and Smith Breeden Associates, are excellent examples of how this kind of relationship banking works at M&F:

“We began working with this bank about a year ago and I really appreciate the fact that they are relationship bankers,” explained Dr. Eugene Flood, CEO of Smith Breeden Associates, an institutional investment management firm. The Bank originally spoke to Dr. Flood and the other principals of the firm about their commercial banking needs, and the discussion touched on other needs. “And when I mentioned the needs of my church in our efforts to finance a new sanctuary, they helped us there too. Now, my family and I have our personal accounts with this bank.”

Left to right: Vivian Irvin, Charles Irvin, Virginia K. Newell, long-time customers and supporters of M&F Bank. Dr. Newell stated that “unequivocally...this bank has been a big help to the community.”

Another Durham customer, Jesse Callis, president and CEO of CCS Construction, describes his one-year-old relationship with the bank this way: “This bank is very user-friendly. They are working to help me expand my business.” According to Callis, his eight-year-old firm focuses on commercial building.

Helping individuals, businesses, churches and other institutions grow highlights the M&F Bank mission throughout its 95-year history. There are dozens of such institutions that literally would not have survived had it not been for the role played by M&F Bank. The Bank’s mission statement clearly states the commitment to promote personal and community development. Staying true to the values that have stood the test of time is one key to the Bank’s longevity.

The relationships mentioned in these pages merely scratch at the surface of the M&F Bank story - the story about people who have supported the Bank’s

M&F BANK TIMELINE

1991	1998	1999	1999
Assets exceed $100 million	Opened 2705 Chapel Hill Blvd. location	M&F Bancorp, Inc. is formed as parent company of M&F Bank	Corporate headquarters relocated to 2634 Chapel Hill Blvd., Durham

M&F BANCORP, INC. 2003 ANNUAL REPORT	8

success, and without whom M&F Bank would not be looking toward reaching the 100-year mark.

That’s one of the reasons that in 2003 the Bank launched a comprehensive, multi-year project to research the history of the Bank. Lee Johnson described it this way: “It’s important that we develop a complete and objective history of this institution so that people will recognize the difference we’ve made, and the influence M&F Bank has had throughout this state, and even across the country. Our history is a story about people, and about lives that have been touched.”

HELPING PEOPLE BUILD LIVES PERSONALLY AND PROFESSIONALLY, HELPING BUSINESSES AND COMMUNITY INSTITUTIONS GROW AND DEVELOP, SERVES AS A PHILOSOPHICAL CULTURE THAT PERMEATES ALL ACTIVITIES. AS M&F BANK COUNTS DOWN TO ITS CENTENNIAL YEAR, THAT LEGACY CONTINUES.

Some of the founders of Mechanics and Farmers Bank, 1900.

Photo courtesy of Durham Public Library Historic Photographic Archives.

For M&F Bank’s Employees, Helping People Build Lives Is a Personal Commitment

The employees of M&F Bank epitomize the Bank’s philosophy of helping to build lives. In 2003, employees volunteered more than 6500* hours helping out at churches, public schools and numerous local and national nonprofit organizations. Every year, these dedicated individuals care enough about the communities where they live and work that they gather and distribute food and clothes for the needy, assist with counseling and enrichment programs for children, visit senior citizen centers, volunteer at hospitals and long-term care facilities, and support dozens of events that fund disease treatment and research. They lend their time and talents to numerous community organizations that require but generally cannot pay for professional consultative or technical services. To begin to assess the value of their contribution, one has only to multiply 6500 hours by the average hourly wage in one’s local market. In a time when many traditional funding sources are drying up, imagine the impact on the organizations that benefited from the time and effort contributed by M&F Bank employees if they had to pay for those services. More importantly, think what it says about a community bank that is staffed by such compassionate, service-minded individuals.

*	Based on approximately 69% employee response to inquiry.

M&F BANK TIMELINE

2003	2003	1990 - 2003	1908 - 2003
Assets exceed $200 million	Office of the Commissioner of Banks grants M&F Bank approval to open a new branch in Charlotte, the first new branch in more than 20 years	M&F Bank achieved 56 consecutive quarters of 5-Star rating from BauerFinancial, Inc. for safety and soundness	Since 1908, M&F Bank has made a profit every year of its operation

9	M&F BANCORP, INC. 2003 ANNUAL REPORT

MANAGEMENT’S DISCUSSION AND ANALYSIS

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

Market	Number of Branches
Durham	3
Raleigh	2
Charlotte	2
Winston-Salem	1

SUMMARY

The following discussion, analysis of earnings and related financial data should be read in conjunction with the audited financial statements and related notes to the consolidated financial statements. It is intended to assist you in understanding the financial condition as of December 31, 2003 and 2002 and the results of operations for the years ended 2003, 2002 and 2001 for the Company and its subsidiary.

FORWARD-LOOKING STATEMENTS

When used in the Annual Report, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or other similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Bank’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Bank’s market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or occurrences after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

ASSET LIABILITY MANAGEMENT

Asset liability management activities are designed to ensure long-term profitability, minimize risk, and maintain adequate liquidity and capital levels. It is the responsibility of the Bank’s Asset Liability Committee to set policy guidelines and to establish long-term strategies with respect to interest rate exposure and liquidity. That committee, which is comprised of the Bank’s executive management and two outside directors, meets regularly to review the Bank’s interest rate and liquidity risk exposures in relation to present and anticipated market and business conditions. The committee also establishes funding and balance sheet management strategies that are intended to ensure that the potential impact on earnings and liquidity are within acceptable levels.

Asset liability management is achieved through comprehensive planning processes, month-to-month analysis, yearly budgeting and long-range planning. Specific consideration is given to many variables, including but not limited to, interest rates, balance sheet volumes and maturities of both the earning assets and all deposit categories and borrowings.

The interest rate sensitivity schedule is reflected in Table 1. Rate Sensitivity Analysis. This table reflects the Bank’s interest sensitivity analysis as of December 31, 2003 and describes, at various cumulative intervals, the gap ratios (ratios of rate-sensitive assets to rate-sensitive liabilities) for assets and liabilities that management considers rate sensitive. When interest sensitive liabilities exceed interest sensitive assets, a negative interest sensitive gap results. This gap shows the additional amount of liabilities being repriced during a period over interest sensitive assets during the period. The gap is positive when the reverse situation occurs. As of

December 31, 2003, the one-year cumulative interest sensitivity gap was negative $69,648 versus negative $84,992 at December 31, 2002; the ratio of the cumulative interest sensitivity gap as a percent of total earning assets was a negative 35.57 percent as of December 31, 2003, compared with a negative 49.32 percent as of December 31, 2002. The change was due to an increase in interest sensitive liabilities which exceeded the growth in interest sensitive assets with maturities within the twelve month period. This incremental change was also reflective of the effects of the general decline in interest rates that began in 2001 and continued more moderately in 2002 and 2003.

LIQUIDITY

Liquidity reflects the Bank’s ability to meet its funding needs, which includes the extension of credit, meeting deposit withdrawals, and generally to sustain operations. In addition to its level of liquid assets, many other factors affect a bank’s ability to meet liquidity needs, including access to additional funding sources, total capital position and general market conditions.

Because a large portion of bank deposits are payable upon demand, banks must protect themselves against liquidity risk through the maintenance of adequate funds which are liquid, or can readily be converted into liquid assets. The Bank provides for liquidity by three methods: core deposits, borrowings from the Federal Home Loan Bank, and borrowings from the Federal Reserve Bank. Total deposits and core deposits were approximately $185,898,000 at December 31, 2003. These figures compare with $149,818,000 as of December 31, 2002. The Bank had advances outstanding of $11,829,000 at the Federal Home Loan Bank as of December 31, 2003. The Bank has the availability of an additional $8.0 million from the Federal Home Loan Bank. The Bank also has a line of credit of $3,651,122 established at the Federal Reserve Bank available to meet liquidity needs.

On December 31, 2003, the Bank’s liquidity ratio was 27.41 percent, which was above state regulatory requirements. Management believes the core deposits, borrowings from the Federal Home Loan Bank and the Federal Reserve, are adequate to meet the short-term and long-term liquidity needs of the Bank.

CRITICAL ACCOUNTING POLICIES

We have established various accounting policies which govern the application of accounting principles generally accepted in the United States of America in the preparation of our financial statements. Our significant accounting policies are described in the Notes to the Consolidated Financial Statements beginning on page 32. Certain accounting policies require us to make significant estimates and assumptions which have a material impact on the carrying value of certain assets and liabilities, and we consider these to be critical accounting policies. The estimates and assumptions we use are based on historical experience and other factors, which we believe to be reasonable under the circumstances. Actual results could differ significantly from these estimates and assumptions which could have a material impact on the carrying value of assets and liabilities at the balance sheet dates and our results of operations for the reporting periods.

We believe the following are critical accounting policies that require management’s judgment in making significant estimates and assumptions that are particularly susceptible to significant change.

Allowance for Possible Loan Losses

The allowance for possible loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment.

For a more detailed discussion on the allowance for possible loan losses, see “Table 7. Non-accrual, Past Due,” “Table 8. Loan Loss and Recovery Experience,” “Table 9. Allocation of the Allowance for Loan Losses” on pages 21-23 and “Allowance for Possible Loan Losses” in Note 1 to the Consolidated Financial Statements for the year ended December 31, 2003 (“Significant Accounting Policies”) on page 32.

Pension Plans

The Company maintains a qualified defined benefit cash balance pension plan (the “Qualified Plan”), which covers substantially all full time employees and an unfunded excess plan to provide benefits to a select group of highly compensated employees that would otherwise be provided under the Qualified Plan but for maximum benefit and compensation limits applicable under the tax law.

Our pension costs for both plans approximated $188,000 and $373,000 for the fiscal years ended December 31, 2002 and 2003, respectively. The pension cost is calculated based on a number of actuarial assumptions, including an expected long-term rate of return on Qualified Plan assets of 8 percent.The excess plan is unfunded so no rate of return assumption is used. In developing our expected long-term rate of return assumption, we evaluated input from our actuaries and investment advisors, including the expected return of the asset class, in which all assets are invested, a Balanced mutual fund. The 10-year compounded annual net rates of return for this fund is 11.5%.

We base our determination of pension expense (or income) on the fair market value of assets at each measurement date. Gains or losses resulting from investment performance that deviate from the expected return are included in the total amount of accumulated experience gains or losses. Under the method prescribed by generally accepted accounting principles, the pension cost for any year includes the amortization of the excess of any previously unrecognized over 10% of the fair value of plan assets, or 10% of the plan’s projected benefit obligation, if greater, over the average expected future working lifetime of the covered employees.

The discount rate for both plans that we utilize for determining the value of future obligations is based on a review of the yields of high quality fixed income securities, as measured by the yield on highest rated long-term bonds given by a recognized rating agency. The discount rate determined on this basis has decreased from 6.5 percent at December 31, 2002 to 6.00 percent as of December 31, 2003. Due to the effect of 2003 investment performance of plan assets and the reduction in the discount rate, we estimate that total pension costs for all plans will be approximately $287,000 in fiscal 2004. Actual pension cost for subsequent fiscal periods will depend on future investment performance of plan assets, changes in the future discount rates and various other factors related to the characteristics of current and former employees participating in our pension plans.

A 50 basis point reduction in our expected long-term rate of return would have increased our total 2003 pension cost by approximately $12,000 (3.2 percent). A 50 basis point reduction in the assumed discount rate at December 31, 2002 would have increased our total 2003 pension cost by approximately $18,000 (4.8 percent).

During 2003 we contributed $255,000 to the Qualified Plan trust and the value of the Qualified Plan trust assets increased from $2.462 million as of December 31, 2002 to $3.372 million as of December 31, 2003. Contributions of $31,000 were made to the excess plan in 2003. The effect of this investment performance, offset somewhat by the reduction in the interest discount rate, decreased the value of unfunded Qualified Plan projected benefit obligations from $1.013 million at December 31, 2002 to $411,000 at December 31, 2003; similarly the Qualified Plans unfunded accumulated benefit obligation decreased from $945,000 as of December 31, 2002 to $352,000 as of December 31, 2003. Because of the decrease in the unfunded accumulated benefit obligation we were required under the applicable accounting standards to make a balance sheet adjustment of a $464,000 reduction to Other Comprehensive Income at December 31, 2003. The excess plan’s projected unfunded benefit obligation increased from $915,000 at December 31, 2002 to $1.798 million at December 31, 2003.

EXECUTIVE OVERVIEW

In the opinion of management, the Company achieved some significant financial goals during 2003, most notably:

•	Net income growth in excess of 23%

•	Total assets growth in excess of 17%

•	Gross loan growth of 7% despite a loan sale of approximately $8.3 million

•	Deposit growth in excess of 24%

•	Increase in market value of shares in excess of 61%

The Company generated the majority of its earnings from traditional banking services-lending and deposit services. During 2003 the Company targeted commercial business in an effort to diversity the customer base. The Company was able to achieve a greater than 26 percent increase in commercial loans in part due to its competitive products as well as electronic banking services. The Company also made operational changes and technology enhancements to expedite the lending decisions.

As management looks forward there are several key challenges that the Company will face, namely:

•	Improving operating efficiency

•	Intense competition

•	Increased costs to comply with the requirements of Sarbanes-Oxley

•	Economic environment of local markets

The Company will continue to rely on its emphasis on quality personal services and enhanced technology to meet these challenges. The Company has developed both long-term and short-term strategic objectives to obtain profitable growth. Management will continually monitor and modify these objectives as the industry changes. The Company will also explore expansions of services as it seeks to increase fee revenue.

2003 COMPARED WITH 2002

Interest and fees on loans increased $565,133 or 5.44 percent during 2003 which was the result of a 7.19 percent increase in loans outstanding offset by a reduction in the interest rates. The yield on the loan portfolio was 7.26 percent for 2003 compared to 7.38 percent for 2002. Interest and dividends on investments were $913,460, a 27.48 percent decrease from the $1,259,661 earned in 2002. The decrease was primarily the result of lower interest rates, a yield of 3.46 percent compared to 4.13 percent for the prior year. Interest on interest-bearing accounts increased to $146,742 in 2003 from $116,293 which represents a 26.18 percent increase from 2002. The increase was the result of increased balances offset by lower interest rates. Interest expense on deposits decreased $178,948 to $2,750,589 in 2003, or 6.11 percent from $2,929,537 in 2002 due to the lower interest rates. The cost of funds for 2003 was 1.48 percent compared to 1.96 percent for 2002. Interest on borrowed funds decreased to $611,782 from $617,648, a .95 percent decrease. The modest decrease was the result of lower outstanding balances. During periods of rising interest rates, the Bank’s rate sensitive assets cannot be repriced as quickly as its rate sensitive liabilities. Thus, the Bank’s net interest income will generally decrease. In periods of declining interest rates the opposite effect occurs.

Provisions for possible loan losses decreased $238,248 from the prior year’s amount of $737,856 to $499,608, a decrease of 32.29 percent. The decrease is the result of management’s evaluation of the classified loans. In addition to evaluating the status of specific loans management considered others factors such as the national and local economy.

Service charges on deposit accounts remained relatively flat over 2002 decreasing only .55 percent. Other noninterest income increased $247,324 or 33.60 percent to $983,371 from $736,047 for the prior year. The significant increase resulted from an increased cash value of bank owned life insurance policies offset by small changes in other miscellaneous income accounts.

Salary and employee benefits increased 9.94 percent to $5,324,930 from $4,843,331 for the prior year. The increase was the result of merit increases, the increased cost of insurance products, and the increase in the number of employees. The Company had 97 employees at December 31, 2003 compared to 93 employees at December 31, 2002. The increased number of employees was primarily the result of filling vacancies in 2003 which remained open for the majority of 2002. Occupancy expense increased $53,271 or 7.18 percent from the level in 2002. Equipment expenses decreased $74,409 or 13.90 percent from the prior year largely due to a lower depreciation partially offset by increased repair costs. Data processing decreased by $6,703 or 1.71 percent from the prior year. Miscellaneous other expenses increased $214,193 from $1,278,461 in 2002 to $1,492,654 in 2003. This category is comprised of many other operating expense accounts that had minor increases/decreases, the net of which represents a net increase in the other expense category.

2002 COMPARED WITH 2001

Interest and fees on loans increased $584,064 or 5.96 percent during 2002 which was the result of a 15.07 percent increase in loans outstanding offset by a reduction in interest rates. The yield on the loan portfolio was 7.38 percent for 2002 compared to 8.01 percent for 2001. Interest and dividends on investments were $1,259,661, and 18.64 percent decrease from the $1,548,333 earned in 2001. The decrease on interest and dividends on investments was primarily the result of lower interest rates, a yield of 4.23 percent compared to 5.09 percent for the prior year. Interest on interest-bearing accounts decreased to $116,293 in 2002 from $353,931 which represents a 67.14 percent decrease from 2001. The decrease was the result of decreased balances and lower interest rates. Interest expense on deposits decreased $788,037 to $2,929,537 in 2002, or 21.20 percent from $3,717,574 in 2001 due to the lower interest rates. The cost of funds for 2002 was 2.49 percent compared to 3.49 percent for 2001. Interest on borrowed funds decreased to $617,648 from $629,245, a 1.84 percent decrease. The modest decrease was the result of lower interest rates. During periods of rising interest rates, the Bank’s rate sensitive assets cannot be repriced as quickly as its rate sensitive liabilities. Thus, the Bank’s net interest income will generally decrease. In periods of declining interest rates the opposite effect will occur.

Provisions for possible loan losses increased $126,804 from the prior year’s amount of $611,052 to $737,856, an increase of 20.75 percent. The increase is the result of management’s evaluation of the classified loans. In addition to evaluating the status of specific loans as of December 31, 2002, management considered other factors such as declines in the local economy in the markets we serve.

Service charges on deposit accounts remained relatively flat over 2001 increasing only 1.76 percent. Other non-interest income increased $133,825 or 71.10 percent to $322,034 from $188,209 for the prior year. The significant increase resulted from $155,000 in increased cash value of bank owned life insurance policies offset by small changes in other miscellaneous income accounts.

Salary and employee benefits increased 10.95 percent to $4,843,331 from $4,365,391 for the prior year. The increase was the result of merit increases, the increased cost of insurance products, and the increase in the number of employees. The Company had 93 employees at December 31, 2002 compared to 85 employees at December 31, 2001. The increased number of employees was primarily the result of filling vacancies in 2002, which remained open for the majority of 2001. Occupancy expense increased $59,054 or 8.65 percent from the level in 2001. Equipment expenses decreased $17,659 or 3.19 percent from the prior year largely due to a lower depreciation partially offset by increased repair costs. Data processing increased by $89,796 or 29.71 percent from the prior year primarily as a result of higher courier costs associated with more automatic teller machines. Miscellaneous other expenses remained stable $1,631,052 in 2002 compared to $1,631,351 in 2001. This category is comprised of many other operating expense accounts that had minor increases/decreases, the net of which represents a net increase in the other expense category.

FIVE-YEAR SUMMARY

Financial Condition Data at December 31,

	2003	2002	2001	2000	1999
Assets	$220,210,469	$187,430,816	$168,096,297	$166,960,664	$157,744,370
Total Investment Securities	32,091,525	30,468,615	30,325,700	31,044,082	32,477,214
Loans receivable, net	147,968,938	138,133,639	120,380,413	112,804,835	103,559,855
Deposits	185,897,710	149,817,765	135,383,213	135,146,259	129,529,153
Borrowed Funds	11,829,040	16,553,215	12,375,208	11,895,273	10,000,000

Shareholders’ Equity	19,417,052	18,186,528	17,853,344	17,706,249	16,299,350

Operating Data for the Years Ended December 31,

	2003	2002	2001	2000	1999
Operating Income: (000)
Total Interest and Dividend Income	12,006,191	11,756,810	11,669,056	12,011,286	10,858,643
Total Interest Expense	3,362,371	3,547,185	4,346,819	4,117,028	3,585,065
Net Interest Income	8,643,820	8,209,625	7,352,237	7,894,258	7,273,578
Loan Loss Provision	499,608	737,856	611,052	627,552	244,305
Total Other Income	2,407,518	2,168,105	1,818,100	1,599,209	1,625,650
Total Other Expenses	8,803,283	8,143,124	7,369,592	7,649,657	7,231,406
Income Before Income Tax Expense	1,748,447	1,496,750	1,189,693	1,216,258	1,423,517
Income Tax Expense	473,000	461,000	283,000	314,000	353,000
Net Income	1,275,447	$1,035,750	$906,693	$902,258	$1,070,517
Per Share Data: Net Income - Basic and Diluted	$1.51	$1.22	$1.06	$1.06	$1.25
Cash Dividends Declared	$0.36	$0.32	$0.32	$0.32	$0.35
Weighted-Average Common Shares Outstanding	842,823	846,676	853,725	853,731	853,820

TABLE 1. RATE SENSITIVITY ANALYSIS

(Dollars In Thousands)	3 Months or Less	4 to 12 Months	Maturities Total Within 12 Months	Over 12 Months	Total
Interest Earning Assets
Loans	$10,060	$22,241	$32,301	$118,564	$150,865
Investment Securities (1)	4,271	3,332	7,603	24,489	32,092
Interest-Bearing Deposits	14,420	—	14,420	—	14,420

Total Interest-Earning Assets	$28,751	$25,573	$54,324	$141,460	$197,377

Percent of Total Interest-Earning Assets	14.69%	13.06%	27.75%	72.25%	100.00%
Cumulative Percent of Total Interest Earning-Assets	14.69%	27.75%	27.75%	100.00%
Interest-Bearing Liabilities
Time Deposits $100,000 or More	$3,235	$5,591	$8,826	$8,606	$17,432
Savings, Now and Money Market Deposits	94,380	—	94,380	—	94,380
Other Time Deposits	9,369	11,371	20,740	15,552	36,292
Borrowed Funds	6	20	26	11,803	11,829

Total Interest-Bearing Liabilities	$106,990	$16,982	$123,972	$35,961	$159,933

Percent of Total Interest-Bearing Liabilities	66.90%	10.62%	77.51%	22.49%	100.00%
Cumulative Percent of Total Interest-Bearing Liabilities	66.90%	77.51%	77.51%	100.00%
Ratio of Interest-Earning Assets to Interest-Bearing Liabilities (Gap Ratio)	26.87%	150.59%	43.82%	397.80%
Cumulative Ratio of Interest-Earning Assets to Interest-Bearing Liabilities (Cumulative Gap Ratio)	26.87%	43.82%	43.82%	123.41%
Interest Sensitivity Gap	$(78,239)	$8,591	$(69,648)	$107,092	$37,444
Cumulative Interest Sensitivity Gap	(78,239)	(69,648)	(69,648)	37,444
Cumulative Interest Sensitivity Gap as a Percent of Total Interest-Earning Assets		(35.29)%	(35.24)%	(18.97)%

(1)	Includes Federal Home Loan Bank Stock

During periods of rising interest rates, the Bank’s rate sensitive assets cannot be repriced as quickly as its rate sensitive liabilities. Thus, the Bank’s net interest income will generally decrease. In periods of declining interest rates, the opposite effect would be expected to occur.

TOTAL DEPOSITS (Millions)	TOTAL LOANS (Millions)	DIVIDENDS (Millions)

The following table reflects the average yields on assets and average costs of liabilities for the years ended December 31, 2003, 2002 and 2001. The average yields and costs are derived by dividing income or expense by the average balances of interest-earning assets and interest-bearing liabilities, respectively, for the periods presented.

TABLE 2. AVERAGE BALANCES AND NET INTEREST INCOME ANALYSIS

(Dollars In Thousands)	Year Ended December 31
	2003			2002			2001
	Average Balance	Average Rate	Amount Paid Or Earned	Average Balance	Average Rate	Amount Paid Or Earned	Average Balance	Average Rate	Amount Paid Or Earned
ASSETS
LOANS (1)	$143,216	7.64%	$10,946	$127,601	8.14%	$10,381	$115,467	8.48%	$9,797
TAXABLE SECURITIES	17,492	2.92%	510	20,643	4.11%	848	20,926	5.36%	1,121
NON-TAXABLE SECURITIES	8,950	4.51%	404	9,147	4.50%	412	9,488	4.50%	428
FEDERAL FUNDS SOLD	—	0.00%	—	—	0.00%	—	103	1.94%	2
INTEREST-BEARING DEPOSITS	11,640	1.26%	147	6,367	1.82%	116	8,074	4.36%	352
TOTAL INTEREST-EARNING ASSETS	181,298	6.62%	12,007	163,758	7.18%	11,757	154,058	7.59%	11,700
CASH AND DUE FROM BANKS	6,110			5,368			4,994
BANK PREMISES AND EQUIPMENT, NET	6,143			5,202			5,271
OTHER ASSETS	9,436			2,097			569

TOTAL ASSETS	$202,987		$12,007	$176,425		$11,757	$164,892		$11,700

LIABILITIES AND SHAREHOLDERS’ EQUITY
INTEREST-BEARING DEMAND	$19,656	0.62%	$122	$20,989	0.52%	$109	$20,011	0.55%	$110
SAVINGS	65,886	2.06%	1,360	50,800	2.64%	1,343	38,100	3.07%	1,170
TIME DEPOSITS	53,774	2.36%	1,269	45,901	3.22%	1,477	47,472	5.14%	2,438
BORROWED FUNDS	12,434	4.92%	612	11,893	5.20%	618	11,949	5.26%	629
TOTAL INTEREST BEARING LIABILITIES	$151,750	2.22%	$3,363	$129,583	2.74%	$3,547	$117,532	3.70%	$4,347
NON-INTEREST-BEARING DEPOSITS	29,281			26,806			26,911
OTHER LIABILITIES	4,142			2,194			2,482
SHAREHOLDERS’ EQUITY	17,814			17,842			17,697

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$202,987		$3,363	$176,425		$3,547	$164,622		$4,347

YIELD ON INTEREST-EARNING ASSETS
NET YIELD ON INTEREST-EARNING ASSETS AND NET INTEREST INCOME		4.74%	$8,644		5.01%	$8,210		4.77%	$7,353
INTEREST RATE SPREAD (2)		4.37%			4.44%			3.90%

[1]	Average loans, net of the allowance for possible loan losses and unearned income. These figures include non-accrual loans, the effect of which is to lower the average rates.

[2]	The interest rate spread is the interest earning assets rate less interest earning liabilities rate.

The following table analyzes the dollar amount of changes in interest income and interest expense for the major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between variations due to changes in volume and those due to changes in rates.

TABLE 3. VOLUME AND RATE VARIANCE ANALYSIS

(Dollars In Thousands)	2003 COMPARED TO 2002			2002 COMPARED TO 2001
	VOLUME	RATE	TOTAL	VOLUME	RATE	TOTAL
INTEREST INCOME ON INTEREST-BEARING ASSETS
LOANS	$744	$(179)	$565	$1,400	$(816)	$584
TAXABLE SECURITIES	39	(377)	(338)	20	(292)	(272)
NON-TAXABLE SECURITIES	—	(8)	(8)	(11)	(5)	(16)
INTEREST-BEARING DEPOSITS	75	(45)	30	(46)	(193)	(238)

TOTAL INTEREST INCOME	$858	$(609)	$249	$1,364	$(1,306)	$58

INTEREST EXPENSE ON INTEREST-BEARING LIABILITIES
TIME DEPOSITS $100M OR MORE	$14	$(37)	$(23)	$123	$(414)	$(291)
SAVINGS, NOW, AND MONEY MARKET DEPOSIT	261	(232)	29	316	(144)	172
OTHER TIME DEPOSITS	231	(416)	(185)	(217)	(453)	(670)
OTHER BORROWINGS	(205)	199	(6)	206	(217)	(11)

TOTAL INTEREST EXPENSE ON TOTAL INTEREST-BEARING LIABILITIES	$301	$(486)	$(185)	$428	$(1,228)	$(800)

The rate/volume variance for each category has been allocated on a consistent basis between rate and volume variances based on the percentage of the rate or volume variance to the sum of the two absolute variances. Income on non-accrual loans is included in the volume and rate variance analysis table only to the extent that it represents interest payments received.

INVESTMENT SECURITIES

The investment portfolio is managed to provide a balance between liquidity and attractive yields. An increasing amount of emphasis is being placed on managing the interest rate risk of the Bank. Therefore, future investment activity will be influenced by the asset liability mix and maturity requirements of the Bank. The investment portfolio is categorized as “available for sale” and “held to maturity.” The “available for sale” portion of the portfolio can be used to meet the liquidity needs of the Bank, while the “held to maturity” portion is intended primarily for investment purposes. On December 31, 2003, $30,615,303 or 97.20 percent of the Bank’s investment portfolio was classified as available for sale.

Bank policy prohibits trading within the portion of the bond portfolio classified as “securities to be held to maturity.” Additionally, more of the bonds in the “available for sale” portfolio have maturities of five years or greater and, therefore these securities are subject to greater market volatility than similar securities with maturities of two years or less. Tables 4 and 4.1 show maturities of investment securities held by the Bank at December 31, 2003, and 2002, respectively, along with weighted average yields.

TABLE 4. INVESTMENT PORTFOLIO MATURITY SCHEDULE 2003

AMORTIZED COST (Dollars In Thousands)	WITHIN ONE YEAR		AFTER ONE YEAR BUT WITHIN FIVE YEARS		AFTER FIVE YEARS BUT WITHIN TEN YEARS		AFTER TEN YEARS
	AMOUNT	YIELD	AMOUNT	YIELD	AMOUNT	YIELD	AMOUNT	YIELD
US TREASURY	$—		$—		$—	0.00%	$—	0.00%
US GOVERNMENT AGENCIES	1,018	2.14%	8,953	1.78%	0	0.00%	—	0.00%
MORTGAGE-BACKED SECURITIES	—	0.00%	—	0.00%	1954	2.95%	4,067	1.50%
STATE AND POLITICAL SUBDIVISIONS (1)	856	3.44%	1,753	1.15%	696	1.84%	5,988	2.85%
CORPORATE BONDS	—	0.00%	—		—	0.00%	4,021	0.60%
OTHER	—	0.00%	—	0.00%	—	0.00%	1,193	0.00%

TOTAL	$1,874	2.34%	$10,706	1.61%	$2,650	2.50%	$15,269	1.30%

[1]	Yield on tax-exempt investments has been adjusted to a taxable-equivalent basis using prevailing federal and state rates.

[2]	Also includes items with no stated maturity.

TABLE 4.1 INVESTMENT PORTFOLIO MATURITY SCHEDULE 2002

AMORTIZED COST (Dollars In Thousands)	WITHIN ONE YEAR		AFTER ONE YEAR BUT WITHIN FIVE YEARS		AFTER FIVE YEARS BUT WITHIN TEN YEARS		AFTER TEN YEARS
	AMOUNT	YIELD	AMOUNT	YIELD	AMOUNT	YIELD	AMOUNT	YIELD
US GOVERNMENT AGENCIES	$757	5.95%	$10,320	4.48%	$0	0.00%	$0	0.00%
MORTGAGE-BACKED SECURITIES	0	0.00%	0	0.00%	0	0.00%	3,572	5.92%
STATE AND POLITICAL SUBDIVISIONS (1)	0	0.00%	2,394	7.14%	936	7.43%	5,897	7.07%
CORPORATE	0	0.00%	0	0.00%	0	0.00%	3,724	2.49%
OTHER(2)	0	0.00%	0	0.00%	0	0.00%	2,036	0.00%

TOTAL	$757	5.95%	$12,714	4.96%	$936	7.43%	$15,229	4.71%

[1]	Yield on tax-exempt investments has been adjusted to a taxable-equivalent basis using prevailing federal and state rates.

[2]	Also includes items with no stated maturities.

LOAN PORTFOLIO

Total loans outstanding on December 31, 2003 were $150,865,192, an increase of 7.19 percent from the $140,740,338 in loans at December 31, 2002. Competition for loan originations remained intense in our markets in 2003, with many institutions targeting the Bank’s traditional markets because of their need to improve their community reinvestment ratings. The Bank’s increase in total loans outstanding was primarily due to marketing to small businesses, churches and loan participations with other banks.

The Bank maintains a diversified mix of loans, as can be seen in the table below. Commercial loans are spread throughout a variety of industries, with loans to churches accounting for approximately 52.41 percent of the commercial loan portfolio and no other particular industry group or related industries accounting for a significant portion of the commercial loan portfolio. Loans to churches make up 33% of the Bank’s total loans outstanding at December 31, 2003. Real estate loans include mortgages for construction, permanent financing and other purposes and are primarily single family and multi-family residential properties.

As of December 31, 2003, approximately $94,978,000, or 62.96 percent of the loan portfolio, was comprised of commercial, financial and agricultural loans, an increase from 53.45 percent in the same category at the end of 2002. Real estate mortgages decreased to 26.86 percent in 2003 compared to 34.88 percent in 2002. The other categories of loans, real estate construction and installment loans to individuals, represented 4.92 percent and 5.26 percent, respectively, of the loan portfolio as of December 31, 2003, compared to 6.06 percent and 5.60 percent, respectively, as of December 31, 2002. The Bank has no foreign loans. Loans made to directors, officers and other related parties to the Bank totaled $4,345,000 at December 31, 2003. New loans to such parties totaled $1,956,000 while repayments totaled $1,857,000 during 2003.

At December 31, 2003, the Bank had outstanding loan commitments of approximately $29,975,000, compared to $23,997,000 at the end of 2002. Historically, only a small percentage of these lines have been activated. The following Table 5 describes the Bank’s loan portfolio composition. On such date, total fixed rate loans maturing more than one year on December 31, 2003 were $96,905,000 and total floating rate loans were $21,660,000.

TABLE 5. LOAN PORTFOLIO COMPOSITION

(Dollars In Thousands)	DECEMBER 31,
	2003	%	2002	%	2001	%	2000	%	1999	%
COMMERCIAL, FINANCIAL, AND AGRICULTURAL	$94,978	62.96%	$75,229	53.45%	$71,563	58.51%	$64,638	56.24%	$57,654	54.78%
REAL ESTATE- CONSTRUCTION	7,429	4.92%	8,532	6.06%	1,377	1.13%	8,486	7.38%	4,844	4.60%
REAL ESTATE- MORTGAGE	40,526	26.86%	49,098	34.88%	41,926	34.28%	34,112	29.68%	35,087	33.34%
INSTALLMENT LOANS TO INDIVIDUALS	7,932	5.26%	7,884	5.60%	7,443	6.09%	7,690	6.69%	7,658	7.28%

TOTAL	$150,865	100.00%	$140,743	100.00%	$122,309	100.00%	$114,926	100.00%	$105,243	100.00%

Tables 6 and 6.1 describe the maturities of loans with fixed rates and adjustable rates as of December 31, 2003.

TABLE 6. LOAN MATURITIES-FIXED RATES

(Dollars In Thousands)	ONE YEAR OR LESS	AFTER ONE YEAR THROUGH FIVE YEARS	AFTER FIVE YEARS	TOTAL
FIXED RATES
COMMERCIAL, FINANCIAL, AND AGRICULTURAL	$10,610	$53,719	$3,773	$68,102
REAL ESTATE-CONSTRUCTION	215	0	0	215
REAL ESTATE-MORTGAGE	2,754	12,653	24,276	39,683
INSTALLMENT LOANS TO INDIVIDUALS	1,012	2,484	—	3,496

TOTALS	$14,591	$68,856	$28,049	$111,496

TABLE 6.1 LOAN MATURITIES-FLOATING RATES

(Dollars In Thousands)	ONE YEAR OR LESS	AFTER ONE YEAR THROUGH FIVE YEARS	AFTER FIVE YEARS	TOTAL
FLOATING RATES
COMMERCIAL, FINANCIAL, AND AGRICULTURAL	$10,092	$12,087	$4,696	$26,875
REAL ESTATE-CONSTRUCTION	5,769	1,445	0	7,214
REAL ESTATE-MORTGAGE	232	608	4	844
INSTALLMENT LOANS TO INDIVIDUALS	1,616	463	2,357	4,436

TOTALS	$17,709	$14,603	$7,057	$39,369

NON-ACCRUAL, PAST DUE AND RESTRUCTURED LOANS

A loan is placed on non-accrual status when, in management’s judgment, the collection of interest income becomes doubtful. Interest receivable that has been accrued in prior years and is subsequently determined to have doubtful collectibility is charged to the appropriate interest income account. Interest on loans that are classified as non-accrual is recognized when received. Past due loans are loans whose principal or interest is past due 90 days or more. In some cases, where borrowers are experiencing financial difficulties, loans may be restructured to provide terms significantly different from the original terms.

TABLE 7. NON-ACCRUAL, PAST DUE, AND RESTRUCTURED LOANS

	December 31,
(Dollars In Thousands)	2003	2002	2001	2000	1999
NON-ACCRUAL LOANS	$1,009	$386	$434	$2,795	$518
ACCRUING LOANS PAST DUE 90 DAYS OR MORE	725	587	263	475	1,300
RESTRUCTURED LOANS	500	611	914	1,329	725

TOTAL	$2,234	$1,584	$1,611	$4,599	$2,543

At December 31, 2003 and 2002, non-accrual, past due, and restructured loans were approximately 1.48 percent and 1.13 percent, respectively, of the total loans outstanding on such dates. Non-accrual loans increased significantly in 2003 primarily due to repayment uncertainties of several residential mortgages. Management continues to work towards reducing the level of delinquencies through enhanced collection efforts and adherence to sound loan underwriting procedures. However, due to the uncertainties regarding trends in consumer credit and credit worthiness, it is not possible for us to accurately estimate the future impact of charge-offs in any of our loan categories.

Charge-offs totaled $279,000 in 2003, or $246,000 net of recoveries and $283,000 in 2002 or $221,000 net of recoveries. The amount of interest from non-accrual loans that would have been earned for 2003, 2002, and 2001, was $38,000, $40,000, and $54,000, respectively. These amounts are not included in income. Interest received and included in income on non-accrual loans was $42,000, $21,000, and $41,000 for 2003, 2002, and 2001, respectively. Payments received on non-accrual loans are applied first to principal before collecting any interest due.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

Management considers the allowance for probable loan losses adequate to cover loan losses on the loans outstanding as of each reporting period. It must be emphasized, however, that the determination of the allowance using the Bank’s procedures and methods rests upon various assumptions such as delinquency ratios, adversely classified loans, five year average charge-off history, loan growth, the current ratio of outstanding loans to the allowance for loan losses and future factors affecting loans. No assurance can be given that the Bank will not, in any particular period, sustain loan losses that are sizable in relation to the amount reserved or that subsequent evaluations of the loan portfolio, in light of conditions and factors then prevailing, will not require significant changes in the allowance for possible loan losses or future charges to earnings.

The allowance for loan losses is created by direct charges to operations. Losses on loans are charged against the allowance for loan losses in the accounting period in which they are determined by management to be uncollectible. Recoveries during the period are credited to the allowance for loan losses.

Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical matter, at the loan’s observable market value or fair value of the collateral if the loan is collateral dependent. Loans measured by fair value of the underlying collateral are commercial loans, others consist of small balance homogenous loans and are measured collectively. The Bank classifies a loan as impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. At December 31, 2003 and 2002, the recorded investment in loans that are considered to be impaired, totaled approximately $2,234,000 and $1,584,000, respectively. The average recorded balance of impaired loans during 2003 and 2002 was $2,250,000 and $1,363,000 at December 31, 2003 and 2002, respectively. The related allowance for loan losses for these loans was $189,000 and $150,000 at December 31, 2003 and 2002, respectively. For the years ended December 31, 2003, 2002 and 2001, the Bank recognized interest income on those impaired loans of approximately $42,000, $21,000 and $41,000, respectively.

Management realizes that general economic trends greatly affect loan losses, and no assurances can be made that further charges to the loan loss allowance may not be significant in relation to the amount provided during a particular period or that further evaluation of the loan portfolio based on conditions then prevailing may not require sizable additions to the allowance, thus necessitating similarly sizable charges to operations. The allowance for loan losses was 1.51%, 1.44% and 1.23% of net loans outstanding at December 31, 2003, 2002 and 2001, respectively, which was consistent with both management’s desire for strong reserves and the credit quality ratings of the loan portfolio. The allowance for loan losses was much lower at December 31, 2001 due to the Bank incurring significantly higher charge-offs (net of recoveries). The ratio of net charge-offs during the year to average loans outstanding during the period were 0.17%, 0.17% and 0.74% at December 31, 2003, 2002 and 2001, respectively. These ratios reflect management’s conservative lending, and effective efforts to recover credit losses.

The following table summarizes the Bank’s balances of loans outstanding, average loans outstanding, changes in the allowance arising from charge-offs and recoveries by category, and additions to the allowance that have been charged to expenses for years 1999 through 2003.

TABLE 8. LOAN LOSS AND RECOVERY EXPERIENCE

	Year Ended December 31,
(Dollars In Thousands)	2003	2002	2001	2000	1999
ALLOWANCE FOR POSSIBLE LOAN LOSSES AT BEGINNING OF YEAR	$2,022	$1,505	$1,748	$1,342	$1,150
LOANS CHARGED OFF:
COMMERCIAL, FINANCIAL & AGRICULTURAL	58	181	623	113	41
REAL ESTATE CONSTRUCTION	0	0	0	0	0
REAL ESTATE-MORTGAGE	16	3	182	36	3
INSTALLMENT LOANS TO INDIVIDUALS	205	99	102	189	128
TOTAL CHARGE-OFFS	279	283	907	338	172
RECOVERIES OF LOANS PREVIOUSLY CHARGED OFF:
COMMERCIAL, FINANCIAL, AND AGRICULTURAL	15	19	7	26	14
REAL ESTATE CONSTRUCTION	0	0	0	0	0
REAL ESTATE-MORTGAGE	0	0	14	11	0
INSTALLMENT LOANS TO INDIVIDUALS	18	43	32	79	105
TOTAL RECOVERIES	33	62	53	116	119
NET CHARGE-OFFS	246	221	854	222	53
ADDITIONS TO THE ALLOWANCE CHARGED TO EXPENSE	500	738	611	628	245

ALLOWANCE FOR LOAN LOSSES AT END OF YEAR	$2,276	$2,022	$1,505	$1,748	$1,342

RATIO OF NET-CHARGE OFFS DURING YEAR TO AVERAGE OUTSTANDING LOANS DURING YEAR	0.17%	0.17%	0.74%	0.20%	0.05%

The following table sets forth the composition of the allowance for loan losses by type of loan at December 31 of the years indicated. The allowance is allocated to specific categories of loans for statistical purposes only, and may be applied to loan losses incurred in any loan category.

TABLE 9. ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

	2003		2002		2001		2000		1999
(Dollars In Thousands)	Amount	% of Loans in Category to Total Loans	Amount	% of Loans in Category to Total Loans	Amount	% of Loans in Category to Total Loans	Amount	% of Loans in Category to Total Loans	Amount	% of Loans in Category to Total Loans
COMMERCIAL, FINANCIAL AND AGRICULTURAL	$1,259	55.31%	$876	43.32%	$650	43.19%	$1,151	65.84%	$312	23.25%
REAL ESTATE-CONSTRUCTION	37	1.63%	26	1.29%	5	0.33%	24	1.37%	15	1.12%
REAL ESTATE-MORTGAGE	710	31.20%	402	19.88%	449	29.84%	305	17.45%	299	22.28%
INSTALLMENT LOANS TO INDIVIDUALS	270	11.86%	275	13.60%	261	17.34%	177	10.13%	290	21.61%
UNALLOCATED	—	—	443	21.91%	140	9.30%	91	5.21%	426	31.74%

TOTAL	$2,276	100.00%	$2,022	100.00%	$1,505	100.00%	$1,748	100.00%	$1,342	100.00%

DEPOSITS

Total deposits as of December 31, 2003 were approximately $185,897,710 compared to $149,817,765 at the end of 2002, an increase of $36,079,945 or 24.08 percent. Savings accounts, demand deposits, and time deposits of less than $100,000 are considered core deposits by the Bank. The Bank continued its marketing effort to increase this stable source of funds. Core deposits totaled $168,465,357 at the end of 2003, versus $135,383,000 at the end of 2002. Increased efforts to extend the maturities of our deposit structure had minimal impact during 2003. As reflected in Table 1, Rate Sensitivity Analysis, approximately 77.51 percent of interest-bearing liabilities deposits can be repriced in one year or less. This maturity structure contributes greatly to the negative gap or mismatch of assets and liabilities and contributes to an increased interest rate risk for the Bank.

The Bank is committed to offering a wide range of competitively priced deposits. Our savings account rate has remained competitive. The average amounts and rates of deposits for the years ended December 31, 2003, 2002, and 2001 are summarized below. The Bank has no foreign deposits.

TABLE 10. AVERAGE DEPOSITS

	Year Ended December 31,
	2003		2002		2001
(Dollars In Thousands)	AVERAGE AMOUNT	AVERAGE RATE	AVERAGE AMOUNT	AVERAGE RATE	AVERAGE AMOUNT	AVERAGE RATE
INTEREST-BEARING DEMAND DEPOSITS	$19,656	0.62%	$20,989	0.52%	$20,011	0.55%
SAVINGS DEPOSITS	65,886	2.06%	50,800	2.64%	38,100	3.07%
TIME DEPOSITS	53,774	2.36%	45,901	3.22%	42,472	5.14%
TOTAL INTEREST-BEARING DEPOSITS	139,316	1.97%	117,690	2.74%	105,583	3.51%
NON-INTEREST BEARING DEPOSITS	29,281	0.00%	26,806	0.00%	26,911	0.00%

TOTAL DEPOSITS	$168,597	1.63%	$144,496	2.45%	$132,494	2.80%

A substantial portion of the Bank’s deposit base is in time deposits with little dependence on deposits of $100,000 or more, which tend to be less stable. The time deposits are principally non-business certificates of deposit and individual retirement accounts. Deposits of state and local governments and municipal entities are collateralized by investment securities. The Bank does not purchase brokered deposits.

The following table is a maturity schedule of time deposits as of December 31, 2003.

TABLE 11. TIME DEPOSIT MATURITY SCHEDULE

(Dollars In Thousands)	3 MONTHS OR LESS	4 TO 6 MONTHS	7 TO 12 MONTHS	OVER 12 MONTHS	TOTAL
TIME CERTIFICATES OF DEPOSIT OF $100,000 OR MORE	$3,235	$2,277	$3,314	$8,606	$17,432
TIME CERTIFICATES OF DEPOSIT LESS THAN $100,000	9,369	6,708	4,663	15,552	36,292

TOTAL	$12,604	$8,985	$7,977	$24,158	$53,724

SHAREHOLDERS’ EQUITY AND DIVIDENDS

The Bank is subject to a North Carolina State banking capital requirement of at least five percent of total assets. In addition, the Bank is subject to the capital requirements of the Federal Deposit Insurance Corporation (“FDIC”). The FDIC requires the Bank to maintain a (i) Tier 1 capital to risk-weighted assets ratio of 4.00 percent, (ii) a total capital to risk-weighted assets ratio of 8.00 percent and (iii) a leverage ratio of 4.00 percent. At December 31, 2003 and December 31, 2002, the Bank had capital to total assets ratios of 8.82 percent and 10.43 percent, respectively, Tier 1 capital to risk-weighted assets ratios of 11.23 percent and 11.85 percent, respectively, total capital to risk-weighted assets ratios of 12.82 percent and 13.42 percent, respectively and leverage ratios of 8.65 percent and 9.38 percent, respectively. Shareholders’

equity, which consists of common stock, surplus and retained earnings provides all of the Company’s capital.

As of December 31, 2003, there were 842,823 shares of common stock outstanding which were held by approximately 1,220 shareholders of record on March 15, 2004, not including persons or entities whose stock is held in nominee or “street” name through various brokerage firms or banks. There is no established market for the Company’s common stock, excluding limited sporadic quotations, although the Company’s common stock is quoted on the “Over-The- Counter Bulletin Board”.

The table below shows the stock prices of the Company stock for the previous eight quarters. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

2003	Quarter 1	Quarter 2	Quarter 3	Quarter 4
HIGH	$13.50	$18.00	$17.70	$19.90
LOW	$12.51	$13.05	$16.10	$16.80
CLOSE	$13.01	$18.00	$16.70	$19.75

2002	Quarter 1	Quarter 2	Quarter 3	Quarter 4
HIGH	$12.00	$12.75	$15.50	$13.50
LOW	$10.00	$10.01	$11.60	$11.75
CLOSE	$10.05	$12.55	$11.76	$12.25

The dividends that may be paid by the Bank to the Company, as the Bank’s sole shareholder, are subject to legal limitations. Dividends may not be paid unless the Bank’s capital surplus is at least fifty percent of its paid-in capital. In addition, the Bank may not pay dividends when it is insolvent or would become insolvent as a result of the payment or when the payment would reduce its capital below regulatory capital requirements.

Cash dividends declared per share for each period are shown in the table below.

DIVIDENDS DECLARED

	2003	2002	2001
March	$.09	$.08	$.08
June	.09	.08	.08
September	.09	.08	.08
December	.09	.08	.08

The following table shows return on average assets (net income divided by average assets), return on average equity (net income divided by average shareholders’ equity), dividend payout ratio (dividends declared per share divided by net income per share) and shareholders’ equity to assets ratio (average shareholders’ equity divided by average total assets) for each of the years listed below.

TABLE 12. RETURN ON ASSETS AND EQUITY

	2003	2002	2001
RETURN ON AVERAGE ASSETS	0.63%	0.58%	0.55%
RETURN ON AVERAGE EQUITY	7.16%	5.75%	5.12%
DIVIDEND PAYOUT	23.79%	26.21%	30.13%
AVERAGE SHAREHOLDERS’ EQUITY TO AVERAGE ASSETS	8.78%	10.14%	10.73%

The following table sets forth the relationship of significant components of the Company’s balance sheet at December 31, 2003 and 2002.

TABLE 13. DISTRIBUTION OF ASSETS AND LIABILITIES

	2003		2002
(Dollars In Thousands)	AMOUNT	PERCENT	AMOUNT	PERCENT
ASSETS
LOANS (NET)	$147,969	67.19%	$138,134	73.70%
INVESTMENT SECURITIES (1)	32,092	14.57%	30,469	16.25%
FEDERAL FUNDS SOLD/INT. BEARING DEPOSITS	14,420	6.55%	1,119	0.60%
TOTAL EARNINGS ASSETS	$194,481	88.31%	$169,722	90.55%
CASH & DUE FROM BANKS	$11,491	5.22%	$4,759	2.54%
BANK PREMISES & EQUIPMENT	6,320	2.87%	5,992	3.20%
OTHER ASSETS	7,918	3.60%	6,958	3.71%

TOTAL ASSETS	$220,210	100.00%	$187,431	100.00%

LIABILITIES AND SHAREHOLDERS’ EQUITY
DEMAND DEPOSITS	$37,794	17.16%	$25,552	13.63%
SAVINGS, NOW & MMDA	94,380	42.86%	78,931	42.11%
TIME DEPOSITS $100,000 OR MORE	17,432	7.92%	16,923	9.03%
OTHER TIME DEPOSITS	36,292	16.48%	28,412	15.16%
TOTAL DEPOSITS	$185,898	84.42%	$149,818	79.93%
BORROWED FUNDS	$11,829	5.37%	$16,553	8.84%
ACCRUED EXPENSES & OTHER LIABILITIES	3,066	1.39%	2,873	1.53%
TOTAL LIABILITIES	$200,793	91.18%	$169,244	90.30%
SHAREHOLDERS’ EQUITY	19,417	8.82%	18,187	9.70%

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$220,210	100.00%	$187,431	100.00%

[1]	Includes Federal Home Loan Bank Stock

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL REPORTING

The management of the Company is responsible for the preparation of all financial statements, related financial data and other information in this report. The financial statements are prepared in accordance with generally accepted accounting principles and include amounts based on management’s estimates and judgment where appropriate. Financial information appearing in this annual report is consistent with the financial statements.

The Company’s accounting system and related internal accounting controls are designed to provide reasonable assurances that transactions are authorized and recorded in accordance with established procedures, that assets are safeguarded, and that proper and reliable records are maintained. The purpose of these procedures is to ensure that we meet our responsibility for the fairness and integrity of these financial statements.

Our internal auditors constantly monitor internal controls and coordinate audit coverage with our independent certified public accountants.

The management of the Company is responsible for complying with the designated safety and soundness laws and regulations. Management has complied with all applicable safety and soundness regulations during the year ended December 31, 2003.

The Audit Committee of the Board of Directors meets regularly with management, the internal auditor and the independent certified public accountants to review matters relating to financial reporting, internal accounting control and the nature, extent and results of our audit efforts.

Our financial statements have been audited by Deloitte & Touche LLP, independent auditors, who render an independent professional opinion on the Company’s financial statements. Their appointment was approved by the Audit Committee, ratified by the Board of Directors, and ratified by the Company’s shareholders.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders

M&F Bancorp, Inc. and Subsidiary

Durham, North Carolina

We have audited the accompanying consolidated balance sheets of M&F Bancorp, Inc. and subsidiary (the “Company”) as of December 31, 2003 and 2002, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/    Deloitte & Touche LLP

Deloitte & Touche LLP

Raleigh, North Carolina

March 25, 2004

CONSOLIDATED BALANCE SHEETS

	December 31,
	2003	2002
Assets
Cash and Cash Equivalents - Cash and Amounts Due from Banks (Notes 2 and 13):	$25,858,891	$5,878,135
Securities available for sale at fair market value (amortized cost of $29,274,816 and $27,718,326 at December 31, 2003 and 2002, respectively) (Notes 3 and 13)	30,615,303	28,752,532
Securities to be held to maturity at amortized cost (fair value of $894,906 and $919,943 at December 31, 2003 and 2002, respectively) (Notes 3 and 13)	884,122	883,383
Federal Home Loan Bank Stock, at cost	592,100	832,700
Loans (Notes 4 and 13)	150,865,193	140,743,338
Less:
Allowance for possible loan losses (Note 5)	2,275,886	2,022,360
Deferred loan fees	620,369	587,339
Net Loans	147,968,938	138,133,639
Interest Receivable (Note 4)	1,159,515	995,838
Income Taxes Receivable (Note 9)	670,362	139,298
Premises and equipment, net (Note 6)	6,320,255	5,992,329
Foreclosed real estate, net	214,028	50,000
Deferred income taxes, net (Note 9)	775,303	929,000
Cash surrender value of life insurance (Note 10)	4,714,210	4,465,199
Prepaid expenses and other assets	437,442	378,764

TOTAL ASSETS	$220,210,469	$187,430,817

	2003	2002
Liabilities and Shareholders’ Equity
Liabilities:
Deposits (Notes 7 and 13):
Demand	$98,654,534	$79,049,869
Passbook savings	33,519,404	25,433,055
Certificates	53,723,772	45,334,841
Total Deposits	185,897,710	149,817,765
Other Borrowings (Notes 4, 11, and 13)	11,829,040	16,553,215
Accrued Expenses and Other Liabilities (Note 10)	3,066,667	2,873,309
Total Liabilities	200,793,417	169,244,289
Commitments and contingencies (Notes 6 and 8)
Shareholders’ Equity (Notes 10 and 14):
Common stock, no par value at December 31, 2003 and 2002, respectively, authorized 5,000,000 shares; issued and outstanding 842,823 shares at December 31, 2003 and 2002	5,892,059	5,892,059
Retained earnings	13,349,649	12,377,618
Accumulated other comprehensive income (loss), net of tax effect of $101,371 and $42,834 in 2003 and 2002, respectively	175,344	(83,149)
Total Shareholders’ Equity	19,417,052	18,186,528

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$220,210,469	$187,430,817

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2003	2002	2001
Interest and Dividend Income -
Interest and fees on loans (Note 4)	$10,945,989	$10,380,856	$9,796,792
Interest and dividends on investment securities:
Taxable	509,874	848,081	1,120,702
Tax-exempt	403,586	411,580	427,631
Other interest income	146,742	116,293	353,931
Total Interest and Dividend Income	12,006,191	11,756,810	11,699,056
Interest Expense:
Deposits (Note 7)	2,750,589	2,929,537	3,717,574
Borrowed funds (Note 11)	611,782	617,648	629,245
Total Interest Expense	3,362,371	3,547,185	4,346,819
Net Interest Income	8,643,820	8,209,625	7,352,237
Provision for Possible Loan Losses (Note 5)	499,608	737,856	611,052
Net Interest Income after Provision for Possible Loan Losses	8,144,212	7,471,769	6,741,185
Other Income:
Service charges on deposit accounts	1,424,147	1,432,058	1,407,302
Other service charges, commissions and fees	136,727	147,796	145,478
Net loss on sales of available-for-sale securities	(54)	(6,433)	(7,742)
Rental Income	283,111	272,650	249,553
Other	563,587	322,034	188,209
Total Other Income	2,407,518	2,168,105	1,982,800
Other Expenses:
Salary and employee benefits (Note 10)	5,324,930	4,843,331	4,365,391
Occupancy costs (Note 6)	794,870	741,599	682,545
Equipment expense (Note 6)	460,781	535,190	552,849
Data processing	385,249	391,952	302,156
Contributions	35,285	8,094	50,350
Telephone	86,682	133,345	185,490
Armored car services	227,835	211,152	193,932
Other	1,487,651	1,278,461	1,201,579
Total Other Expenses	8,803,283	8,143,124	7,534,292
Income Before Income Tax Expense	1,748,447	1,496,750	1,189,693
Income Tax - Expense (Note 9)	473,000	461,000	283,000
Net Income	$1,275,447	$1,035,750	$906,693
Weighted Average Shares Outstanding	842,823	846,676	853,725
Earnings Per Share - basic and diluted	$1.51	$1.22	$1.06

CASH DIVIDENDS DECLARED PER SHARE	$0.36	$0.32	$0.32

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Common Stock		Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total Shareholders’ Equity (Note 15)	Comprehensive Income
	Number of Shares	Amount
BALANCE, DECEMBER 31, 2000	853,725	5,998,353	726,856	10,981,040	17,706,249
Dividends paid				(273,192)	(273,192)
Comprehensive income:
Net income				906,693	906,693	906,693
Other comprehensive income net of tax effect of $114,041:
Net unrealized loss on AFS securities			(233,807)
Reclassification adjustment			5,109
Net unrealized loss on securities			(228,698)
Minimum pension liability adjustment			(257,708)
Other comprehensive income			(486,406)		(486,406)	(486,406)
Total comprehensive income						$420,287
BALANCE, DECEMBER 31, 2001	853,725	5,998,353	240,450	11,614,541	17,853,344
Dividends paid				(272,673)	(272,673)
Repurchase and retirement of common stock	(10,902)	(106,294)			(106,294)
Comprehensive income:
Net income				1,035,750	1,035,750	$1,035,750
Other comprehensive income net of tax effect of $252,563:
Net unrealized gains on AFS securities			188,596
Reclassification adjustment			(4,245)
Net unrealized gain on securities			184,351
Minimum pension liability adjustment			(507,950)
Other comprehensive income			(323,599)		(323,599)	(323,599)
Total comprehensive income						$712,151

BALANCE, DECEMBER 31, 2002	842,823	5,892,059	(83,149)	12,377,618	18,186,528

Dividends paid				(303,416)	(303,416)
Comprehensive income:
Net income				1,275,447	1,275,447	$1,275,447
Other comprehensive income net of tax effect of $144,205:
Net unrealized gain on AFS securities			180,710
Minimum pension liability (Note 10)			77,783
Other comprehensive income			258,493		258,493	258,493
Total comprehensive income						$1,533,940

BALANCE, DECEMBER 31, 2003	842,823	$5,892,059	$175,344	$13,349,649	$19,417,052

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2003	2002	2001
Operating Activities:
Net Income	$1,275,447	$1,035,750	$906,693
Adjustment to reconcile net income to net cash provided by operating activities:
Provision for possible loan losses	499,608	737,856	611,052
Depreciation and amortization	263,358	346,200	415,989
(Amortization) Accretion on securities	(5,928)	7,146	(6,051)
Deferred income taxes	(9,492)	(167,000)	28,000
(Gain)loss on sale or disposal of assets	(92,685)	—	278
Loss on sale of available-for-sale securities	54	6,433	7,742
Increase in cash surrender value of life insurance	(249,013)	—	—
Changes in operating assets and liabilities:
Deferred loan fees	33,030	163,917	50,380
Interest receivable	(163,677)	(46,056)	87,957
Income taxes receivable	(531,064)	358,858	(301,085)
Prepaid expenses and other assets	(58,678)	(342,627)	(20,377)
Accrued expenses and other liabilities	312,081	(468,143)	506,745
Other	—	—	(22,890)

Net cash provided by operating activities	1,292,025	1,632,334	2,264,433

Investing Activities:
Proceeds from sales and maturities of securities available for sale	13,842,924	9,645,353	10,583,073
Proceeds from maturities of securities held to maturity	—	530,000	—
Purchase of securities available for sale	(15,145,490)	(10,039,660)	(10,201,992)
Purchase of life insurance	—	(4,156,000)	—
Net increase in loans	(18,738,072)	(18,575,053)	(8,707,013)
Purchase of premises and equipment	(621,777)	(1,207,517)	(182,337)
Proceeds from sale of assets	8,298,792	—	16,100

Net cash used in investing activities	(12,363,623)	(23,802,877)	(8,492,169)

Financing Activities:
Net increase (decrease) in demand deposit and passbook savings	27,691,014	16,670,479	(2,877,029)
Net increase (decrease) in certificates of deposit	8,388,931	(2,235,927)	3,113,983
FHLB Borrowings	—	4,700,000	500,000
Repayment of FHLB Borrowings	(4,724,175)	(521,993)	(20,065)
Repurchase and retirement of common stock	—	(106,294)	—
Cash dividends	(303,416)	(272,673)	(273,192)

Net cash provided by financing activities	31,052,354	18,233,592	443,697

(Decrease) increase in cash and cash equivalents	19,980,756	(3,936,951)	(5,784,039)
Cash and cash equivalents, beginning of year	5,878,135	9,815,086	15,599,125

Cash and Cash Equivalents, End of Year	$25,858,891	$5,878,135	$9,815,086

Supplementary Cash Flow Information:
Cash paid for interest	$3,198,696	$2,975,025	$4,412,337
Cash paid for income taxes, net of refunds received	994,572	438,650	624,000
Significant Non-cash Transactions:
Loans transferred to other real estate owned	$164,028	$82,734	$29,997

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations - M&F Bancorp, Inc. (the “Company”), is a bank holding company, and its wholly-owned subsidiary Mechanics and Farmers Bank (the “Bank”), is a state chartered commercial bank incorporated in North Carolina in 1907. The Bank has eight offices in North Carolina: three in Durham, two in Raleigh, two in Charlotte and one in Winston-Salem. The Company, headquartered in Durham, operates in a single business segment and offers a wide variety of consumer and commercial banking services and products in North Carolina.

Basis of Presentation - The consolidated financial statements include the accounts and transactions of the Company and the Bank, its wholly owned Bank subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

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

Investment Securities - The accounting for investment securities is dependent upon their classification as held to maturity, available for sale, or trading securities. Such securities classified as held to maturity are carried at cost, adjusted for the amortization of premiums and accretion of discounts. Securities classified as available for sale and trading securities are carried at market value. At December 31, 2003, and 2002, the Company did not have any securities classified as trading.

Unrealized holding gains and losses for securities available for sale are reported as other comprehensive income. In order for the securities to qualify as securities held to maturity, the Bank must have both the positive intention and the ability to hold them to maturity. Management utilizes these criteria in determining the accounting treatment accorded such securities. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary are adjusted to their fair value with the related writedowns included in earnings as realized losses. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

Loans - The Bank grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans throughout North Carolina. The ability of the Bank’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

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

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. In all cases, loans are placed on non-accrual or charged off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on non-accrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Possible Loan Losses - The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions at each balance sheet date. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

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

Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, the fair value of the collateral if the loan is collateral dependent, or a combination of the above methods.

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

Premises and Equipment - Premises and equipment are stated at cost less accumulated depreciation and amortization. For financial reporting purposes, depreciation and amortization are computed by the straight-line method and are charged to operations over the estimated useful lives of the assets, which range from 15 to 30 years for premises and 3 to 30 years for furniture and equipment. Leasehold improvements are amortized over the terms of the respective leases or the useful lives of the improvements, whichever is shorter. Maintenance and repairs are charged to operations in the year incurred. Gains and losses on dispositions are included in current operations. The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable. If the sum of the expected cash flows is less than the stated amount of the asset, an impairment loss is recognized, calculated as the difference between the carrying value and fair value in the current period and charged to operations.

Foreclosed Real Estate - Real estate acquired through foreclosure is carried at the lower of cost or estimated net realizable value. Any initial losses at the time of foreclosure are charged against the allowance for loan losses with subsequent losses or writedowns included in the consolidated statements of income as a component of other income. There is no allowance for loss on foreclosed real estate at December 31, 2003 and 2002. In addition, no amounts were provided for losses on foreclosed real estate during 2003, 2002, or 2001.

Cash Surrender Value of Life Insurance - The Company maintains life insurance on officers and directors with the Company as beneficiary. The related cash surrender value of the policies at December 31, 2003 and 2002 was $4,714,210 and $4,465,199, respectively. During 2003, the cash surrender value of these policies increased $249,011 due to a premium payment of $12,635 and increase in value of underlying securities for the remainder. Policies are intended to be utilized to fund pension liabilities for officers of the Company (see Note 10).

Income Taxes - Provisions for income taxes are based on amounts reported in the consolidated statements of income (after exclusion of non-taxable income such as interest on state and municipal securities) and include changes in deferred income taxes. Deferred taxes are computed using the asset and liability approach. The tax effects of differences between the tax and financial accounting basis of assets and liabilities are reflected in the balance sheet at the tax rates expected to be in effect when the differences reverse. (See Note 9.)

Income and Expenses - The Company uses the accrual method of accounting, except for immaterial amounts of loan income and other fees which are recorded as income when collected. The recognition of certain loan origination fee income and certain loan origination costs is deferred when such loans are originated and amortized over the life of the loan.

Earnings Per Share - Earnings per share are calculated on the basis of the weighted-average number of shares outstanding. There were no dilutive potential common shares outstanding for each of the three years in the period ended December 31, 2003.

Stock-Based Compensation - The Company measures compensation costs related to employee incentive stock options using the intrinsic value of the equity instrument granted (i.e., the excess of the market price of the stock to be issued over the exercise price of the equity instrument at the date of grant) rather than the fair value of the equity instrument. The Company accounts for compensation costs related to the Company’s employee stock option plan using the intrinsic value method. Therefore, no compensation cost has been recognized for stock option awards because the options are granted at exercise prices based on the market value of the Company stock on the date of grant. Had compensation cost for the Company’s employee stock option plan been determined using the fair value method, the Company’s pro forma net income and earnings per share for the years ended December 31, 2003, 2002 and 2001 would have been as follows:

	2003	2002	2001
Net income: As reported	$1,275,447	$1,035,750	$906,693
Deduct - total stock based employee compensation expense determined under fair value based method for all awards, net of related tax	(18,586)	(18,586)	(18,586)
Pro forma net income	1,256,861	1,017,164	888,107
Basic and diluted earnings per share: As reported	$1.51	$1.22	$1.06
Pro forma	$1.49	$1.20	$1.04

The Company estimated an option value of $2.18. In order to compute its estimation of option compensation expense associated with the fair value method using the Black-Scholes Model, the following assumptions were used:

Risk-free rate	5.50%
Average expected term (years)	5
Expected volatility	18.22%
Expected dividend yield	4.76%

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

Reclassification - Certain amounts for 2002 and 2001 have been reclassified to conform to the 2003 presentation.

New Accounting Pronouncements - In November 2002, the FASB issued FASB Interpretation No. 45 (FIN45), Guarantor’s Accounting and Disclosure Requirements of Guarantees, Including Indirect Guarantees of Indebtedness of Others. This interpretation expands the disclosures to be made by a guarantor to recognize a liability for the fair value of an obligation assumed under a guarantee. FIN 45 clarifies the requirements of SFAS No. 5, Accounting for Contingencies, relating to guarantees. In general, FIN 45 applies to contracts or indemnification agreements that contingently require the guarantor to make payments to the guaranteed party based upon changes in an underlying situation that is related to an asset, liability, or equity security of the guaranteed party. Certain guarantee contracts are excluded from both the disclosure and recognition requirements of this interpretation, including, among others, guarantees relating to employee compensation, residual value guarantees under capital lease arrangements, commercial letters of credit, loan commitments, subordinated interests in an SPE, and guarantees of a company’s own future performance. Other guarantees are subject to the disclosure requirements of FIN 45 but not to the recognition provisions and include, among others, a guarantee accounted for as a derivative instrument under SFAS No. 133, a parent’s guarantee of debt owed to a third party by its subsidiary, or vice versa, and a guarantee which is based on performance, not price. The disclosure requirements of FIN 45 are effective for the Company as of December 31, 2002, and require disclosure of the nature of the guarantee, the maximum potential amount of future payments that the guarantor could be required to make under the guarantee, and the current amount of the liability, if any, for the guarantor’s obligation under the guarantee. The recognition requirements of FIN 45 are to be applied prospectively to guarantees issued or modified after December 31, 2002. Significant guarantees that have been entered into by the Company are disclosed in Note 8. The adoption of FIN 45 did not have a material impact on results of operations or financial position.

In January 2003, the FASB issued FASB Interpretation No. 46 (FIN 46) Consolidation of Variable Interest Entities - An Interpretation of Accounting Research Bulletin 51 - Consolidated Financial Statements. This interpretation provides guidance related to identifying variable interest entities and determining whether such entities should be consolidated. FIN 46 requires an enterprise to consolidate a variable interest entity when the enterprise (a) absorbs a majority of the variable interest entity’s expected losses, (b) receives the majority of the entity’s expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity. Prior to the effective date of FIN 46, entities were generally consolidated by an enterprise that had control through ownership of a majority voting interest in the entity. FIN 46 originally applied immediately to variable interest entities created or obtained after January 31, 2003. During 2003, the Company did not participate in the creation of, or obtain a new variable interest in, any variable interest entity. In December 2003, the FASB issued FIN 46R, a revision to FIN 46, which modified certain requirements of FIN 46 and allowed for the optional deferral of the effective date of FIN 46R until March

31, 2004. The Company is still evaluating the effect of FIN 46R on its financial statements, but no material impact on the consolidated results of operations or consolidated financial condition if the Company is expected.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies financial accounting and reporting for derivative instruments and for hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 149 clarifies the conditions which a contract with an initial net investment meets the characteristic of a derivative; clarifies when a derivative contains a financial component; amends the definition of “an underlying” to conform it to language used in FASB interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, including the Indirect Guarantees of Indebtedness of Others; and amends certain other existing pronouncements. This Statement is effective for contracts entered into or modified by the Company after June 30, 2003. All provisions of this Statement will be applied prospectively. The application of this Statement did not have a material effect on the Company’s results of operations or financial position.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This Statement establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. It clarifies when an issuer must classify certain financial instruments as liabilities (or assets, in some circumstances), rather than including them within stockholders’ equity or separately classifying them as mezzanine equity. This Statement was effective for the Company for financial instruments entered into or modified after May 31, 2003, and otherwise is effective for the Company in the third quarter of 2003. The Company has not issued any financial instruments within the scope of SFAS No. 150; therefore, the application of SFAS No. 150 did not affect the Company’s results of operations, financial position, or disclosures.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and pension liabilities. Actual results could differ from those estimates.

2. CASH AMOUNTS DUE FROM BANKS

The Federal Reserve Bank (“Federal Reserve”) and banking laws of North Carolina require certain banks to maintain average balances in relation to specific percentages of its customers’ deposits as a reserve. At December 31, 2003, such requirement was $2,200,000, which was satisfied by usable vault cash of $2,253,000 and a Federal Reserve balance of $7,882,000.

3. INVESTMENT SECURITIES

The amortized cost and estimated fair value of investment securities at December 31 are as follows:

Securities available for sale:	2003
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Loss	Fair Value
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$9,997,136	$—	$(26,661)	$9,970,475
Mortgage-backed securities	5,987,768	33,240	—	6,021,008
Corporate debt securities	4,213,953	—	(192,948)	4,021,005
Obligations of states and political subdivisions	8,063,917	345,871	—	8,409,788
Equity securities	1,012,042	1,180,985	—	2,193,027

TOTAL	$29,274,816	$1,560,096	$(219,609)	$30,615,303

Securities to be held to maturity:
Obligations of states and political subdivisions	$884,122	$10,784	$—	$894,906

Securities available for sale:	2002
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Loss	Fair Value
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$10,950,701	$126,200	$—	$11,076,901
Mortgage-backed securities	3,483,319	88,575	—	3,571,894
Corporate debt securities	4,203,763	—	(479,737)	3,724,026
Obligations of states and political subdivisions	8,068,501	276,728	(1,215)	8,344,014
Equity securities	1,012,042	1,023,655	—	2,035,697

TOTAL	$27,718,326	$1,515,158	$(480,952)	$28,752,532

Securities to be held to maturity:
Obligations of states and political subdivisions	$883,383	$36,560	$—	$919,943

For the years ended December 31, 2003, 2002 and 2001, the Bank had no gross realized gains, and gross realized losses of $54, $6,433, and $7,742, respectively, on sales of securities available for sale.

The scheduled maturities of securities to be held to maturity and securities available for sale at December 31, 2003 are as follows:

	Securities to be Held to Maturity		Securities Available for Sale
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$499,913	$505,385	$1,351,065	$1,373,807
Due from one to five years	384,209	389,521	10,277,841	10,321,847
Due from five to ten years	—	—	2,605,773	2,650,055
Due after ten years	—	—	14,028,094	14,076,567
No stated maturity	—	—	1,012,042	2,193,027

TOTAL	$884,122	$894,906	$29,274,815	$30,615,303

For purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, are grouped based upon the final payment date. The mortgage-backed securities may mature earlier because of principal prepayments.

Investment securities having an aggregate par value of $28,272,933 and $23,156,148 at December 31, 2003 and 2002, respectively, were pledged as collateral to secure public funds on deposit and for other purposes as required by law.

4. LOANS

Loans at December 31 are summarized as follows:

	2003	2002
Commercial, financial and agricultural	$94,977,613	$75,229,274
Real estate construction	7,429,538	8,532,048
Real estate mortgage	40,526,327	49,097,736
Installment loans to individuals	7,931,715	7,884,280

TOTAL	$150,865,193	$140,743,338

At December 31, 2003 and 2002, the Bank had loans totaling approximately $1,009,000 and $929,000, respectively, that were contractually delinquent for 90 days or more, in a non-accrual status or in process of foreclosure. Restructured loans at December 31, 2003 and 2002 totaled approximately $500,000 and $611,000, respectively. If income on non-accrual loans had been accrued, such income would have been approximately $38,000, $40,000 and $54,000 for 2003, 2002 and 2001, respectively. These amounts are not included in income. Interest received and included in income on non-accrual loans was approximately $42,000, $21,000 and $41,000 for 2003, 2002 and 2001, respectively. Qualifying first mortgage loans collateralize Federal Home Loan Bank (“FHLB”) advances. (See Note 11.)

See related party loan disclosure at Note 12.

5. ALLOWANCE FOR POSSIBLE LOAN LOSSES

Allowance for possible loan losses for the years ended December 31, are summarized as follows:

	2003	2002	2001
Balance at beginning of year	$2,022,360	$1,505,404	$1,747,748
Provision for possible loan losses	499,608	737,856	611,052
Loans charged off	(278,620)	(282,997)	(906,428)
Recoveries	32,538	62,097	53,032

Balance at end of year	$2,275,886	$2,022,360	$1,505,404

At December 31, 2003 and 2002, the Bank had impaired loans totaling approximately $2,234,000 and $1,584,000, respectively. At December 31, 2003 and 2002, the Bank had reserves of $189,000 and $150,000 for impaired loans, respectively. At December 31, 2003 and 2002, no additional funds were committed to be advanced on impaired loans.

6. PREMISES, EQUIPMENT AND LEASES

Major classifications of premises and equipment at December 31 are summarized as follows:

	2003	2002
Land	$692,838	$687,359
Premises	6,628,030	6,626,031
Furniture, equipment and leasehold improvements	4,193,831	3,702,614
Construction in progress	163,061	39,979
Total	11,677,760	11,055,983
Less accumulated depreciation	(5,357,505)	(5,063,654)

Premises and equipment, net	$6,320,255	$5,992,329

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

Future minimum lease commitments for noncancelable operating leases with initial or remaining terms of one year or more consist of the following:

Year Ending December 31:	Amount
2004	$135,906
2005	96,500
2006	43,852
2007	42,264
2008	6,336
Thereafter	38,972

Total minimum payments	$363,830

Rent expense for all operating leases amounted to approximately $137,000 in 2003, $166,000 in 2002, and $161,000 in 2001.

7. DEPOSITS

Included in deposits are certificates of deposit of $100,000 or more of approximately $17,432,000 and $16,925,000 at December 31, 2003 and 2002, respectively. For the years ended December 31, 2003, 2002 and 2001, interest expense on certificates of deposit of $100,000 or more totaled approximately $462,000, $485,000, and $776,000, respectively.

At December 31, 2003, the scheduled maturities of certificates of deposit are as follows:

2004	$29,565,693
2005	8,295,013
2006	14,203,049
2007	1,605,807
2008	54,210
Thereafter	—

Total Certificates	$53,723,772

8. COMMITMENTS AND CONTINGENCIES

In the normal course of business, the Bank has various commitments to extend credit which are not reflected in the financial statements. At December 31, 2003 and 2002, the Bank had outstanding loan commitments of approximately $29,975,000 and $23,997,000, respectively. Commitments under standby letters of credit amounted to approximately $1,090,300 and $1,415,300 at December 31, 2003 and 2002, respectively. These letters of credit represent agreements, whereby the Bank guarantees to lend funds to customers up to a predetermined maximum amount.

The Bank approves lines of credit to customers through home equity and overdraft protection loans. At December 31, 2003 and 2002, in addition to actual advances made on such loans, the Bank’s customers have available additional lines of credit on home equity and consumer overdraft protection loans. Available amounts on home equity lines at December 31, 2003 and 2002 were $1,268,000 and $1,183,000, respectively. However, consumer overdraft protection loans had available lines of credit of $858,000 and $909,000 as of December 31, 2003 and 2002, respectively.

The nature of the business of the Company ordinarily results in a certain amount of litigation. From time to time the Company may be involved in various legal claims which are considered incidental to the normal course of business. Management believes that the liabilities, if any, arising from these claims, do not have a material effect on the Company’s consolidated financial statements.

9. INCOME TAXES

The components of income tax expense for the years ended December 31 are summarized as follows:

	2003	2002	2001
Current tax provision	$463,508	$628,000	$255,000
Deferred tax expense (benefit)	9,492	(167,000)	28,000

Income tax expense	$473,000	$461,000	$283,000

Changes in deferred taxes of $104,138, $94,900 and $114,109 related to unrealized gains and losses on securities available for sale during 2003, 2002 and 2001, respectively, were allocated to shareholders’ equity in the respective years.

Changes in deferred taxes of $40,067 and $349,180, related to an additional minimum pension liability during 2003, and 2002, respectively, were allocated to shareholder’s equity in the respective years.

The approximate tax effect of each type of temporary difference at December 31, is summarized as follows

	2003	2002	2001
Deferred tax assets:
Accrued pension expense	$281,603	$233,441	$357,890
Additional minimum pension liability	354,395	349,462	—
Bad debt reserve	631,512	544,554	384,556
Deferred loan fees	210,925	199,015	143,283
Interest on non-accrual loans	40,434	109,750	77,614
Deferred gain on foreclosed real estate	30,318	32,222	34,198
Other	3,919	4,657	4,141

TOTAL	1,553,106	1,518,101	1,001,682

Deferred tax liabilities:
Depreciation	(319,390)	(237,031)	(236,512)
Unrealized gain on securities available for sale, net	(455,766)	(351,628)	(256,728)
Prepaid expenses	(2,205)
Other	(442)	(442)	(442)

TOTAL	(777,803)	(589,101)	(493,682)

NET DEFERRED TAX ASSETS	$775,303	$929,000	$508,000

A reconciliation of income taxes computed for the years ended December 31 at the statutory federal income tax rate (34%) to the provision for income tax follows:

	2003	2002	2001
Income tax at statutory federal rate	$598,597	$508,895	$404,496
Effect of tax exempt interest income	(138,529)	(132,982)	(139,207)
State taxes, net of federal benefit	46,860	70,620	—
Cash Surrender Value of Life Insurance	(84,915)	7,218	—
Other, net	50,987	7,249	17,711

TOTAL	$473,000	$461,000	$283,000

.

10. RETIREMENT AND STOCK COMPENSATION PLANS

The Bank sponsors a noncontributory defined-benefit cash balance pension plan (the “Plan”), covering all employees who qualify under length of service and other requirements. Under the Plan, retirement benefits are based on years of service and average earnings.

The Bank’s funding policy is to contribute amounts to the Plan sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, plus such additional amounts as the Bank may determine to be appropriate.

The Plan’s assets are invested in Flag Investor Mutual Funds by Intercarolina Financial Services.

The following sets forth the Plan’s funded status and amounts recognized in the balance sheets at December 31, 2003 and 2002.

RETIREMENT PLAN

	2003	2002
Change in benefit obligation
Benefit obligation at beginning of year	$(3,474,771)	$(3,242,374)
Service cost	(74,486)	(61,381)
Interest cost	(215,326)	(208,595)
Actuarial loss	(142,714)	(99,832)
Benefits and expenses paid	123,531	137,411

Benefit obligation at end of year	(3,783,766)	(3,474,771)

Change in plan assets
Fair value of plan assets at beginning of year	2,461,711	2,510,514
Actual return on plan assets	779,316	(408,672)
Employer contribution	254,812	497,280
Benefits and expenses paid	(123,531)	(137,411)
Fair value of plan assets at end of year	3,372,308	2,461,711
Funded status	(411,458)	(1,013,060)
Unrecognized net actuarial loss	575,565	1,058,971
Unrecognized prior service cost	(130,443)	(162,717)

Accrued Liability	$33,664	$(116,806)

Amounts Recognized in the consolidated balance sheet consist of:

	2003	2002
Accrued benefit liability	$(352,023)	$(967,136)
Accumulated other comprehensive income	385,687	850,330
Net amounts recognized	$33,664	$(116,806)

Weighted-average assumptions as of December 31
	2003	2002
Discount rate	6.00%	6.50%
Expected return on plan assets	8.00%	8.00%
Rate of compensation increase	6.00%	6.00%

Net periodic pension cost for the Plan for the years ended December 31, 2003, 2002 and 2001 includes the following:

	2003	2002	2001
Service costs	$74,486	$61,381	$59,601
Interest cost	215,326	208,595	208,371
Expected return on Plan assets	(195,496)	(209,687)	(188,835)
Amortization of prior service cost	(32,443)	(32,275)	(987)

Net periodic pension cost	$126,759	$28,014	$78,150

The Bank sponsors a nonqualified Supplemental Executive Retirement Plan (“SERP”). The SERP, which is unfunded, provides certain individuals pension benefits, outside the Bank’s noncontributory defined-benefit cash balance pension plan, based on average earnings, years of service and age at retirement. The Bank has purchased bank owned life insurance (BOLI) in the aggregate amount of approximately $12.5 million, covering all the participants in the SERP, with the Bank as 50% beneficiary. The Bank intends to keep this life insurance in force indefinitely. The 50% of the insurance proceeds may be used, at the bank’s sole discretion, to fund the benefits payable under the SERP. The cash value of these policies at December 31, 2003 and 2002 was $4,714,210 and $4,465,199, respectively. During 2003, the cash surrender value of these policies increased $249,011 due to a premium payment of $12,635 and increase in value of underlying securities for the remainder.

EXECUTIVE RETIREMENT PLAN

	2003	2002
Change in benefit obligation:
Benefit obligation at beginning of year	$(915,803)	$(779,584)
Service cost	(50,376)	(11,034)
Interest cost	(100,564)	(57,267)
Ammendments	(696,804)	—
Actuarial loss	(66,078)	(99,311)
Benefits and expenses paid	31,393	31,393
Benefit obligation at end of year	(1,798,232)	(915,803)
Change in plan assets
Fair value of plan assets at beginning of year	—	—
Employer contribution	31,393	31,393
Benefits and expenses paid	(31,393)	(31,393)
Fair value of plan assets at end of year	—	—
Funded status	1,798,232	(915,803)
Unrecognized net actuarial loss	277,841	213,371
Unrecognized prior service cost	619,209	16,242
Accrued Liability	$(901,182)	$(686,190)

Amounts Recognized in the consolidated balance sheets Consist of:

	2003	2002
Accrued benefit liability	(1,562,380)	(879,535)
Intangible Asset	41,989	16,242
Accumulated other comprehensive income	619,209	177,103
Net amounts recognized	$(901,182)	$(686,190)

Weighted-average assumptions as of December 31	2003	2002
Discount rate	6.00%	6.50%
Expected return on plan assets	N/A	N/A
Rate of compensation increase	6.00%	6.00%

Net periodic pension cost for the SERP for the years ended December 31, 2003, 2002 and 2001 includes the following:

	2003	2002	2001
Service cost	$50,376	$11,034	$8,855
Interest cost	100,564	57,267	50,801
Amortization of prior service cost	95,445	92,120	15,834

Net periodic pension cost	$246,385	$160,421	$75,490

401(k) Plan - The Bank sponsors a 401(k) plan. Participation in the 401(k) plan is voluntary and employees become eligible after completing 90 days of service and attaining age 21. Employees may elect to contribute up to 12% of their compensation to the 401(k) plan. The Bank matches 100% of employee contributions up to 6% of each employee’s compensation. The 401(k) plan investments are managed by Intercarolina Financial Services. The Bank’s contributions to the 401(k) plan were $164,712, $151,172 and $147,707 for 2003, 2002 and 2001, respectively.

Deferred Compensation Plan - The Bank sponsors a nonqualified deferred compensation plan. The plan, which is unfunded, provides for certain management employees to defer compensation in order to provide retirement and death benefits on behalf of such employees. The plan allows certain management employees to receive the balance of the 6% company match on the 401(k) plan that would otherwise be forfeited to comply with the Internal Revenue Code. At December 31, 2003 and 2002, the amount of the liability was $349,000 and $285,000, respectively.

Stock Option Plan - The Company has a stock option plan (the “Option Plan”) under which the Company may grant options to selected officers of the Company for up to 85,500 shares of common stock. Under the plan, the exercise price of each option equals the market price of the Company’s stock on the date of grant, and an option’s maximum term is 10 years. Options vest over 5 years based on years of service and become 100% vested at either age 55, with 30 years of service, or at age 65.

The fair value of each option grant is estimated on the date of grant, using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants: dividend yield of 4.76%; expected volatility of 18.22%; risk-free interest rate of 5.50%; and expected life of 5 years.

A summary of the status of the Option Plan as of December 31, 2003, 2002, and 2001 and the changes during the years ending on those dates is presented below:

	2003		2002		2001
Fixed Options	Shares	Average Exercise Price	Shares	Average Exercise Price	Shares	Average Exercise Price
Outstanding at beginning of year	55,200	$15.67	59,400	$15.67	82,200	$15.67
Granted	—	—	—	—	—	—
Options Forfeited	—	—	4,200	$—	22,800	15.67
Outstanding at end of year	55,200	$15.67	55,200	$15.67	59,400	$15.67
Options exercisable at end of year	47,520		39,840		32,160

No options were granted in 2003, 2002 or 2001.

At December 31, 2003, 2002 and 2001, 55,200, 55,200, and 59,400 respectively, options outstanding under the Option Plan have an exercise price of $15.67 and a weighted-average remaining contractual life of 5.99 years, 6.99 years, and 7.99 years, respectively

11. BORROWED FUNDS

Borrowed funds at December 31 are summarized as follows:

	2003	2002
Fixed-rate advances from the FHLB:
Advance maturing October 8, 2008, 4.64%	$10,000,000	$10,000,000
Advance maturing July 16, 2018, 7.26%	1,829,040	1,853,215
Variable Advances from the FHLB:
Advance maturing December 31, 2003, 1.90%	—	4,700,000

	$11,829,040	$16,553,215

The contractual maturities of borrowed funds are as follows:

Year Ending December 31:
2004	$26,574
2005	29,212
2006	32,111
2007	35,298
2008	38,801
Thereafter	11,667,044

Total	$11,829,040

The advance maturing July 16, 2018 requires quarterly principal repayments.

Pursuant to collateral agreements with the FHLB, advances are secured by all stock in the FHLB and qualifying first mortgage loans. The Bank also periodically borrows funds on an overnight basis via advances from the Federal Reserve and the purchase of federal funds.

At December 31, 2003 and 2002, overnight borrowings outstanding were $0 and $4,700,000, respectively.

The Bank has the availability of an additional $8.0 million from the FHLB. The Bank also has available on a line of credit $3,650,000 established at the Federal Reserve Bank.

12. RELATED-PARTY TRANSACTIONS

The Bank has, and expects to have in the future, banking transactions in the ordinary course of business with several of its directors, officers and their associates on the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with others in the normal course of business. Those transactions do not involve more than the normal risk of collectibility nor do they present any unfavorable features. The aggregate amount of loans to such related parties at December 31, 2003 and 2002 was approximately $4,345,000 and $4,109,000, respectively. During 2003, new loans to such related parties totaled approximately $1,956,000 and repayments were approximately $1,857,000.

13. FAIR VALUES OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practical to estimate that value:

Cash and Cash Equivalents—Carrying amount is a reasonable estimate of fair value.

Securities—Fair value for securities, excluding Federal Home Loan Bank (“FHLB”) stock, are based on quoted market prices. The carrying value of FHLB stock approximates fair value based on commitments on hand from investors or prevailing market prices.

Loans—Fair value of variable-rate mortgage loans is estimated using quoted market prices. For nonmortgage variable-rate loans, the carrying amount is considered a reasonable estimate of fair value. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers.

Deposits—The fair value of demand and passbook savings accounts is the amount payable on demand at December 31, 2003 and 2002. The fair value of fixed-maturity certificate accounts is estimated using the present value of the projected cash flows using rates currently offered for similar deposits with similar maturities.

Borrowed Funds—The fair value of borrowed funds due within one year is the amount payable at the reporting date. The fair value of long-term borrowed funds is estimated by discounting the future cash flows using the current rates at which similar loans could be obtained with similar credit ratings and for the same remaining maturities.

Commitments to Extend Credit—The actual committed amount for mortgage loan originations and for unused lines of credit is considered a reasonable estimate of fair value.

	December 31, 2003		December 31, 2002
(Dollars In Thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial Assets:
Cash and cash equivalents	$25,859	$25,859	$5,878	$5,878
Securities*	32,092	32,102	30,469	30,505
Loans, net	148,432	152,381	138,130	143,080
Financial Liabilities:
Deposits	185,898	186,662	149,818	150,525
Long term debt	11,829	12,604	16,553	17,154
Unrecognized Financial Instruments:
Commitments to extend credit		29,975		23,997

Standby letters of credit		1,091		1,415

*	Includes Federal Home Loan Bank Stock

14. REGULATORY MATTERS

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2003 and 2002, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2003, the most recent notification received from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Company’s category.

The Bank’s actual capital amounts and ratios are also presented in the table below

	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
(Dollars In Thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2003:
Total Capital (to risk weighted assets)	$20,647	12.82%	$12,889	8.00%	$16,111	10.00%
Tier 1 Capital (to risk weighted assets)	18,098	11.23%	6,444	4.00%	9,666	6.00%
Tier 1 Capital (to average assets)	18,098	8.65%	8,374	4.00%	10,467	5.00%
As of December 31, 2002:
Total Capital (to risk weighted assets)	$19,541	13.42%	$11,650	8.00%	$14,563	10.00%
Tier 1 Capital (to risk weighted assets)	17,257	11.85%	5,825	4.00%	8,738	6.00%
Tier 1 Capital (to average assets)	17,257	9.38%	7,359	4.00%	9,199	5.00%

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

The Bank paid cash dividends of $549,068, $956,197, and $850,179 to the Company during 2003, 2002 and 2001, respectively.

15. PARENT COMPANY CONDENSED FINANCIAL INFORMATION

Condensed financial information pertaining only to the Company at December 31, 2003 and 2002 and for the three years ended December 31, 2003, is as follows:

	2003	2002
Assets
Cash	$915,291	$877,467
Investment in subsidiary	18,460,178	17,189,321
Other assets	117,645	187,161

Total assets	$19,493,114	$18,253,949

Liabilities and Shareholders’ Equity
Accrued expenses and other liabilities	$75,854	$67,421
Shareholders’ equity	19,417,260	18,186,528

Total liabilities and shareholders’ equity	$19,493,114	$18,253,949

	2003	2002	2001
Condensed Statement of Income
Dividends from Bank subsidiary	$549,068	$956,197	$850,179
Other income	13,721	9,346	3,764
Total income	562,789	965,543	853,943
Other expenses	299,586	196,680	144,113
Income before income taxes and equity in undistributed net income of subsidiary	263,203	768,863	709,830
Equity in undistributed earnings of Bank subsidiary	1,672,380	915,218	310,063
Income tax expense	(660,136)	(648,331)	(113,200)
Net income	$1,275,447	$1,035,750	$906,693

Statement of Cash Flows	2003	2002	2001
Operating activities -
Net income	$1,275,447	$1,035,750	$906,693
Income tax expense	660,224	648,412	113,200
Adjustments to reconcile net cash provided by operations:
Decrease in other assets	69,516	4,248	6,777
(Decrease) increase in other liabilities	8,433	(20,877)	20,000
Net cash provided by operating activities	2,013,620	1,667,533	1,046,670
Investing activities -
Undistributed earnings in subsidiary	(1,672,380)	(915,218)	(310,063)
Financing activities -
Cash dividends	(303,416)	(272,673)	(273,192)
Repurchase and retirement of common stock		(106,294)	—
Cash used in financing activities	(303,416)	(378,967)	(273,192)
Increase in cash	$37,824	$373,348	$463,415
Cash, beginning of year	$877,467	$504,119	$40,704
Cash, end of year	$915,291	$877,467	$504,119

16. QUARTERLY FINANCIAL DATA (UNAUDITED)

Year Ended December 31, 2003

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
(In thousands, except share data)
Total interest and dividend income	$2,954	$3,079	$2,960	$3,013
Total Interest Expense	844	867	840	811
NET INTEREST INCOME	2,110	2,212	2,120	2,202
Provision for Loans	125	125	125	125
Net interest income after provision for loan losses	1,985	2,087	1,995	2,077
Non-interest income	454	577	502	875
Non-interest expense	2,026	2,134	1,987	2,657
Income before taxes	413	530	510	295
Income tax expense	103	248	110	12

NET INCOME	$310	$282	$400	$283

Net earnings per share-basic and diluted	0.37	0.33	0.47	0.34
Weighted average shares outstanding	843	843	843	843

Year Ended December 31, 2002

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Total interest and dividend income	$2,902	$2,915	$2,974	$2,966
Total Interest Expense	907	884	879	877
NET INTEREST INCOME	1,955	2,031	2,095	2,089
Provision for Loans	184	185	184	185
Net interest income after provision for loan losses	1,811	1,846	1,911	1,904
Non-interest income	503	493	420	752
Non-interest expense	2,050	1,792	2,015	2,286
Income before taxes	264	547	316	370
Income tax expense	70	154	83	154

NET INCOME	$194	$393	$233	$216

Net earnings per share-basic and diluted	0.23	0.46	0.28	0.25
Weighted average shares outstanding	854	846	843	843

M&F BANCORP, INC.

BOARD OF DIRECTORS

Benjamin S. Ruffin

Chairman

M&F Bancorp, Inc.

The Ruffin Group

Winston-Salem, NC

Joseph M. Sansom

Vice Chairman

M&F Bancorp, Inc.

Managing Partner

Sansom Associates, LLC

Raleigh, NC

Willie T. Closs, Jr.

Executive Vice President

NC Mutual Life Insurance Company

Durham, NC

Genevia Gee Fulbright

Vice President

Fulbright & Fulbright, CPA, PA

Durham, NC

Lee Johnson, Jr.

President and CEO

M&F Bancorp, Inc.

Durham, NC

Maceo K. Sloan

Chairman, President and CEO

Sloan Financial Group, Inc.

Durham, NC

Aaron L. Spaulding

Founder, President and CEO

Prestige Travel

Durham, NC

OFFICERS

Lee Johnson, Jr.

President and CEO

M&F Bancorp, Inc.

Durham, NC

E. Elaine Small

Vice President

Assistant Corporate Secretary

M&F Bancorp, Inc.

Durham, NC

Fohliette W. Becote

Secretary/Treasurer

M&F Bancorp, Inc.

Durham, NC

Valerie Quiett, Esquire

Assistant Corporate Secretary

M&F Bancorp, Inc.

Durham, NC

COMMITTEES

Audit Committee

Genevia G. Fulbright, Chairman

Maceo K. Sloan, Secretary

Willie T. Closs, Jr.

Benjamin S. Ruffin

Strategic Issues and Planning Committee

Maceo K. Sloan, Chairman

E. Elaine Small, Secretary

Fohliette W. Becote

Genevia Gee Fulbright

Lee Johnson, Jr.

Benjamin S. Ruffin

Joseph M. Sansom

Aaron L. Spaulding

Compensation Committee

Willie T. Closs, Jr., Chairman

Benjamin S. Ruffin

Aaron L. Spaulding

Corporate Governance and Nominating Committee

Benjamin S. Ruffin, Chairman

Willie T. Closs, Jr.

Genevia Gee Fulbright

Maceo K. Sloan

Aaron L. Spaulding

General Counsel

William A. Marsh, Jr.

Special Counsel

Brooks, Pierce, McLendon,

Humphrey & Leonard, LLP

Womble, Carlyle, Sandridge & Rice, LLP

MECHANICS AND FARMERS BANK

BOARD OF DIRECTORS

Benjamin S. Ruffin*

Chairman, Board of Directors

Mechanics and Farmers Bank

President

The Ruffin Group

Winston-Salem, NC

Aaron L. Spaulding*

Vice Chairman, Board of Directors

Mechanics and Farmers Bank

Founder, President and CEO

Prestige Travel

Durham, NC

Lee Johnson, Jr.*

President and CEO

Mechanics and Farmers Bank

Durham, NC

Cedric L. Russell

Funeral Director and General Manager

Russell Funeral Home

Winston-Salem, NC

Joseph M. Sansom*

Managing Partner

Sansom Associates, LLC

Raleigh, NC

John C. Scarborough III

President and CEO

Scarborough and Hargett Funeral Home

Durham, NC

James A. Stewart

Broker/Consultant

Anthony Allenton Commercial Real Estate

Durham, NC

Connie J. White

Management Consultant

Durham, NC

*	Executive Committee

Directors Emeriti

William J. Kennedy III

Lem Long, Jr.

Walter S. Tucker

CORPORATE OFFICERS

Lee Johnson, Jr.

President and CEO

E. Elaine Small

Executive Vice President/Operations

Group Executive

Fohliette W. Becote

Senior Vice President/Chief Financial

Officer/Financial Group Executive/

Corporate Secretary

Wesley A. Christopher

Senior Vice President

Retail Banking Group Executive

W. Donald Harrington

Senior Vice President/Chief Credit Officer/

Credit Group Executive

William J. Pickens

Senior Vice President/Business

Development Officer

Harold G. Sellars

Senior Vice President/Quality Assurance/

Lending Administrator/Security Officer

Evelyn Acree

Senior Vice President/City Executive,

Winston-Salem

Stanley Green, Jr.

Senior Vice President/City Executive,

Raleigh

Jacque Johnson, Jr.

Senior Vice President/City Executive,

Charlotte

Queron U. Smith

Vice President/City Executive, Durham

Julia V. Banks

Vice President/Branch Operations Support

Samuel T. Gibson III

Vice President/Business

Development and Customer Relations

Officer

Brendalyn Alexander

Assistant Vice President

Loan Review Officer/Assistant Corporate

Secretary

Anne DeLoatch

Assistant Vice President/Senior Banking

Center Service Manager/Assistant Security

Officer/Assistant Corporate Secretary,

Durham

BANKING OFFICERS

Tanya Dial-Bethune

Manager/Assistant Security Officer/

Assistant Corporate Secretary, Charlotte

Julie Farrington

Sales Executive, Customer Relations

Manager, Chapel Hill Boulevard Branch,

Durham

John Jackson

Manager/Assistant Security Officer/

Assistant Corporate Secretary, Winston-

Salem

Lucera B. Parker

Marketing Director

Sheila Winston-Graves

Senior Banking Center Service Manager

OTHER OFFICERS

Valerie Quiett, Esquire

Compliance Officer/Assistant Corporate

Secretary

Saundra H. Quick

Executive Secretary/Assistant Corporate

Secretary

INTERNAL AUDIT

Anthony C. Powell

Audit and Risk Manager

Peggy Gill

Audit Risk Consultant

Asset Liability Committee

Aaron L. Spaulding, Chairman

Fohliette W. Becote, Secretary

W. Donald Harrington

Lee Johnson, Jr.

E. Elaine Small

Wesley A. Christopher

Connie J. White

Audit Committee**

Genevia G. Fulbright, Chairman

Maceo K. Sloan, Secretary

Willie T. Closs, Jr.

Benjamin S. Ruffin

Joseph M. Sansom

**	M&F Bancorp, Inc.

Compensation Committee

Benjamin S. Ruffin, Chairman

Joseph M. Sansom, Secretary

James A. Stewart

Lem Long, Jr., Ex officio

EDP and Technology Committee

Joseph M. Sansom, Chairman

E. Elaine Small, Secretary

Julia V. Banks

Fohliette W. Becote

Wesley A. Christopher

Joseph Ellerbee

W. Donald Harrington

Lee Johnson, Jr.

Alice Lyon

Anthony C. Powell

James A. Stewart

Connie J. White

Loan Review Committee

W. Donald Harrington, Chairman

Harold G. Sellars, Vice Chairman

Brendalyn Alexander, Secretary

Evelyn Acree

Stanley Green, Jr.

Jacque Johnson, Jr.

Lee Johnson, Jr.

Queron U. Smith

William J. Pickens*

*	Alternate

Marketing & Advertising Committee

Benjamin S. Ruffin, Chairman

Lucera B. Parker, Secretary

Fohliette W. Becote

Wesley A. Christopher

Lee Johnson, Jr.

Cedric L. Russell

E. Elaine Small

Aaron L. Spaulding

Personnel Committee

James A. Stewart, Chairman

Fohliette W. Becote, Secretary

Wesley A. Christopher

Lee Johnson, Jr.

J. C. Scarborough III

E. Elaine Small

Aaron L. Spaulding

CITY ADVISORY BOARDS

Durham

James A. Stewart, Chairman

Queron U. Smith, Secretary

Ralph M. Bullock

Jessie T. Callis

Wesley A. Christopher

Fredrick A. Davis

L. Lois Deloatch

Lee Johnson, Jr., Ex officio

Charlotte

Lem Long, Jr., Chairman

Jacque Johnson, Jr., Secretary

Wesley A. Christopher

Terrence A. Hawkins

Walter S. Tucker

Jewett L. Walker

Anthony V. Hunt

Marie Tann

Lee Johnson, Jr., Ex officio

Raleigh

Joseph M. Sansom, Chairman

Stanley Green, Jr., Secretary

Wesley A. Christopher

Charles Cook

Hortense A. Francis

Dumas A. Harshaw, Jr.

Lorraine G. Stephens

Jocelyn D. Williams

Lee Johnson, Jr., Ex officio

Winston-Salem

Benjamin S. Ruffin, Chairman

Evelyn Acree, Secretary

Harvey Allen, Jr.

John M. Berry

Cedric L. Russell

Wesley A. Christopher

Serenus T. Churn, Sr.

Renita Linville

Tanya Wiley

Lee Johnson, Jr., Ex officio

M&F

M&F Bancorp, Inc.

MEMBER FDIC

2634 Chapel Hill Blvd. / P.O. Box 1932 / Durham, NC 27702
Telephone 919.683.1521 / Fax 919.687.7821
www.mfbonline.com

[GRAPHIC]