Form 10KSB, Exhibit 13
period 2004-12-31
M&F BANCORP INC /NC/
filed 2005-03-31
CIK 1094738

2004

ANNUAL

REPORT

M&F BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED FINANCIAL HIGHLIGHTS

For the Year Ended	December 31, 2004	December 31, 2003	Increase (Decrease)	Percent Change
Income
Net Income	$1,138,618	$1,275,447	$(136,829)	(10.72)%
Dividends Declared	$337,129	$303,416	$33,713	11.11%

Payout Ratio (Dividends/Net Income)	29.62%	23.79%	5.83%	24.51%
Return on Average Assets	0.51%	0.63%	(0.12)%	(19.05)%
Return on Average Equity	5.73%	7.16%	(1.47)%	(20.53)%

Per Share (2)
Net Income – Basic	$0.68	$0.76	$(0.08)	(10.52%)
Cash Dividends Declared	20	18	02	11.11%
Book Value	$12.07	$11.52	$0.55	4.77%
Average Common Share Outstanding	1,685,686	1,685,686	0	0%

Balance Sheet Data
At Year End ( In Thousands)
Assets	$230,541	$220,210	$10,331	4.69%
Deposits	189,059	185,898	3,161	1.70%
Loans (Net)	166,164	147,969	18,195	12.30%
Investment Securities (1)	28,270	32,092	(3,822)	(11.91)%
Shareholders’ Equity	20,340	19,417	923	4.75%

(1)	– Includes Federal Home Loan Bank Stock.

(2)	All share and per share gives retroactive effect to the 100% stock dividend declared in November 2004.

Annual Meeting: The Annual Meeting of Shareholders of M&F Bancorp, Inc., a North Carolina Corporation, will be held in the auditorium of the M&F Corporate Center, 2634 Durham-Chapel Hill Blvd., Durham, NC on Tuesday, May 10, 2005 at 10:00 a.m. All shareholders are cordially invited to attend.

Transfer Agent: American Stock Transfer & Trust Company, 6201 15th Avenue, 3rd Floor, Brooklyn, NY 11219, Telephone 1-877-777-0800.

Form 10-KSB: On the written request of any shareholder of record as of March 15, 2005, the Company will provide to said shareholder, without charge, a copy of the Company’s Annual Report on Form 10-KSB, including the financial statements and all schedules as required to be filed with the Securities Exchange Commission under the Securities Exchange Act of 1934.

All requests should be sent to: Lee Johnson, Jr., President/CEO, M&F Bancorp, Inc., Post Office Box 1932, Durham, North Carolina 27702-1932.

For additional information about M&F Bancorp, Inc., please contact Lee Johnson, Jr., President/CEO or Elaine Small, Vice President, or Allan E. Sturges, Acting Chief Financial Officer, at 919-683-1521.

TABLE OF CONTENTS

Messages To Our Shareholders

Management’s Discussion and Analysis

Report of Deloitte & Touche LLP

Financial Statements

Board of Directors and Management

Message from the Chairman

It is a privilege to serve as Chairman of M&F Bancorp, Inc. I am deeply humbled to follow in the footsteps of such legendary trailblazers as C. C. Spaulding, John H. Wheeler, and W. J. Kennedy, Jr. As a youngster growing up in Durham these individuals were among the heroes who inspired my entrepreneurial curiosity. Their leadership, character, and keen business acumen anchored the cornerstone on which M&F Bancorp continues to build today. It follows that I am obligated to uphold the traditions and standards of excellence that they and others have set forth for this noble community institution. This can only be achieved through the combined efforts of our dedicated Board of Directors, officers, and staff working along with the communities that we serve.

M&F Bancorp, Inc. is transitioning into much more than a one-subsidiary holding company. While financial services will remain our core focus for many years we have tremendous potential to expand both our product–line and client base. Our holding company structure offers a platform through which many other services and products can be offered, leveraging the investments we have made in the “brand” of our subsidiary, Mechanics and Farmers Bank. As a Board, we realize that the transition to a more diversified financial institution will come with some short-term sacrifices. But we also expect that these investments will lay the groundwork for even better results in the years to come. Increasing long-term shareholder value through future growth is our ultimate goal.

In closing, I would like to thank our talented family of employees for their tireless efforts and of course our shareholders for their loyal support. On behalf of the Board and myself, I would like to extend our appreciation to Lee Johnson, who has announced his intention to retire. We owe him our thanks for his many years of outstanding service to this institution. Additionally, I would like to express our gratitude to Ben Ruffin, who served as a Director of this institution for 26 years, most recently as Chairman of the Board. The year 2005 is likely to be challenging as we deal with increasing regulatory demands and a slowly recovering economy, however I believe that, with your help, M&F Bancorp will successfully meet the objectives and goals that we have set forth.

Sincerely,

/s/ Maceo K. Sloan
Maceo K. Sloan,
Chairman of the Board

Message from the President

Two thousand and four was another successful year for your Company. Although earnings declined, our balance sheet continued to expand. We continued to invest heavily in our communities and, in fact, Mechanics and Farmers Bank, your Company’s wholly-owned subsidiary, received a generous grant in recognition of all that we have done to support underserved markets. We also implemented several initiatives to enhance our long-term profitability and to better identify new market opportunities. Finally, we continued to build upon our franchise, as evidenced by the opening of a new M&F Bank office in Charlotte. In sum, we continued to move forward on many fronts in 2004.

Financial Results

Net income decreased 11% in 2004 to $1.1 million, or $0.68 per share, from $1.3 million or $0.76 per share, in 2003. The decrease in earnings was primarily attributable to higher noninterest expense and an increase in the Company’s effective income tax rate. Partially offsetting these two factors were positive comparisons in net interest income, noninterest income and the provision for loan losses.

Net interest income increased 9% to $9.4 million in 2004 from $8.6 million in 2003, while noninterest income, including a grant of $0.439 million that is discussed more fully below, increased 15% to $2.8 million from $2.4 million for the same respective periods. Noninterest expense, reflecting higher audit, pension and occupancy costs, increased 14% to $10.0 million in 2004 from $8.8 million in 2003. Earnings also benefited from a slightly lower provision for loan losses, which was $0.465 million in 2004 versus $0.500 million in 2003. The effective income tax rate in 2004 was 35% in 2004 versus 27% in 2003. Pretax income in 2004 was essentially unchanged from 2003.

Balance sheet growth reflected the strong loan demand and competitive deposit environment that has characterized our markets. Gross loans grew 12% to $169.3 million at year-end 2004 from $150.8 million at the end of 2003, while deposits increased 2% to $189.1 million from $185.9 million over the same time frame. Total assets grew 5% to $230.5 million at December 31, 2004, up from $220.2 million at December 31, 2003, and stockholders’ equity increased to $20.3 million, or 8.8% of assets.

Moving Forward at Mechanics and Farmers Bank

As was mentioned previously, one of the more gratifying aspects of the year was the receipt of a grant of $439,249 from the Community Development Financial Institution (“CDFI”) Fund through its Bank Enterprise Award Program (“BEA”). This fund, which is a part of the U.S. Department of the Treasury, supports community-minded financial institutions throughout the country by providing financial incentives to expand services within economically distressed communities. A number of factors were considered in awarding the grant to M&F Bank, including such factors as our long-standing support (through both lending and depository activities) to community development corporations and other organizations that have similar objectives.

While the BEA grant was certainly a high profile acknowledgement of our investment in the community, the fruits of many of these investments are much less visible, yet no less important. For example, for several years, we have conducted Financial Literacy programs that are designed to teach people of all ages to be more financially responsible. Society often does an inadequate job teaching financial responsibility, especially to young people. This shortcoming, though, has created an excellent opportunity for M&F Bank to play an important role in their lives. We have invested in the belief that when people acquire increasing financial responsibilities, that they not only remember the lessons we helped to teach them but also will remember that it was M&F Bank that invested in their financial education. This will be the return on our investment, but for us, it is not just about the money. It is simply the right thing to do.

Another significant event of 2004 was the opening of our third branch location in Charlotte, which represented M&F Bank’s ninth office. The Renaissance Center branch is located at 3225 W. Sugar Creek Road and we already have attracted many new customer relationships to the Bank through that location. This branch represents the first new office we have opened in the past 20 years, and reflects a renewed commitment to expand into new markets.

While we remain committed to entering new markets, we also adopted initiatives to make our existing operations more profitable. For example, we implemented a pricing model that should better enable us to manage our margins and objectively establish pricing strategies for both loans and deposits. We also implemented a market analysis system that should allow us to identify opportunities in the market more quickly. Finally, through an affiliation with a third-party organization, Community Trust of the Southeast, we have developed the capability to offer a broad range of new services, including asset management, employee benefit and trust services. All of these initiatives will ultimately enhance service, provide additional fee income, and enhance long-term earnings growth.

Outlook for Your Company

Two thousand and five is likely to be a challenging year. The bulk of expenses related to complying with the requirements of the Sarbanes-Oxley Act of 2002, which was passed by the U.S. Congress to protect investors from the possibility of fraudulent accounting activities by corporations, will be incurred in 2005 and years beyond. Complying with this Act will not only result in significant cost increases, but also will require heavy investments of time and effort by staff and directors. Additionally, 2005’s results will likely not include another grant like the one we received in 2004. Nevertheless, we remain quite upbeat about our long-term prospects, as our new Chairman, Maceo K. Sloan, indicated in his letter.

As a final note, I want to express my sincere appreciation to each of you for the help and support that you have been to me over the past several years. As most of you are probably aware, I will be retiring in the near future. It has been a pleasure to have been a part of the M&F Bancorp family, and I am grateful that I had an opportunity to play a role in its success. I wish all of you well, and ask that you continue to support M&F Bancorp, our Company, in any way that you can.

Sincerely,

/s/ Lee Johnson, Jr.
Lee Johnson, Jr.
President and Chief Executive Officer

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

DESCRIPTION OF BUSINESS

Based in Durham, North Carolina, M&F Bancorp, Inc. (the “Company”) is the holding company for Mechanics and Farmers Bank (the “Bank”), a state chartered commercial bank that was organized in 1907 and began operations in 1908. The holding company was established in 1999 through a tax-free exchange of M&F Bancorp, Inc. common stock for existing shares of Mechanics and Farmers Bank common stock. The Bank provides a broad range of financial products and services through nine offices located in the North Carolina markets below:

Market	Number of Branches
Durham	3
Raleigh	2
Charlotte	3
Winston-Salem	1

SUMMARY

The following discussion, analysis of earnings and related financial data should be read in conjunction with the audited financial statements and related notes to the consolidated financial statements. It is intended to assist you in understanding the financial condition as of December 31, 2004 and 2003 and the results of operations for the years ended 2004, 2003 and 2002 for the Company and its subsidiary.

FORWARD-LOOKING STATEMENTS

When used in the Annual Report, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or other similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Bank’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans and deposits in the Bank’s market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or occurrences after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

ASSET LIABILITY MANAGEMENT

Asset liability management activities are designed to ensure long-term profitability, minimize risk, and maintain adequate liquidity and capital levels. It is the responsibility of the Bank’s Asset Liability Committee to set policy guidelines and to establish long-term strategies with respect to interest rate exposure and liquidity. That committee, which is comprised of the Bank’s executive management and three outside directors, meets regularly to review the Bank’s interest rate and liquidity risk exposures in relation to present and anticipated market and business conditions. The committee also establishes funding and balance sheet management strategies that are intended to ensure that the potential impact on earnings and liquidity are within acceptable levels.

Asset liability management is achieved through comprehensive planning processes, month-to-month analysis, yearly budgeting and long-range planning. Specific consideration is given to many variables, including but not limited to, interest rates, balance sheet volumes and maturities of both the earning assets and all deposit categories and borrowings.

The interest rate sensitivity schedule is reflected in Table 1. Rate Sensitivity Analysis. This table reflects the Bank’s interest sensitivity analysis as of December 31, 2004 and describes, at various cumulative intervals, the gap ratios (ratios of rate-sensitive assets to rate-sensitive liabilities) for assets and liabilities that management considers rate sensitive. When interest sensitive liabilities exceed interest sensitive assets, a negative interest sensitive gap results. This gap shows the additional amount of liabilities being repriced during a period over interest sensitive assets during the period. The gap is positive when the reverse situation occurs. As of December 31, 2004, the one-year cumulative interest sensitivity gap was negative $78,397 versus negative $69,648 at December 31, 2003; the ratio of the cumulative interest sensitivity gap as a percent of total earning assets was a negative 25.19 percent as of December 31, 2004, compared with a negative 35.29 percent as of December 31, 2003. This incremental change was due to a slowing in the growth in interest sensitive liabilities, such as deposits, as compared to the growth in interest sensitive assets with maturities within the twelve month period.

LIQUIDITY

Liquidity reflects the Bank’s ability to meet its funding needs, which includes the extension of credit, meeting deposit withdrawals, and generally to sustain operations. In addition to its level of liquid assets, many other factors affect a bank’s ability to meet liquidity needs, including access to additional funding sources, total capital position and general market conditions.

Because a large portion of bank deposits are payable upon demand, banks must protect themselves against liquidity risk through the maintenance of adequate funds which are liquid, or can readily be converted into liquid assets. The Bank provides for liquidity by three methods: core deposits, borrowings from the Federal Home Loan Bank, and borrowings from the Federal Reserve Bank. Total deposits and core deposits were approximately $189,059,000 at December 31, 2004 and 2003, respectively. These figures compare with $185,898,000 as of December 31, 2003. The Bank had advances outstanding of $16,802,000 and $11,829,000 at the Federal Home Loan Bank as of December 31, 2004 and 2003, respectively. The Bank has the availability of an additional $10,300,000 from the Federal Home Loan Bank. The Bank also has a line of credit of $3,683,727 established at the Federal Reserve Bank available to meet liquidity needs.

The Bank has recently sold residential mortgage loans as a tool to enhance the Bank’s liquidity position. In 2004, the Bank sold approximately $3,300,000 in residential mortgage loans as compared to approximately $8,300,000 in 2003. At December 31, 2004 the Bank had approximately $41,063,000 in outstanding unfunded loan commitments. Based on its historical experience, the Bank expects to fund approximately $25,237,000 of these outstanding loan commitments in the next twelve months.

On December 31, 2004, the Bank’s liquidity ratio was 18.73 percent, which is less than the Bank’s target of 20.00 percent. Management believes the core deposit activity, available borrowings from the Federal Home Loan Bank and the Federal Reserve, will be adequate to meet the short-term and long-term liquidity needs of the Bank.

CRITICAL ACCOUNTING POLICIES

We have established various accounting policies which govern the application of accounting principles generally accepted in the United States of America in the preparation of our financial statements. Our significant accounting policies are described in Note 1 to the Consolidated Financial Statements. Certain accounting policies require us to make significant estimates and assumptions which have a material impact on the carrying value of certain assets and liabilities, and we consider these to be critical accounting policies. The estimates and assumptions we use are based on historical experience and other factors, which we believe to be reasonable under the circumstances. Actual results could differ significantly from these estimates and assumptions which could have a material impact on the carrying value of assets and liabilities at the balance sheet dates and our results of operations for the reporting periods.

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

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, any adverse situations that may affect the borrower’s ability to repay, estimated value of underlying associated collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent, or a combination of the above methods.

Large groups of homogeneous smaller balance loans are collectively evaluated for impairment.

For a more detailed discussion on the allowance for possible loan losses, see “Table 7. Non-accrual, Past Due, and restructured loans” “Table 8. Loan Loss and Recovery Experience,” “Table 9. Allocation of the Allowance for Loan Losses” and “Allowance for Possible Loan Losses” in Note 1 to the Consolidated Financial Statements for the year ended December 31, 2004 (“Significant Accounting Policies”).

Pension Plans

The Company maintains a qualified defined benefit cash balance pension plan (the “Qualified Plan”), which covers substantially all full time employees and an unfunded excess plan to provide benefits to a select group of highly compensated employees to provide benefits that would otherwise be provided under the Qualified Plan but for maximum benefit and compensation limits applicable under the tax law.

Our pension costs for both plans approximated $338,000 and $373,000 for the fiscal years ended December 31, 2004 and 2003, respectively. The pension cost is calculated based on a number of actuarial assumptions, including an expected long-term rate of return on Qualified Plan assets of 8.00%. In developing our expected long-term rate of return assumption, we evaluated input from our actuaries and investment advisors, including the expected return of the asset class, in which all assets are invested, a balanced mutual fund. The 10-year compounded annual net rate of return for this fund is 11.82%.

We base our determination of pension expense (or income) on the fair market value of assets at each measurement date. Gains or losses resulting from investment performance that deviate from the expected return are included in the total amount of accumulated experience gains or losses. Under the method prescribed by generally accepted accounting principles, the pension cost for any year includes the amortization of the excess of any previously unrecognized gains or losses over 10.00% of the fair value of plan assets, or 10% of the plan’s projected benefit obligation, if greater, over the average expected future working lifetime of the covered employees.

The discount rate that we utilize for determining the value of future obligations is based on a review of the yields of high quality fixed income securities, as measured by the yield on highest rated long-term bonds given by a recognized rating agency. The discount rate determined on this basis has decreased from 6.0 percent at December 31, 2003 to 5.75 percent as of December 31, 2004. Due to the effect of 2004 investment performance of plan assets and the reduction in the discount rate, we estimate that total pension costs for all plans will be approximately $355,900 in fiscal 2005. Actual pension cost for subsequent fiscal periods will depend on future investment performance of plan assets, changes in the future discount rates and various other factors related to the characteristics of current and former employees participating in our pension plans.

A 100 basis point reduction in our expected long-term rate of return would have increased our total 2004 pension cost by approximately $34,000 (10.06 percent). A 100 basis point reduction in the assumed discount rate at December 31, 2003 would have increased our total 2004 pension cost by approximately $25,000 (6.60 percent).

During 2004, the Bank contributed $108,000 to the Qualified Plan trust and the value of the Qualified Plan trust assets increased to $3,669,000 as of December 31, 2004 from $3,372,000 as of December 31, 2003. The effect of this investment performance, offset somewhat by the reduction in the interest discount rate, increased the value of unfunded Qualified Plan projected benefit obligations from $411,000 at December 31, 2003 to $483,000 at December 31, 2004. Because of the increase in the unfunded accumulated benefit obligation we were required under applicable accounting standards to make a balance sheet adjustment to add $114 thousand to Other Comprehensive Income at December 31, 2004.

The Company also maintains a Supplemental Executive Retirement Plan. During 2004, the Bank contributed $31,000 to this plan. The unfunded accumulated benefit obligation for this plan increased to $2,300,000 in 2004 from $1,800,000 in 2003.

Executive Overview

In the opinion of management, the Company achieved some significant financial goals during 2004, most notably:

•	Total assets growth in excess of 4.00%

•	Gross loan growth of 12.00% net of a $3,300,000 loan sale

•	Increase in market value of common stock shares in excess of 26.00%

The Company generated the majority of its earnings from traditional banking services such as lending and deposit services. During 2004 the Company received a BEA Grant Award of $439,249 for its services in economically distressed communities. The grant will enable the company to continue its services and financial literacy efforts in these markets. With increased competition narrowing the interest margin, the Company will look for additional opportunities to enhance fee revenue.

As management looks forward there are several key challenges that the company will face, namely:

•	Improving operating efficiency

•	Intense competition

•	Increased costs to comply with the requirements of the Sarbanes-Oxley Act of 2002

•	Economic environment of local markets.

The Company will continue its emphasis on quality personal services and enhanced technology to meet these challenges. The Company has developed both long-term and short-term strategic objectives to obtain profitable growth. Management will continually monitor and modify these objectives as the industry changes.

2004 Compared with 2003

Interest and fees on loans increased $642,802 or 5.87 percent during 2004 which was the result of a 12.22 percent increase in loans outstanding offset by lower interest rates. The yield on the loan portfolio was 7.12 percent for 2004 compared to 7.64 percent for 2003. Interest and dividends on investments were $894,703, a 2.05 percent decrease from the $913,460 earned in 2003. The decrease was primarily the result of lower interest rates, a yield of 3.26 percent compared to 3.46 percent for the prior year. Interest on interest-bearing accounts increased to $152,579 in 2004 from $146,742, which represents a 3.98 percent increase from 2003. The increase was the result of higher interest rates. Interest expense on deposits decreased $170,394 to $2,580,195 in 2004, or 6.19 percent from $2,750,589 in 2003 due to the lower interest rates.

The cost of deposits for 2004 was 1.36 percent compared to 1.48 percent for 2003. Interest on borrowed funds increased to $618,041 from $611,782, a 1.02 percent increase.

During periods of rising interest rates, the Bank’s rate sensitive assets cannot be repriced as quickly as its rate sensitive liabilities. Thus, the Bank’s net interest income will generally decrease. In periods of declining interest rates the opposite effect occurs.

Provisions for possible loan losses decreased $34,924 from the prior year’s amount of $499,608 to $464,684, a decrease of 6.99 percent. The decrease is the result of management’s evaluation of the classified loans. In addition to evaluating the status of specific loans management considered others factors such as the national and local economy.

Service charges on deposit accounts decreased $119,386 from 2003 to 2004, decreasing 8.38 percent. Other noninterest income increased $471,325 or 47.93 percent to $1,454,696 from $983,371 for the prior year. The significant increase resulted from the recognition of a BEA grant of approximately $439,000 in 2004.

Salary and employee benefits increased 9.38 percent to $5,824,171 from $5,324,930 for the prior year. The increase was the result of merit increases and the increased cost of insurance products and personnel costs related to the opening of a new branch in Charlotte. The Company had 96 employees at December 31, 2004 compared to 97 employees at December 31, 2003. The decreased number of employees was primarily the result of unfilled vacancies in 2004. Occupancy expense increased $64,756 or 8.15 percent from the level in 2003. Equipment expenses increased $70,221 or 15.24 percent from the prior year largely due to the opening of a new branch in Charlotte. Data processing increased by $2,161 or 0.56 percent from the prior year. Miscellaneous other expenses increased $566,460 from $1,487,651 in 2003 to $2,054,111 in 2004. This category is comprised of many other operating expense accounts some of which had substantial increases such as audit expense and consulting expense on a year to year basis, the net of which represents a net increase in the other expense category.

2003 Compared With 2002

Interest and fees on loans increased $565,133 or 5.44 percent during 2003 which was the result of a 7.19 percent increase in loans outstanding offset by a reduction in interest rates. The yield on the loan portfolio was 7.64 percent for 2003 compared to 8.14 percent for 2002. Interest and dividends on investments were 913,460, a 27.48 percent decrease from the $1,259,661 earned in 2002. The decrease was primarily the result of lower interest rates, a yield of 3.46 percent compared to 4.13 percent for the prior year. Interest on interest-bearing accounts increased to $146,742 in 2003 from $116,293 which represents a 26.18 percent increase from 2002. The increase was the result of increased balances offset by lower interest rates. Interest expense on deposits decreased $178,948 to $2,750,589 in 2003, or 6.11 percent from $2,929,537 in 2002 due to a lower cost of funds. The cost of funds for 2003 was 1.48 percent compared to 1.96 percent for 2002. Interest on borrowed funds decreased to $611,782 from $617,648, a .95 percent decrease. The modest decrease was the result of lower outstanding balances. During periods of rising interest rates, the Bank’s rate sensitive assets cannot be repriced as quickly as its rate sensitive liabilities. Thus, the Bank’s net interest income will generally decrease. In periods of declining interest rates the opposite effect occurs (See Table 1).

Provisions for possible loan losses decreased $238,248 from the prior year’s amount of $737,856 to $499,608, a decrease of 32.29 percent. The decrease is the result of management’s evaluation of the classified loans. In addition to evaluating the status of specific loans management considered other factors such as the national and local economy.

Service charges on deposit accounts remained relatively flat over 2002 decreasing only .55 percent. Other noninterest income increased $247,324 or 33.60 percent to $983,371 from $736,047 for the prior year. The significant increase resulted from an increased cash value of bank owned life insurance policies offset by small changes in other miscellaneous income accounts.

Salary and employee benefits increased 9.94 percent to $5,324,930 from $4,843,331 for the prior year. The increase was the result of merit increases, the increased cost of insurance products, and the increase in the number of employees to 97 at December 31, 2003 compared to the 93 employees at December 31, 2002. The increased number of employees was primarily the result of filling vacancies in 2003 which remained open for the majority of 2002. Occupancy expense increased $53,271 or 7.18 percent from the level in 2002. Equipment expensed decreased $74,409 or 13.90 percent from the prior year largely due to a lower depreciation partially offset by increased repair costs. Data processing decreased by $6,703 or 1.71 percent from the prior year. Miscellaneous other expenses increased $214,193 from $1,278,461 in 2002 to $1,492,654 in 2003. This category is comprised of many other operating expense accounts that had minor increases/decreases, the net of which represents a net increase in the other expense category.

Five-Year Summary

Financial Condition Data at December 31,

	2004	2003	2002	2001	2000
Assets	$230,540,804	$220,210,469	$187,430,816	$168,096,297	$166,960,664
Total Investment Securities	28,270,267	32,091,525	30,468,615	30,325,700	31,044,082
Loans receivable, net	166,163,601	147,968,938	138,133,639	120,380,413	112,804,835
Deposits	189,059,168	185,897,710	149,817,765	135,383,213	135,146,259
Borrowed funds	16,802,466	11,829,040	16,553,215	12,375,208	11,895,273
Shareholders’ Equity	20,339,767	19,417,052	18,186,528	17,853,344	17,706,249

Operating Data for the Years Ended December 31,

Operating Income	2004	2003	2002	2001	2000
Total Interest and Dividend Income	12,636,073	12,006,191	11,756,810	11,669,056	12,011,286
Total Interest Expense	3,198,236	3,362,371	3,547,185	4,346,819	4,117,028
Net Interest Income	9,437,837	8,643,820	8,209,625	7,352,237	7,894,258
Loan Loss Provision	464,684	499,608	737,856	611,052	627,552
Total Other Income	2,759,457	2,407,518	2,168,105	1,818,100	1,599,209
Total Other Expenses	9,991,862	8,803,283	8,143,124	7,369,592	7,649,657
Income Before Income Tax Expense	1,740,748	1,748,447	1,496,750	1,189,693	1,216,258
Income Tax Expense	602,130	473,000	461,000	283,000	314,000
Net Income	1,138,618	1,275,447	1,035,750	906,693	902,258
Per Share Data:
Net Income - Basic (Note 1)	$0.68	$0.76	$0.61	$0.53	$0.53
Net Income – Diluted (Note 1)	$0.66	$0.76	$0.61	$0.53	$0.53
Cash Dividends Declared	$0.20	$0.18	$0.16	$0.16	$0.16
Weighted - Average Common Shares Outstanding (Note 1)	1,685,686	1,685,686	1,693,352	1,707,450	1,707,462

Note – Per Share Data and Weighted Average Common Shares Outstanding give retroactive effect to the 100% stock dividend declared in November 2004.

TABLE 1. RATE SENSITIVITY ANALYSIS

AT DECEMBER 31, 2004

(Dollars In Thousands)	3 Months or Less	4 to 12 Months	Maturities Total Within 12 Months	Over 12 Months	Total
Interest Earning Assets
Loans	$9,455	$24,886	$34,341	$134,953	$169,294
Investment Securities (1)	4,457	1,891	6,348	21,922	28,270
Interest-Bearing Deposits	15,236	—	15,236	—	15,236

Total Interest-Earning Assets	$29,148	$26,777	$55,925	$156,875	$212,800

Percent of Total Interest-Earning Assets	13.70%	12.58%	26.28%	73.72%	100.00%
Cumulative Percent of Total Interest-Earning Assets	13.70%	26.28%	26.28%	100.00%

Interest-Bearing Liabilities
Time Deposits $100,000 or More	$6,472	$6,950	$13,422	$9,369	$22,791
Savings, Now and Money Market Deposits	93,891	—	93,891	—	93,891
Other Time Deposits	11,705	15,275	26,980	13,748	40,728
Borrowed Funds	7	22	29	16,773	16,802

Total Interest-Bearing Liabilities	$112,075	$22,247	$134,322	$39,890	$174,212

Percent of Total Interest-Bearing Liabilities	64.33%	12.77%	77.10%	22.90%	100.00%

Cumulative Percent of Total Interest-Bearing Liabilities	64.33%	77.10%	77.10%	100.00%
Ratio of Interest-Earning Assets to Interest-Bearing Liabilities (Gap Ratio)	26.01%	120.36%	41.64%	393.27%

Cumulative Ratio of Interest-Earning Assets to Interest-Bearing Liabilities (Cumulative Gap Ratio)	26.01%	41.64%	41.64%	122.15%

Interest Sensitivity Gap	(82,927)	4,530	(78,397)	116,985	38,588

Cumulative Interest Sensitivity Gap	(82,927)	(78,397)	(78,397)	38,588

Cumulative Interest Sensitivity Gap as a Percent of Total Interest-Earning Assets		(-25.19%)	(-25.19%)	18.13%

(1)	Includes Federal Home Loan Bank stock

During periods of rising interest rates, the Bank’s rate sensitive assets cannot be repriced as quickly as its rate sensitive liabilities. Thus, the Bank’s net interest income will generally decrease. In periods of declining interest rates, the opposite effect would be expected to occur.

The following table reflects the average yields on assets and average costs of liabilities for the years ended December 31, 2004, 2003 and 2002. The average yields and costs are derived by dividing income or expense by the average balances of interest-earning assets and interest-bearing liabilities, respectively, for the periods presented.

TABLE 2. AVERAGE BALANCES AND

NET INTEREST INCOME ANALYSIS

(Dollars in Thousands)	Year Ended December 31,
	2004			2003			2002
	AVERAGE BALANCE	AVERAGE RATE	AMOUNT PAID OR EARNED	AVERAGE BALANCE	AVERAGE RATE	AMOUNT PAID OR EARNED	AVERAGE BALANCE	AVERAGE RATE	AMOUNT PAID OR EARNED
ASSETS
LOANS (1)	$162,640	7.12%	$11,588	$143,216	7.64%	$10,946	$127,601	8.14%	$10,381
TAXABLE SECURITIES	18,865	2.76%	520	17,492	2.92%	510	20,643	4.11%	848
NON-TAXABLE SECURITIES	8,571	4.38%	375	8,950	4.51%	404	9,147	4.50%	412
FEDERAL FUNDS SOLD	—	0.00%	—	—	0.00%	—	—	0.00%	—
INTEREST-BEARING DEPOSITS	8,992	1.70%	153	11,640	1.26%	147	6,367	1.82%	116

TOTAL INTEREST-EARNING ASSETS	$199,068	6.35%	$12,636	$181,298	6.62%	$12,007	$163,758	7.18%	$11,757
CASH AND DUE FROM BANKS	4,982			6,110			5,368
BANK PREMISES AND EQUIPMENT, NET	6,658			6,143			5,202
OTHER ASSETS	11,101			9,436			2,097

TOTAL ASSETS	$221,809		$12,636	$202,987		$12,007	$176,425		$11,757

LIABILITIES AND SHAREHOLDERS’ EQUITY
INTEREST-BEARING DEMAND	$22,465	0.52%	$117	$19,656	0.62%	$122	$20,989	0.52%	$109
SAVINGS	$71,952	1.67%	$1,205	$65,886	2.06%	$1,360	$50,800	2.64%	$1,343
TIME DEPOSITS	$56,459	2.23%	$1,259	$53,774	2.36%	$1,269	$45,901	3.22%	$1,477
BORROWED FUNDS	12,887	4.80%	618	12,434	4.92%	612	11,893	5.20%	618

TOTAL INTEREST-BEARING LIABILITIES	$163,763	1.95%	$3,199	$151,750	2.22%	$3,363	$129,583	2.74%	$3,547

NONINTEREST-BEARING DEPOSITS	33,483			29,281			26,806
OTHER LIABILITIES	4,555			4,142			2,194
SHAREHOLDERS’ EQUITY	20,008			17,814			17,842

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$221,809		$3,199	$202,987		$3,363	$176,425		$3,547

YIELD ON INTEREST-EARNING ASSETS
NET YIELD ON NET INTEREST-EARNING		4.74%	$9,437		4.74%	$8,644		5.01%	$8,210
ASSETS AND NET INTEREST INCOME
INTEREST RATE SPREAD (2)		4.39%			4.37%			4.44%

(1)	Average loans, net of the allowance for possible loan losses and unearned income. These figures include non-accrual loans, the effect of which is to lower the average rates.

(2)	The interest rate spread is the interest earning assets rate less interest earning liabilities rate.

The following table analyzes the dollar amount of changes in interest income and interest expense for the major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between variations due to changes in volume and those due to changes in rates.

TABLE 3. INTEREST RATE AND VOLUME VARIANCE ANALYSIS

(Dollars In Thousands)	2004 Compared to 2003			2003 Compared to 2002
	Volume	Rate	Total	Volume	Rate	Total
INTEREST INCOME ON INTEREST-BEARING ASSETS
LOANS	$1,488	$(846)	$642	$744	$(179)	$565
TAXABLE SECURITIES	40	(30)	10	39	(377)	(338)
NON-TAXABLE SECURITIES	(17)	(12)	(29)		(8)	(8)
INTEREST BEARING DEPOSITS	(33)	40	7	75	(45)	30

TOTAL INTEREST INCOME	$1,478	$(848)	$630	$858	$(609)	$249

INTEREST EXPENSE ON INTEREST-BEARING LIABILITIES
TIME DEPOSITS $100M OR MORE	$25	$(25)	$—	$14	$(37)	$(23)
SAVINGS, NOW, AND MONEY MARKET DEPOSIT	142	(303)	(161)	261	(232)	29
OTHER TIME DEPOSITS	39	(49)	(10)	231	(416)	(185)
OTHER BORROWINGS	22	(15)	7	(205)	199	(6)

TOTAL INTEREST EXPENSE ON INTEREST-BEARING LIABILITIES	$228	$(392)	$(164)	$301	$(486)	$(185)

The rate/volume variance for each category has been allocated on a consistent basis between rate and volume variances based on the percentage of the rate or volume variance to the sum of the two absolute variances. Income on non-accrual loans is included in the volume and rate variance analysis table only to the extent that it represents interest payments received.

INVESTMENT SECURITIES

The investment portfolio is managed to provide a balance between liquidity and attractive yields. An increasing amount of emphasis is being placed on managing the interest rate risk of the Bank. Therefore, future investment activity will be influenced by the asset liability mix and maturity requirements of the Bank. The investment portfolio is categorized as “available for sale” and “held to maturity.” The “available for sale” portion of the portfolio can be used to meet the liquidity needs of the Bank, while the “held to maturity” portion is intended primarily for investment purposes. On December 31, 2004, $26,690,847 or 98.58 percent of the Bank’s investment portfolio was classified as available for sale.

Bank policy prohibits trading within the portion of the bond portfolio classified as “securities to be held to maturity.” Additionally, more of the bonds in the “available for sale” portfolio have maturities of five years or greater and, therefore these securities are subject to greater market volatility than similar securities with maturities of two years or less. Tables 4 and 4.1 show maturities of investment securities held by the Bank at December 31, 2004, and 2003, respectively, along with weighted average yields.

TABLE 4.0 INVESTMENT PORTFOLIO MATURITY SCHEDULE 2004

	WITHIN ONE YEAR		AFTER ONE YEAR BUT WITHIN FIVE YEARS		AFTER FIVE YEARS BUT WITHIN TEN YEARS		AFTER TEN YEARS
AMORTIZED COST (DOLLARS IN THOUSANDS)	AMOUNT	YIELD	AMOUNT	YIELD	AMOUNT	YIELD	AMOUNT	YIELD
US TREASURY	$—	0.00%	$—	0.00%	$—	0.00%	$—	0.00%
US GOVERNMENT AGENCIES	1,995	2.31%	6,996	2.14%	—	0.00%	—	0.00%
MORTGAGE-BACKED SECURITIES	48	5.12%	1,657	4.04%	1,544	4.76%	1,344	5.47%
STATE AND POLITICAL SUBDIVISIONS	546	4.80%	6,829	4.44%	665	4.35%	—	0.00%
CORPORATE BONDS	—	0.00%	3,224	2.88%	—	0.00%	1,000	2.17%
OTHER (2)	—	0.00%	—	0.00%	—	0.00%	11	0.00%

TOTAL	$2,589	2.99%	$18,706	3.26%	$2,209	4.56%	$2,355	4.10%

1	Yield on tax-exempt investments has been adjusted to a taxable-equivalent basis using prevailing federal and state rates.

2	Also includes items with no stated maturities.

TABLE 4.1 INVESTMENT PORTFOLIO MATURITY SCHEDULE 2003

	WITHIN ONE YEAR		AFTER ONE YEAR BUT WITHIN FIVE YEARS		AFTER FIVE YEARS BUT WITHIN TEN YEARS		AFTER TEN YEARS
AMORTIZED COST (DOLLARS IN THOUSANDS)	AMOUNT	YIELD	AMOUNT	YIELD	AMOUNT	YIELD	AMOUNT	YIELD
US TREASURY	$—	0.00%	$—	0.00%	$—	0.00%	$—	0.00%
US GOVERNMENT AGENCIES	1,018	2.14%	8,953	1.78%	—	0.00%	—	0.00%
MORTGAGE-BACKED SECURITIES	—	0.00%	—	0.00%	1,954	2.95%	4,067	1.50%
STATE AND POLITICAL SUBDIVISIONS	856	3.44%	1,753	1.15%	696	1.84%	5,988	2.85%
CORPORATE BONDS	—	0.00%	—	0.00%	—	0.00%	4,021	0.60%
OTHER (2)	—	0.00%	—	0.00%	—	0.00%	1,193	0.00%

TOTAL	$1,874	2.34%	$10,706	1.61%	$2,650	2.50%	$15,269	1.30%

1	Yield on tax-exempt investments has been adjusted to a taxable-equivalent basis using prevailing federal and state rates.

2	Also includes items with no stated maturities.

LOAN PORTFOLIO

Total loans outstanding on December 31, 2004 were $169,294,002, an increase of 12.22 percent from the $150,865,193 in loans at December 31, 2003. Competition for loan originations remained strong in our markets in 2004, with many institutions targeting the Bank’s traditional markets because of their desire to improve their community reinvestment ratings. The Bank’s increase in total loans outstanding was primarily due to continued marketing to small businesses, churches and loan participations with other banks.

The Bank maintains a diversified mix of loans. Commercial loans are spread throughout a variety of industries, with loans to churches accounting for approximately 51.71 percent of the commercial loan portfolio and no other particular industry group or related industries accounting for a significant portion of the commercial loan portfolio. Loans to churches make up 33% of the Bank’s total loans outstanding at December 31, 2004. Real estate loans include mortgages for construction, land development, permanent financing and other purposes.

As of December 31, 2004, approximately $108,310,000, or 63.98 percent of the loan portfolio, was comprised of commercial, financial and agricultural loans, an increase from 62.96 percent in the same category at the end of 2003. Real estate mortgages decreased to 22.30 percent in 2004 compared to 26.86 percent in 2003. The other categories of loans, real estate construction and installment loans to individuals, represented 8.82 percent and 4.90 percent, respectively, of the loan portfolio as of December 31, 2004, compared to 4.92 percent and 5.26 percent, respectively, as of December 31, 2003. The Bank has no foreign loans. Loans made to directors, officers and other related parties to the Bank totaled $4,086,000 at December 31, 2004. New loans to such parties totaled $573,000 exclusive of advances on existing lines of credit while payments totaled $830,000 during 2004 exclusive of payments on existing lines of credit.

At December 31, 2004, the Bank had outstanding unfunded loan commitments of approximately $41,063,000, compared to $29,975,000 at the end of 2003. This increase in outstanding loan commitments coincides with the loan activity on a year to year basis. Based on its historical experience, the Bank anticipates approximately $25,237,000 of these loan commitments will fund in 2005. The following Table 5 describes the Bank’s loan portfolio composition. At December 31, 2004, total fixed rate loans were $124,106,000 and total floating rate loans were $45,188,000.

TABLE 5. LOAN PORTFOLIO COMPOSITION

(Dollars In Thousands)	December 31,
	2004	%	2003	%	2002	%	2001	%	2000	%
Commerc., Financial, & Agricul.	$108,310	63.98%	$94,978	62.96%	$75,229	53.45%	$71,563	58.51%	$64,638	56.24%
Real Est.- Construc.	14,937	8.82%	7,429	4.92%	8,532	6.06%	1,377	1.13%	8,486	7.38%
Real Est.- Mortg.	37,744	22.30%	40,526	26.86%	49,098	34.88%	41,926	34.28%	34,112	29.68%
Installmt. Loans to Individs.	8,303	4.90%	7,932	5.26%	7,884	5.60%	7,443	6.09%	7,690	6.69%

TOTAL	$169,294	100.00%	$150,865	100.00%	$140,743	100.00%	$122,309	100.00%	$114,926	100.00%

Tables 6 and 6.1 describe the maturities of loans with fixed rates and adjustable rates as of December 31, 2004.

TABLE 6. LOAN MATURITIES-FIXED RATES

Fixed Rates (Dollars In Thousands)	One Year or Less	After One Year Through Five Years	After Five Years	Total
COMMERCIAL, FINANCIAL, AND AGRICULTURAL	$11,438	$62,866	$5,333	$79,637
REAL ESTATE-CONSTRUCTION	2,783	3,000	—	5,783
REAL ESTATE-MORTGAGE	2,295	11,584	22,039	35,918
INSTALLMENT LOANS TO INDIVIDUALS	971	1,797	—	2,768

TOTALS	$17,487	$79,247	$27,372	$124,106

TABLE 6.1 LOAN MATURITIES-FLOATING RATES

Floating Rates (Dollars In Thousands)	One Year or Less	After One Year Through Five Years	After Five Years	Total
COMMERCIAL, FINANCIAL, AND AGRICULTURAL	$8,446	$16,084	$4,143	$28,673
REAL ESTATE-CONSTRUCTION	6,466	2,688	—	9,154
REAL ESTATE-MORTGAGE	140	227	1,459	1,826
INSTALLMENT LOANS TO INDIVIDUALS	1,801	1456	2,278	5,535

TOTALS	$16,853	$20,455	$7,880	$45,188

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

TABLE 7. NON-ACCRUAL, PAST DUE, & RESTRUCTURED LOANS

	December 31,
(Dollars In Thousands)	2004	2003	2002	2001	2000
NON-ACCRUAL LOANS	$1,546	$1,009	$386	$434	$2,795
ACCRUING LOANS PAST DUE 90 DAYS OR MORE	2,089	725	587	263	475
RESTRUCTURED LOANS	52	500	611	914	1,329

TOTAL	$3,687	$2,234	$1,584	$1,611	$4,599

At December 31, 2004 and 2003, non-accrual, past due, and restructured loans were approximately 2.18 percent and 1.48 percent, respectively, of the total loans outstanding on such dates. Non-accrual and restructured loans increased significantly in 2004. Management continues to work towards reducing the level of delinquencies through enhanced collection efforts and adherence to sound loan underwriting procedures. Management regularly reviews the loan portfolio, including these loans, for collectability and, as explained below, provides an allowance for loan losses. However, due to the uncertainties regarding trends in consumer credit and credit worthiness, it is possible that the future impact of charge-offs in any of our loan categories may exceed such allowance.

Charge-offs totaled $347,000 in 2004, or $229,000 net of recoveries and $279,000 or $246,000 net of recoveries in 2003. The amount of interest from non-accrual loans that would have been earned for 2004, 2003, and 2002, was $104,000, $38,000, and $40,000, respectively. These amounts are not included in income. Interest paid and included in income on non-accrual loans was $34,000, $42,000, and $21,000 for 2004, 2003, and 2002, respectively. Payments received on non-accrual loans are applied first to past due principal amounts before recording any interest income.

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

Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical matter, at the loan’s observable market value or fair value of the collateral if the loan is collateral dependent. Loans measured by fair value of the underlying collateral are commercial loans, others consist of homogenous small balance loans and are measured collectively. The Bank classifies a loan as impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. At December 31, 2004 and 2003, the recorded investment in loans that are considered to be impaired, totaled approximately $3,687,000 and $2,234,000, respectively. The average recorded balance of impaired loans was $2,395,000 and $2,250,000 at December 31, 2004 and 2003, respectively. The related allowance for loan losses for these loans was $351,000 and $189,000 at December 31, 2004 and 2003, respectively. Impaired loans of $3,621,000 and $2,234,000 for 2004 and 2003 were collateralized with real estate.

Management realizes that general economic trends greatly affect loan losses, and no assurances can be made that further charges to the loan loss allowance may not be significant in relation to the amount provided during a particular period or that further evaluation of the loan portfolio based on conditions then prevailing may not require sizable additions to the allowance, thus necessitating similarly sizable charges to operations. The allowance for loan losses was 1.51%, 1.54% and 1.44% of net loans outstanding at December 31, 2004, 2003 and 2002, respectively, which was consistent with both management’s desire for strong reserves and the credit quality ratings of the loan portfolio. The allowance for loan losses was higher at December 31, 2004 as the Bank incurred direct charge-offs (net of recoveries) approximately $235 thousand less than the provision addition to the allowance for loan losses for the year. The ratio of net charge-offs during the year to average loans outstanding during the period were 0.14%, 0.17% and 0.17% at December 31, 2004, 2003 and 2002, respectively. These ratios reflect management’s conservative lending, and effective efforts to recover credit losses.

The following table summarizes the Bank’s balances of loans outstanding, average loans outstanding, changes in the allowance arising from charge-offs and recoveries by category, and additions to the allowance that have been charged to expenses for years 2000 through 2004.

TABLE 8. LOAN LOSS AND RECOVERY EXPERIENCE

	Year Ended December 31,
(Dollars In Thousands)	2004	2003	2002	2001	2000
ALLOWANCE FOR POSSIBLE LOAN LOSSES AT BEGINNING OF YEAR	$2,276	$2,022	$1,505	$1,748	$1,342
LOANS CHARGED OFF:
COMMERCIAL, FINANCIAL & AGRICULTURAL	67	58	181	623	113
REAL ESTATE CONSTRUCTION	0	0	0	0	0
REAL ESTATE-MORTGAGE	174	16	3	182	36
INSTALLMENT LOANS TO INDIVIDUALS	106	205	99	102	189
TOTAL CHARGE-OFFS	347	279	283	907	338
RECOVERIES OF LOANS PREVIOUSLY CHARGED OFF:
COMMERCIAL, FINANCIAL, AND AGRICULTURAL	3	15	19	7	26
REAL ESTATE CONSTRUCTION	0	0	0	0	0
REAL ESTATE-MORTGAGE	89	0	0	14	11
INSTALLMENT LOANS TO INDIVIDUALS	26	18	43	32	79
TOTAL RECOVERIES	118	33	62	53	116
NET CHARGE-OFFS	229	246	221	854	222
ADDITIONS TO THE ALLOWANCE CHARGED TO EXPENSE	465	500	738	611	628
ALLOWANCE FOR LOAN LOSSES AT END OF YEAR	2,512	2,276	2,022	1,505	1,748
RATIO OF NET-CHARGE OFFS DURING YEAR TO AVERAGE OUTSTANDING LOANS DURING YEAR	0.14%	0.17%	0.17%	0.74%	0.20%

The following table sets forth the composition of the allowance for loan losses by type of loan at December 31 of the years indicated. The allowance is allocated to specific categories of loans for statistical purposes only, and may be applied to loan losses incurred in any loan category.

TABLE 9. ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

	Amount	2004	Amount	2003	Amount	2002	Amount	2001	Amount	2000
(Dollars in Thousands)		% of Loans in Category to Total Loans		% of Loans in Category to Total Loans		% of Loans in Category to Total Loans		% of Loans in Category to Total Loans		% of Loans in Category to Total Loans
Commer., Finan., & Agricul.	$1,841	73.29%	$1,259	55.31%	$876	43.32%	$650	43.19%	$1,151	65.84%
Real Est.-Constr.	44	1.75%	37	1.63%	26	1.29%	5	0.33%	24	1.37%
Real Est.-Mortg.	457	18.19%	710	31.20%	402	19.88%	449	29.84%	305	17.45%
Installmt. Loans to Individs.	170	6.77%	270	11.86%	275	13.60%	261	17.34%	177	10.13%
Unalloc.		0.00%		0.00%	443	21.91%	140	9.30%	91	5.21%
TOTAL	$2,512	100.00%	$2,276	100.00%	$2,022	100.00%	$1,505	100.00%	$1,748	100.00%

DEPOSITS

Total deposits, which include core deposits, were approximately $189,059,168 at December 31, 2004 as compared to $185,897,710 at the end of 2003, an increase of $3,161,458 or 1.70 percent. The Bank considers savings accounts, demand deposits, and time deposits of less than $100,000 core deposits. The Bank continued its marketing effort to increase this stable source of funds. Increased efforts to extend the maturities of our deposit structure had minimal impact during 2004. As reflected in Table 1, Rate Sensitivity Analysis, approximately 77.10 percent of interest-bearing liabilities deposits can be repriced in one year or less. This maturity structure contributes greatly to the negative gap of assets and liabilities and contributes to an increased interest rate risk for the Bank.

The Bank is committed to offering a wide range of competitively priced deposits. Our savings account rate has remained competitive. The average amounts and rates of deposits for the years ended December 31, 2004, 2003, and 2002 are summarized below. The Bank has no foreign deposits.

TABLE 10. AVERAGE DEPOSITS

	Year Ended December 31,
	2004		2003		2002
(Dollars in Thousand)	Average Amount	Average Rate	Average Amount	Average Rate	Average Amount	Average Rate
INTEREST-BEARING DEMAND DEPOSITS	$22,465	0.52%	$19,656	0.62%	$20,989	0.52%
SAVINGS DEPOSITS	71,952	1.67%	65,886	2.06%	50,800	2.64%
TIME DEPOSITS	56,459	2.23%	53,774	2.36%	45,901	3.22%

TOTAL INTEREST-BEARING DEPOSITS	150,876	1.71%	139,316	1.97%	117,690	2.74%
NONINTEREST-BEARING DEPOSITS	33,483	0.00%	29,281	0.00%	26,806	0.00%

TOTAL DEPOSITS	$184,359	1.40%	$168,597	1.63%	$144,496	2.45%

The time deposits are principally non-business certificates of deposit and individual retirement accounts. Deposits of state and local governments and municipal entities are collateralized by investment securities. The Bank participates in a national certificate of deposit gathering program through Quick Rate to facilitate deposit growth and liquidity needs of the institution. As of December 31, 2004, the Bank had approximately $21,082,000 in Quick Rate certificates of deposit.

The following table is a maturity schedule of time deposits as of December 31, 2004.

TABLE 11. TIME DEPOSIT MATURITY SCHEDULE

(Dollars In Thousands)	3 Months or Less	4 to 6 Months	7 to 12 Months	Over 12 Months	Total
TIME CERTIFICATES OF DEPOSIT OF $100,000 OR MORE	$6,472	$2,149	$4,801	$9,369	$22,791
TIME CERTIFICATES OF DEPOSIT LESS THAN $100,000	11,705	7,433	7,842	13,748	40,728

TOTAL	$18,177	$9,582	$12,643	$23,117	$63,519

SHAREHOLDERS’ EQUITY AND DIVIDENDS

The Bank is subject to a North Carolina State banking capital requirement of at least 5.00% of total assets. In addition, the Bank is subject to the capital requirements of the Federal Deposit Insurance Corporation (“FDIC”). The FDIC requires the Bank to maintain a (i) Tier 1 capital to risk-weighted assets ratio of 4.00%, (ii) a total capital to risk-weighted assets ratio of 8.00% and (iii) a leverage ratio of 4.00%. At December 31, 2004 and December 31, 2003, the Bank had capital to total assets ratios of 8.54% and 8.82%, respectively, Tier 1 capital to risk-weighted assets ratios of 10.48% and 11.23%, respectively, total capital to risk-weighted assets ratios of 12.00% and 12.82%, respectively, and leverage ratios of 8.61% and 8.65%, respectively. Shareholders’ equity, which consists of common stock, surplus, other comprehensive income and retained earnings provides all of the Company’s capital.

As of December 31, 2004, there were 1,685,686 shares of common stock outstanding after giving effect to the 100% stock dividend on November 2004, which were held by approximately 1,220 shareholders of record on March 15, 2005, not including persons or entities whose stock is held in nominee or “street” name through various brokerage firms or banks. The Company’s common stock is quoted on the OTC Bulletin Board under the symbol “MFBP”

In November 2004, the Board of Directors approved a 100% stock dividend. Each shareholder of record at the close of business on December 20, 2004 was entitled to receive one additional share of stock for each share of stock owned on the record date. The payment date was January 10, 2005. This stock dividend increased the number of common stock shares outstanding to 1,685,646 as of December 31, 2004 from 842,823. Also, outstanding stock options increased to 110,400 from 55,200 at a grant price of $7.84.

The table below shows the stock prices of the Company’s stock for the previous eight quarters. These quotations reflect inter-dealer prices, without retail mark-up, mark down or commission and may not represent actual transactions. The prices shown in the accompanying table have not been restated to reflect the 100% stock dividend declared in November 2004.

2004	Quarter 1	Quarter 2	Quarter 3	Quarter 4
High	$12.50	$12.13	$11.03	$12.50
Low	$9.88	$9.63	$10.00	$10.13
Close	$11.50	$10.05	$10.13	$12.50

2003	Quarter 1	Quarter 2	Quarter 3	Quarter 4
High	$6.75	$9.00	$8.85	$9.95
Low	$6.26	$6.53	$8.05	$8.40
Close	$6.51	$9.00	$8.35	$9.88

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

Cash dividends declared per share for each period are shown in the table below. These cash dividends have been restated to retroactively reflect the 100% common stock dividend in November 2004.

DIVIDENDS DECLARED

	2004	2003	2002
March	$.05	$.045	$.04
June	.05	.045	.04
September	.05	.045	.04
December	.05	.045	.04

The following table shows return on average assets (net income divided by average assets), return on average equity (net income divided by average shareholders’ equity), dividend payout ratio (dividends declared per share divided by net income per share) and shareholders’ equity to assets ratio (average shareholders’ equity divided by average total assets) for each of the years listed below.

TABLE 12. RETURN ON ASSETS AND EQUITY

	2004	2003	2002
RETURN ON AVERAGE ASSETS	0.51%	0.63%	0.58%
RETURN ON AVERAGE EQUITY	5.73%	7.16%	5.75%
DIVIDEND PAYOUT	29.62%	23.79%	26.21%
AVERAGE SHAREHOLDERS’ EQUITY TO AVERAGE ASSETS	9.02%	8.78%	10.14%

The following table sets forth the relationship of significant components of the Company’s balance sheet at December 31, 2004 and 2003.

TABLE 13. DISTRIBUTION OF ASSETS & LIABILITIES

	2004		2003
(Dollars In Thousands)	Amount	Percent	Amount	Percent
ASSETS
LOANS (NET)	$166,164	72.08%	$147,969	67.19%
INVESTMENT SECURITIES (1)	28,270	12.26%	32,092	14.57%
FEDERAL FUNDS SOLD/INT. BEARING DEPOSITS	15,236	6.61%	14,420	6.55%

TOTAL EARNINGS ASSETS
	$209,670	90.95%	$194,481	88.31%
CASH & DUE FROM BANKS	4,432	1.93%	11,491	5.22%
BANK PREMISES & EQUIPMENT	6,196	2.69%	6,320	2.87%
OTHER ASSETS	10,243	4.40%	7,918	3.60%

TOTAL ASSETS	$230,541	100.00%	$220,210	100.00%

LIABILITIES AND SHAREHOLDERS’ EQUITY
DEMAND DEPOSITS	31,593	13.70%	37,794	17.16%
SAVINGS, NOW & MMDA	93,947	40.75%	94,380	42.86%
TIME DEPOSITS $100,000 OR MORE	22,791	9.89%	17,432	7.92%
OTHER TIME DEPOSITS	40,728	17.67%	36,292	16.48%
TOTAL DEPOSITS	$189,059	82.01%	$185,898	84.42%

BORROWED FUNDS	16,802	7.28%	11,829	5.37%
ACCRUED EXPENSES AND OTHER LIABILITIES	4,340	1.88%	3,066	1.39%
TOTAL LIABILITIES	$210,201	91.18%	$200,793	91.18%
SHAREHOLDERS’ EQUITY	20,340	8.82%	19,417	8.82%

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$230,541	100.00%	$220,210	100.00%

(1)	Includes Federal Home Loan Bank Stock

TABLE 14. COMMITMENTS AND CONTINGENCIES

		Payments Due by Period
(In thousands) Contractual Obligations	Total	Less than 1 Year	1-3 years	4-5 years	Over 5 years
Deposits without a Stated Maturity	125,540	125,540	—	—	—
Term Deposits	63,519	40,402	22,702	415	—
Long-Term Debt	16,802	29	2,067	13,082	1,624
Interest on Long-Term Debt	3,978	802	1,513	822	841
Operating Leases	574	95	161	58	260
Unfunded Pension and Post Retirement Benefits	5,076	538	1,057	1,027	2,454

	215,489	167,406	27,500	15,404	5,179

		Amount of Commitment Expiration per Period
Other Commercial Commitments	Total Amounts Committed	Less than 1 Year	1-3 years	4-5 years	Over 5 years
Lending Commitments	30,313	25,237	5,027	38	11
Standby Letters of Credit	3,600	1,600	2,000	—	—

The Bank has outstanding loan commitments of $10,750,000 through minority bank loan programs that the Bank never expects to fund. Therefore these loans commitments are excluded from the funding requirements in the table above.

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL REPORTING

The management of the Company is responsible for the preparation of all financial statements, related financial data and other information in this report. The financial statements are prepared in accordance with generally accepted accounting principles in the United States and include amounts based on management’s estimates and judgment where appropriate. Financial information appearing in this annual report is consistent with the financial statements.

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

Our internal auditors constantly monitor internal controls.

The management of the Company is responsible for complying with the designated safety and soundness laws and regulations. Management has complied with all applicable safety and soundness regulations during the year ended December 31, 2004.

The Audit Committee of the Board of Directors meets regularly with management, the internal auditor and the independent registered public accounting firm to review matters relating to financial reporting, internal accounting control and the nature, extent and results of our audit efforts.

Our financial statements have been audited by Deloitte & Touche LLP, independent registered public accounting firm, who render an independent opinion on the Company’s financial statements. Their appointment for 2004 was approved by the Audit Committee, ratified by the Board of Directors, and ratified by the shareholders.

*  *  *  *  *  *

M&F Bancorp, Inc. and Subsidiary

Consolidated Financial Statements as of and for the Years Ended December 31, 2004, 2003 and 2002, and Report of Independent Registered Public Accounting Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

M&F Bancorp, Inc. and Subsidiary

Durham, North Carolina

We have audited the accompanying consolidated balance sheets of M&F Bancorp, Inc. and subsidiary (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Raleigh, North Carolina

March 30, 2005

M&F BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2004 AND 2003

	2004	2003
ASSETS
CASH AND CASH EQUIVALENTS—Cash and amounts due from banks (Notes 2 and 13)	$19,668,099	$25,858,891
SECURITIES AVAILABLE FOR SALE AT FAIR MARKET VALUE (Amortized cost of $25,474,621 and $29,274,816 at December 31, 2004 and 2003, respectively) (Notes 3 and 13)	26,690,847	30,615,303
SECURITIES TO BE HELD TO MATURITY AT AMORTIZED COST (Fair value of $387,759 and $894,906 at December 31, 2004 and 2003, respectively) (Notes 3 and 13)	384,720	884,122
FEDERAL HOME LOAN BANK INVESTMENT—At cost	1,194,700	592,100
LOANS (Notes 4 and 13)	169,294,002	150,865,193
Less:
Allowance for possible loan losses (Note 5)	2,511,973	2,275,886
Deferred loan fees	618,428	620,369

Net loans	166,163,601	147,968,938

ASSETS HELD FOR SALE	590,478	—
INTEREST RECEIVABLE (Note 4)	1,200,927	1,159,515
INCOME TAXES RECEIVABLE (Note 9)	348,763	670,362
PREMISES AND EQUIPMENT—Net (Note 6)	6,195,554	6,320,255
FORECLOSED REAL ESTATE—Net	509,189	214,028
DEFERRED INCOME TAXES—Net (Note 9)	898,870	775,303
CASH SURRENDER VALUE OF LIFE INSURANCE (Note 10)	4,924,027	4,714,210
PREPAID EXPENSES AND OTHER ASSETS	1,771,029	437,442

TOTAL ASSETS	$230,540,804	$220,210,469

M&F BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2004 AND 2003

	2004	2003
LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES:
Deposits (Notes 7 and 13):
Demand	$72,443,645	$98,654,534
Passbook savings	53,096,293	33,519,404
Certificates	63,519,230	53,723,772

Total deposits	189,059,168	185,897,710
Other borrowings (Notes 4, 11, and 13)	16,802,466	11,829,040
Accrued expenses and other liabilities (Note 10)	4,339,403	3,066,667

Total liabilities	210,201,037	200,793,417

COMMITMENTS AND CONTINGENCIES (Notes 6 and 8)
SHAREHOLDERS’ EQUITY (Notes 10 and 14):
Common stock, no par value at December 31, 2004 and 2003, respectively, authorized 5,000,000 shares; issued and outstanding, 1,685,646 and 842,843 at December 31, 2004 and 2003, respectively	5,900,488	5,892,059
Retained earnings	14,142,709	13,349,649
Accumulated other comprehensive income—net of tax effect of $152,778 and $90,329 in 2004 and 2003, respectively	296,570	175,344

Total shareholders’ equity	20,339,767	19,417,052

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$230,540,804	$220,210,469

M&F BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002

	2004	2003	2002
INTEREST AND DIVIDEND INCOME:
Interest and fees on loans (Note 4)	$11,588,791	$10,945,989	$10,380,856
Interest and dividends on investment securities:
Taxable	519,570	509,874	848,081
Tax-exempt	375,133	403,586	411,580
Other interest income	152,579	146,742	116,293

Total interest and dividend income	12,636,073	12,006,191	11,756,810
INTEREST EXPENSE:
Deposits (Note 7)	2,580,195	2,750,589	2,929,537
Borrowed funds (Note 11)	618,041	611,782	617,648

Total interest expense	3,198,236	3,362,371	3,547,185
NET INTEREST INCOME	9,437,837	8,643,820	8,209,625

PROVISION FOR POSSIBLE LOAN LOSSES (Note 5)	464,684	499,608	737,856

NET INTEREST INCOME AFTER PROVISION FOR POSSIBLE LOAN LOSSES	8,973,153	8,144,212	7,471,769
OTHER INCOME:
Service charges on deposit accounts	1,304,761	1,424,147	1,432,058
Other service charges, commissions and fees	135,330	136,727	147,796
Net gain (loss) on sales of available-for-sale securities	1,266	(54)	(6,433)
Rental income	306,633	283,111	272,650
Other (Note 4)	1,011,467	563,587	322,034

Total other income	2,759,457	2,407,518	2,168,105
OTHER EXPENSES:
Salary and employee benefits (Note 10)	5,824,171	5,324,930	4,843,331
Occupancy costs (Note 6)	859,626	794,870	741,599
Equipment expense (Note 6)	531,002	460,781	535,190
Data processing	387,410	385,249	391,952
Contributions	54,962	35,285	8,094
Telephone	103,384	86,682	133,345
Armored car sevices	177,196	227,835	211,152
Other	2,054,111	1,487,651	1,278,461

Total other expenses	9,991,862	8,803,283	8,143,124
INCOME BEFORE INCOME TAX EXPENSE	1,740,748	1,748,447	1,496,750
INCOME TAX—Expense (Note 9)	602,130	473,000	461,000

NET INCOME	$1,138,618	$1,275,447	$1,035,750

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002

	Common Stock		Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total Shareholders’ Equity (Note 15)	Comprehensive Income
	Number of Shares	Amount
BALANCE—December 31, 2001	853,725	$5,998,353	$240,450	$11,614,541	$17,853,344	$420,287

Dividends				(272,673)	(272,673)
Repurchase and retirement of common stock	(10,902)	(106,294)			(106,294)
Comprehensive income:
Net income				1,035,750	1,035,750	$1,035,750
Other comprehensive income net of tax effect of $252,563:
Unrealized gains on securities			$188,596			188,596
Reclassification adjustment			(4,245)			(4,245)

Net unrealized gain on securities			184,351			184,351
Minimum pension liability (Note 10)			(507,950)			(507,950)

Other comprehensive income			(323,599)		(323,599)	(323,599)

Total comprehensive income

BALANCE—December 31, 2002	842,823	5,892,059	$(83,149)	12,377,618	18,186,528	$712,151

Dividends				(303,416)	(303,416)
Repurchase and retirement of common stock
Comprehensive income:
Net income				1,275,477	1,275,447	$1,275,447
Other comprehensive income net of tax effect of $130,581:
Unrealized gain on securities			180,710			180,710
Minimum pension liability (Note 10)			77,783			77,783

Other comprehensive income			258,493		258,493	258,493
Total comprehensive income

BALANCE—December 31, 2003	842,823	5,892,059	175,344	13,349,649	19,417,052	$1,533,940

Cash Dividends				(337,129)	(337,129)
Stock Dividends (Note 1)	842,823	8,429		(8,429)
Repurchase and retirement of common stock
Comprehensive income:
Net income				1,138,618	1,138,618	$1,138,618
Other comprehensive income net of tax effect of $:(152,779)
Unrealized gain on securities			(60,578)			(60,578)
Minimum pension liability (Note 10)			181,804			181,804

Other comprehensive income			121,226		121,226	121,226
Total comprehensive income

BALANCE—December 31, 2004	842,823	$5,900,488	$296,570	$14,142,709	$20,339,767	$1,259,844

M&F BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

	2004	2003	2002
OPERATING ACTIVITIES:
Net Income	$1,138,618	$1,275,447	$1,035,750
Adjustment to reconcile net income to net cash provided by operating activities:
Provision for possible loan losses	464,684	499,608	737,856
Depreciation and amortization	293,797	263,358	346,200
(Amortization) Accretion on securities	1,532	(5,928)	7,146
Deferred income tax (benefit) provision	(174,795)	9,492	(167,000)
(Gain) loss on sale or disposal of assets	(112,769)	(92,685)	—
(Gain) loss on sale of available-for-sale securities	(1,226)	54	6,433
Changes in operating assets and liabilities:
Deferred loan fees	1,941	33,030	163,917
Interest receivable	(41,412)	(163,677)	(46,056)
Income taxes receivable	321,599	(531,064)	358,858
Prepaid expenses and other assets	(1,333,587)	(58,678)	(342,627)
Accrued expenses and other liabilities	1,569,097	312,081	(468,143)
Increase in cash value of life insurance	(209,817)	(249,013)	(4,156,000)
Other	781	—	—

Net cash provided by operating activities	1,918,443	1,292,025	(2,523,666)

INVESTING ACTIVITIES:
Proceeds from sales, maturities, and principal on securities available for sale	7,744,845	13,842,924	9,645,353
Proceeds from maturities of securities held to maturity	500,000	—	530,000
Purchase of securities available for sale	(4,552,501)	(15,145,490)	(10,039,660)
Purchase of Bank Owned Life Insurance	—	—	(4,156,000)
Net increase in loans	(22,192,276)	(18,738,072)	(18,575,053)
Purchase of premises and equipment	(759,574)	(621,777)	(1,207,517)
Proceeds from sale of assets	3,352,478	8,298,792	—

Net cash used in investing activities	(15,907,028)	(12,363,623)	(23,802,877)

M&F BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

	2004	2003	2002
FINANCING ACTIVITIES:
Net increase (decrease) in demand deposit and passbook savings	$(6,634,000)	$27,691,014	$16,670,479
Net increase (decrease) in certificates of deposit	9,795,458	8,388,931	(2,235,927)
FHLB borrowings	5,000,038	—	4,700,000
Repayment of FHLB borrowings	(26,574)	(4,724,175)	(521,993)
Repurchase and retirement of common stock	—	—	(106,294)
Cash dividends	(337,129)	(303,416)	(272,673)

Net cash provided by financing activities	7,797,793	31,052,354	18,233,592

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(6,190,792)	19,980,756	(3,936,951)

CASH AND CASH EQUIVALENTS:
Beginning of year	25,858,891	5,878,135	9,815,086

End of Year	$19,668,099	$25,858,891	$5,878,135

SUPPLEMENTARY CASH FLOW INFORMATION:
Cash paid for interest	$2,534,673	$3,198,696	$2,975,025

Cash paid for income taxes—net of refunds received	$425,897	$994,572	$438,650

SIGNIFICANT NON-CASH TRANSACTIONS:
Loans transferred to other real estate owned	$295,161	$164,028	$82,734

Stock dividend (Note 1)	8,429

(Concluded)

See notes to consolidated financial statements.

M&F BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

1.	SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations—M&F Bancorp (the “Company”), Inc. is the bank holding company for Mechanics and Farmers Bank (the “Bank”), a state chartered commercial bank incorporated in North Carolina in 1907 and began operations in 1908. The Bank has nine offices in North Carolina: three in Durham, two in Raleigh, three in Charlotte and one in Winston-Salem. The Company, headquartered in Durham, operates in a single business segment and offers a wide variety of consumer and commercial banking services and products in North Carolina.

Basis of Presentation—The consolidated financial statements include the accounts and transactions of M&F Bancorp, Inc. and Mechanics and Farmers Bank, its wholly owned Bank subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

Stock Dividend – In November 2004, the Board of Directors approved a 100% stock dividend, each shareholder of record at the close of business on December 20, 2004 was entitled to receive one additional share of stock for each share of stock owned on the record date (“the stock dividend”). The payment date was January 10, 2005. The stock dividend increased the number of common shares to 1,685,646 as of December 31, 2004 from 842,823. Also, outstanding stock options increased to 110,400 from 55,200 at a grant price of $7.84. This stock dividend has been retroactively applied for purposes of calculating earnings per share for the years 2004, 2003, and 2002.

Cash and Cash Equivalents—Substantially all of the cash and cash equivalents are comprised of highly liquid short-term investments that are carried at cost, which approximates market value. Cash equivalents include demand and time deposits (with original maturities of 90 days or less) at other financial institutions and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

Investment Securities—The accounting for investment securities is dependent upon their classification as held to maturity, available for sale, or trading securities. Such securities classified as held to maturity are carried at cost, adjusted for the amortization of premiums and accretion of discounts. Securities classified as available for sale and trading securities are carried at market value. At December 31, 2004, and 2003, the Company did not have any securities classified as trading.

Unrealized holding gains and losses for securities available for sale are reported as other comprehensive income. In order for the securities to qualify as securities held to maturity, the Bank must have both the positive intention and the ability to hold them to maturity. Management utilizes these criteria in determining the accounting treatment accorded such securities. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary are included in earnings as realized losses. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

Investments in Federal Home Loan Bank Stock are carried at cost, which the Company believes to reflect fair value.

Loans—The Bank grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans throughout North Carolina. The ability of the Bank’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

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

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well secured and in process of collection. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful. Past due status is based on contractual terms of the loan.

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

Allowance for Possible Loan Losses—The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

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

Financial Instruments—In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments, consisting of commitments to extend credit, commitments under credit card arrangements, and commercial letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received. (See Note 8.)

Mortgage Servicing Rights—The Bank allocates the total cost of a whole mortgage loans purchased to mortgage servicing rights and loans based on relative fair values. Amounts capitalized as mortgage servicing rights are amortized over the period of, and in proportion to, estimated future net servicing income. The Bank assesses its capitalized mortgage servicing rights for impairment based on independent appraisals of the market value of those rights. Impairments are recognized as a valuation allowance. The independent appraisals value such rights in consideration of prevailing interest rates, prepayment and default rates, and other relevant factors as appropriate. At December 31, 2004 and 2003, the fair values of mortgage servicing rights were $82,324 and $62,352, respectively, and are presented as a component of other assets in the consolidated balance sheets.

Premises and Equipment—Premises and equipment are stated at cost less accumulated depreciation and amortization. For financial reporting purposes, depreciation and amortization are computed by the straight-line method and are charged to operations over the estimated useful lives of the assets, which range from 15 to 30 years for premises and 3 to 30 years for furniture and equipment. Leasehold improvements are amortized over the terms of the respective leases or the useful lives of the improvements, whichever is shorter. Maintenance and repairs are charged to operations in the year incurred. Gains and losses on dispositions are included in current operations. The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable. If the sum of the expected cash flows attributable to an asset is less than the stated amount of the asset, an impairment loss is recognized in the current period and charged to operations.

Foreclosed Real Estate—Real estate acquired through foreclosure is carried at the lower of cost or estimated net realizable value. Any initial losses at the time of foreclosure are charged against the allowance for loan losses with subsequent losses or writedowns included in the consolidated statements of income as a component of other income. There is no allowance for loss on foreclosed real estate at December 31, 2004 and 2003. In addition, no amounts were provided for losses on foreclosed real estate during 2004, 2003, or 2002.

Cash Surrender Value of Life Insurance—The Bank maintains life insurance on officers and directors with the Company as beneficiary. The related cash surrender value of the policies at December 31, 2004 and 2003 was $4,924,027 and $4,714,210, respectively. During 2004, the cash surrender value of these policies increased $249,013. Policies have been purchased to fund pension liabilities for officers of the Company. During 2003, the cash surrender value of these policies increased $249,011 to $4,714,210 from $4,465,199 in 2002. (see Note 10).

Income Taxes—Provisions for income taxes are based on amounts reported in the consolidated statements of income (after exclusion of non-taxable income such as interest on state and municipal securities) and include changes in deferred income taxes. Deferred taxes are computed using the asset and liability approach. The tax effects of differences between the tax and financial accounting basis of assets and liabilities are reflected in the balance sheet at the tax rates expected to be in effect when the differences reverse. (See Note 9.)

Income and Expenses—The Company uses the accrual method of accounting, except for immaterial amounts of loan income and other fees which are recorded as income when collected. The recognition of certain loan origination fee income and certain loan origination costs is deferred when such loans are originated and amortized over the life of the loan.

Earnings Per Share—Earnings per share are calculated on the basis of the weighted-average number of shares of common stock outstanding for the purpose of computing the basic and diluted earnings per share. The stock dividend increased the number of common shares outstanding to 1,685,646 as of December 31, 2004. Also, outstanding stock options increased to 110,400 from 55,200 at a grant price of $7.84. This stock dividend has been retroactively applied for purposes of calculating earnings per share for the years 2004, 2003, and 2002.

Stock-Based Compensation—The Company measures compensation costs related to employee incentive stock options using the intrinsic value of the equity instrument granted (i.e., the excess of the market price of the stock to be issued over the exercise price of the equity instrument at the date of grant) rather than the fair value of the equity instrument. No compensation costs have been recognized for stock option awards because the options are granted at exercise prices based on the market value of the Company stock on the date of grant. Had compensation cost for the Company’s employee stock option plan been determined using the fair value method, the Company’s pro forma net income and earnings per share for the years ended December 31, 2004, 2003 and 2002 would have been as follows:

Net income as reported	$1,138,618	$1,275,447	$1,035,750
Deduct—Total stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects	(16,754)	(18,586)	(18,586)

Pro forma net income	$1,121,864	$1,256,861	$1,017,164

Basic earnings per share (Note 1)
As reported	$0.68	$0.76	$0.61
Pro forma	$0.67	$0.75	$0.60
Diluted earnings per share (Note 1)
As reported	$0.66	$0.76	$0.61
Pro forma	$0.65	$0.75	$0.60

At December 31, 2004, 2003, 2002, stock options outstanding under the Option Plan were 110,400 for each year respectively after giving effect to the stock dividend described above.

The Company estimated an option value at $1.09. In order to compute its estimation of compensation expense associated with the fair value method using the Black-Scholes Model, the following assumptions were used:

Risk-free rate	5.50%
Average expected term (years)	5.00
Expected volitility	18.22%
Expected dividend yield	4.76%

Comprehensive Income—Accounting principles generally accepted in the United States of America require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as separate components of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and pension liabilities. Actual results could differ from those estimates

New Accounting Pronouncements—In January 2003, the FASB issued FASB Interpretation No. 46 (FIN 46) Consolidation of Variable Interest Entities – An Interpretation of Accounting Research Bulletin 51 – Consolidated Financial Statements. This interpretation provides guidance related to identifying variable interest entities and determining whether such entities should be consolidated. FIN 46 requires an enterprise to consolidate a variable interest entity when the enterprise (a) absorbs a majority of the variable interest entity’s expected losses, (b) receives the majority of the entity’s expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity. Prior to the effective date of FIN 46, entities were generally consolidated by an enterprise that had control through ownership of a majority voting interest in the entity. FIN 46 originally applied immediately to variable interest entities created or obtained after January 31, 2003. During 2003, the Company did not participate in the creation of, or obtain a new variable interest in, any variable interest entity. In December 2003, the FASB issued FIN 46R, a revision to FIN 46, which modified certain requirements of FIN 46 and allowed for the optional deferral of the effective date of FIN 46R until March 31, 2004. The Company has evaluated the effect of FIN 46R on its financial statements, and has concluded that there is no material impact on the consolidated results of operations or consolidated financial condition of the Company.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies financial accounting and reporting for derivative instruments and for hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 149 clarifies the conditions which a contract with an initial net investment meets the characteristic of a derivative; clarifies when a derivative contains a financial component; amends the definition of “an underlying” to conform it to language used in FASB interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, including the Indirect Guarantees of Indebtedness of Others; and amends certain other existing pronouncements. This Statement is effective for contracts entered into or modified by the Company after June 30, 2003. All provisions of this Statement are applied prospectively. The application of this Statement did not have a material effect on the Company’s results of operations or financial position.

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

In May 2004, FASB issued FASB Staff No. 106-2, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (FSP FAS 106-2), which supersedes FSP FAS 106-1, in response to the December 2003 enactment of the Medicare Prescription Drug, Improvement and Modernization Act of 2003(“the Act”). FSP FAS 106-2 provides guidance on the accounting for the effects of the Act for employees that sponsor postretirement health care plans that provide prescription drug benefits. The Company believes that its plans are eligible for the subsidy provided by the Act but has not determined the effect on its financial statements.

In September 2004, the FASB issued FASB Staff Position (FSP) EITF 03-1-1, which delays the recognition and measurement provisions of EITF 03-1 pending the issuance of further implementation guidance. The delay applies to both debt and equity securities and specifically applies to impairments caused by interest rate and sector spreads. In addition, the provisions of EITF 03-1 that have been delayed relate to the requirements that a company declare its intent to hold the security to recovery and designate a recovery period in order to avoid recognizing an other- than-temporary impairment charge through earnings. The FASB will be issuing implementation guidance related to this topic. Once issued, the Company will evaluate the impact of adopting EITF 03-1.

In December 2004, the FASB Statement No. 123 (revised 2004) (SFAS 123(R)), “Share-based Payment”, which is a revision of FASB Statement No. 123, “Accounting for Stock-Based Compensation”. FASB 123(R) eliminates the ability to account for share-based compensation transactions using Accounting Principles Board Opinion No. 25 and requires that such transactions be accounted for using a fair value-based method. Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. The Company will be required to apply SFAS 123(R) as of July 1, 2005.

Statement 123 (R) may be adopted using one of two methods: (1) A “modified prospective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of Statement 123 (R) for all share-based payments granted after the effective date and (b) based on the requirements of Statement 123 for all awards granted employees prior to the effective of Statement 123 (R) that remain unvested on the effective date. (2) A “modified prospective” method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under Statement 123 for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption. The Company has not adopted Statement 123 (R) at this time and is still evaluating its impact.

2.	CASH AMOUNTS DUE FROM BANKS

The Federal Reserve Bank (“Federal Reserve”) and banking laws of North Carolina require certain banks to maintain average balances in relation to specific percentages of its customers’ deposits as a reserve. At December 31, 2004, such requirement for the Bank was $1,866,000, which was satisfied by usable vault cash of $2,141,000 and a Federal Reserve balance of $807,000.

3.	INVESTMENT SECURITIES

The amortized cost, gross unrealized gains and losses, and estimated fair value of investment securities at December 31, are as follows:

	2004
	Amortized Cost	Net Unrealized Gains	Net Unrealized (Losses)	Fair Value
Securities available for sale:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$8,992,315		$(119,783)	$8,872,532
Mortgage-backed securities	4,591,731	23,603		4,615,334
Corporate debt securities	4,224,243		(131,216)	4,093,027
Obligations of states and political subdivisions	7,654,290	319,805		7,974,095
Other securities	—			—
Equity securities	12,042	1,123,817		1,135,859

Total	$25,474,621	$1,467,225	$(250,999)	$26,690,847

Securities to be held to maturity— Obligations of states and political subdivisions	$384,720	$3,039	—	$387,759

	2003
	Amortized Cost	Net Unrealized Gains	Net Unrealized (Losses)	Fair Value
Securities available for sale:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$9,997,136	$—	$(26,661)	$9,970,475
Mortgage-backed securities	5,987,768	33,240		6,021,008
Corporate debt securities	4,213,953		(192,948)	4,021,005
Obligations of states and political subdivisions	8,063,917	345,871	—	8,409,788
Other Securities	1,000,000	—	—	1,000,000
Equity securities	12,042	1,180,985	—	1,193,027

Total	$29,274,816	$1,560,096	$(219,609)	$30,615,303

Securities to be held to maturity— Obligations of states and political subdivisions	$884,122	$10,784	$—	$894,906

The unrealized losses are attributable to changes in interest rates on investment grade securities. The Company believes that all of the unrealized losses are temporary in nature.

For the year ended December 31, 2004 the Bank had a $1,266 gross realized gain, and for the years ended December 31, 2003 and 2002 gross realized losses of $54 and $6,433 respectively, on sales of securities available for sale.

The scheduled maturities of securities to be held to maturity and securities available for sale at December 31, 2004 are as follows:

	Securities to Be Held to Maturity		Securities Available for Sale
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$194,926	$195,682	$2,393,464	$2,374,987
Due from one to five years	189,794	192,077	18,517,101	18,612,064
Due from five to ten years	—	—	2,208,371	2,241,874
Due after ten years	—	—	2,343,643	2,326,063
No stated maturity	—	—	12,042	1,135,859

Total	$384,720	$387,759	$25,474,621	$26,690,847

For purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, are grouped based upon the final payment date. The mortgage-backed securities may mature earlier because of principal prepayments.

Investment securities having an aggregate par value of $16,055,730 and $28,272,933 at December 31, 2004 and 2003, respectively, were pledged as collateral to secure public funds on deposit and for other purposes as required by law.

4.	LOANS

Loans at December 31, are summarized as follows:

	2004	2003
Commercial, financial and agricultural	$108,310,046	$94,977,613
Real estate construction	14,936,829	7,429,538
Real estate mortgage	37,743,677	40,526,327
Installment loans to individuals	8,303,450	7,931,715

Total	$169,294,002	$150,865,193

At December 31, 2004 and 2003, the Bank had loans totaling approximately $3,635,000 and $1,734,000, respectively, that were contractually delinquent for 90 days or more, in a nonaccrual status or in process of foreclosure. Restructured loans at December 31, 2004 and 2003 totaled approximately $52,000 and $500,000, respectively. If interest income on nonaccrual loans had been accrued, such income would have been approximately $70,000, $38,000 and $40,000 for 2004, 2003 and 2002, respectively. These amounts are not included in income. Interest paid on nonaccrual loans and included in income was approximately $34,000, $42,000 and $21,000 for 2004, 2003 and 2002, respectively.

In 2004 and 2003, the Bank sold residential real estate mortgage loans of $3,285,886 and $8,313,665, respectively. The Bank realized gains on the loan sales of $112,774 in 2004 and $82,296 in 2003. Realized gains on the sale of mortgage loans are included in Other Income in the Company’s Consolidated Statements of Income for 2004 and 2003. The Bank utilizes an outside investment service to evaluate, price, and pool groups of loans available for possible sale.

Qualifying first mortgage loans collateralize Federal Home Loan Bank (“FHLB”) advances. (See Note 11.)

Loans to related parties are disclosed in Note 12.

The Bank’s retail, commercial and real estate loans in North Carolina create a significant geographic concentration.

5.	ALLOWANCE FOR POSSIBLE LOAN LOSSES

Allowance for possible loan losses for the years ended December 31, are summarized as follows:

	2004	2003	2002
Balance at beginning of year	$2,275,886	$2,022,360	$1,505,404
Provision for possible loan losses	464,684	499,608	737,856
Loans charged off	(346,695)	(278,620)	(282,997)
Recoveries	118,098	32,538	62,097

Balance at end of year	$2,511,973	$2,275,886	$2,022,360

At December 31, 2004 and 2003, the Bank had impaired loans totaling approximately $3,687,000 and $2,234,000, with related reserves of $351,000 and $189,000, respectively. At December 31,

2004 and 2003, no additional funds were committed to be advanced on impaired loans. Impaired loans of $3,621,000 and $2,234,000 for 2004 and 2003 were collateralized with real estate.

6.	PREMISES, EQUIPMENT AND LEASES

Major classifications of premises and equipment at December 31 are summarized as follows:

	2004	2003
Land	$286,349	$692,838
Premises	6,845,319	6,628,030
Furniture, equipment and leasehold improvements	4,715,187	4,193,831
Construction in progress	—	163,061

Total	11,846,855	11,677,760
Less accumulated depreciation	(5,651,301)	(5,357,505)

Premises and equipment—net	$6,195,554	$6,320,255

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

The Bank owns a parcel of land in Raleigh, North Carolina that was purchased with the intent of constructing a banking facility. This parcel was classified as land and grouped with premises and equipment in 2003. In 2004, the Bank has classified this parcel of land to assets held for sale at a carrying value of $590,478.

Future minimum lease commitments for noncancelable operating leases with initial or remaining terms of one year or more consist of the following:

Year Ending December 31
2005	$94,965
2006	91,054
2007	70,083
2008	34,063
2009	24,246
Thereafter	259,864

Total minimum payments	$574,275

Rent expense for all operating leases amounted to approximately $124,000 in 2004, $137,000 in 2003, and $166,000 in 2002.

7.	DEPOSITS

Included in deposits are certificates of deposit of $100,000 or more aggregating approximately $22,800,000 and $17,400,000 at December 31, 2004 and 2003, respectively. For the years ended December 31, 2004, 2003 and 2002, interest expense on certificates of deposit of $100,000 or more totaled approximately $462,000, $462,000, and $485,000, respectively.

For the years ended December 31, 2004 and 2003, $7,284 and $8,205, respectively, of demand deposit overdrafts were reclassified as loan balances.

At December 31, 2004, the scheduled maturities of certificates of deposit are as follows:

2005	$40,401,722
2006	19,558,663
2007	3,143,165
2008	111,608
2009	304,072
Thereafter	—

Total Certificates	$63,519,230

8.	COMMITMENTS AND CONTINGENCIES

In the normal course of business, the Bank has various commitments to extend credit which are not reflected in the financial statements. At December 31, 2004 and 2003, the Bank had outstanding loan commitments of approximately $41,063,000 and $29,975,000, respectively. Included in these loan commitments are approximately $10,750,000 committed through minority bank loan programs that the Company never expects to fund. Commitments under standby letters of credit amounted to approximately $3,600,100 and $1,090,300 at December 31, 2004 and 2003, respectively. These letters of credit represent agreements, whereby the Bank guarantees to lend funds to customers up to a predetermined maximum amount.

The Bank approves lines of credit to customers through home equity and overdraft protection loans. At December 31, 2004 and 2003, in addition to actual advances made on such loans, the Bank’s customers have available additional lines of credit on home equity and consumer overdraft protection loans. Available lines on home equity loans at December 31, 2004 and 2003 were $1,376,000 and $1,268,000, respectively. Consumer overdraft protection loans had available lines of credit of $882,000 and $858,000 as of December 31, 2004 and 2003, respectively.

The nature of the business of the Company ordinarily results in a certain amount of litigation. The Company is involved in various legal claims which are considered incidental to the normal course of business. Management believes that the liabilities, if any, arising from these claims will not have a material effect on the Company’s consolidated financial statements.

9.	INCOME TAXES

The components of income tax expense for the years ended December 31 are summarized as follows:

	2004	2003	2002
Current tax provision	$776,925	$463,508	$628,000
Deferred tax (benefit) provision	(174,795)	9,492	(167,000)

Income tax expense	$602,130	$473,000	$461,000

Changes in deferred taxes of $42,249, $104,138 and $94,900 related to unrealized gains and losses on securities available for sale during 2004, 2003 and 2002, respectively, were allocated to comprehensive income.

Changes in deferred taxes of $(93,656), $40,067 and $349,180 related to an additional minimum pension liability during 2004, 2003 and 2002, respectively, were allocated to comprehensive income.

The approximate tax effect of each type of temporary difference at December 31, is summarized as follows:

	2004	2003
Deferred tax assets:
Accrued pension expense	$362,499	$281,603
Additional minimum pension liability	260,738	354,395
Bad debt reserve	725,068	631,512
Deferred loan fees	210,266	210,925
Interest on non-accrual loans	35,384	40,434
Deferred gain on foreclosed real estate	29,206	30,318
Other	4,151	3,919

Total	$1,627,312	$1,553,106

Deferred tax liabilities:
Depreciation	$(312,286)	$(319,390)
Unrealized gain on securities available for sale—net	(413,517)	(455,766)
Prepaid expenses	(2,197)	(2,205)
Other	(442)	(442)

Total	(728,442)	(777,803)

Net deferred tax assets	$898,870	$775,303

A reconciliation of income taxes computed for the years ended December 31 at the statutory federal income tax rate to the provision for income tax follows:

	2004	2003	2002
Income tax at statutory federal rate	$591,854	$598,597	$508,895
Effect of tax-exempt interest income	(127,545)	(138,529)	(132,982)
State taxes—net of federal benefit	90,992	46,860	70,620
Cash Surrender Value of Life Insurance	(108,075)	(84,915)	7,218
Other—net	154,904	50,987	7,249

Total	$602,130	$473,000	$461,000

The Bank made income tax payments of approximately $795,000 and $1,038,000 in 2004 and 2003, respectively.

10.	RETIREMENT AND STOCK COMPENSATION PLANS

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

The Plan’s assets are invested in Scudder Flag Investor Mutual Funds by Intercarolina Financial Services. The objective of the Plan’s investment strategy is to receive a return consistent with market performance of other comparable plans. The M&F Bancorp, Inc., Cash Balance Plan is invested in a balanced mutual fund that has a “flexible value” investment strategy with investments primarily in common stocks and bonds. The stock/ bond target allocation for this fund under normal market conditions is approximately two thirds in stocks and one third in bonds. The expected return of 8.00% is based on a twenty year historical range of data from Frontier Analytics

The following sets forth the Plan’s funded status and amounts recognized in the balance sheets at December 31, 2004 and 2003.

Retirement Plan

Change in benefit obligation:
Benefit obligation at beginning of year	$(3,783,766)	$(3,474,771)
Service cost	(95,518)	(74,486)
Interest cost	(221,866)	(215,326)
Amendments	20,078	—
Actuarial loss	(178,770)	(142,714)
Benefits and expenses paid	108,204	123,531

Benefit obligation at end of year	$(4,151,638)	$(3,783,766)

Change in plan assets:
Fair value of plan assets at beginning of year	$3,372,308	$2,461,711
Actual return on plan assets	296,768	779,316
Employer contribution	108,204	254,812
Benefits and expenses paid	(108,204)	(123,531)

Fair value of plan assets at end of year	3,669,076	3,372,308

Funded status	(482,562)	(411,458)
Unrecognized net actuarial loss	661,590	575,565
Unrecognized prior service cost	(79,915)	(130,443)

Accrued liability	$99,113	$33,664

Amounts recognized in the consolidated balance sheet consist of:
Accrued benefit liability	$(400,124)	$(352,023)
Accumulated other comprehensive income	499,237	385,687

Net amounts recognized	$99,113	$33,664

Weighted-average assumptions as of December 31:
Discount rate	5.75%	6.00%
Expected return on plan assets	8.00%	8.00%
Rate of compensation increase	6.00%	6.00%

The expected payments for this plan for each of the next five years and combined for years six through ten are as follows:

Estimated Benefit Payments for the Year Ending December 31, 2005	$447,000

Estimated Benefit Payments for the Year Ending December 31, 2006	$438,000

Estimated Benefit Payments for the Year Ending December 31, 2007	$276,000

Estimated Benefit Payments for the Year Ending December 31, 2008	$374,000

Estimated Benefit Payments for the Year Ending December 31, 2009	$336,000

Estimated Benefit Payments for the Years Ending December 31, 2010-2014	$1,612,000

Net periodic pension cost for the Plan for the years ended December 31, 2004, 2003 and 2002 includes the following:

	2004	2003	2002
Service cost	$95,518	$74,486	$61,381
Interest cost	221,866	215,326	208,595
Expected return on plan assets	(266,187)	(195,496)	(209,687)
Amortization of prior service cost	(8,442)	32,443	(32,275)

Net periodic pension cost	$42,755	$126,759	$28,014

Executive Retirement Plan

The Bank sponsors a nonqualified Supplemental Executive Retirement Plan (“SERP”). The SERP, which is unfunded, provides certain individuals pension benefits, outside the Bank’s noncontributory defined-benefit cash balance pension plan, based on average earnings, years of service and age at retirement. The Bank has purchased bank owned life insurance (BOLI) in the aggregate amount of approximately $13,000,000 face value and $4,900,000 cash value as of December 31, 2004, covering all the participants in the SERP, with the Bank and each participant as 50% beneficiary. The Bank intends to keep this life insurance in force indefinitely. The insurance proceeds may be used, at the bank’s sole discretion, to fund the benefits payable under the SERP.

During 2004, 2003, and 2002 the cash value of Bank owned life insurance increased $209,817, $249,013 and $4,156,000 respectively. The cash value of these policies at December 31, 2004, 2003 and 2002 was $4,924,027, $4,714,210 and $4,465,199 respectively.

	2004	2003
Change in benefit obligation:
Benefit obligation at beginning of year	$(1,798,232)	$(915,803)
Service cost	(63,229)	(50,376)
Interest cost	(123,077)	(100,564)
Amendments	—	(696,804)
Actuarial loss	(345,398)	(66,078)
Benefits and expenses paid	31,393	31,393

Benefit obligation at end of year	(2,298,543)	(1,798,232)

Change in plan assets:
Fair value of plan assets at beginning of year	—	—
Employer contribution	31,393	31,393
Benefits and expenses paid	(31,393)	(31,393)

Fair value of plan assets at end of year	—	—

Funded status	(2,298,543)	(1,798,232)
Unrecognized net actuarial loss	591,646	277,841
Unrecognized prior service cost	541,614	619,209

Accrued liability	$(1,165,283)	$(901,182)

	2004	2003
Amounts recognized in the consolidated balance sheets consist of:
Accrued benefit liability	$(1,974,541)	$(1,562,380)
Intangible asset	541,614	619,209
Accumulated other comprehensive income	267,644	41,989

Net amounts recognized	$(1,165,283)	$(901,182)

Weighted-average assumptions as of December 31:
Discount rate	5.75%	6.00%
Expected return on plan assets	N/A	N/A
Rate of compensation increase	6.00%	6.00%

The expected payments for this plan for each of the next five years and combined for years six through ten are as follows:

Estimated Benefit Payments for the Year Ending December 31, 2005	$82,000

Estimated Benefit Payments for the Year Ending December 31, 2006	$126,000

Estimated Benefit Payments for the Year Ending December 31, 2007	$139,000

Estimated Benefit Payments for the Year Ending December 31, 2008	$146,000

Estimated Benefit Payments for the Year Ending December 31, 2009	$153,000

Estimated Benefit Payments for the Years Ending December 31, 2010-2014	$796,000

Net periodic pension cost for the SERP for the years ended December 31, 2004, 2003 and 2002 includes the following:

	2004	2003	2002
Service cost	$63,229	$50,376	$11,034
Interest cost	123,077	100,564	57,267
Amortization of prior service cost	109,188	95,445	92,120

Net periodic pension cost	$295,494	$246,385	$160,421

401(k) Plan—The Bank sponsors a 401(k) plan. Participation in the 401(k) plan is voluntary and employees become eligible after completing 90 days of service and attaining age 21. Employees may elect to contribute up to 12% of their compensation to the 401(k) plan. The Bank matches 100% of employee contributions up to 6% of each employee’s compensation. The 401(k) plan investments are managed by Intercarolina Financial Services. The Bank’s contributions to the 401(k) plan were $180,196, $164,712 and $151,172 for 2004, 2003 and 2002, respectively.

Deferred Compensation Plan—The Bank sponsors a nonqualified deferred compensation plan. The plan, which is unfunded, provides for certain management employees to defer compensation in order to provide retirement and death benefits on behalf of such employees. The plan allows certain management employees to receive the balance of the 6% Bank match on the 401(k) plan that would otherwise be forfeited to comply with the Internal Revenue Code. At December 31, 2004 and 2003, the amount of the liability was $502,000 and $349,000, respectively.

Stock Option Plan—The Company has a stock option plan (the “Option Plan”) under which the Company may grant options to selected officers of the Company for up to 171,000 shares of common stock. Under the plan, the exercise price of each option equals the market price of the Company’s stock on the date of grant, and an option’s maximum term is 10 years. Options vest over 5 years based on years of service and become 100% vested at either age 55, with 30 years of service, or at age 65 (Note 1).

Post Retirement Benefits—The Company provides certain post retirement benefits to specified executive officers. At December 31, 2004 the amount of the liability for these benefits was approximately $91,100.

A summary of the status of the Option Plan as of December 31, 2004, 2003, and 2002 and the changes during the years ending on those dates is presented below:

	2004		2003		2002
Fixed Options (Note 1)	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
Outstanding at beginning of year	110,400	$7.84	110,400	$7.84	118,800	$7.84
			—		8,400

Outstanding at end of year	110,400	$7.84	110,400	$7.84	110,400	$7.84

Options exercisable at end of year	110,400		95,040		79,680

No options were granted in 2004, 2003 or 2002.

At December 31, 2004, 2003 and 2002, options outstanding under the Option Plan had a weighted-average remaining contractual life of 4.99 years, 5.99 years, and 6.99 years, respectively.

11.	BORROWED FUNDS

Borrowed funds at December 31 are summarized as follows:

	2004	2003
Fixed-rate advances from the FHLB:
Advance maturing, October 8, 2008, 4.64%	$10,000,000	$10,000,000
Advance maturing, July 16, 2018, 7.26%	1,802,466	1,829,040
Advances maturing, December 8, 2009, 4.02%	3,000,000
Advances maturing, December 10, 2007, 3.59%	2,000,000

	$16,802,466	$11,829,040

The contractual maturities of borrowed funds are as follows:

2005	$29,212
2006	32,111
2007	2,035,298
2008	10,038,801
2009	3,042,652
Thereafter	1,624,392

Total	$16,802,466

The advance maturing July 16, 2018 requires quarterly principal repayments.

Pursuant to collateral agreements with the FHLB, advances are secured by all stock in the FHLB and qualifying first mortgage loans. The Bank also periodically borrows funds on an overnight basis via advances from the Federal Reserve and the purchase of federal funds.

The Bank has the availability of additional borrowings of approximately $10,300,000 from the FHLB, as of December 31, 2004. The Bank also has available on a line of credit approximately $3,700,000 established at the Federal Reserve.

12.	RELATED-PARTY TRANSACTIONS

The Bank has, and expects to have in the future, banking transactions in the ordinary course of business with several of its directors, officers and their associates on the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with others in the normal course of business. Those transactions do not involve more than the normal risk of collectibility nor do they present any unfavorable features. The aggregate amount of loans to such related parties at December 31, 2004 and 2003 was approximately $4,086,000 and $4,345,000, respectively. During 2004, new loans to such related parties totaled approximately $573,000 exclusive of advances on existing lines of credit and payments were approximately $830,000 exclusive of payments on existing lines of credit.

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

Deposits—The fair value of demand and passbook savings accounts is the amount payable on demand. The fair value of fixed-maturity certificate accounts is estimated using the present value of the projected cash flows using rates currently offered for similar deposits with similar maturities.

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

	December 31, 2004		December 31, 2003
(In thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$19,668	$19,668	$25,859	$25,859
Securities*	28,271	28,274	32,092	32,102
Loans—net	166,164	169,467	147,969	152,381
Financial liabilities:
Deposits	189,059	189,449	185,898	186,662
Long-term debt	16,802	17,274	11,829	12,604
Unrecognized financial instruments:
Commitments to extend credit		41,063		29,975
Standby letters of credit		3,600		1,091

*	Includes Federal Home Loan Bank stock

14.	REGULATORY MATTERS

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2004 and 2003, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2004, the most recent notification received from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Company’s category.

The Bank’s actual capital amounts and ratios are also presented in the table below.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
(Dollars In Thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2004:
Total capital (to risk-weighted assets)	$22,543	12.00%	$15,032	8.00%	$18,790	10.00%
Tier 1 capital (to risk-weighted assets)	19,686	10.48%	7,516	4.00%	11,274	6.00%
Tier 1 capital (to average assets)	19,686	8.54%	9,226	4.00%	11,532	5.00%

As of December 31, 2003:
Total capital (to risk-weighted assets)	$20,647	12.82%	$12,889	8.00%	$16,111	10.00%
Tier 1 capital (to risk-weighted assets)	18,098	11.23%	6,444	4.00%	9,666	6.00%
Tier 1 capital (to average assets)	18,098	8.65%	8,374	4.00%	10,467	5.00%

The Bank is also subject to limits on dividend payments. The Bank may pay dividends only out of undivided profits. The Bank is prohibited from paying a dividend if i) surplus is less than 50% of its paid-in capital stock, ii) or is insolvent when payment of a dividend would render it insolvent or iii) if payment would. be contrary to its Articles of Incorporation. Additionally, there are statutory provisions regarding the ascertainment of undivided profits from which dividends may be paid; and banking regulators may restrict or prohibit the payment of dividends by banks which have been found to have inadequate capital.

Payment of dividends by the Bank to the Company is subject to various restrictions. Under applicable banking regulations, the Bank may not declare a cash dividend if the effect thereof would be to reduce its net worth to an amount less than the minimum required by federal and state banking regulations.

The Bank paid cash dividends of $715,122, $549,068, and $956,197 to the Company during 2004, 2003 and 2002, respectively.

15.	PARENT COMPANY CONDENSED FINANCIAL INFORMATION

Condensed financial information pertaining only to the Company at December 31, 2004 and 2003 and for the three years ended December 31, 2004, is as follows:

	2004	2003
Assets:
Cash	$699,642	$915,291
Investment in subsidiary	19,523,971	18,460,178
Other assets	197,697	117,645

Total assets	$20,421,310	$19,493,114

Liabilities and shareholders’ equity:
Accrued expenses and other liabilities	$81,543	$76,062
Shareholders’ equity	20,339,767	19,417,052

Total liabilities and shareholders’ equity	$20,421,310	$19,493,114

	2004	2003	2002
Condensed statement of income:
Equity in earnings of Bank (distributed)	$715,122	$549,068	$956,197
Other income	10,916	13,721	9,346

Total income	726,038	562,789	965,543
Other expenses	529,986	299,586	196,680

Income before income taxes and equity in undistributed net income of subsidiary	196,052	263,203	768,863

Equity in undistributed earnings of Bank subsidiary	1,625,045	1,672,380	915,218
Income tax expense	(682,479)	(660,136)	(648,331)

Net income	$1,138,618	$1,275,447	$1,035,750

Condensed Statements of Cash Flows	2004	2003	2002
Operating activities:
Net income	$1,138,618	$1,275,447	$1,035,750
Deferred income tax expense	682,479	660,224	648,412
Undistributed earnings in subsidiary	(1,625,045)	(1,672,380)	(915,218)
Adjustments to reconcile net cash provided by operations:
Decrease in other assets	(80,052)	69,516	4,248
(Decrease) increase in other liabilities	(2,949)	8,433	(20,877)

Net cash provided by operating activities	113,051	341,240	752,315

Financing activities:
Dividends	(328,700)	(303,416)	(272,673)
Repurchase and retirement of common stock	—	—	(106,294)

Cash used in financing activities	(328,700)	(303,416)	(378,967)

Increase (Decrease) in cash	(215,649)	37,824	373,348
Cash:
Beginning of year	915,291	877,467	504,119

End of year	$699,642	$915,291	$877,467

16.	QUARTERLY FINANCIAL DATA (UNAUDITED)

Non-interest income	531	554	1,104	570
Non-interest expense	2,118	2,404	2,424	3,045

Income before taxes	514	316	888	23
Income tax expense	138	77	261	126

Net income	$376	$239	$627	$(103)

Net earnings per share-basic (Note 1)	$0.23	$0.14	$0.37	$(0.06)
Net earnings per share-diluted (Note 1)	$0.22	$0.14	$0.36	$(0.06)
Weighted average shares outstanding-basic (Note 1)	1,646	1,646	1,646	1,646
Weighted average shares outstanding-diluted (Note 1)	1,712	1,730	1,730	1,736

Year ended December 31, 2003
(In thousands, except share data)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Total interest and dividend income	$2,954	$3,079	$2,960	$3,013
Total interest expense	844	867	840	811

Net interest income	2,110	2,212	2,120	2,202
Provision for loans	125	125	125	125

Net interest income after provision for loan losses	1,985	2,087	1,995	2,077
Non-interest income	454	577	502	875
Non-interest expense	2,026	2,134	1,987	2,657

Income before taxes	413	530	510	295
Income tax expense	103	248	110	12

Net income	$310	$282	$400	$283

Net earnings per share—basic and diluted (Note 1)	$0.19	$0.17	$0.24	$0.17
Weighted average shares outstanding (Note 1)	1,646	1,646	1,646	1,646

17.	SUBSEQUENT EVENTS

In November 2004, the Board of Directors approved a ten cent ($.10) per share quarterly dividend. Each shareholder of record at the close of business on December 15, 2004 is entitled to receive $.10 for each share of stock on the record date. The payment date was January 7, 2005.

* * * * * *

M&F BANCORP, INC.

BOARD OF DIRECTORS

Maceo K. Sloan

Chairman, M&F Bancorp, Inc.

Chairman, President and CEO

NCM Capital

Durham, NC

Joseph M. Sansom

Vice Chairman

M&F Bancorp, Inc.

Managing Partner

Sansom Associates, LLC

Raleigh, NC

Willie T. Closs, Jr.

Executive Vice President

NC Mutual Life Insurance Company

Durham, NC

Genevia Gee Fulbright

Vice President

Fulbright & Fulbright, CPA, PA

Durham, NC

Lee Johnson, Jr.

President and CEO

M&F Bancorp, Inc.

Durham, NC

Aaron L. Spaulding

Founder, President and CEO

Prestige Travel

Durham, NC

OFFICERS

Lee Johnson, Jr.

President and CEO

M&F Bancorp, Inc.

Durham, NC

E. Elaine Small

Vice President

Assistant Corporate Secretary

M&F Bancorp, Inc.

Durham, NC

Fohliette W. Becote

Secretary/Treasurer, Corporate Secretary

M&F Bancorp, Inc.

Durham, NC

Valerie M. Quiett, Esquire

Assistant Corporate Secretary/ Compliance Officer

M&F Bancorp, Inc.

Durham, NC

COMMITTEES

Audit Committee

Genevia Gee Fulbright, Chairman

Maceo K. Sloan, Secretary

Willie T. Closs, Jr.

Aaron L. Spaulding

Strategic Issues and Planning Committee

Maceo K. Sloan, Chairman

Aaron L. Spaulding, Vice Chairman

Willie T. Closs, Jr.

Genevia Gee Fulbright

Joseph M. Sansom

Compensation Committee

Willie T. Closs, Jr.

Aaron L. Spaulding

Corporate Governance and Nominating Committee

Aaron L. Spaulding, Chairman

Willie T. Closs, Jr.

Genevia Gee Fulbright

Maceo K. Sloan

GENERAL COUNSEL William A. Marsh, Jr. SPECIAL COUNSEL Brooks, Pierce, McLendon, Humphrey & Leonard, LLP Womble, Carlyle, Sandridge & Rice, LLP

MECHANICS & FARMERS BANK

BOARD OF DIRECTORS

Aaron L. Spaulding*

Chairman, Board of Directors

Mechanics and Farmers Bank

Founder, President and CEO

Prestige Travel

Durham, NC

James A. Stewart*

Vice Chairman, Board of Directors

Mechanics and Farmers Bank

Broker/Consultant

Anthony Allenton Commercial Real Estate

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

E. Elaine Small

Executive Vice President/Operations Group Executive

Fohliette W. Becote

Senior Vice President/Chief Financial Officer/Financial Group Executive/ Corporate Secretary

Wesley A. Christopher

Senior Vice President

Banking Group Executive

W. Donald Harrington

Senior Vice President/Credit Administration

William J. Pickens

Senior Vice President/Business Development Officer

Durham

Harold G. Sellars

Senior Vice President/Quality Assurance/Lending Administrator/ Security Officer

Evelyn Acree

Senior Vice President/City Executive, Winston-Salem

Stanley Green, Jr.

Senior Vice President/City Executive, Raleigh

Jacque Johnson, Jr.

Senior Vice President/City Executive, Charlotte

Kevin J. Price

Vice President/Business Development Officer, Charlotte

Queron U. Smith

Vice President/City Executive, Durham

Julia V. Banks

Vice President/Branch Operations Support

Allan E. Sturges

Vice President/Comptroller

Samuel T. Gibson III

Vice President/Business Development and Customer Relations Officer

Brendalyn Alexander

Assistant Vice President

Loan Review Officer/Assistant Corporate Secretary

Anne DeLoatch

Assistant Vice President/Senior Banking Center Service Manager/Assistant Security Officer/Assistant Corporate Secretary, Durham

BANKING OFFICERS

Tanya Dial-Bethune

Sales Executive, Customer Relations Manager/Assistant Corporate Secretary, Charlotte

Julie Farrington

Sales Executive, Customer Relations Manager, Durham-Chapel Hill Boulevard Branch, Durham

John Jackson

Sales Executive, Customer Relations Manager/Assistant Corporate Secretary, Winston-Salem

Lucera B. Parker

Marketing Director

Sheila Winston-Graves

Senior Banking Center Service Manager, Raleigh/Assistant Security Officer/ Assistant Corporate Secretary

OTHER OFFICERS

Valerie M. Quiett, Esquire

Compliance Officer/Assistant Corporate Secretary

Saundra H. Quick

Executive Secretary/Assistant Corporate Secretary

INTERNAL AUDIT

Anthony C. Powell

Audit and Risk Manager

Peggy Gill

Audit Risk Consultant

COMMITTEES

Asset Liability Committee

Aaron L. Spaulding, Chairman

Fohliette W. Becote, Secretary

Wesley A. Christopher

W. Donald Harrington

Lee Johnson, Jr.

E. Elaine Small

James A. Stewart

Allan E. Sturges

Connie J. White

Audit Committee**

Genevia Gee Fulbright, Chairman

Maceo K. Sloan, Secretary

Willie T. Closs, Jr.

Aaron L. Spaulding

Compensation Committee

________________________

Joseph M. Sansom, Secretary

James A. Stewart

EDP and Technology Committee

Joseph M. Sansom, Chairman

E. Elaine Small, Secretary

Julia V. Banks

Fohliette W. Becote

Wesley A. Christopher

Joseph Ellerbee

W. Donald Harrington

Lee Johnson, Jr.

Alice Lyon

Anthony C. Powell

James A. Stewart

Connie J. White

Loan Review Committee

W. Donald Harrington, Chairman

Harold Sellars, Vice Chairman

Brendalyn Alexander, Secretary

Evelyn Acree

Wesley A. Christopher

Stanley Green, Jr.

Jacque Johnson, Jr.

Lee Johnson, Jr.

Queron U. Smith

William J. Pickens*

*       Alternate

**     M&F Bancorp, Inc.

Marketing & Advertising Committee

______________________

Lucera B. Parker, Secretary

Fohliette W. Becote

Wesley A. Christopher

Lee Johnson, Jr.

Lem Long, Jr., Ex officio

Cedric L. Russell

E. Elaine Small

Aaron L. Spaulding

Personnel Committee

James A. Stewart, Chairman

Fohliette W. Becote, Secretary

Wesley A. Christopher

Lee Johnson, Jr.

J. C. Scarborough III

E. Elaine Small

Aaron L. Spaulding

CITY ADVISORY BOARDS

Durham

James A. Stewart, Chairman

Queron U. Smith, Secretary

Jesse T. Callis

Wesley A. Christopher

Julio Cordoba

Deryle Daniels

Fredrick A. Davis

L. Lois Deloatch

Whitney Rich

Lee Johnson, Jr., Ex officio

Charlotte

Lem Long, Jr., Chairman

Jacque Johnson, Jr., Secretary

Wesley A. Christopher

Terrence A. Hawkins

Anthony V. Hunt

Marie P. Tann

Walter S. Tucker

Jewett L. Walker

Lee Johnson, Jr., Ex officio

Raleigh

Joseph M. Sansom, Chairman

Stanley Green, Jr., Secretary

Wesley A. Christopher

Charles A. Cook

Hortense A. Francis

Dumas A. Harshaw, Jr.

Lorraine G. Stephens

Jocelyn D. Williams

Lee Johnson, Jr., Ex officio

Winston-Salem

Benjamin S. Ruffin, Chairman

Evelyn Acree, Secretary

Harvey Allen, Jr.

John M. Berry

Wesley A. Christopher

Serenus T. Churn, Sr.

Renita Linville

Cedric L. Russell

Tanya Wiley

Lee Johnson, Jr., Ex officio

GENERAL COUNSEL

William A. Marsh, Jr.

SPECIAL COUNSEL

Brooks, Pierce, McLendon, Humphrey & Leonard, LLP

Womble, Carlyle, Sandridge & Rice, LLP